As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 333-168515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Toys “R” Us Property Company II, LLC

(Exact name of registrant issuer as specified in its charter)

Delaware	6512	37-1512919
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(973) 617-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Schwartz, Esq.

One Geoffrey Way

Wayne, New Jersey 07470

(973) 617-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael D. Nathan, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Approximate date of commencement of proposed exchange offer:

As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b 2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.50% Senior Secured Notes due 2017	$725,000,000	100%	$725,000,000	$51,693(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2010

PRELIMINARY PROSPECTUS

TOYS “R” US PROPERTY COMPANY II, LLC

Offer to Exchange (the “Exchange Offer”)

$725,000,000 aggregate principal amount of its 8.50% Senior Secured Notes due 2017 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 8.50% Senior Secured Notes due 2017 (the “outstanding notes”)

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2010, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 16 for a discussion of certain risks that you should consider before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (1) 90 days after the exchange offer registration statement is declared effective by the SEC and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Any holder of outstanding notes who is our affiliate, or does not acquire exchange notes in the ordinary course of its business, or tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter, Morgan Stanley & Co. Inc., SEC no-action letter and Shearman & Sterling, SEC no-action letter or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

i

INDUSTRY AND MARKET DATA

Information included in this prospectus about the toy and specialty juvenile products industry, including our general expectations concerning this industry, is based on estimates prepared using data from various sources and on assumptions made by us. While we believe our internal estimates and industry data are reliable and generally indicative of the toy and specialty juvenile products industry, neither such data nor these estimates have been verified by any independent source. Our estimates, in particular as they relate to our general expectations concerning this industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

TRADEMARKS

This prospectus contains some of TRU’s trademarks, trade names and service marks. Each one of these trademarks, trade names or service marks is either (i) TRU’s registered trademark, (ii) a trademark for which TRU has a pending application, (iii) a trade name or service mark for which TRU claims common law rights or (iv) a registered trademark or application for registration which we have been licensed by a third party to use. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners.

BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

•

“U.S. Propco II,” the “Company,” “we,” “us” and “our” are to Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC), the issuer of the Notes, a Delaware limited liability company;

•	“TRU” are to Toys “R” Us, Inc., our indirect parent, a Delaware corporation, and its subsidiaries;

•

“Toys-Delaware” are to Toys “R” Us – Delaware, Inc., our indirect parent and a subsidiary of TRU, a Delaware corporation, and its subsidiaries, which owns and operates TRU’s North American business and is the tenant of all of our properties;

•	“MPO Properties” are to MPO Properties, LLC, a wholly-owned indirect subsidiary of TRU that was merged into TRU on November 20, 2009;

•	“MPO” are to MPO Properties, together with its direct and indirect parent companies prior to the consummation of the transactions described under “The Transactions” below, other than TRU;

•	the “Master Tenant” are to Toys-Delaware after giving effect to the Transactions, but not to any of its subsidiaries;

•	the “Sponsors” are to entities advised by or affiliated with Bain Capital Partners LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”) and Vornado Realty Trust (“Vornado”);

•	the number and location of stores operated by Toys-Delaware are to such number and location as of July 31, 2010;

•	“store sales” are to net store sales less internet sales;

•	our “assets and revenues” are to our assets and revenues on a pro forma basis, reflecting the Master Lease, as amended and restated;

•

the “Master Lease” are to the Master Lease Agreement, as amended and restated on November 20, 2009, among us and Toys-Delaware. See “The Master Lease and Certain Other Related Party Transactions — Master Lease”; and

•	the “Notes” refer to the outstanding notes and the exchange notes.

The fiscal years of the Company and of Toys-Delaware end on the Saturday nearest to January 31. Unless otherwise stated, in this prospectus, references to “fiscal year 2009” or “fiscal 2009” refer to the fiscal year ended

January 30, 2010 (consisting of 52 weeks); references to “fiscal year 2008” or “fiscal 2008” refer to the fiscal year ended January 31, 2009 (consisting of 52 weeks); references to “fiscal year 2007” or “fiscal 2007” refer to the fiscal year ended February 2, 2008 (consisting of 52 weeks).

Unless otherwise stated herein, pro forma financial information for the Company presented in this prospectus gives effect to the Transactions, as described under “Unaudited Pro Forma Financial Information of the Company.” References to the Company’s pro forma financial information for the year ended January 30, 2010 are to the Company’s pro forma financial information calculated as presented under “Unaudited Pro Forma Financial Information of the Company — Unaudited Pro Forma Statement of Operations for the fiscal year ended January 30, 2010.”

While the financial statements and the related notes of Toys-Delaware and certain information with respect to TRU’s indebtedness are contained in this prospectus, the exchange notes are solely our obligations and are not guaranteed by Toys-Delaware or TRU.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. We are not currently subject to the informational requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the offering of the exchange notes, we will become subject to those requirements and, accordingly, will file reports and other information with the SEC. You may inspect and copy, at SEC prescribed rates, the registration statement, historical information about our Company and other information at the Public Reference Room of the SEC located at Room 1580, 100 F. Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may” and similar words or phrases. These statements discuss, among other things, the Company’s, TRU’s and Toys-Delaware’s strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international development, future financings and other goals and targets. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of the Company’s, TRU’s and Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and internationally, the Company’s, TRU’s and Toys-Delaware’s ability to implement their respective strategies, the Company’s, TRU’s and Toys-Delaware’s substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in the Company’s, TRU’s and Toys-Delaware’s respective debt agreements, availability of adequate financing, changes in laws that impact the business of the Company, TRU and Toys-Delaware, TRU’s and Toys-Delaware’s dependence on key vendors for their merchandise, domestic and international events affecting the delivery of toys and other products to TRU’s and Toys-Delaware’s stores, economic, political and other developments associated with TRU’s international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under “Risk Factors” in this prospectus. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

SUMMARY

This summary highlights selected information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to your investment decision. We urge you to read and review this entire prospectus, including “Risk Factors,” before deciding to invest in the exchange notes. See “Basis of Presentation” for a description of defined terms used in this prospectus.

Our Company

We are an indirect wholly-owned subsidiary of TRU, a leading specialty retailer of toys and juvenile products founded in 1948. We own fee and leasehold interests in 129 geographically diverse properties throughout the United States (the “Properties” and each, a “Property”). We lease the Properties on a triple net basis under a 20-year master lease to Toys-Delaware, the operating entity for all of TRU’s North American businesses and our indirect parent. The Properties are important to the operations of Toys-Delaware, generating $1.3 billion of U.S. store sales which represented 16% of Toys-Delaware’s total U.S. store sales for the twelve months ended July 31, 2010. The Master Lease covers all of the Properties and is a triple-net lease requiring Toys-Delaware to pay all costs and expenses arising in connection with the ownership, operation, leasing, use, maintenance and repair of the Properties, including real estate taxes and assessments, utility charges, license and permit fees and insurance premiums, among other things. Each of the Properties covered by the Master Lease requires the payment of a specific rent which will increase by 10% every five years during its 20-year term. The Master Lease provides that it is a single and indivisible lease of all the Properties.

Our Master Tenant, Toys “R” Us — Delaware, Inc.

Toys-Delaware operates all of TRU’s North American businesses, including stores in the United States and Canada, in the following formats:

•

Traditional Toys “R” Us stores. 519 Toys “R” Us branded stores, typically ranging in size from 30,000 to 50,000 square feet. The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile products (Babies “R” Us Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile — including baby — products);

•

Traditional Babies “R” Us stores. 260 Babies “R” Us branded stores, typically ranging in size from 30,000 to 45,000 square feet with the majority of the space dedicated to juvenile products. Predominantly juvenile (including baby) products, with approximately 2,000 to 5,000 square feet devoted to specialty name brand and private label clothing;

•

Side-by-side stores. 109 side-by-side stores (branded with both Toys “R” Us and Babies “R” Us), typically ranging in size from 30,000 to 50,000 square feet. Devote approximately 20,000 to 30,000 square feet to traditional toy products and 9,000 to 15,000 square feet to juvenile (including baby) products;

•

“R” Superstores. 26 “R” superstores (branded with both Toys “R” Us and Babies “R” Us), typically ranging in size from 55,000 to 70,000 square feet. Combine a traditional toy store of approximately 34,000 square feet with a juvenile (including baby) store of approximately 30,000 square feet; and

•

Flagship stores. Three flagship stores (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue near Central Park and the Babies “R” Us store in Union Square — all in New York City), typically ranging in size from 55,000 to 100,000 square feet.

In addition to these stores, during the fiscal 2009 holiday season, Toys-Delaware opened 90 Toys “R” Us Holiday Express stores (also referred to as “Pop-up” stores), a temporary store format located in high-traffic shopping areas, 28 of which remained opened as of July 31, 2010. As of July 31, 2010, Toys-Delaware operated 147 Pop-up stores.

Toys-Delaware also does business on the Internet through various websites, including toysrus.com, babiesrus.com, etoys.com, babyuniverse.com. and fao.com. In addition, Toys-Delaware owns and generates inter-company royalties and third-party franchise income from the trademarks of the highly recognized “R” Us brand names.

The Transactions

On November 20, 2009, we completed the offering of outstanding notes. The outstanding notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and a $6 million capital contribution from Giraffe Junior Holdings, LLC (“Junior Holdings”) were used to repay commercial-mortgage-backed-securities holders and institutional lenders in respect of the outstanding loan balance under the loan and security agreements and related mezzanine loans due August 9, 2010 of $600 million (consisting of the aggregate principal amount of the loans) plus accrued interest of approximately $1 million, to acquire 25 stores and related real properties and leasehold interests from Toys-Delaware for $120 million and paid or accrued fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by TRU to the Sponsors pursuant to the terms of the advisory agreement.

Additionally, concurrently with the offering of the outstanding notes, MPO Properties repaid commercial-mortgage-backed-securities holders and institutional lenders in respect of $200 million (consisting of the aggregate principal amount of the loans) in loan and security agreements and related mezzanine loans due August 9, 2010 with the proceeds of $146 million received from the sales of certain properties to Toys-Delaware, $47 million in cash contributed to MPO from TRU and the release of $7 million in cash from restrictions.

We refer to the refinancing described above, this offering and certain related transactions described under “The Transactions” as the “Transactions.” For a more complete description, see “The Transactions” in this prospectus.

The Equity Sponsors

TRU is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P. and Vornado Realty Trust, along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm that is independent from and unaffiliated with the Sponsors and management of TRU.

Corporate Structure

The following diagram sets forth TRU’s simplified domestic corporate structure as of the date of this prospectus, and the number of properties held by us. Aspects of TRU’s complete corporate structure that are not included in the diagram below include international subsidiaries, additional domestic subsidiaries and intermediate holding companies.

(1)	TRU is a private company owned by entities advised by or affiliated with the Sponsors.
(2)	Represents MPO Holdings, LLC and its subsidiaries, other than MPO Properties. MPO Holdings and its subsidiaries, including MPO Properties, were merged into TRU on November 20, 2009.
(3)	As of July 31, 2010, Toys-Delaware operated 917 retail stores and 147 Pop-up stores in the United States, Puerto Rico and Canada, 129 of which are owned or leased by us to Toys-Delaware pursuant to the Master Lease.

We were organized in the State of Delaware in July 2005. Our principal corporate offices are located at One Geoffrey Way, Wayne, New Jersey 07470 and our telephone number is (973) 617-3500.

The Exchange Offer

On November 20, 2009, we issued in a private placement $725,000,000 aggregate principal amount of outstanding 8.50% Senior Secured Notes due 2017.

General	In connection with the private placement of the outstanding notes, the Company entered into a registration rights agreement pursuant to which we agreed, under certain circumstances, to use our reasonable efforts to consummate the exchange offer within 365 days following the closing date of the original issuance of the outstanding notes. Subject to the terms and conditions set forth in this prospectus, you are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement are not applicable.

The Exchange Offer	We are offering to exchange $725,000,000 aggregate principal amount of our 8.50% Senior Secured Notes due 2017 which have been registered under the Securities Act for any and all of our outstanding 8.50% Senior Secured Notes due 2017.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will not accept any tender of outstanding notes that would result in the issuance of less than $2,000 principal amount of exchange notes to a participating holder. The aggregate principal amount of exchange notes issued to each participating holder for all outstanding notes validly tendered (and not validly withdrawn) will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of exchange notes you will receive, and no additional cash will be paid in lieu of any principal amount of exchange notes not received as a result of rounding down.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2010 (the 20th business day following the date of this prospectus), unless extended by us. We currently do not intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact your registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Company will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Company and any future guarantors will not have any further obligation to you to provide for the exchange and, subject to limited exceptions, registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Company does not currently anticipate that it will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes are solely our obligations and are not guaranteed by TRU or Toys-Delaware. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Toys “R” Us Property Company II, LLC.

Notes Offered	$725,000,000 aggregate principal amount of exchange 8.50% Senior Secured Notes due 2017.

Maturity Date	December 1, 2017.

Interest	Interest on the exchange notes will accrue at a rate of 8.50% per annum, payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2010.

Future Guarantees	The Company currently does not have any subsidiaries. The indenture governing the Notes provides that any future subsidiaries of the Company (the “Guarantors”) must guarantee the Notes (the “Guarantees”).

Security	First-priority liens on all our existing and our and the Guarantors’ future real property and an assignment of our interest in the Master Lease and other assets relating thereto, subject to certain exceptions and permitted liens. See “Description of Notes — Security.”

Ranking	The exchange notes will be our senior secured indebtedness and will rank pari passu in right of payment with all of our existing and future senior debt, effectively senior to our senior unsecured debt to the extent of the value of the collateral securing the Notes and senior to any of our future subordinated debt. As of July 31, 2010, we had total indebtedness of $715 million (consisting of the aggregate principal amount of the Notes offered hereby).

Use of Proceeds	The Company will not receive any cash proceeds from the issuance of the exchange notes, as described in more detail in “Use of Proceeds” in this prospectus.

Optional Redemption

The exchange notes may be redeemed, in whole or in part, at any time prior to December 1, 2013, at a price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium, plus accrued and unpaid interest, to the date of redemption. See “Description of Notes—Optional Redemption” for further details. The exchange notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the applicable redemption prices specified under “Description of Notes — Optional

Redemption” in this prospectus, plus accrued and unpaid interest, if any, to the redemption date. Prior to December 1, 2013, we may also redeem during each 12 month period commencing with December 1, 2009, up to 10% of the aggregate principal amount of the Notes, at a redemption price equal to 103% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date. In addition, we may redeem up to 35% of the exchange notes before December 1, 2012 with the net cash proceeds from certain equity offerings. For more details, see “Description of Notes — Optional Redemption.”

Change of Control	If we, TRU or Toys Delaware experience specific kinds of changes of control, we must offer to repurchase all of the exchange notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. For more details, see “Description of Notes — Change of Control.”

Certain Covenants	The indenture governing the exchange notes, among other things, limits our ability and the Guarantors’ ability to:

•	incur indebtedness;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	create liens;

•	incur restrictions on the ability of a Guarantor to pay dividends or make other payments; and

•	dispose of assets.

The indenture also limits the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes.”

Voting	The exchange notes will be treated along with the outstanding notes as a single class for voting purposes.

No Prior Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop. The initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the exchange notes; however, they are not obligated to do so, and they may discontinue any such market-making activities at any time without notice.

Risk Factors

You should carefully consider all of the information included in this prospectus and, in particular, the information under “Risk Factors” beginning on page 16 of this prospectus and the information set forth under “Disclosure Regarding Forward-Looking Statements” before deciding to exchange your outstanding notes for the exchange notes. We are subject to the following risks and uncertainties, among others:

•

we generate all of our revenues from payments made by Toys-Delaware pursuant to the Master Lease which provides our primary source of funds to make payments on our significant indebtedness consisting of the Notes;

•

Toys-Delaware is highly leveraged (as of July 31, 2010, Toys-Delaware had total indebtedness of $1,910 million, $1,707 million of which was secured indebtedness, and $1,057 million of which matures in 2010, 2011 or 2012) and its substantial indebtedness could prevent it from meeting its obligations under the Master Lease;

•	we have substantial indebtedness (as of July 31, 2010, we had a total indebtedness of $715 million consisting of the Notes) and, accordingly, we may be unable to service or repay the Notes;

•

the retail industry is highly and increasingly competitive and our and Toys-Delaware’s results of operations may be adversely affected by competitive pricing, promotional pressures, additional competitor store openings and other factors;

•	real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control; and

•

there is currently no public trading market for the exchange notes and your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

Summary Historical and Pro Forma Financial Data

U.S. Propco II

Set forth below is summary financial information for the Company, which reflects the combination of historical financial statements of Giraffe Properties, LLC (“Giraffe”) and MPO Holdings, LLC (“MPO Holdings”). See Note 1 to our audited financial statements included in this prospectus. The summary historical and the pro forma financial data set forth below should be read in conjunction with the information presented under “The Transactions,” “Unaudited Pro Forma Financial Information of the Company,” “Selected Historical Financial Data of the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and the financial statements and related notes thereto of the Company appearing in this prospectus.

We derived the summary historical financial data for the Company for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008 from our audited financial statements, which are included in this prospectus. The historical results presented are not necessarily indicative of our future results.

We derived the unaudited historical interim financial data for the Company as of and for the twenty-six weeks ended July 31, 2010 and as of and for the twenty-six weeks ended August 1, 2009 from our unaudited interim condensed financial statements, which are included in this prospectus. Our unaudited interim condensed financial statements were prepared on a basis consistent with our audited financial statements. In management’s opinion, the unaudited interim condensed financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements. Our results for the twenty-six weeks ended July 31, 2010 are not necessarily indicative of our results for the full fiscal year.

The pro forma financial information for the Company for the year ended January 30, 2010 gives effect to the Transactions as if they had occurred on February 1, 2009 for purposes of the pro forma statement of operations for the year ended January 30, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial information for the twenty-six weeks ended July 31, 2010 is not presented as the Transactions occurred in fiscal 2009. The summary unaudited pro forma financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Transactions had occurred on the date indicated, and such data do not purport to project our financial position as of any date or our future results of operations for any future period. See “Unaudited Pro Forma Financial Information of the Company” in this prospectus for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma financial data.

	Fiscal Years Ended			Pro Forma Fiscal Year Ended January 30, 2010	26 Weeks Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008		July 31, 2010	August 1, 2009
Statement of Operations Data:
Rental revenues:
Base rents	$79,587	$73,728	$74,208	$106,246	$53,760	$36,862
Tenant reimbursements	12,968	12,827	12,841	12,968	6,546	6,639

Total revenues	92,555	86,555	87,049	119,214	60,306	43,501
Costs and expenses:
Depreciation	13,890	13,933	12,685	13,890	6,089	6,308
Rental expense	3,016	3,022	2,970	3,016	2,056	1,510
Common area maintenance expenses	12,968	12,827	12,841	12,968	6,546	6,639
Other operating expenses, net	2,451	1,898	1,919	2,451	835	1,155

Total operating expenses, net	32,325	31,680	30,415	32,325	15,526	15,612

Operating earnings	60,230	54,875	56,634	86,889	44,780	27,889
Interest expense, net	27,704	28,987	46,226	66,480	33,014	7,509

Earnings from continuing operations	$32,526	$25,888	$10,408	$20,409	$11,766	$20,380

Balance Sheet Data (end of period):
Cash and cash equivalents	$13,741	$—	$—	N/A	$10,464	$—
Total assets	478,054	623,000	636,991	N/A	475,385	616,358
Total debt	714,849	800,000	800,000	N/A	715,339	800,000
Total member’s deficit	(260,666)	(193,086)	(179,328)	N/A	(263,170)	(200,099)
Other Financial Data:
EBITDA (1)	$74,120	$68,808	$69,319	$100,779	$50,869	$34,197

(1)	We calculate EBITDA as earnings from continuing operations plus interest expense, net and depreciation. We are a disregarded entity for income tax purposes and, accordingly, our taxable income or loss is reported on the income tax returns of TRU. EBITDA is not a recognized term under accounting principles generally accepted in the United States (“GAAP”) and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity. Set forth below is a reconciliation of earnings from continuing operations to EBITDA:

	Fiscal Years Ended			Pro Forma Fiscal Year Ended January 30, 2010	26 Weeks Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008		July 31, 2010	August 1, 2009
Earnings from continuing operations	$32,526	$25,888	$10,408	$20,409	$11,766	$20,380
Add:
Interest expense, net (a)	27,704	28,987	46,226	66,480	33,014	7,509
Depreciation	13,890	13,933	12,685	13,890	6,089	6,308

EBITDA	$74,120	$68,808	$69,319	$100,779	$50,869	$34,197

(a)	During fiscal 2009, the Company wrote off $3 million of deferred financing charges resulting from the repayment of the loan and security agreements and related mezzanine loans by the Company and MPO.

Toys-Delaware

Set forth below is summary financial information for Toys-Delaware, which includes the combined results, assets and liabilities of Giraffe and MPO Holdings for all periods presented. We have included financial information for Toys-Delaware because it is the Master Tenant under the Master Lease and provides the sole source of revenue to us; however, Toys-Delaware is not an obligor or guarantor of the Notes.

The summary historical consolidated financial data set forth below should be read in conjunction with the information presented under “Selected Historical Consolidated Financial Data of Toys-Delaware,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Toys-Delaware” and the financial statements and related notes thereto of Toys-Delaware appearing in this prospectus.

The summary historical consolidated financial data for Toys-Delaware for the years ended January 30, 2010, January 31, 2009 and February 2, 2008 and as of January 30, 2010 and January 31, 2009 is derived from Toys-Delaware’s audited consolidated financial statements, which are included in this prospectus. The historical results presented are not necessarily indicative of Toys-Delaware’s future results.

The unaudited historical interim financial data for Toys-Delaware as of and for the twenty-six weeks ended July 31, 2010 and as of and for the twenty-six weeks ended August 1, 2009 is derived from Toys-Delaware’s unaudited interim condensed consolidated financial statements, which are included in this prospectus. Toys-Delaware’s unaudited interim condensed consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements. In the opinion of the management of Toys-Delaware, the unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements. Toys-Delaware’s results for the twenty-six weeks ended July 31, 2010 are not necessarily indicative of its results for the full fiscal year.

	Fiscal Years Ended			26 Weeks Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008	July 31, 2010	August 1, 2009
		(As adjusted)	(As adjusted)		(As adjusted)
Statement of Operations Data:
Net sales	$9,017	$9,155	$9,102	$3,568	$3,445
Other revenues	153	178	178	57	58

Total revenues	9,170	9,333	9,280	3,625	3,503
Cost of sales	5,901	6,040	5,988	2,280	2,203
Cost of other revenues	11	34	26	3	6

Gross margin	3,258	3,259	3,266	1,342	1,294

Selling, general and administrative expenses	2,641	2,714	2,709	1,244	1,152
Depreciation and amortization	227	232	233	120	114
Other income, net	(55)	(108)	(72)	(27)	(22)

Total operating expenses	2,813	2,838	2,870	1,337	1,244

Operating earnings	445	421	396	5	50
Interest expense	(156)	(171)	(241)	(100)	(65)
Interest income	28	38	65	16	13

Earnings (loss) before income taxes	317	288	220	(79)	(2)
Income tax expense (benefit)	114	107	59	(41)	(4)

Net earnings (loss)	$203	$181	$161	$(38)	$2

Balance Sheet Data (end of period):
Cash and cash equivalents	$344	$256	$256	$65	$62
Total assets	4,640	4,542	4,559	4,721	4,594
Total debt (1)	1,862	1,909	1,936	2,111	2,247
Other Financial Data:
EBITDA (2)	$672	$653	$629	$125	$164
Capital expenditures	148	314	251	84	198
Rent expense	410	388	380	228	196

(1)	Includes long-term debt, current portion of long-term debt, short-term borrowing from TRU and note payable to TRU.

(2)	Toys-Delaware calculates EBITDA as net earnings (loss) plus income tax expense (benefit), interest expense, net and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments and debt service requirements. Toys-Delaware’s presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Toys-Delaware’s results as reported under GAAP. EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of Toys-Delaware’s overall profitability or liquidity. Set forth below is a reconciliation of net earnings to EBITDA:

	Fiscal Years Ended			26 Weeks Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008	July 31, 2010	August 1, 2009
Net earnings (loss) (a)	$203	$181	$161	$(38)	$2
Add:
Income tax expense (benefit)	114	107	59	(41)	(4)
Interest expense, net	128	133	176	84	52
Depreciation and amortization	227	232	233	120	114

EBITDA	$672	$653	$629	$125	$164

(a)	During fiscals 2009, 2008 and 2007, Toys-Delaware recorded total impairment losses of $7 million, $6 million and $3 million, respectively. These impairments were primarily due to a decrease in real estate market values, the identification of underperforming stores and the relocation of certain stores. Impairment charges are included in Other income, net on Toys-Delaware’s audited consolidated statements of operations.

During fiscals 2009, 2008 and 2007 Toys-Delaware recorded $4 million, $5 million and $4 million, respectively, in restructuring and other charges mainly consisting of costs incurred from Toys-Delaware’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments. Restructuring and other charges are included in Other income, net on Toys-Delaware’s audited consolidated statements of operations.

During the twenty-six weeks ended July 31, 2010, Toys-Delaware sold certain properties for $8 million, which resulted in a gain of $5 million. During fiscal 2009, Toys-Delaware sold certain properties for $19 million which resulted in a gain of $6 million. In addition, during fiscal 2007, Toys-Delaware sold its interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million. Additionally, Toys-Delaware sold three properties for gross proceeds of $9 million, resulting in a gain of $1 million pursuant to a previous agreement with Vornado Surplus Realty, LLC, an affiliate of one of our Sponsors. Toys-Delaware also consummated a lease termination agreement in fiscal 2007 resulting in a net gain of $10 million. Net gain on sales of properties is included in Other income, net on Toys-Delaware’s audited consolidated statements of operations.

During fiscal 2008, Toys-Delaware changed its method for recording gift card breakage income in which breakage income is recognized in proportion to actual redemptions of gift card (“Redemption Method”). Toys-Delaware believes the Redemption Method is preferable to the Cliff Method as it better reflects the gift card earnings process. For fiscal 2008, the impact from the accounting change amounted to $59 million and is included in Other income, net on Toys-Delaware’s audited consolidated statements of operations.

During the twenty-six weeks ended July 31, 2010, Toys-Delaware recorded a reserve for certain legal matters of $17 million included in SG&A on Toys-Delaware’s unaudited condensed consolidated statements of operations.

During the twenty-six weeks ended July 31, 2010, Toys-Delaware recorded a $16 million non-cash charge in SG&A, $10 million net of tax on Toys-Delaware’s unaudited condensed consolidated statements of operations related to the cumulative correction of prior period straight-line lease accounting.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before deciding to exchange your outstanding notes in the exchange offer. Based on the information currently known to us, we believe that the following information identifies all known material risk factors relating to the exchange notes and affecting the Exchange Offer. If any of the following risks actually occur, our business, financial condition, cash flows or results of operations could be materially adversely affected.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private placement of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The exchange of outstanding notes in the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to the Company

The only assets, and sole source of revenue, of the Company are the Properties and the Master Lease. Additionally, the Properties and the Master Lease provide the sole source of cash to make payments on the Notes.

The only assets of the Company are the Properties. The Company has no operations and generates all of its revenues from payments made by Toys-Delaware pursuant to the terms of the Master Lease. As discussed in more detail below under “— Risks Related to the Master Tenant’s and TRU’s Substantial Indebtedness,” Toys-Delaware is highly leveraged and will be required to devote a substantial portion of its cash flow to service its own debt. Absent continued payments from Toys-Delaware under the Master Lease, the Company will rely solely on cash on hand and additional borrowings to make payments on the Notes.

Although this prospectus contains certain financial and operating information with respect to Toys-Delaware and TRU, neither of these entities nor any of their respective subsidiaries (other than the Company) is an obligor on, or a guarantor of, the Notes. As a result, holders of the Notes do not have a direct claim against any of these entities or their assets.

All of our revenues are generated under the Master Lease. Unexpected expenses, termination of the Master Lease, sales of Properties under the Master Lease or a bankruptcy of the Master Tenant could have a material impact on our financial condition.

The Master Lease provides the only source of revenue for the Company. While the Master Lease is a triple-net lease whereby Toys-Delaware, as tenant, is obligated to pay most operating costs with respect to the Properties, if the Company has unexpected expenses not covered by the Master Lease, the net cash flow of the Company could be adversely affected. Toys-Delaware’s failure to make payments under the Master Lease would have a material adverse effect on our financial condition.

In addition to the risk that Toys-Delaware might fail to make payments under the Master Lease, Toys-Delaware may fail to perform other obligations under the Master Lease, including the obligations to pay real estate taxes on the Properties and the rent owed under any underlying ground leases, insure the Properties, maintain the Properties in good repair and condition and in compliance with laws, remediate any environmental problems at the Properties and restore any Property following a casualty or condemnation. The failure of Toys-Delaware to perform these obligations may have a material adverse effect on the value of the Properties and our financial condition.

Pursuant to the Master Lease, Toys-Delaware has the option to declare properties “uneconomic” and request the removal of such properties from the Master Lease. Upon such a request from Toys-Delaware, the Company must use reasonable good faith efforts to sell such properties, free and clear of the liens in favor of the collateral agent. The sale of a substantial number of properties under the Master Lease could have a material adverse effect on our cash flows. For a more detailed description of the Master Lease, see “The Master Lease and Certain Other Related Party Transactions — Master Lease.”

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control.

Certain events may decrease cash available for payments on the Notes, as well as the value of the Properties. These events include, but are not limited to:

•	adverse changes in national or local economic and demographic conditions;

•	adverse changes in the financial condition of the Master Tenant;

•	inability to collect rent from the Master Tenant;

•	reductions in the level of demand for commercial space, and changes in the relative popularity of properties;

•	increases in the supply of or demand for commercial space in a particular area;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•

changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990;

•	property and casualty losses, some of which may be uninsured;

•	liens, encumbrances, zoning matters or other matters affecting title to or use of real estate;

•

asbestos/lead related liabilities and costs of containment or removal and other environmental hazards at the Properties for which we may be liable, including those created by prior owners or occupants, existing tenants, adjacent land or other parties; and

•

terrorist attacks which, among other things, could lead to damage to one or more of the Properties, result in higher costs for insurance premiums or diminished availability of insurance coverage for losses related to terrorist attacks.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in market rents or property values. If we cannot operate the Properties to meet our financial expectations, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations could be adversely affected.

The Company leases, rather than owns, a portion of the Properties and the leasing of such Properties exposes us to possible liabilities and losses.

Of our 129 Properties, 13 are leased from third parties where we have a leasehold interest via a ground lease. All of these leases include options that allow us to renew or extend the lease term beyond the initial lease period at rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease. As a result, we may be committed to pay rents at above market rental rates for certain of the Properties now and in the future.

In addition, because we lease these Properties, we will have no economic interest in the land or building at the expiration of the ground lease if not renewed or if such ground lease is terminated due to a breach by us. As a result, although we will share in the income stream derived from the property, we will not share in any increase in the residual value of the land associated with the property. Further, because we do not completely control the underlying land, the third party owners that lease this land to us could take certain actions to disrupt our rights in the properties or Toys-Delaware’s operation of such properties.

Several of the Properties are subject to rights of first refusal or other third party purchase rights, which may adversely affect the ability of the collateral agent to foreclose on such Properties.

Several of the Properties are subject to agreements that provide third parties with rights of first refusal, purchase options or other rights to purchase such Properties. These rights are most commonly triggered upon the occurrence of a store closing or the sale or lease of the Property to a non-affiliate. The rights of first refusal that apply to several of the Properties may be triggered by a sale resulting from a foreclosure, deed in lieu of foreclosure or other similar remedy of the collateral agent relating to the Property. In the event that any such right of first refusal or other repurchase right is interpreted as being exercisable upon a foreclosure, deed in lieu of foreclosure or other similar remedy of the collateral agent, or a sale following a foreclosure on the Property, the ability of the collateral agent to realize or foreclose on such Property may be adversely affected.

The Properties are concentrated in certain states and a downturn in such states could have an adverse affect on us.

Toys-Delaware’s ability to make payments under the Master Lease and the market value of the Properties could be adversely affected by economic conditions generally or in states where the Properties are located, conditions in the real estate markets where the Properties are located, changes in governmental rules and fiscal policies, acts of nature, including earthquakes, floods and hurricanes (which may result in uninsured losses), and other factors which are beyond the control of the Company. The Properties are located in 29 states. The economy of any state in which a Property is located may be adversely affected to a greater degree than that of other areas of the country by certain developments affecting industries concentrated in such state or region. Moreover, in recent periods, several regions have experienced significant downturns in the market value of real estate. Significant percentages of the Properties are located in Ohio (21 Properties, or 16% of the Properties); Pennsylvania (18 Properties, or 14% of the Properties); California (10 Properties, or 8% of the Properties); and Illinois, Massachusetts, and Michigan (7 Properties in each of these states, or, in each of these states, 5% of the Properties).

Insurance for the Properties may be inadequate to cover future losses.

The Properties are covered by insurance policies that also cover other TRU real estate, subject to self insurance retentions. These policies include property insurance with a per occurrence coverage limit of $600 million (which is less than the aggregate principal amount of the outstanding notes). In the event that such policies are drawn on to cover losses on real estate other than the Properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover the Properties’ insurable risks.

Additionally, there is a possibility of catastrophic loss with respect to each Property for which insurance proceeds may not be adequate (such as floods) or which may result from risks not covered by insurance. Also, certain of the Properties are located in states that have been historically at greater risk of acts of nature. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to a Property, changes in laws and governmental regulations may be applicable and may materially affect the cost to us or our ability to effect such reconstruction, major repair or improvement.

There can be no assurance that the amount of earthquake, flood or property insurance currently required or provided would be sufficient to cover damages caused by an earthquake, flood or other hazard, or that such insurance will be commercially available in the future.

Pursuant to the Master Lease we are entirely reliant on Toys-Delaware for providing and maintaining insurance. In addition to the risk that Toys-Delaware may fail to perform these obligations, the risks outlined above are also applicable to the insurance provided and maintained by Toys-Delaware.

We may be exposed to material environmental liabilities.

While we have established procedures to reduce the likelihood of our incurring liabilities under applicable federal, state and local environmental laws, there may be material environmental liabilities of which we are unaware.

In addition, no assurances can be given that future laws, ordinances or regulations will not impose any material environmental liability on us or that the current environmental condition of our owned or leased Properties will not be adversely affected by conditions at locations in the vicinity of the Properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

We are entirely reliant on Toys-Delaware pursuant to the Master Lease for our compliance with environmental laws. In addition to the risk that Toys-Delaware may fail to effect such compliance, the risks outlined above in this section are also applicable to such compliance by Toys-Delaware.

Because we are not currently subject to the reporting requirements of the Exchange Act or the Sarbanes-Oxley Act of 2002, neither we nor Toys-Delaware has independently evaluated the effectiveness of internal controls over financial reporting.

If we were a reporting company, section 404 of the Sarbanes-Oxley Act would require annual management assessments of the effectiveness of our internal control over financial reporting. In preparation for the filing of the exchange offer registration statement and compliance with Section 404, we may identify deficiencies with respect to our internal controls over financial reporting, and any such deficiencies may be material.

Risks Relating to the Master Tenant’s Business

Toys-Delaware’s business is highly seasonal, and its financial performance depends on the results of the fourth quarter of each fiscal year.

Toys-Delaware’s business is highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2009, 2008 and 2007 approximately 43%, 40% and 42%, respectively, of Toys-Delaware’s Total revenues were generated in the fourth quarter. It is typically the case that Toys-Delaware incurs net losses in each of the first three quarters of the year, with all of its net earnings and cash flows from operations being generated in the fourth quarter. As a result, Toys-Delaware depends significantly upon the fourth quarter holiday selling season. If Toys-Delaware achieves less than satisfactory sales, operating earnings or cash flows from operating activities during the fourth quarter, it may not be able to compensate sufficiently for the lower sales, operating earnings, or cash flows from operating activities during the first three quarters of the fiscal year. In addition, its results in any given period may be affected by the dates on which important holidays fall and the shopping patterns relating to those holidays. Additionally, the concentrated nature of Toys-Delaware seasonal sales means that its operating results could be materially adversely affected by natural disasters and labor strikes, work stoppages, terrorist acts or disruptive global political events, prior to or during the holiday season.

Toys-Delaware’s industry is highly competitive and competitive conditions may adversely affect its revenues and overall profitability.

The retail industry is highly and increasingly competitive and Toys-Delaware’s results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor store openings and other factors. As a specialty retailer, that primarily focuses on toys and juvenile products, Toys-Delaware competes with discount and mass merchandisers, such as Wal-Mart and Target, electronic retailers, national and regional specialty chains, as well as local retailers in the geographic areas Toys-Delaware serves. Toys-Delaware also competes with national and local discount stores, department stores, supermarkets and warehouse clubs, as well as Internet and catalog businesses. Competition is principally based on product variety, quality and availability, price, convenience or store location, advertising and promotion, customer support and service. Toys-Delaware believes that some of its competitors in the toys market and juvenile products market, as well as in the other markets in which it competes, have a larger market share than its market share. In addition, some of its competitors have greater financial resources, lower merchandise acquisition costs and lower operating expenses than Toys-Delaware does.

Most of the merchandise Toys-Delaware sells is also available from various retailers at competitive prices. Discount and mass merchandisers use aggressive pricing policies and enlarged toy-selling areas during the holiday season to build traffic for other store departments. Toys-Delaware’s business is vulnerable to shifts in demand and pricing, as well as consumer preferences. Competition in the video game market has increased in recent years as mass merchandisers have expanded their offerings in this market, and as alternative sales channels (such as the Internet) have grown in importance.

The baby registry market is highly competitive, with competition based on convenience, quality and selection of merchandise offerings and functionality. Toys-Delaware’s baby registry primarily competes with the baby registries of mass merchandisers, and other specialty format and regional retailers. Some of Toys-Delaware’s competitors have been aggressively advertising and marketing their baby registries through national and television and magazine campaigns. Within the past few years, the number of multiple registries and online registries has steadily increased. These trends present consumers with more choices for their baby registry needs, and as a result, increase competition for Toys-Delaware’s baby registry.

If Toys-Delaware fails to compete successfully, Toys-Delaware could face lower sales and may decide or be compelled to offer greater discounts to its customers, which could result in decreased profitability.

Toys-Delaware’s sales may be adversely affected by changes in economic factors and consumer spending patterns.

Many economic and other factors outside Toys-Delaware’s control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits. A significant deterioration in the global financial markets and economic environment, recessions or an uncertain economic outlook adversely affects consumer spending habits and results in lower levels of economic activity. The domestic and international political situation, including the economic health of various political jurisdictions, also affects economic conditions and consumer confidence. Any of these events and factors could cause consumers to curtail spending and could have a negative impact on Toys-Delaware’s financial performance and position in future fiscal periods.

Since fiscal 2008, there has been a significant deterioration in the global financial markets and economic environment, which has negatively impacted consumer spending. In response, Toys-Delaware has taken steps to increase opportunities to drive profitable sales and to curtail capital spending and operating expenses wherever prudent. If these adverse trends in economic conditions worsen, or if Toys-Delaware’s efforts to counteract the impacts of these trends are not sufficiently effective, there would be a negative impact on Toys-Delaware’s financial performance and position in future fiscal periods.

Toys-Delaware’s operations have significant liquidity and capital requirements and depend on the availability of adequate financing.

Toys-Delaware has significant liquidity and capital requirements. Among other things, the seasonality of Toys-Delaware’s businesses requires it to purchase merchandise well in advance of the fourth quarter holiday selling season. Toys-Delaware depends on its ability to generate cash flow from operating activities, as well as on borrowings under its revolving credit facility, to finance the carrying costs of this inventory, to pay for capital expenditures and operating expenses. If its lenders are unable to fund borrowings under its credit commitments or Toys-Delaware is unable to borrow, it could have a significant negative effect on its business. In addition, any adverse change to its credit ratings could negatively impact its ability to refinance its debt on satisfactory terms and could have the effect of increasing its financing costs. While we believe Toys-Delaware currently has adequate sources of funds to provide for its ongoing operations and capital requirements for the next 12 months, any inability to have future access to financing, when needed, would have a negative effect on its business.

Toys-Delaware may not retain or attract customers if Toys-Delaware fails to successfully implement its strategic initiatives.

Toys-Delaware continues to implement a series of customer-oriented strategic programs designed to differentiate and strengthen its core merchandise content and service levels and to expand and enhance its merchandise offerings. Toys-Delaware seeks to improve the effectiveness of its marketing and advertising programs for its “R” Us stores. The success of these and other initiatives will depend on various factors, including the implementation of its growth strategy, the appeal of its store formats, its ability to offer new products to customers, its financial condition, its ability to respond to changing consumer preferences and competitive and economic conditions. Toys-Delaware continuously endeavors to minimize its operating expenses, without adversely affecting the profitability of the business. If it fails to implement successfully some or all of its strategic initiatives, it may be unable to retain or attract customers, which could result in lower sales and a failure to realize the benefit of the expenditures incurred for these initiatives.

Toys-Delaware’s sales may be adversely affected if it fails to respond to changes in consumer preferences in a timely manner.

Toys-Delaware’s financial performance depends on its ability to identify, originate and define product trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. Its products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Its business fluctuates according to changes in consumer preferences dictated in part by fashion trends, perceived value and season. These fluctuations affect the merchandise in stock since purchase orders are written well in advance of the holiday season and, at times, before fashion trends and high-demand brands are evidenced by consumer purchases. If it overestimates the market for its products, it may be faced with significant excess inventories, which could result in increased expenses and reduced margins associated with having to liquidate obsolete inventory at lower prices. Conversely, if it underestimates the market for its products, Toys-Delaware will miss opportunities for increased sales and profits, which would place it at a competitive disadvantage.

Sales of video games and video game systems tend to be cyclical and may result in fluctuations in Toys-Delaware’s results of operations.

Sales of video games and video game systems, which have tended to account for 10% to 12% of Toys-Delaware’s net sales for fiscals 2009, 2008 and 2007, have been cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game systems, sales of these systems and related software and accessories generally increase due to initial demand, while sales of older systems and related products generally decrease. Moreover, competition within the video game market has increased in recent years and, due to the large size of this product category, fluctuations in this market could have a material adverse impact on Toys-Delaware’s sales and profits trends. Additionally, if video game systems manufacturers fail to develop new hardware systems, or if new video products are sold in channels other than traditional retail stores, including through direct online distribution to customers, Toys-Delaware’s sales of video game products could decline, which would negatively impact its financial performance.

Toys-Delaware depends on key vendors to supply the merchandise that it sells to its customers.

Toys-Delaware’s performance depends, in part, on its ability to purchase its merchandise in sufficient quantities at competitive prices. Toys-Delaware purchases its merchandise from numerous international and domestic manufacturers and importers. Toys-Delaware has no contractual assurances of continued supply, pricing or access to new products, and any vendor could change the terms upon which they sell to it or discontinue selling to it at any time. Toys-Delaware may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to it in the future. Better than expected sales demand may also lead to customer backorders and lower in-stock positions of its merchandise.

Toys-Delaware has approximately 1,800 vendor relationships through which it procures the merchandise that it offers to its guests. For fiscal 2009, Toys-Delaware’s top 20 vendors worldwide, based on its purchase volume in U.S. dollars, represented approximately 46% of the total products it purchased. Toys-Delaware’s inability to acquire suitable merchandise on acceptable terms or the loss of one or more key vendors could have a negative effect on its business and operating results because it would be missing products that it felt were important to its assortment, unless and until alternative supply arrangements are secured. Toys-Delaware may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and/or more expensive than those from existing vendors.

In addition, Toys-Delaware’s vendors are subject to certain risks, including labor disputes, union organizing activities, financial liquidity, product merchantability, inclement weather, natural disasters and general economic and political conditions, that could limit its vendors’ ability to provide Toys-Delaware with quality merchandise on a timely basis and at prices and payment terms that are commercially acceptable.

For these or other reasons, one or more of Toys-Delaware’s vendors might not adhere to its quality control standards, and Toys-Delaware might not identify the deficiency before merchandise ships to its stores or customers. In addition, Toys-Delaware’s vendors may have difficulty adjusting to its changing demands and growing business. Toys-Delaware’s vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage Toys-Delaware’s reputation and brands and could lead to an increase in customer litigation against Toys-Delaware and an attendant increase in Toys-Delaware’s routine and non-routine litigation costs. Further, any merchandise that does not meet Toys-Delaware’s quality standards could become subject to a recall, which could damage Toys-Delaware’s reputation and brands and harm Toys-Delaware’s business.

International events could delay or prevent the delivery of products to Toys-Delaware’s stores.

A significant portion of products sold by Toys-Delaware are manufactured outside of the United States, primarily in Asia. As a result, any event causing a disruption of imports, including safety issues on materials, the imposition of import restrictions or trade restrictions in the form of tariffs, “antidumping” duties, port security or other events that could slow port activities, acts of war, terrorism or diseases, could increase the cost and reduce the supply of products available to Toys-Delaware, which could, in turn, negatively affect Toys-Delaware’s sales and profitability. In addition, port-labor issues, rail congestion and trucking shortages can have an impact on all direct importers. Although Toys-Delaware attempts to anticipate and manage such situations, both Toys-Delaware’s sales and profitability could be adversely impacted by any such developments in the future.

A significant disruption to Toys-Delaware’s distribution network or to the timely receipt of inventory could adversely impact sales or increase its transportation costs, which would decrease its profits.

Toys-Delaware relies on its ability to replenish depleted inventory in its stores through deliveries to its distribution centers from vendors and then from the distribution centers or direct ship vendors to its stores by various means of transportation, including shipments by sea, rail, air and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease its ability to make sales and earn profits. In addition, labor shortages or labor disagreements in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect its business.

Product safety issues, including product recalls, could harm Toys-Delaware’s reputation, divert resources, reduce sales and increase costs.

The products Toys-Delaware sells in its stores are subject to regulation by the Consumer Product Safety Commission and similar U.S. state, Canadian and other international regulatory authorities. Such products could be subject to recalls and other actions by these authorities. Product safety concerns may require Toys-Delaware to voluntarily remove selected products from its stores. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to Toys-Delaware’s reputation and increased customer service costs, which could have a material adverse effect on Toys-Delaware’s financial condition.

The success of Toys-Delaware’s online business depends on its ability to provide quality service to its Internet customers.

Toys-Delaware’s Internet operations are subject to a number of risks and uncertainties which are beyond its control, including:

•	changes in consumer willingness to purchase goods via the Internet;

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increases in software filters that may inhibit Toys-Delaware’s ability to market its products through e-mail messages to Toys-Delaware’s customers and increases in consumer privacy concerns relating to the Internet;

•	changes in applicable federal and state regulation, such as the Federal Trade Commission Act, the Children’s Online Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act;

•	breaches of Internet security;

•	failure of Toys-Delaware’s Internet service providers to perform their services properly and in a timely and efficient manner;

•	failures in Toys-Delaware’s Internet infrastructure or the failure of systems or third parties, such as telephone or electric power service, resulting in website downtime or other problems;

•	failure by Toys-Delaware to process on-line customer orders properly and on time, which may negatively impact future on-line and in-store purchases by such customers; and

•	failure by Toys-Delaware’s service provider to provide warehousing and fulfillment services, which may negatively impact future on-line and in-store purchases by customers.

If Toys-Delaware is not able to provide satisfactory service to its Internet customers, its future growth will be adversely affected.

Toys-Delaware’s business exposes it to personal injury and product liability claims which could result in adverse publicity and harm to its brands and its results of operations.

Toys-Delaware is from time to time subject to claims due to the injury of an individual in its stores or on its property. In addition, Toys-Delaware has in the past been subject to product liability claims for the products that it sells. While Toys-Delaware’s purchase orders generally require the manufacturer to indemnify it against any product liability claims, there is a risk that if the manufacturer becomes insolvent Toys-Delaware would not be indemnified. Any personal injury claim made against Toys-Delaware or, in the event the manufacturer was insolvent, any product liability claim made against Toys-Delaware, whether or not it has merit, could be time consuming, result in costly litigation expenses and damages, result in adverse publicity or damage to Toys-Delaware’s reputation and have an adverse effect on Toys-Delaware’s results of operations.

Adverse litigation judgments or settlements resulting from legal proceedings in which Toys-Delaware may be involved could expose it to monetary damages or limit its ability to operate its business.

Toys-Delaware is involved in private actions, investigations and various other legal proceedings by employees, suppliers, competitors, shareholders, government agencies or others. For instance, on July 15, 2009, the United States District Court for the Eastern District of Pennsylvania granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same defendants. Additionally, the Federal Trade Commission (“FTC”) notified TRU in April 2009 that they had opened an investigation related to the issues in those cases and to confirm TRU and its subsidiaries’ compliance with a 1998 FTC Final Order that prohibits TRU and its subsidiaries from, among other things, influencing their suppliers to limit sales of products to other retailers, including price club warehouses.

The results of such litigation, investigations and other legal proceedings are inherently unpredictable. Any claims against Toys-Delaware, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and divert significant resources. If any of these legal proceedings were to be determined adversely to Toys-Delaware, there could be a material adverse effect on its business, financial condition and results of operations.

Toys-Delaware’s business operations could be disrupted if its information technology systems fail to perform adequately or Toys-Delaware is unable to protect the integrity and security of its customers’ information.

Toys-Delaware depends upon its information technology systems in the conduct of its operations. If Toys-Delaware’s information technology systems fail to perform as anticipated, Toys-Delaware could experience difficulties in replenishing inventories or in delivering its products to store locations in response to consumer demands. Any of these or other systems related problems could, in turn, adversely affect Toys-Delaware’s sales and profitability.

Additionally, a compromise of Toys-Delaware’s security systems resulting in unauthorized access to certain personal information about Toys-Delaware’s customers could adversely affect its reputation with its customers and others, as well as its operations, and could result in litigation against it or the imposition of penalties. In addition, a security breach could require that it expend significant additional resources related to Toys-Delaware’s information security systems.

If Toys-Delaware is unable to renew or replace its current store leases or if it is unable to enter into leases for additional stores on favorable terms, or if one or more of its current leases are terminated prior to expiration of their stated term and it cannot find suitable alternate locations, Toys-Delaware’s growth and profitability could be negatively impacted.

Toys-Delaware currently leases the majority of its stores, including those leased to it by the Company. Most of its current leases provide for its unilateral option to renew for several additional rental periods at specific rental rates. Toys-Delaware’s ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and its ability to negotiate favorable lease terms for additional store locations could depend on conditions in the real estate market, competition for desirable properties and Toys-Delaware’s relationships with current and prospective landlords or may depend on other factors that are not within Toys-Delaware’s control. Any or all of these factors and conditions could negatively impact Toys-Delaware’s growth and profitability.

Toys-Delaware’s results of operations could suffer if it loses key management or is unable to attract and retain experienced senior management for its business.

Toys-Delaware’s future success depends to a significant degree on the skills, experience and efforts of its senior management team. The loss of services of any of these individuals, or the inability by Toys-Delaware to attract and retain qualified individuals for key management positions, could harm Toys-Delaware’s business and financial performance.

Toys-Delaware is subject to certain regulatory and legal developments. If it fails to comply with regulatory or legal requirements, its business and financial results may be adversely affected.

Toys-Delaware is subject to numerous regulatory and legal requirements. Its policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Sarbanes-Oxley Act of 2002 and the SEC. In addition, its business activities require it to comply with complex regulatory and legal issues on a local, national and worldwide basis. Failure to comply with such laws and regulations could adversely affect its operations and financial results, involve significant expense and divert management’s attention and resources from other matters, which in turn could harm its business. For additional information relating to legal proceedings, see “Business of Toys-Delaware — Legal Proceedings.”

Toys-Delaware may experience fluctuations in its tax obligations and effective tax rate.

Toys-Delaware is subject to income taxes in the United States and Canada. Toys-Delaware records tax expense based on its estimates of future tax payments, which include reserves for estimates of probable settlements of tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, Toys-Delaware expects that throughout the year there could be ongoing variability in its quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, Toys-Delaware’s effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction or by changes to existing accounting or tax rules or regulations. Fluctuations in Toys-Delaware’s tax obligations and effective tax rate could materially and adversely affect its results of operations.

Changes to accounting rules or regulations may adversely affect Toys-Delaware’s results of operations.

Changes to existing accounting rules or regulations may impact Toys-Delaware’s future results of operations or cause the perception that Toys-Delaware is more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have indicated that they may begin to require lessees to capitalize operating leases in their financial statements in the next few years. If adopted, such change would require Toys-Delaware to record significant amount of lease related assets and liabilities on its balance sheet and make other changes to the recording and classification of lease related expenses on its statement of operations and cash flows. This and other future changes to accounting rules or regulations or the questioning of current accounting practices may adversely affect Toys-Delaware’s results of operations and financial position.

Toys-Delaware’s total assets include substantial amounts of property, equipment and goodwill. Changes to estimates or projections related to such assets, or operating results that are lower than its current estimates at certain store locations, may cause Toys-Delaware to incur impairment charges.

Toys-Delaware’s total assets include substantial amounts of property, equipment and goodwill. Toys-Delaware makes certain estimates and projections in connection with impairment analyses for these assets, in accordance with “FASB Accounting Standards Codification” (“Codification” or “ASC”) Topic 360, “Property, Plant and Equipment” (“ASC 360”), and ASC Topic 350, “Intangibles — Goodwill and Other” (“ASC 350”). Toys-Delaware also reviews the carrying value of these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable in accordance with ASC 360 or ASC 350. Toys-Delaware will record an impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. These calculations require Toys-Delaware to make a number of estimates and projections of future results. If these estimates or projections change, Toys-Delaware may be required to record additional impairment charges on certain of these assets. If these impairment charges are significant, Toys-Delaware’s results of operations would be adversely affected.

The Sponsors control Toys-Delaware and may have conflicts of interest with it in the future.

Investment funds or groups advised by or affiliated with the Sponsors currently indirectly control Toys-Delaware through their ownership of approximately 98.2% of TRU’s voting common stock. As a result, the Sponsors have control over Toys-Delaware’s decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders. In addition, the Sponsors may have an interest in pursuing dispositions, acquisitions, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to Toys-Delaware as a company.

The Sponsors may direct Toys-Delaware to make significant changes to its business operations and strategy, including with respect to, among other things, store openings and closings, new product and service offerings, sales of real estate and other assets, employee headcount levels and initiatives to reduce costs and expenses. We cannot provide assurance that Toys-Delaware’s future business operations will remain broadly in line with its existing operations or that significant real estate and other assets will not be sold.

The Sponsors are also in the business of making investments for their own accounts in companies, and may from time to time acquire and hold interests in businesses that compete directly or indirectly with Toys-Delaware. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to Toys-Delaware’s business and, as a result, those acquisition opportunities may not be available to Toys- Delaware. So long as investment funds associated with or designated by the Sponsors continue to indirectly own a significant amount of the outstanding shares of TRU’s common stock, the Sponsors will continue to be able to strongly influence or effectively control TRU’s and, accordingly, Toys-Delaware’s, decisions.

Risks Related to the Master Tenant’s and TRU’s Substantial Indebtedness

Toys-Delaware’s substantial indebtedness could adversely affect its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or its industries, expose it to interest rate risk to the extent of its variable rate debt and prevent it from meeting its obligations under its debt instruments and/or the Master Lease.

Toys-Delaware is highly leveraged. As of July 31, 2010, Toys-Delaware had total indebtedness of $1,910 million, $1,707 million of which was secured indebtedness and $1,057 million of which matures in the remainder of fiscals 2010, 2011 or 2012. Toys-Delaware’s substantial indebtedness could have significant consequences, including, among others:

•	increasing its vulnerability to general economic and industry conditions;

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requiring a substantial portion of its cash flows from operating activities to be dedicated to the payment of principal and interest on its indebtedness, and as a result, reducing its ability to use its cash flows to fund its operations and capital expenditures, capitalize on future business opportunities and expand its business and execute its strategy;

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increasing the difficulty for it to make scheduled payments on its outstanding debt and other obligations, including the Master Lease, as its business may not be able to generate sufficient cash flows from operating activities to meet its obligations;

•	exposing it to the risk of increased interest expense as certain of its borrowings are at variable rates of interest;

•	causing it to make non-strategic divestitures;

•	limiting its ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general, corporate or other purposes; and

•

limiting its ability to adjust to changing market conditions and reacting to competitive pressure and placing it at a competitive disadvantage compared to its competitors who are less highly leveraged.

Toys-Delaware may be able to incur additional indebtedness in the future, including under its current secured revolving credit agreement, subject to the restrictions contained in its debt instruments. If new indebtedness is added to its current debt levels, the related risks that its now faces could intensify.

Toys-Delaware may not be able to generate sufficient cash to service all of its indebtedness and/or its obligations under the Master Lease and may not be able to refinance its indebtedness on favorable terms. If it is unable to do so, it may be forced to take other actions to satisfy its obligations under its indebtedness and/or its obligations under the Master Lease, which may not be successful.

Toys-Delaware’s ability to make scheduled payments on or to refinance its debt obligations depends on its financial condition and operating performance, its lenders’ financial stability, which are subject to prevailing global economic and market conditions and to certain financial, business and other factors beyond its control. Even if it were able to refinance or obtain additional financing, the costs of new indebtedness could be substantially higher than the costs of its existing indebtedness.

If Toys-Delaware’s cash flows and capital resources are insufficient to fund its debt service obligations or it is unable to refinance its indebtedness, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure its indebtedness. These alternative measures may not be successful and may not permit it to meet its scheduled debt service obligations. If Toys-Delaware’s operating results and available cash are insufficient to meet its debt service obligations, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. Toys-Delaware may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due. Additionally, in the event of such liquidity problems, Toys-Delaware may become unable to meet its obligations under the Master Lease which may impact the Company’s cash flow and consequently, the Company’s ability to meet its obligations under the Notes. If Toys-Delaware was unable to repay amounts when due, the lenders could proceed against the collateral granted to them to secure that indebtedness.

Toys-Delaware’s debt agreements contain covenants that limit its flexibility in operating its business.

The agreements governing Toys-Delaware’s indebtedness contain various covenants that limit its ability to engage in specified types of transactions, and may adversely affect its ability to operate its business. Among other things, these covenants limit Toys-Delaware’s and its subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to its capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with its affiliates; and

•	amend certain documents.

A breach of any of these covenants could result in default under one or more of Toys-Delaware’s debt agreements, which could prompt the lenders to declare all amounts outstanding under one or more of the debt agreements to be immediately due and payable and terminate all commitments to extend further credit. If Toys-Delaware were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the debt agreements accelerate the repayment of borrowings, Toys-Delaware cannot ensure that it will have sufficient assets and funds to repay the borrowings under its debt agreements or meets its obligations under the Master Lease.

TRU is highly leveraged and needs to refinance portions of its debt in the next two years, which refinancing may not be available.

As of July 31, 2010, TRU and its subsidiaries (including the Company) had, approximately $5,353 million of outstanding debt, $2,120 million of which matures in the remainder of fiscals 2010, 2011 or 2012. TRU’s existing cash balances and cash flows from operating activities may not be sufficient to fund its projected cash needs. TRU may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding. It will be more difficult to obtain additional financing if prevailing instability in the credit and financial markets continues. An inability to access replacement or additional sources of liquidity to fund TRU’s cash needs or to refinance or otherwise fund the repayment of its maturing debt could adversely affect its financial condition, results of operations and ability to make payments on its debt. While TRU is not obligated to make payments under the Master Lease or the Notes, in the event that TRU were to become a debtor in a case (a “Bankruptcy Case”), a creditor, receiver, conservator or the trustee in such bankruptcy might request a court to order TRU’s assets and liabilities be consolidated with our or Toys-Delaware (including its properties) for the satisfaction of claims of creditors of TRU. See “— We, Toys-Delaware or TRU may become subject to bankruptcy proceedings and in that event our respective rights and obligations may be subject to material modification” below.

Risks Relating to the Transactions and the Notes

The value of the assets that have been granted as security for the Notes may not be sufficient to satisfy our obligations under the Notes. We have not obtained an independent appraisal of the fair market value of such assets.

No independent appraisals of the fair market value of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions, demand for commercial space, the availability of buyers and similar factors described above under “— Risks Relating to the Company — Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control.” In addition, courts could limit recoverability if they apply a law other than New York State law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

In addition, the collateral securing the Notes will be subject to the Master Lease and liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of the Master Lease and any permitted liens could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed and bankruptcy court approval would be required before the collateral agent could attempt any foreclosure actions with respect to the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes or when such sale would be permitted to occur.

We, Toys-Delaware or TRU may become subject to bankruptcy proceedings and in that event our respective rights and obligations may be subject to material modification.

The Company was formed with the intent that it be a bankruptcy remote entity so as to reduce the likelihood of a bankruptcy of the Company. Although such measures reduce the likelihood that we would incur obligations that would result in a bankruptcy, no assurance can be given that we will not file for bankruptcy protection (including in connection with the commencement of any Bankruptcy Case of another TRU entity, or otherwise) or that our creditors will not initiate a bankruptcy or similar proceeding against us. Because we are the owner or ground lessee of the Properties, the possibility that we could become such a debtor is likely greater, from a theoretical standpoint, than an entity that merely owns financial assets, because, among other reasons, claims may arise against us from our ownership or operation of the Properties.

Delay in Payments. In the event that we were to become a debtor in a Bankruptcy Case seeking reorganization or other relief under Title 11 of the United States Code (the “Bankruptcy Code”), a delay and/or substantial reduction in payments under the Notes may occur.

Rejection of Master Lease. If Toys-Delaware were to become a debtor in a Bankruptcy Case, a trustee in bankruptcy for Toys-Delaware (or Toys-Delaware as debtor-in-possession) would have the right, under the Bankruptcy Code, to reject or assume the Master Lease. If the Master Lease were so rejected, Toys-Delaware would be required to surrender the Properties to us and we would have a general unsecured claim against Toys-Delaware limited to the lesser of (a) our actual damages (if any) as determined under applicable state law and (b) the rent required by the Master Lease, without acceleration, for the greater of one year, or 15%, not to exceed three years, of the remaining term of the Master Lease. It is impossible to predict how such a claim would be treated in any Toys-Delaware Bankruptcy Case or when any distributions would be made thereon.

Recharacterization of Master Lease as financing. The foregoing assumes that the Master Lease would be treated in bankruptcy as a lease, and not as a financing. If the Master Lease were treated as a financing by a bankruptcy court, we and Toys-Delaware would have the rights and obligations of, respectively, a creditor and debtor, rather than a landlord and tenant. It is difficult to predict fully the consequences that would result from this recharacterization, but they would include the potential of a non-consensual restructuring of Toys-Delaware’s obligations to us (a “cram-down”); the potential disallowance of the mortgage liens as having been granted by a party other than the equitable owner of the Properties; the absence of any requirement on the part of Toys-Delaware to accept or reject the Master Lease and therefore to surrender the Properties in the event of a rejection; the elimination of Toys-Delaware’s obligation to either (i) pay, during the bankruptcy proceeding and prior to a Master Lease rejection, as an administrative expense, the rents payable under the Master Lease; or (ii) cure any outstanding monetary defaults prior to any assumption of the Master Lease and the obligation to repay to Toys-Delaware for the benefit of its estate in bankruptcy payments made to us by Toys-Delaware under the Master Lease during the one-year preference period prior to the commencement of the Bankruptcy Case.

Pari Passu treatment of claims. Regardless whether the Master Lease were characterized as a true lease or as a financing by a bankruptcy court, any claim for damages against Toys-Delaware under the Master Lease by us (to the extent allowed as discussed above) would be payable only out of the assets of Toys-Delaware available for such payment. Any such claim would rank pari passu with all unsecured general obligations of Toys-Delaware.

Severability of Master Lease. Although the Master Lease expresses the intention of the parties thereto that the Master Lease constitutes a single, integrated lease for all of the Properties, there can be no assurance that a bankruptcy court would not permit a trustee in bankruptcy for Toys-Delaware (or Toys-Delaware as debtor-in-possession) to assume the Master Lease only with respect to certain Properties and reject the Master Lease with respect to other Properties. In that case, we would be entitled to lease rejection damages (limited as described above) but not rent and other rights to payment under the Master Lease with respect to those Properties for which the Master Lease was rejected and the surrender of only such Properties. Toys-Delaware would be entitled to remain in possession of those Properties for which the Master Lease was assumed, or might be authorized to assign the Master Lease with respect to some or all of those Properties to one or more other parties who will assume the Master Lease with respect to those Properties, provided that all existing defaults under the Master Lease with respect to such Properties are cured and we are provided with “adequate assurance” (as determined by the bankruptcy court) of future performance by the tenant of its obligations under the Master Lease with respect to such Properties. In addition, we may determine that agreeing to a modification of the Master Lease in a Toys-Delaware bankruptcy proceeding would be better for us than a rejection of the Master Lease in its entirety by Toys-Delaware followed by a liquidation of Toys-Delaware.

No covenant to operate. Toys-Delaware is not required under the Master Lease to operate any of the Properties as Toys “R” Us or Babies “R” Us stores and is permitted to sublease Properties. As a consequence, Properties in which Toys-Delaware is not operating may be maintained to a lesser standard that those in which it is operating, and, in the event of a Bankruptcy Case involving Toys-Delaware, Toys-Delaware may be more inclined to reject the Master Lease with respect to such Properties, assuming the Master Lease is not held to be indivisible, or reject the Master Lease in its entirety assuming the Master Lease is held to be indivisible, if the number of such Properties is substantial.

Ineffectiveness of bankruptcy-remoteness; consolidation with TRU or Toys-Delaware; fraudulent conveyance. The Company has taken steps that are intended to ensure that the voluntary or involuntary application for relief by TRU or Toys-Delaware under the Bankruptcy Code will not result in the consolidation of the assets and liabilities of the Company with those of TRU or Toys-Delaware or their subsidiaries (other than the Company). These steps include the maintenance of its own books and records and the requirement that all transactions between the Company, on the one hand, and TRU or Toys-Delaware, on the other hand, and their respective affiliates will be on an arm’s-length basis. In the event, however, that we, Toys-Delaware or TRU were to become a debtor in a Bankruptcy Case, any of the foregoing or a creditor, or trustee in a bankruptcy of the debtor could request a court to order our assets and liabilities be consolidated with our, Toys-Delaware’s or TRU’s assets. If our assets and liabilities were consolidated with Toys-Delaware, the Master Lease would be eliminated. Alternatively, any such party may seek to avoid any part of the 2005 financing transactions as a fraudulent transfer. In addition, any claim described herein against the bankruptcy estate of Toys-Delaware or TRU would be an unsecured claim against such bankruptcy estate and, as such, full recovery may be unlikely and the extent to which such claim would be paid, and the form and timing of such payment, is uncertain. As a result, under such circumstances, the amount and timing of distributions on the Notes would be adversely affected.

The Company has two independent members whose approval is required as a condition to the Company’s commencement of a Bankruptcy Case with respect to itself. That requirement will not prevent the commencement of such a Bankruptcy Case (including, in connection with the commencement of any Bankruptcy Case of another TRU entity, or otherwise).

See “— In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations” below.

Certain provisions of the Master Lease may not be enforced as written.

The Master Lease may not be enforced in accordance with its terms under applicable laws, including bankruptcy and state laws. For example, the true-lease and single-lease issues noted above in “— We, Toys-Delaware or TRU may become subject to bankruptcy proceedings and in that event our respective rights and obligations may be subject to material modification” may arise and be decided adversely to the Company even outside of a Bankruptcy Case. In addition, a court may not enforce a provision of the Master Lease that provides, upon an event of default under the Master Lease, for an acceleration of Toys-Delaware’s rental obligations under the Master Lease.

We have substantial indebtedness and, accordingly, we may be unable to service or repay the Notes.

We have substantial indebtedness (as of July 31, 2010, we had a total indebtedness of $715 million consisting of the Notes). Accordingly, our ability to make scheduled payments on and to refinance the Notes, depends on and is subject to our financial and operating performance, which is dependent on payments under the Master Lease and other factors beyond our control, including the availability of financing in the international banking and capital markets. All of our business is to own and lease the Properties under the Master Lease. We cannot assure you that the payments we receive from Toys-Delaware under the Master Lease will generate sufficient cash flow to fund our liquidity needs or support a refinancing of the Notes. If we are unable to meet our obligations under the Notes, including at the maturity of the Notes, we will need to restructure or refinance the Notes. Further, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

The trustee may not be able to accelerate payments under or terminate the Master Lease upon an event of default under the indenture governing the Notes.

Although the indenture governing the Notes permits the trustee to accelerate the maturity of the Notes following an event of default under the indenture, the occurrence of an event of default under the indenture will not constitute an event of default under the Master Lease. Accordingly, while the trustee will be entitled to accelerate the maturity of the Notes following an event of default under the indenture, the trustee may not be entitled to terminate the Master Lease or accelerate the rent under the Master Lease upon the occurrence of an event of default under the indenture. The Master Tenant and the collateral agent are parties to a Subordination, Nondisturbance and Attornment Agreement whereby a foreclosure or similar enforcement action against us will not affect the Master Tenant’s possessory interests and other rights under the Master Lease as long as no “event of default” under the Master Lease has occurred and is continuing.

If we are unable to repay the outstanding principal of the Notes at maturity, that will not in itself result in an acceleration of amounts under the Master Lease or otherwise adversely affect the rights of Toys-Delaware under the Master Lease, including its right to exclusive possession and use of the Properties for the balance of the Master Lease term (which would be approximately 12 years at the scheduled maturity of the Notes).

The trustee may not be able to accelerate the Notes upon certain events of default under the Master Lease.

A payment default by Toys-Delaware under the Master Lease in excess of $15 million is the only default under the Master Lease that would constitute a default under the indenture governing the Notes. Accordingly, Toys-Delaware may default under the Master Lease without necessarily triggering a default under the indenture governing the Notes.

Real estate investments are generally illiquid.

Real estate is relatively difficult to sell quickly. In addition, real estate markets in many areas of the United States have recently been volatile. Further, a number of large retail stores have recently gone out of business, which may affect the demand for large retail locations. In the event we attempted to sell any of the Properties, we may be unable to sell or otherwise dispose of such Properties at attractive prices within any given period of time. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. In addition, any sale of the Properties will be subject to the terms of the Master Lease, which could limit the marketability of the Properties and the price we could obtain in a sale.

The indenture governing the Notes imposes significant operating and financial restrictions on us and any future Guarantors, which may prevent us from obtaining additional liquidity.

The indenture governing the Notes contains covenants and restrictions, which limit how we and any future Guarantors conduct our business. As a result, we may be unable to raise additional debt or equity financing to provide additional liquidity. We cannot assure you that we and any future Guarantors will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the holders of the Notes and/or amend the covenants.

Our failure to be able to comply with these restrictive covenants could result in our being required to repay the Notes before their due date. If we are forced to refinance the Notes on less favorable terms, our results of operations and financial condition could be adversely affected.

Federal and state statutes may allow courts, under specific circumstances, to void the Notes and the Guarantees, if any, subordinate claims in respect of the Notes and the Guarantees, if any, and/or require holders of the Notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Notes and the Guarantees, and liens securing our or a future Guarantor’s obligations thereunder, could be voided, or claims in respect of the Notes and the Guarantees could be subordinated to our other debt, if the issuance of the Notes and the Guarantees was found to have been made for less than their reasonable equivalent value and we or a future Guarantor, at the time we or it incurred the indebtedness evidenced by the Notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our or the future Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or the future Guarantor would incur, debts beyond our or its ability to pay such debts as they mature.

A court might also void the issuance of the Notes and the Guarantees, and the liens granted under the security documents, without regard to the above factors if the court found that we issued the Notes or a future Guarantor entered into a Guarantee or granted a lien with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a future Guarantor did not receive reasonably equivalent value or fair consideration for the Notes or the Guarantees, respectively, if we or the future Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or a Guarantee, you would no longer have a claim against us or the relevant future Guarantor or the collateral pledged to secure the Notes or such Guarantee, as applicable. Sufficient funds to repay the Notes may not be available from other sources, including any remaining future Guarantor, if any. In addition, the court might direct you to repay any amounts that you already received from us or the future Guarantor.

In addition, any payment by us pursuant to the Notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outside party more than such creditors would have received in a distribution under the Bankruptcy Code.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•

the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the incurrence of indebtedness represented by the Notes and the application of the proceeds from the sale of the outstanding notes, we were not insolvent, did not have unreasonably small capital for the business in which we are engaged and did not incur debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

In addition, although each Guarantee, if any, will contain a provision intended to limit the relevant future Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer, this provision may not be effective to protect the Guarantee from being voided under fraudulent transfer law, or may reduce that future Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. In a recent Florida Bankruptcy Case, this kind of provision was found to be ineffective to protect the guarantees.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the Notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the Notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a future Guarantor, upon the release of such Guarantor from its Guarantee; and

•

to release excess proceeds and collateral excess proceeds that remain unexpended after the conclusion of an asset sale offer or a collateral asset sale offer conducted in accordance with the indenture.

In addition, the sale of any properties by us would reduce the value of the collateral securing the Notes.

Recovery on the mortgages for the Properties may be limited to less than the fair market value of the Properties.

To minimize mortgage recording tax in jurisdictions that impose such tax, the lien of the security documents encumbering a Property in such jurisdiction will be limited to 125% of its allocated portion of the Notes. As a result, the maximum amount that may be recovered from any such Property under the security documents may be less than such Property’s fair market value.

State law may limit the ability of the collateral agent to foreclose on the real property and improvements and leasehold interests included in the collateral.

The Notes will be secured by, among other things, liens on real property or leasehold interests in real property and improvements located in 29 states in which the collateral Properties are located. The laws of those states may limit the ability of the collateral agent to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules (such as California), which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral agent also may be limited in its ability to enforce a breach of the “no liens” and “no transfers or assignments” covenants. Some decisions of state courts, including California, have placed limits on a lender’s ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the lender may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The rights of holders of Notes to the collateral securing the Notes may be adversely affected by issues generally associated with the realization of security interests in collateral including the failure to record and/ or perfect interests in certain collateral.

Applicable law requires that a security interest in certain tangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the Notes may not be perfected with respect to the claims of Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the Notes. The mortgages with respect to the Properties to be pledged as collateral securing the Notes will include a grant of a security interest in certain assets constituting personal property related to the operation and ownership of such Properties, but shall not require the perfection in any personal property that requires perfection other than by the filing of a financing statement. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. As a result, a third party creditor of us or our subsidiaries could gain priority over the lien of one or more of the mortgages on the Properties through the recordation of an intervening lien. Although the indenture and the security documents contain customary further assurance provisions, there can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that the Company will inform the trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of Notes against third parties.

The security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under the federal bankruptcy law, a secured creditor is prohibited from taking its security from a debtor in a Bankruptcy Case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy law permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances. The federal bankruptcy laws also permit a debtor to surcharge a secured creditor’s collateral for the costs of preserving and disposing of such collateral. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a Bankruptcy Case, whether or when the collateral agent could repossess or dispose of the collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection” or what amount of costs might be surcharged against the collateral.

Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s Bankruptcy Case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a Bankruptcy Case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences (including payment of the Notes) or fraudulent conveyances. See “Description of Notes — Certain Bankruptcy Limitations.”

The collateral is subject to casualty risks and potential environmental liabilities.

We intend to through TRU maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the amounts outstanding under the Notes. Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Notes.

Because a Guarantor’s liability under its Guarantee, if any, may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from a Guarantor.

The Company does not currently have any subsidiaries. However, any future subsidiary of the Company will guarantee the Notes. A Guarantee by any future Guarantor, however, would be limited to the maximum amount that the future Guarantor is permitted to guarantee under applicable law. As a result, a future Guarantor’s liability under its Guarantee could be reduced to zero, depending upon the amount of other obligations of such future Guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the future Guarantor. See “— Federal and state statutes may allow courts, under specific circumstances, to void the Notes and the Guarantee, subordinate claims in respect of the Notes and the Guarantee and/or require holders of the Notes to return payments received from us” in this prospectus. In addition, you will lose the benefit of a particular Guarantee if it is released under certain circumstances described under “Description of Notes — Notes Guarantees” in this prospectus.

We may not be able to finance a change of control offer required by the indenture governing the Notes.

Upon a change of control, as defined under the indenture governing the Notes, you will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 101% of the principal amount of the Notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding

Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the indenture. In addition, a change of control under the Notes does not result in an acceleration or other payment under the Master Lease. As a result, in such event we may not have sufficient funds to repurchase the Notes. Further, the indenture governing the Notes may not afford you protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting TRU or Toys-Delaware that may adversely affect you, if such transaction is not the type of transaction included within the indenture’s definition of change of control. A transaction involving the management of TRU or Toys-Delaware will result in a change of control only if it is the type of transaction specified in such definition. In addition, while certain transactions affecting TRU or Toys-Delaware may constitute a change of control under the indenture, only the Company will be required to make a change of control offer.

If a bankruptcy petition were filed by or against us, because of OID, holders of the Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount (“OID”), if any, that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the Notes, even if sufficient funds are available.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended					26 Weeks Ended
	January 30, 2010	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006(a)	July 31, 2010
Ratio of Earnings to Fixed Charges	2.08	1.74	1.19	—	1.12	1.35
Deficiency in the coverage of Ratio of Earnings to Fixed Charges	$—	$—	$—	$(3,066)	$—	$—

(a)	Reflects operating results for partial fiscal year. The Company was formed in July 2005 as part of a reorganization of the business of TRU.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations, (ii) interest expense, net, including the portion of rents representative of an interest factor, and (iii) amortization of debt issue costs. Fixed charges consist of interest expense, net, amortization of debt issue costs, and the portions of rents representative of an interest factor.

THE TRANSACTIONS

Prior to or concurrently with the offering of the outstanding notes, we engaged in the following transactions (which we refer to collectively with the offering of the outstanding notes, as the “Transactions”):

•	Toys-Delaware purchased certain properties from MPO for cash consideration of approximately $146 million (the “MPO Sales Transaction”).

•

TRU contributed approximately $47 million in cash to MPO (the “MPO Cash Contribution”). MPO repaid all of the outstanding approximately $200 million of borrowings, plus accrued and unpaid interest, under its loan and security agreement and related mezzanine loans, with the proceeds from the MPO Sale Transaction and MPO Cash Contribution and release of restricted cash.

•	TRU caused MPO to contribute on TRU’s behalf the remaining properties of MPO to Toys-Delaware.

•	Toys-Delaware transferred to the Company a portion of the properties formerly owned by MPO and received, in exchange, four distribution centers and certain other properties owned by the Company.

•	The Company acquired from Toys-Delaware the remaining MPO properties for cash consideration of approximately $120 million.

•	TRU lent Junior Holdings approximately $9 million in exchange for the Junior Mezzanine Loan, of which $6 million was contributed to the Company. The Junior Mezzanine Loan was repaid on June 25, 2010.

•

The Company and Toys-Delaware amended and restated the master leases, originally dated as of July 21, 2005, between Toys-Delaware and each of Giraffe and MPO. The Master Lease continues to be a triple net lease requiring the Master Tenant to make payments on a triple net basis. The base rent payable by Toys-Delaware to U.S. Propco II under the Master Lease, as of the amendment and restatement of the Master Lease, is initially $90.5 million per annum, net of rents due to third parties. For additional information, including a description of the amendments to the Master Lease, see “The Master Lease and Certain Other Related Party Transactions — Master Lease.”

•

All of the outstanding approximately $600 million of borrowings, plus accrued and unpaid interest, under our loan and security agreement and related mezzanine loans of our direct and indirect parent companies, together with the Company’s purchase of MPO properties from Toys-Delaware and fees and expenses estimated to be approximately $27 million, including fees payable to the Sponsors by TRU pursuant to their advisory agreement with TRU, were paid or repaid with the proceeds from this offering together with the proceeds from the Junior Mezzanine Loan (the proceeds of which was contributed to the Company) and cash on hand and release of restricted cash. For additional information, see “Use of Proceeds” and “Unaudited Pro Forma Financial Information of the Company.”

•	The subsidiaries of Junior Holdings merged or liquidated, with the Company surviving.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2010.

You should read this table in conjunction with “Unaudited Pro Forma Financial Information of the Company,” “Selected Historical Financial Data of the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and the Company’s historical financial statements and the related notes thereto included in this prospectus.

(In millions)	As of July 31, 2010
8.50% Senior Secured Notes due 2017	$715
Total member’s deficit	(263)

Total capitalization	$452

UNAUDITED PRO FORMA FINANCIAL

INFORMATION OF THE COMPANY

The following unaudited pro forma statements of operations for the fiscal year ended January 30, 2010 of the Company are based on the historical financial statements of Giraffe and MPO Holdings, which have been combined, and give effect to the Transactions as if they had occurred on February 1, 2009. The pro forma statement of operations include only earnings from continuing operations and, accordingly, exclude the results of six properties transferred to Toys-Delaware on November 20, 2009. Pro forma adjustments for the Transactions were made to reflect:

•	increase in rental revenue due to the amendment and restatement of the Master Lease; and

•	the impact to interest expense for the issuance of the Notes and the repayment of borrowings under our loan and security agreements and related mezzanine loans.

The unaudited pro forma adjustments are based upon management’s best estimates and available information and certain assumptions that we believe are reasonable. The unaudited pro forma statement of operations do not give effect to the non-recurring items (including costs directly attributable to the Transactions and the write-off of the deferred financing costs on our loan and security agreement and the related mezzanine loans and on MPO’s loan and security agreement and related mezzanine loans of $2.7 million) that were incurred in connection with the Transactions.

The unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and the historical financial statements of the Company and the related notes, included elsewhere in this prospectus. The unaudited pro forma financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of operations that we would have reported had the Transactions been completed as of the date and for the period presented, and should not be taken as representative of our results of operations or financial condition following the completion of the Transactions.

TOYS “R” US PROPERTY COMPANY II, LLC

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the fiscal year ended January 30, 2010

(In thousands)	Historical	Pro Forma Adjustments		Pro Forma
Rental Revenues:
Base rents	$79,587	$26,659	(1)	$106,246
Tenant reimbursements	12,968	—		12,968

Total Revenues	92,555	26,659		119,214
Depreciation	13,890	—		13,890
Rental expense	3,016	—		3,016
Common area maintenance expenses	12,968	—		12,968
Other operating expense, net	2,451	—		2,451

Total operating expenses	32,325	—		32,325
Operating earnings	60,230	26,659		86,889
Interest expense, net	27,704	38,776	(2)	66,480

Earnings from continuing operations	$32,526	$(12,117)		$20,409

See the accompanying Notes to Unaudited Pro Forma Financial Statements

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1)	Reflects an increase in rental revenue of $26.7 million related to the amendment of the Master Lease for the fiscal year ended January 30, 2010.

(2)	Reflects the issuance of outstanding notes and repayment of outstanding borrowings under the loan and security agreements and related mezzanine loans:

(In thousands)	Principal	Interest Expense Fiscal 2009	Debt Expense Amortization Fiscal 2009
Issuance of outstanding notes (a)(b)	$725,000	$50,530	$3,036
Loan and security agreements and related mezzanine loans (c)	(800,608)	(9,592)	(5,198)

Total pro forma adjustment		$40,938	$(2,162)

	Interest Expense	Debt Expense
(a) Pro-forma interest expense and debt expense amortization for 12 months:	$62,913	$3,471
Interest expense and debt expense amortization from November 20, 2009 through January 30, 2010:	(12,383)	(435)

Net pro-forma adjustment:	$50,530	$3,036

(b)	The pro forma adjustment includes the effect of $10.3 million of original issue discount.

(c)	Adjustments include the elimination of interest expense, debt expense amortization and the write-off of $2.7 million of deferred finance costs related to the loan and security credit agreements and related mezzanine loans for the period of February 1, 2009 through November 19, 2009.

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

Set forth below is selected financial information for the Company, which reflects the combination of historical financial statements of Giraffe and MPO Holdings. See Note 1 to our audited financial statements included in this prospectus. The selected historical and pro forma financial data set forth below should be read in conjunction with the information presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and our financial statements and related notes thereto appearing elsewhere in this prospectus.

We derived the selected historical financial data for the Company for the years ended January 30, 2010, January 31, 2009 and February 2, 2008 from our audited financial statements, which are included in this prospectus. We derived the selected historical financial information as of February 3, 2007 and as of January 28, 2006 and for the years then ended from our audited financial statements, which are not included in this prospectus. Our audited financial statements for the years ended January 30, 2010, January 31, 2009 and February 2, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report included in this prospectus. The historical results presented are not necessarily indicative of our future results.

We derived the unaudited historical interim financial data for the Company as of and for the twenty-six weeks ended July 31, 2010 and August 1, 2009 from our unaudited interim condensed financial statements, which are included in this prospectus. Our unaudited interim condensed financial statements were prepared on a basis consistent with our audited financial statements. In management’s opinion, the unaudited interim condensed financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements. Our results for the twenty-six weeks ended July 31, 2010 are not necessarily indicative of our results for the full fiscal year.

	Fiscal Years Ended					26 Weeks Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006(a)	July 31, 2010	August 1, 2009
Statement of Operations Data:
Rental Revenues:
Base rents	$79,587	$73,728	$74,208	$73,769	$38,879	$53,760	$36,862
Tenant reimbursements	12,968	12,827	12,841	11,870	5,539	6,546	6,639

Total revenues	92,555	86,555	87,049	85,639	44,418	60,306	43,501
Costs and expenses:
Depreciation	13,890	13,933	12,685	12,827	6,817	6,089	6,308
Rental expense	3,016	3,022	2,970	3,014	1,713	2,056	1,510
Common area maintenance expenses	12,968	12,827	12,841	11,870	5,539	6,546	6,639
Other operating expenses, net	2,451	1,898	1,919	1,670	10	835	1,155

Total operating expenses	32,325	31,680	30,415	29,381	14,079	15,526	15,612

Operating earnings	60,230	54,875	56,634	56,258	30,339	44,780	27,889
Interest expense, net	27,704	28,987	46,226	59,324	26,481	33,014	7,509

Earnings from continuing operations	$32,526	$25,888	$10,408	$(3,066)	$3,858	$11,766	$20,380

Balance Sheet Data (end of period):
Cash and cash equivalents	$13,741	$—	$—	$35	$—	$10,464	$—
Total assets	478,054	623,000	636,991	644,114	677,711	475,385	616,358
Total debt	714,849	800,000	800,000	800,000	800,000	715,339	800,000
Total member’s deficit	(260,666)	(193,086)	(179,328)	(174,249)	(137,431)	(263,170)	(200,099)

(a)	Reflects operating results for partial fiscal year. The Company was formed in July 2005 as part of a reorganization of the business of TRU.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TOYS-DELAWARE

Set forth below is selected financial information for Toys-Delaware. We have included financial information for Toys-Delaware because Toys-Delaware is the Master Tenant under the Master Lease and provides the sole source of revenue to the Company; however, Toys-Delaware is not an obligor or guarantor of the Notes.

The selected historical consolidated financial data set forth below should be read in conjunction with the information presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Toys-Delaware” and Toys-Delaware’s consolidated financial statements and related notes thereto appearing in this prospectus.

The selected historical consolidated financial data of Toys-Delaware for the years ended January 30, 2010, January 31, 2009 and February 2, 2008 is derived from Toys-Delaware’s audited consolidated financial statements, which are included in this prospectus. The audited consolidated financial statements for Toys-Delaware for the years ended January 30, 2010, January 31, 2009 and February 2, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report included in this prospectus. The historical results presented are not necessarily indicative of Toys-Delaware’s future results.

The unaudited historical interim financial information for Toys-Delaware as of and for the twenty-six weeks ended July 31, 2010 and August 1, 2009, is derived from Toys-Delaware’s unaudited interim condensed consolidated financial statements, which are included in this prospectus. Toys-Delaware’s unaudited interim condensed consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements. In the opinion of the management of Toys-Delaware, the unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements. Toys-Delaware’s results for the twenty-six weeks ended July 31, 2010 are not necessarily indicative of our results for the full fiscal year.

On November 20, 2009, Toys-Delaware acquired substantially all of the net assets of its affiliate, MPO Holdings and its consolidated subsidiaries. MPO Holdings, formerly a directly owned subsidiary of TRU, leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO Holdings was formed on July 21, 2005 as a result of a reorganization and at that time received properties from affiliated entities which were recorded at their historical costs. As the November 2009 transaction was between entities under common control, Toys-Delaware is required to reflect the transaction in its financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO Holdings financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

	Fiscal Years Ended			26 Weeks Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008	July 31, 2010	August 1, 2009
		(As adjusted)	(As adjusted)		(As adjusted)
Statement of Operations Data:
Net sales	$9,017	$9,155	$9,102	$3,568	$3,445
Other revenues	153	178	178	57	58

Total revenues	9,170	9,333	9,280	3,625	3,503
Cost of sales	5,901	6,040	5,988	2,280	2,203
Cost of other revenues	11	34	26	3	6

Gross margin	3,258	3,259	3,266	1,342	1,294

Selling, general and administrative expenses	2,641	2,714	2,709	1,244	1,152
Depreciation and amortization	227	232	233	120	114
Other income, net	(55)	(108)	(72)	(27)	(22)

Total operating expenses	2,813	2,838	2,870	1,337	1,244

Operating earnings	445	421	396	5	50
Interest expense	(156)	(171)	(241)	(100)	(65)
Interest income	28	38	65	16	13

Earnings (loss) before income taxes	317	288	220	(79)	(2)
Income tax expense (benefit)	114	107	59	(41)	(4)

Net earnings (loss)	$203	$181	$161	$(38)	$2

Balance Sheet Data (end of period):
Cash and cash equivalents	$344	$256	$256	$65	$62
Total assets	4,640	4,542	4,559	4,721	4,594
Total debt	1,862	1,909	1,936	2,111	2,247
Total stockholder’s equity	726	676	567	668	482

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This section should be read in conjunction with our financial statements and the accompanying notes included in this prospectus, and contains forward-looking statements that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” in this prospectus. The following MD&A includes the following sections:

•	Executive Overview, which provides an overview of our business.

•

Results of Operations, which provides an analysis of our results of operations for the twenty-six weeks ended July 31, 2010 compared to the twenty-six weeks ended August 1, 2009, and for fiscal 2009 compared to fiscal 2008 and fiscal 2008 compared to fiscal 2007.

•	Liquidity and Capital Resources, which provides an overview of our cash flows, financing and contractual obligations.

•	Critical Accounting Policies, which provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

•

Recently Adopted Accounting Pronouncements, which provides a brief description of significant accounting standards which were adopted during the twenty-six weeks ended July 31, 2010 and fiscal 2009, as well as accounting standards which we have not yet been required to implement and may be applicable to our future operations.

All information in this MD&A is presented on a historical basis and reflects results of continuing operations for all periods presented.

Executive Overview

We are a special purpose entity owned indirectly by Toys-Delaware. We own fee and leasehold interests in 129 properties in various retail markets throughout the United States. Under an operating company/property company structure, we lease these properties on a triple-net basis to Toys-Delaware, the operating entity for all of TRU’s North American businesses. Substantially all of our revenues and cash flows are derived from payments from Toys-Delaware under the Master Lease.

Our primary business operations consist of leasing properties to our affiliate Toys-Delaware, servicing our debt via payments on our debt instruments and, subject to compliance with our debt agreements, distributing cash to our parent. The Company’s management does not currently have plans to purchase additional properties. As a result, we do not believe we are subject to risks associated with obtaining financing for individual properties when availability of capital in the marketplace may be limited or may subject to the overall economic environment. Substantially all of our cash revenues are subject to fixed increases under the Master Lease which will expire in 2030. Also, interest payments under our outstanding notes are fixed at 8.50% which mature in 2017.

On November 20, 2009, we acquired substantially all of the net assets of our affiliate, MPO Holdings and its consolidated subsidiaries. MPO Holdings was directly owned by TRU and also leased or subleased substantially all of its properties to Toys-Delaware. The historic financial positions and results of operations of Giraffe and MPO Holdings have been presented on a combined basis with prior year financial information combined retrospectively for all periods presented.

Although a majority of our properties are owned, we lease several of our properties from third parties and as these leases expire, we may need to renew these leases on terms that may not be as favorable as under the expiring lease. However, none of our leases expire prior to the maturity of the Notes. Also, the terms of the Master Lease allow us to charge common area maintenance expenses and certain other operating expenses to Toys-Delaware.

We believe that cash generated from operating activities will be sufficient to fund our cash flow requirements for at least the next 12 months.

Material Trends and Uncertainties

Our primary source of rental revenue and cash flows is derived from the leasing arrangements we have entered into with Toys-Delaware under the Master Lease which expires in 2030. We record rental revenue using the straight-line method, which results in recording a consistent rate of revenue over the terms of our lease agreements even when cash rents received increase or decrease over the lease term. We anticipate that rental revenues will be higher in future periods as compared with rental revenues reported for previous periods due to the terms and conditions of the Master Lease. Base rents under the Master Lease are scheduled to increase by 10% for each property on February 1, 2015, February 1, 2020 and February 1, 2025. Our largest expense is interest expense; the payment and recording of which is fixed over the term of the Notes. Interest expense, net will increase in future periods as compared with previously reported amounts due to our issuance of the Notes on November 20, 2009, and the repayment of approximately $800 million of loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, which bore significantly lower variable rates of interest.

Results of Operations

Twenty-Six Weeks Ended July 31, 2010 Compared to Twenty-Six Weeks Ended August 1, 2009

Earnings from Continuing Operations

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Earnings from continuing operations	$11,766	$20,380	$(8,614)	(42.3)%

Earnings from continuing operations decreased by $8.6 million, or 42.3%, to $11.8 million for the twenty-six weeks ended July 31, 2010, compared to $20.4 million for the twenty-six weeks ended August 1, 2009. Earnings from continuing operations decreased primarily due to an increase of $25.5 million in Interest expense, net, partially offset by an increase of $16.8 million in Total revenues due primarily to an increase in Base rents.

Total Revenues

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Total revenues	$60,306	$43,501	$16,805	38.6%

Total revenues increased by $16.8 million, or 38.6%, to $60.3 million for the twenty-six weeks ended July 31, 2010, compared to $43.5 million for the twenty-six weeks ended August 1, 2009. The increases was primarily due to increases in Base rents as a result of the amendments in the Master Lease on November 20, 2009 and a $0.6 million straight-line lease accounting non-cash charge related to prior periods.

Depreciation

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Depreciation	$6,089	$6,308	$(219)	(3.5)%

Depreciation decreased by $0.2 million, or 3.5%, to $6.1 million for the twenty-six weeks ended July 31, 2010, compared to $6.3 million for the twenty-six weeks ended August 1, 2009.

Common Area Maintenance Expenses

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Common area maintenance expenses	$6,546	$6,639	$(93)	(1.4)%

Common area maintenance expenses decreased by $0.1 million, or 1.4%, to $6.5 million for the twenty-six weeks ended July 31, 2010, compared to $6.6 million for the twenty-six weeks ended August 1, 2009. These expenses are fully reimbursed by our tenant under the Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Rental expense	$2,056	$1,510	$546	36.2%

Rental expense increased by $0.5 million, or 36.2%, to $2.0 million for the twenty-six weeks ended July 31, 2010, compared to $1.5 million for the twenty-six weeks ended August 1, 2009. The increase was primarily due to a $0.6 million straight-line lease accounting non-cash charge related to prior periods. These expenses are fully reimbursed by our tenant under the Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Other operating expenses, net	$835	$1,155	$(320)	(27.7)%

Other operating expenses, net decreased by $0.3 million, or 27.7%, to $0.8 million for the twenty-six weeks ended July 31, 2010, compared to $1.1 million for the twenty-six weeks ended August 1, 2009. The decrease was primarily due to decrease in management service fees. See Note 6 to our condensed financial statements entitled “Related party transactions” for further details.

Interest Expense, net

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Interest expense, net	$33,014	$7,509	$25,505	339.7%

Interest expense, net increased by $25.5 million, or 339.7%, to $33.0 million for the twenty-six weeks ended July 31, 2010, compared to $7.5 million for the twenty-six weeks ended August 1, 2009. The increase in Interest expense, net was primarily due to higher effective interest rates related to the Notes, partially offset by a reduction in average debt balances due to the prior year refinancing.

Earnings from Discontinued Operations

	26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change
Earnings from discontinued operations	$—	$4,722	$(4,722)	(100)%

Earnings from discontinued operations decreased by $4.7 million, or 100%, for the twenty-six weeks ended July 31, 2010, compared to the twenty-six weeks ended August 1, 2009. The decrease was due to the operations of the six properties transferred to Toys-Delaware being included in our operating results for the twenty-six weeks ended August 1, 2009, while no longer being included in current year operating results as they were sold on November 20, 2009. See Note 3 to our condensed financial statements entitled “Discontinued operations” for further details.

Fiscal 2009 Compared to Fiscal 2008

Earnings from Continuing Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from continuing operations	$32,526	$25,888	$6,638	25.6%

Earnings from continuing operations increased by $6.6 million, or 25.6%, to $32.5 million in fiscal 2009 compared with $25.9 million in fiscal 2008. The increase was due to an increase of $6.0 million in Total revenues due to increases in Base rents and a decrease of $1.3 million in Interest expense, net related to lower effective interest rates on the Loan and security agreements and related mezzanine loans which were refinanced on November 20, 2009. Refer to our discussion of interest expense in the section above entitled “Material Trends and Uncertainties” for further details.

Total Revenues

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Total revenues	$92,555	$86,555	$6,000	6.9%

Total revenues increased by $6.0 million, or 6.9%, to $92.6 million in fiscal 2009 compared with $86.6 million in fiscal 2008. The increase is primarily due to the increase in Base rents of $5.9 million as a result of our amendment and restatement of our Master Lease. See Note 3 to our Financial Statements entitled “Leases” for a description of the amendment and restatement of the Master Lease.

Depreciation

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Depreciation	$13,890	$13,933	$(43)	(0.3)%

Depreciation decreased by a nominal amount in fiscal 2009 compared with fiscal 2008.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Common area maintenance expenses	$12,968	$12,827	$141	1.1%

Common area maintenance expenses increased by $0.1 million, or 1.1%, to $12.9 million in fiscal 2009 compared with $12.8 million in fiscal 2008. These expenses are fully reimbursed by our tenants under the Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Rental expense	$3,016	$3,022	$(6)	(0.2)%

Rental expense remained consistent in fiscal 2009 compared with $3.0 million in fiscal 2008. These expenses are fully reimbursed by our tenant under the Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Other operating expenses, net	$2,451	$1,898	$553	29.1%

Other operating expenses, net increased by $0.6 million, or 29.1%, to $2.5 million in fiscal 2009 compared with $1.9 million in fiscal 2008. The increase was primarily due to a permanent easement granted on a portion of land for $0.3 million during fiscal year 2008, which resulted in a gain of $0.3 million.

Interest Expense, net

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Interest expense, net	$27,704	$28,987	$(1,283)	(4.4)%

Interest expense, net decreased by $1.3 million, or 4.4%, to $27.7 million in fiscal 2009 compared with $29.0 million in fiscal 2008 primarily due to lower effective interest rates on the Loan and security agreements and related mezzanine loans, which bore a variable rate of interest and were refinanced on November 20, 2009, partially offsetting the decreases was the write-off of $2.7 million of deferred financing costs associated with the repayment of the Loan and security agreements and related mezzanine loans by us and MPO on November 20, 2009.

Interest expense, net will increase in the future due to the issuance of the 8.50% Notes by the Company on November 20, 2009. The interest rate payable on these notes will be higher than the interest rate that was payable on the repaid $800 million Loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, which had a lower effective interest rate of LIBOR plus a margin.

Earnings from Discontinued Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from discontinued operations	$7,628	$5,668	$1,960	34.6%

Earnings from discontinued operations increased by $2.0 million, or 34.6%, to $7.6 million in fiscal 2009 compared with $5.6 million in fiscal 2008. The increase was primarily due to a decrease in Interest expense, net of $3.3 million due to lower effective interest rates on the Loan and security agreements and related mezzanine loans which were refinanced on November 20, 2009 and a decrease in Total operating expenses, net of $2.4 million, both of which were partially offset by a decrease in Total revenue of $3.8 million due to the operations of the six properties transferred to Toys-Delaware being included in our operating results for the full fiscal year 2008, while the Transferred Properties were included in the fiscal 2009 operating results for the period prior to November 20, 2009.

Fiscal 2008 Compared to Fiscal 2007

Earnings from continuing operations

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Earnings from continuing operations	$25,888	$10,408	$15,480	148.7%

Earnings from continuing operations increased by $15.5 million, or 148.7%, to $25.9 million in fiscal 2008 compared with $10.4 million in fiscal 2007. The increase was primarily attributable to a decrease of $17.2 million in Interest expense, net related to lower effective interest rates on Loan and security agreements and related mezzanine loans as compared with fiscal 2008.

Total Revenues

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Total revenues	$86,555	$87,049	$(494)	(0.6)%

Total revenues decreased by $0.5 million, or 0.6%, to $86.6 million in fiscal 2008 compared with $87.1 million in fiscal 2007.

Depreciation

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Depreciation	$13,933	$12,685	$1,248	9.8%

Depreciation increased by $1.2 million, or 9.8%, to $13.9 million in fiscal 2008 compared with $12.7 million in fiscal 2007. The increase was primarily due to accelerated depreciation recorded in fiscal 2008 related to a change in the estimated useful life of certain assets associated with a change in store format at one of our properties rented to Toys-Delaware.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Common area maintenance expenses	$12,827	$12,841	$(14)	(0.1)%

Common area maintenance expenses decreased by less than $0.1 million, or 0.1%, to $12.8 million in fiscal 2008 compared with $12.8 million in fiscal 2007. These expenses are fully reimbursed by our tenants under the master leases with Toys-Delaware and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Rental expense	$3,022	$2,970	$52	1.8%

Rental expense increased by less than $0.1 million, or 1.8%, to $3.0 million in fiscal 2008 compared with $2.9 million in fiscal 2007. These expenses are fully reimbursed by our tenants under the master leases with Toys-Delaware, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Other operating expenses, net	$1,898	$1,919	$(21)	(1.1)%

Other operating expenses, net decreased by less than $0.1 million, or 1.1%, to $1.9 million in fiscal 2008 compared with $1.9 million in fiscal 2007.

Interest Expense, net

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Interest expense, net	$28,987	$46,226	$(17,239)	(37.3)%

Interest expense, net decreased by $17.2 million, or 37.3%, to $29.0 million in fiscal 2008 compared with $46.2 million in fiscal 2007, due to lower effective interest rates on our Loan and security agreements and related mezzanine loans in fiscal 2008, which were refinanced on November 20, 2009. Refer to our discussion of interest expense in the section above entitled “Material Trends and Uncertainties” for further details.

Earnings from Discontinued Operations

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Earnings from discontinued operations	$5,668	$1,929	$3,739	193.8%

Earnings from discontinued operations increased by $3.7 million, or 193.8%, to $5.6 million in fiscal 2008 compared with $1.9 million in fiscal 2007. The increase was primarily due to decreased interest expense of $3.8 million due to lower effective rates on our Loan and security agreements and related mezzanine loans in fiscal 2008.

Liquidity and Capital Resources

Overview

As of July 31, 2010 and January 30, 2010, we were in compliance with all of our covenants related to the Notes.

Our largest source of operating cash flows is cash collections from our lessee, Toys-Delaware. In general, we utilize our cash to service debt, pay normal operating costs and, at the discretion of our board of directors and as permitted by the indenture governing the Notes, declare and pay dividends to our indirect parent Toys-Delaware. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows

Cash Flows for the Twenty-Six Weeks Ended July 31, 2010 and August 1, 2009

	26 Weeks Ended
(In thousands )	July 31, 2010	August 1, 2009	$ Change
Net cash provided by operating activities	$9,734	$33,933	$(24,199)
Net cash used in investing activities	—	(1,818)	1,818
Net cash used in financing activities	(13,011)	(32,115)	19,104

Net decrease during period in cash	$(3,277)	$—	$(3,277)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the twenty-six weeks ended July 31, 2010 was $9.7 million, a decrease of $24.2 million compared to the same period last year. The decrease in cash provided by operating activities was primarily due to higher effective interest rates, which resulted in a $25.8 million increase in interest payments made during the period.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the twenty-six weeks ended July 31, 2010 decreased by $1.8 million compared to the same period last year. The decrease in net cash used in investing activities was due to the release of all restricted cash.

Cash Flows Used in Financing Activities

Net cash used in financing activities for the twenty-six weeks ended July 31, 2010 was $13.0 million, a decrease of $19.1 million compared to the same period last year. The decrease in net cash used in financing activities was primarily due to a decrease of $18.0 million in Distributions and an increase in Capital contributions of $1.2 million.

Cash Flows for Fiscal Year 2009, 2008 and 2007

(In thousands)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net cash provided by operating activities	$67,339	$44,769	$19,370
Net cash provided by (used in) investing activities	30,196	545	(1,942)
Net cash used in financing activities	(83,794)	(45,314)	(17,463)

Net increase (decrease) during period in cash and cash equivalents	$13,741	$—	$(35)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $67.3 million, an increase of $22.6 million compared with fiscal 2008. The increase in net cash provided by operating activities was primarily due to lower interest payments of $20.4 million due to changes in the timing of payments from monthly to semi-annually as a result of the offering of our Notes and an increase of $3.6 million in payments received from affiliates in fiscal 2009.

Net cash provided by operating activities for fiscal 2008 was $44.8 million, an increase of $25.4 million compared with fiscal 2007. The increase in net cash provided by operating activities was primarily the result of a $21.0 million reduction in interest payments due to lower effective interest rates on the Loan and security agreements and related mezzanine loans and a $4.3 million decrease in amounts owed from Toys-Delaware due primarily to the reimbursement of real estate taxes paid by us in fiscal 2007 and collected from Toys-Delaware in fiscal 2008.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities for fiscal 2009 was $30.2 million, an increase of $29.7 million compared with fiscal 2008. The increase in net cash provided by investing activities was primarily due to $60.9 million of proceeds received from the sale of MPO real estate properties and leasehold interest to Toys-Delaware recorded at their historical costs and the release of restricted cash of $19.9 million primarily as a result of the repayment of the outstanding loan balance under Loan and security agreements and related mezzanine loans. These increases were offset by the $50.9 million cash payments made in conjunction with the acquisition of certain real estate properties from Toys-Delaware recorded at their historical cost.

Net cash provided by investing activities for fiscal 2008 was $0.5 million compared with net cash used in investing activities of $1.9 million for fiscal 2007. The increase in net cash provided by investing activities was primarily due to decreases in restricted cash of $2.2 million.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $83.8 million for fiscal 2009, an increase of $38.5 million from fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $800 million under our Loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, $69.1 million of Amounts paid in excess of carrying values of net assets acquired from Toys-Delaware and $19.3 million in debt refinancing costs. These increases were partially offset by the proceeds of $715 million received from the offering of our Notes, Amounts received in excess of carrying values of the properties sold to Toys-Delaware of $84.8 million and Capital Contributions of $53.3 million.

Net cash used in financing activities was $45.3 million for fiscal 2008, an increase of $27.9 million from fiscal 2007. The increase in net cash used in financing activities was due to additional cash distributions made to its parent companies of $27.9 million as compared with the same period last year (see Note 8 entitled “Member’s Deficit” to our Financial Statements for further details).

Debt

During the twenty-six weeks ended July 31, 2010, there have been no significant changes to our debt structure. Refer to Note 4 to our Condensed Financial Statements entitled “Long-term debt” for further details related to our debt.

During fiscal 2009, we made the following significant changes to our debt structure:

We and MPO each exercised the third maturity date extension options on the $600 million Loan and security agreement and related mezzanine loans and the $200 million Loan and security agreement and related mezzanine loans, respectively, which extended the maturity date from August 9, 2009 to August 9, 2010. The $600 million Loan and security agreement and related mezzanine loans and the $200 million Loan and security agreement and related mezzanine loans were repaid by us and MPO, respectively, on November 20, 2009 concurrent with the sale of the Notes which are described elsewhere in this prospectus.

As a result of the repayment of the Loan and security agreements and related mezzanine loans, we expensed approximately $3 million of deferred financing costs.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to long-term debt and related interest, and operating leases related to real estate used in the operation of our business. The following table summarizes our contractual obligations associated with our long-term debt and other obligations as of January 30, 2010:

	Payments Due By Period
(In thousands)	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Operating leases	$2,553	$4,821	$2,871	$4,287	$14,532
Long-term debt	—	—	—	714,849	714,849
Interest payments	63,337	123,250	123,250	184,875	494,712

Total contractual obligations	$65,890	$128,071	$126,121	$904,011	$1,224,093

Obligations under our operating leases in the above table do not include payments for maintenance and insurance, or real estate taxes. The following table presents these expenses for fiscals 2009, 2008 and 2007:

(In thousands)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$14,303	$14,826	$14,220
Maintenance and insurance	1,648	1,794	1,494

Total	$15,951	$16,620	$15,714

Critical Accounting Policies

Our financial statements and condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this prospectus are to the ASC.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our financial statements and condensed financial statements.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our financial statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Long-lived Asset Impairment

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the non-cancelable terms of our respective leases. Straight-line rent receivable from affiliates as reported on the Balance Sheets represents rental income recognized in excess of rent payments actually received pursuant to the terms of the master lease agreements. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Accordingly, revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property-related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have impact on our financial statements and condensed financial statements.

On August 2, 2009, we adopted ASC Topic 105, “Generally Accepted Accounting Principles” (“ASC 105’). ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates (“ASU”) that will be included in the Codification. The Codification does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB as discussed herein are to the Codification.

On May 3, 2009, we adopted ASC Topic 855, “Subsequent Events” (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of ASC 855 did not have a material impact on our financial statements and our condensed financial statements.

On February 1, 2009, we adopted the new disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under the previous guidance and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of the amendment to ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) had no impact on our financial statements and condensed financial statements. See Note 7 to our financial statements included elsewhere in this prospectus entitled “Derivative Instruments and Hedging Activities” for further details.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on our financial statements and condensed financial statements.

On November 1, 2009, we adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU 2009-05 did not have a material impact on our financial statements and condensed financial statements.

In April 2009, ASC Topic 825, “Financial Instruments” (“ASC 825”), and ASC Topic 270, “Interim Reporting” (“ASC 270”), were amended to enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on our financial statements and condensed financial statements.

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820 and its related amendments. Assumptions made regarding the adoption of ASC 820 and its related amendments will impact any accounting standards that include fair value measurements. The adoption did not have a material impact on our financial statements and condensed financial statements.

Refer to Note 12 to our financial statements and Note 8 to our condensed financial statements entitled “Recent Accounting Pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Prior to the issuance of the Notes, we were exposed to market risk from potential changes in interest rates. We entered into derivative financial instruments to economically manage our market risk related to interest rates on our variable rate debt. We do not participate in speculative derivative trading. The analysis below presents our sensitivity to selected hypothetical, instantaneous changes in market interest rates as of January 30, 2010.

Interest Rate Exposure

On November 20, 2009, we repaid the outstanding loan balance under our variable rate debt instrument. Additionally, as of January 30, 2010, our interest rate caps have a nominal fair value. As of January 30, 2010, a 1% change in interest rate would have a nominal effect to our future earnings and cash flows.

During fiscal 2008 we had a variable rate debt instrument and were exposed to market risk resulting from interest rate fluctuations. In an effort to manage our interest rate exposure, we entered into an interest rate cap. A change in interest rates on our variable rate debt impacted our pre-tax earnings and cash flows. A change in interest rates on fixed rate debt impacts the fair value of debt.

The following table illustrates the estimated sensitivity of a 1% change in interest rates to future pre-tax earnings and cash flows on our derivative instrument and variable rate debt at January 31, 2009, had we continued to hold this instrument and variable rate debt:

(In millions)	Impact of 1% Increase	Impact of 1% Decrease
Variable rate debt — loan and security agreements and related mezzanine loans	$(8)	$8

The above sensitivity analysis assumes our mix of financial instruments and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of our future intentions. Additionally, there has been no significant change in our exposure to market risk during the twenty-six weeks ended July 31, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TOYS-DELAWARE

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of Toys-Delaware is intended to help facilitate an understanding of Toys-Delaware’s historical results of operations and financial condition during the periods presented. The Notes are solely the Company’s obligations and are not guaranteed by Toys-Delaware. This MD&A of Toys-Delaware should be read in conjunction with Toys-Delaware’s audited consolidated financial statements and the accompanying notes included in this prospectus, and contains forward-looking statements that involve risks and uncertainties. This MD&A of Toys-Delaware includes the following sections:

•	Executive Overview, which provides an overview of Toys-Delaware’s business;

•

Results of Operations, which provides an analysis of Toys-Delaware’s consolidated results of operations for the twenty-six weeks ended July 31, 2010 compared to the twenty-six weeks ended August 1, 2009, and for fiscal 2009 compared to fiscal 2008 and fiscal 2008 compared to fiscal 2007;

•	Liquidity and Capital Resources, which provides an overview of Toys-Delaware’s financing, capital expenditures, cash flows and contractual obligations;

•	Critical Accounting Policies, which provides a discussion of Toys-Delaware’s accounting policies that require critical judgment, assumptions and estimates; and

•

Recently Adopted Accounting Pronouncements, which provides a brief description of significant accounting standards which were adopted during the twenty-six weeks ended July 31, 2010 and fiscal 2009, as well as accounting standards which Toys-Delaware has not yet been required to implement and may be applicable to its future operations.

All information in this MD&A is presented on a historical basis. On November 20, 2009, Toys-Delaware acquired substantially all of the net assets of its affiliate, MPO Holdings. MPO Holdings, formerly a directly owned subsidiary of TRU, leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO Holdings was formed on July 21, 2005 as a result of a reorganization and at that time received properties from affiliated entities which were recorded at their historical costs. As the November 2009 transaction was between entities under common control, Toys-Delaware is required to reflect the transaction in its financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO Holdings financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

Executive Overview

Toys-Delaware, a Delaware corporation, is a wholly-owned subsidiary of TRU, which owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. Toys-Delaware sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through its retail locations and the Internet. Toys-Delaware’s brand names are highly recognized and its expertise in the specialty toy and juvenile retail space, its broad range of product offerings, its substantial scale and geographic footprint and its strong vendor relationships account for its market-leading position and distinguish Toys-Delaware from the competition.

Recognizing the numerous potential synergies between Toys-Delaware’s toy and specialty juvenile products businesses over the last several years, Toys-Delaware has begun to implement a strategy of creating an integrated “one-stop shopping” environment for Toys-Delaware’s guests, combining the best of Toys-Delaware’s toy and entertainment offerings with Toys-Delaware’s specialty juvenile products, all under one roof (formats which Toys-Delaware call side-by-side and “R” superstores). Side-by-side (“SBS”) stores are typically former single-format Toys “R” Us stores between 30,000 and 50,000 square feet which have been converted to a combination of Toys “R” Us and Babies “R” Us store format, often with dual entrances. “R” superstores (“SSBS”) are conceptually similar to SBS, except they are typically newly-constructed facilities with store footprints in the 55,000 to 70,000 square foot range. In connection with Toys-Delaware’s integrated strategy, Toys-Delaware continues to increase the number of SBS and SSBS. Since implementing the integrated store format more than three years ago, Toys-Delaware has converted 102 existing stores into SBS formats and two existing stores into SSBS store formats. In addition, during the same period we have opened 31 SBS and SSBS (20 of which were relocations of existing stores). Toys-Delaware expects that its integrated store formats will be Toys-Delaware’s dominant focus going forward.

In addition to its SBS and SSBS store formats, Toys-Delaware continues to enhance its integrated strategy within Toys-Delaware’s existing traditional toy stores with its Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to Toys-Delaware’s juvenile products within its traditional Toys “R” Us stores. Since implementing this integrated store format, Toys-Delaware has augmented 79 existing Toys “R” Us stores into BRU Express and Juvenile Expansion formats.

During its prime selling season in fiscal 2009, Toys-Delaware opened 90 Pop-up stores in malls and other shopping centers, and introduced Toys “R” Us Holiday Express shops in all of its specialty juvenile stores. These locations typically range in size from approximately 3,000 square feet to 5,000 square feet. Pop-up stores are temporary locations typically open for a duration of less than one year and are not included in Toys-Delaware’s overall store count. As of July 31, 2010, 28 Pop-up stores remained open. Certain Pop-up stores may remain in operation and become permanent locations.

Toys-Delaware operates all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. During fiscal 2009, Toys-Delaware acquired certain businesses assets of FAO Schwarz, and began selling merchandise through its FAO Schwarz retail store in New York City. Toys-Delaware also sells merchandise through its Internet sites in the United States at toysrus.com and babiesrus.com. In addition, commencing in fiscal 2009, Toys-Delaware sells merchandise through its newly acquired etoys.com, babyuniverse.com and fao.com Internet sites.

As of July 31, 2010, Toys-Delaware operated 917 “R” Us branded retail stores in the United States, Canada and Puerto Rico in the following formats:

•

109 side-by-side stores, which typically ranges in size from 30,000 to 50,000 square feet and devote approximately 20,000 to 30,000 square feet to traditional toy products and 9,000 to 15,000 square feet to juvenile (including baby) products;

•

26 “R” superstores, which typically ranges from 55,000 to 70,000 square feet by combining a traditional toy store of approximately 34,000 square feet with a juvenile (including baby) store of approximately 30,000 square feet;

•

519 traditional Toys “R” Us stores, which typically ranges in size from 30,000 to 50,000 square feet. The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile (including baby) products);

•

260 traditional Babies “R” Us stores, which typically ranges from 30,000 to 45,000 square feet with the majority of the space dedicated to juvenile products. They sell predominantly juvenile (including baby) products, with approximately 2,000 to 5,000 square feet devoted to specialty name brand and private label clothing; and

•	Three flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square — all in New York City).

In addition to these stores, during the fiscal 2009 holiday season, Toys-Delaware opened 90 Pop-up stores, 28 of which remained opened as of July 31, 2010. As of July 31, 2010, Toys-Delaware operated 147 Pop-up stores.

Toys-Delaware’s extensive experience in retail site selection has resulted in a portfolio of stores that include attractive locations in many of its chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, Toys-Delaware selects a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

Toys-Delaware’s business has two reportable segments: Toys “R” Us — Domestic (“Domestic”) and Toys “R” Us — Canada (“Canada”). The following is a brief description of Toys-Delaware’s segments:

•

Domestic — Toys-Delaware’s Domestic segment sells a variety of products in the juvenile, learning, entertainment, core toy, and seasonal categories through 848 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total Revenues are derived from 483 traditional toy stores (including 79 BRU Express and Juvenile Expansion formats), 260 specialty juvenile stores, 76 SBS stores and 26 SSBS stores and its three flagship stores in New York City. Additionally, Toys-Delaware also generates sales through its Pop-up store locations along with fees from licensing its intellectual property to TRU’s foreign affiliates and certain foreign third party licensees. On average, Toys-Delaware’s stores offer approximately 10,000 active items year-round. Based on sales, Toys-Delaware is the largest specialty retailer of toys in the United States and Puerto Rico as well as the only specialty juvenile and baby retailer that operates on a national scale in the United States. Domestic Total revenues were $8.4 billion for the fiscal year ended January 30, 2010 and $3.3 billion for the twenty-six weeks ended July 31, 2010, which accounts for 92% and 91%, respectively of Toys-Delaware’s consolidated Total revenues.

•

Canada — Toys-Delaware’s Canada segment sells a variety of products in the juvenile, learning, entertainment, core toy, and seasonal categories through 69 stores and through the Internet. Canada Total Revenues are derived from 36 traditional toy stores and 33 SBS stores. On average, Toys-Delaware’s stores offer approximately 8,800 active items year-round. Canada Total revenues were $0.8 billion for the fiscal year ended January 30, 2010 and $0.3 billion for the twenty-six weeks ended July 31, 2010, which accounts for 8% and 9%, respectively of Toys-Delaware’s consolidated Total revenues.

In order to properly judge Toys-Delaware’s business performance, it is necessary to be aware of the following challenges and risks:

•

Seasonality — Toys-Delaware’s business is highly seasonal with sales and earnings highest in the fourth quarter. During the last three fiscal years, more than 39% of the Total revenues from Toys-Delaware’s business and a substantial portion of the operating earnings and cash flows from operations were generated in the fourth quarter. Toys-Delaware’s results of operations depend significantly upon the fourth quarter holiday selling season.

•

Spending patterns and product migration — Many economic and other factors outside Toys-Delaware’s control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels and inflation, as well as the availability of consumer credit, affect consumer spending habits. Since fiscal 2008, there was significant deterioration in the global financial markets and economic environment, which negatively impacted consumer spending. In response, Toys-Delaware has taken steps to increase opportunities to profitably drive sales and to curtail capital spending and operating expenses wherever prudent. If these adverse trends in economic conditions worsen, or if its efforts to counteract the impacts of these trends are not sufficiently effective, there will be a negative impact on Toys-Delaware’s financial performance and position in future fiscal periods.

•

Increased competition — Toys-Delaware’s businesses operate in a highly competitive retail market. Toys-Delaware competes on the basis of product variety, quality, availability, safety, price, advertising and promotion, convenience or store location and customer service. Toys-Delaware faces strong competition from discount and mass merchandisers, national and regional chains and department stores, local retailers in the market areas Toys-Delaware serves and Internet and catalog businesses. Price competition in Toys-Delaware’s retailing business continued to be intense during the 2009 fourth quarter holiday season.

•

Video game and video game systems — Video games and video game systems represent a significant portion of Toys-Delaware’s entertainment category. Video games and video game systems have tended to account for 10% to 12% of Toys-Delaware’s annual Total revenues. The video game market remains competitive with significant competition from Wal-Mart, Amazon, Target, Kmart, Best Buy and GameStop. Due to intensified competition as well as the maturation of this category, sales of video games and video game systems will periodically experience volatility that may impact Toys-Delaware’s financial performance. Gross margin for Toys-Delaware’s entertainment category, which includes video games and video games systems, had a gross margin rate between 13% and 16% for the past three fiscal years.

Results of Operations

Financial Performance for the Twenty-Six Weeks Ended July 31, 2010

As discussed in more detail in this MD&A, the following financial data presents an overview of Toys-Delaware’s financial performance for the twenty-six weeks ended July 31, 2010 compared with the twenty-six weeks ended August 1, 2009:

	26 Weeks Ended
($ In millions)	July 31, 2010	August 1, 2009
Total revenues	$3,625	$3,503
Gross margin as a percentage of Total revenues	37.0%	36.9%
Selling, general and administrative expenses as a percentage of Total revenues	34.3%	32.9%
Net (loss) earnings	$(38)	$2

Total revenues for the twenty-six weeks ended July 31, 2010 increased by $122 million primarily as a result of an increase in comparable store net sales and an increase in net sales from new locations at both of Toys-Delaware’s segments, which include Pop-up stores. Foreign currency translation increased Total revenues by approximately $40 million for the twenty-six weeks ended July 31, 2010.

Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased primarily as a result of improvements in sales mix away from lower margin products.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased primarily as a result of an increase in store-level payroll expenses, a reserve for certain legal matters, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. Foreign currency translation increased SG&A by approximately $11 million for the twenty-six weeks ended July 31, 2010.

Net loss for the twenty-six weeks ended July 31, 2010 increased primarily as a result of an increase in SG&A and net interest expense, partially offset by an increase in Gross margin, and an increase in Income tax benefit.

Comparable Store Net Sales

Toys-Delaware includes, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Pop-up stores are temporary locations typically open for a duration of less than one year and therefore are excluded from our comparable store net sales comparison.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from its Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, Toys-Delaware can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores Toys-Delaware opens, closes, relocates or expands, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, Toys-Delaware’s ability to efficiently source and distribute products, changes in its merchandise mix, competition, the timing of the release of new merchandise and its promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused its comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, Toys-Delaware expects that comparable store net sales will continue to fluctuate in the future.

The following table discloses Toys-Delaware’s comparable store net sales for the twenty-six weeks ended July 31, 2010 and August 1, 2009:

	26 Weeks Ended
	July 31, 2010 vs . 2009	August 1, 2009 vs . 2008
Domestic	1.3%	(6.3)%
Canada	1.4%	1.8%

Percentage of Net Sales by Product Category

	26 Weeks Ended
	July 31, 2010	August 1, 2009
Juvenile	10.4%	10.0%
Learning	9.5%	10.8%
Entertainment	47.9%	47.7%
Core Toy	14.3%	13.6%
Seasonal	15.8%	15.5%
Other (1)	2.1%	2.4%

Total	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	Segment Store Count
	July 31, 2010	August 1, 2009	Change
Domestic (1)	848	848	—
Canada (2)	69	68	1

Total (3)	917	916	1

(1)	Store count as of July 31, 2010 includes 76 SBS, 26 SSBS, 14 BRU Express stores and 65 Juvenile Expansions. As of August 1, 2009, there were 62 SBS, 22 SSBS, 12 BRU Express stores and 63 Juvenile Expansions.

(2)	Store count includes 33 and 32 SBS as of July 31, 2010 and August 1, 2009, respectively.

(3)	Pop-up stores are temporary locations typically open for a duration of less than one year and are not included in the overall store count. As of July 31, 2010, 145 Domestic and 2 Canada Pop-up stores were open. Certain Pop-up stores may remain in operation after the holiday season.

Twenty-Six Weeks Ended July 31, 2010 Compared to Twenty-Six Weeks Ended August 1, 2009

Net (Loss) Earnings

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Net (loss) earnings	$(38)	$2	$(40)

The increase in Net loss for the twenty-six weeks ended July 31, 2010 was primarily due to an increase in SG&A of $92 million resulting primarily from an increase in store-level payroll expenses, a reserve for certain legal matters, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. Additionally contributing to the increase in Net loss was an increase in net interest expense of $32 million due to higher effective interest rates on Toys-Delaware’s debt as a result of the prior year refinancing. These increases were partially offset by an increase in Gross margin of $48 million due to higher Total revenues and gross margin rate, and an increase in Income tax benefit of $37 million.

Total Revenues

	26 Weeks Ended
					Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009
Domestic	$3,310	$3,238	$72	2.2%	91.3%	92.4%
Canada	315	265	50	18.9%	8.7%	7.6%

Total revenues	$3,625	$3,503	$122	3.5%	100.0%	100.0%

For the twenty-six weeks ended July 31, 2010, Total revenues increased by $122 million or 3.5%, to $3,625 million from $3,503 million for the same period last year. Total revenues for the twenty-six weeks ended July 31, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $40 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the twenty-six weeks ended July 31, 2010 was primarily due to increased comparable store net sales at both of Toys-Delaware’s segments, largely driven by stores that were recently converted or relocated Toys-Delaware’s SBS and SSBS store formats, an increase in net sales from Toys-Delaware’s internet operations and an increase in the number of transactions. Additionally contributing to the increase in Total revenues is net sales from new locations at both of Toys-Delaware’s segments, which include Pop-up stores.

Total revenues for the twenty-six weeks ended July 31, 2010 and August 1, 2009 included $32 million of licensing fees charged to TRU’s foreign affiliates, respectively.

Domestic

Total revenues for the Domestic segment increased by $72 million or 2.2%, to $3,310 million for the twenty-six weeks ended July 31, 2010, compared to $3,238 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.3%, as well as an increase in net sales from new locations, which include Pop-up stores.

The increase in comparable store net sales resulted primarily from an increase in Toys-Delaware’s juvenile and seasonal categories. The increase in Toys-Delaware’s juvenile category was primarily due to increased sales of commodities. The increase in Toys-Delaware’s seasonal category was primarily due to increased sales of outdoor products. Partially offsetting these increases was a decrease in Toys-Delaware’s entertainment category which was driven by a slowdown in demand for video game systems, as well as fewer new software releases.

Canada

Total revenues for the Canada segment increased by $50 million or 18.9%, to $315 million for the twenty-six weeks ended July 31, 2010, compared to $265 million for the same period last year. Excluding a $40 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 1.4%.

The increase in comparable store net sales resulted primarily from an increase in Toys-Delaware’s learning and juvenile categories. The learning category increased primarily as a result of an increase in sales of construction toys and educational products. The juvenile category increased primarily as a result of an increase in sales of furniture. These increases were partially offset by a decrease in the entertainment category which was driven by a slowdown in demand for certain game systems, as well as fewer new software releases.

Cost of Sales and Gross Margin

Toys-Delaware records the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, Toys-Delaware’s consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from Toys-Delaware’s merchandise vendors.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions )	July 31, 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	% Change
Domestic	$1,222	$1,195	$27	36.9%	36.9%	0.0%
Canada	120	99	21	38.1%	37.4%	0.7%

Total Gross margin	$1,342	$1,294	$48	37.0%	36.9%	0.1%

Gross margin increased by $48 million to $1,342 million for the twenty-six weeks ended July 31, 2010, compared to $1,294 million for the same period last year. Foreign currency translation accounted for approximately $15 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.1 percentage points for the twenty-six weeks ended July 31, 2010, compared to the same period last year. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $27 million to $1,222 million for the twenty-six weeks ended July 31, 2010, compared to $1,195 million for the same period last year. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 remained consistent with the same period last year.

Gross margin, as a percentage of Total revenues, was primarily impacted by increased sales of lower margin promotional products. These decreases were offset by the continued improvements in sales mix away from lower margin products such as video game systems, increased sales of higher margin seasonal products and improved levels of profitability on existing products.

Canada

Gross margin increased by $21 million to $120 million for the twenty-six weeks ended July 31, 2010, compared to $99 million for the same period last year. Foreign currency translation accounted for approximately $15 million of the increase. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased by 0.7 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix toward sales of higher margin learning and core toy products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating Toys-Delaware’s distribution network, including costs related to moving merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	% Change
Toys-Delaware	$1,244	$1,152	$92	34.3%	32.9%	1.4%

SG&A increased by $92 million to $1,244 million for the twenty-six weeks ended July 31, 2010, compared to $1,152 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.4 percentage points. Foreign currency translation accounted for approximately $11 million of the increase in SG&A.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in store-level payroll expenses of $34 million to support sales at existing and new locations, a reserve for certain legal matters of $17 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Additionally, contributing to the increase was an increase in rent expense of $15 million related to new locations which include the Company’s expanded fiscal 2010 Pop-up store presence.

Depreciation and Amortization

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Toys-Delaware	$120	$114	$6

Depreciation and amortization increased by $6 million to $120 million for the twenty-six weeks ended July 31, 2010, compared to $114 million for the same period last year. The increase was primarily the result of the addition of new and recently converted or relocated stores to Toys-Delaware’s SBS and SSBS formats. In addition, foreign currency translation increased depreciation and amortization by approximately $1 million.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	foreign exchange gains and losses;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Toys-Delaware	$27	$22	$5

Other income, net increased by $5 million for the twenty-six weeks ended July 31, 2010, compared to the same period last year. This increase was primarily due from the sale of idle properties during the twenty-six ended July 31, 2010, which resulted in a gain of approximately $5 million.

Interest Expense

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Toys-Delaware	$100	$65	$35

Interest expense increased by $35 million to $100 million for the twenty-six weeks ended July 31, 2010, compared to $65 million for the same period last year. The increase was primarily due to an increase of $32 million related to higher effective interest rates on Toys-Delaware’s debt due to the prior year refinancing.

Interest expense will increase in the future primarily due to the issuance of the $350 million of 7.375% of senior secured notes due 2016 and the amendment and restatement of the secured term loan facility (as amended and restated, the “New Secured Term Loan”), which is in aggregate principal amount of $700 million, on August 24, 2010. These increases will be partially offset by a decrease in interest expense as a result of the amendment and restatement of the secured revolving credit facility on August 10, 2010. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

Interest Income

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Toys-Delaware	$16	$13	$3

Interest income increased by $3 million for the twenty-six weeks ended July 31, 2010 compared to the same period last year due to higher effective interest rates.

Income Tax Benefit

The following table summarizes Toys-Delaware’s income tax benefit and effective tax rates for the twenty-six weeks ended July 31, 2010 and August 1, 2009:

	26 Weeks Ended
($ In millions)	July 31, 2010	August 1, 2009
Loss before income taxes	$(79)	$(2)
Income tax benefit	41	4
Effective tax rate	(51.9)%	(200.0)%

The effective tax rates for the twenty-six weeks ended July 31, 2010 and August 1, 2009 were based on Toys-Delaware’s forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 31, 2010 compared to 38.5% in the same period last year. The difference between Toys-Delaware’s forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the twenty-six weeks ended July 31, 2010, Toys-Delaware’s effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to Toys-Delaware’s liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the twenty-six weeks ended August 1, 2009, Toys-Delaware’s effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to Toys-Delaware’s liability for uncertain tax positions.

Financial Performance for Fiscals 2009, 2008 and 2007

As discussed in more detail in this MD&A, the following financial data represents an overview of Toys-Delaware’s financial performance for fiscals 2009, 2008 and 2007:

	Fiscal Years Ended
($ In millions)	2009	2008	2007
Total revenues	$9,170	$9,333	$9,280
Gross margin as a percentage of Total revenues	35.5%	34.9%	35.2%
Selling, general and administrative expenses as a percentage of Total revenues	28.8%	29.1%	29.2%
Net earnings	$203	$181	$161

Total revenues for fiscal 2009 decreased by $163 million primarily as a result of decreased comparable store net sales and a lower average transaction amount at Toys-Delaware’s Domestic segment driven by a slowdown in demand for certain video game systems and related accessories, as well as a decrease in the number of transactions at its Canada segment. Partially offsetting this decrease was the positive impact of stores that were recently relocated or converted to SBS and SSBS store formats.

Gross margin, as a percentage of Total revenues, for fiscal 2009 increased primarily as a result of improvements in sales mix away from lower margin products. Partially offsetting this increase were increased sales of lower margin commodities within the juvenile category at Toys-Delaware’s Domestic segment.

Selling, general and administrative expenses, as a percentage of Total revenues, for fiscal 2009 decreased primarily as a result of strong initiatives to reduce overall operating expenses. This includes decreases in store labor and other compensation expenses, professional fees and travel and transportation costs.

Net earnings for fiscal 2009 increased primarily due to a reduction in SG&A, partially offset by a decrease in Other income, net due primarily to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle.

Comparable Store Net Sales

The following table discloses Toys-Delaware comparable store net sales for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008 (for a description of how comparable store net sales are measured, see “Financial Performance for the Twenty-Six Weeks ended July 31, 2010 — Comparable Store Net Sales”):

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Domestic	(3.0)%	(0.1)%	2.7%
Canada	0.0%	10.2%	10.1%

Percentage of Net Sales by Product Category

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Core Toy	14.8%	14.1%	15.2%
Entertainment	15.2%	17.3%	15.5%
Juvenile	35.9%	36.4%	35.8%
Learning	20.0%	18.0%	18.8%
Seasonal	11.7%	11.6%	12.1%
Other (1)	2.4%	2.6%	2.6%

Total	100.0%	100.0%	100.0%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	January 30, 2010	Fiscal 2009		January 31, 2009	Fiscal 2008		February 2, 2008
		Opened	Closed		Opened	Closed
Domestic (1)	849	6	(3)	846	6	(5)	845
Canada (2)	69	2	—	67	—	—	67

Total (3)	918	8	(3)	913	6	(5)	912

(1)	Store count as of January 30, 2010 included 64 SBS stores, 26 SSBS stores, 13 BRU Express stores and 64 Juvenile Expansions. As of January 31, 2009 store count included 53 SBS stores, 19 SSBS stores, 12 BRU Express stores and 63 Juvenile Expansions. As of February 2, 2008, there were 28 SBS stores, 4 SSBS stores and 4 BRU Express stores.

(2)	Store count includes 33, 31 and 20 SBS stores as of January 30, 2010, January 31, 2009 and February 2, 2008, respectively.

(3)	Does not include 29 Pop-up stores Domestically and 1 in Canada that remained open as of January 30, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 89 Domestic and 1 Canada Pop-up store open. Certain Pop-up stores may remain in operation and become permanent locations.

Fiscal 2009 Compared to Fiscal 2008

Net Earnings

(In millions)	Fiscal 2009	Fiscal 2008	$ Change
Net earnings	$203	$181	$22

Toys-Delaware generated Net earnings of $203 million in fiscal 2009 compared with $181 million in fiscal 2008. The increase in Net earnings was largely due to a reduction in SG&A of $73 million resulting primarily from initiatives to reduce its operating expenses, partially offset by a decrease in Other income, net of $53 million due primarily to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 as a result of a change in estimate effected by a change in accounting principle. Each of these changes includes the effect of foreign currency translation, which accounted for approximately $3 million of the increase in Net earnings.

Total Revenues

($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Percentage of Total revenues
				% Change	Fiscal 2009	Fiscal 2008
Domestic	$8,425	$8,611	$(186)	(2.2)%	91.9%	92.3%
Canada	745	722	23	3.2%	8.1%	7.7%

Total revenues	$9,170	$9,333	$(163)	(1.7)%	100.0%	100.0%

Total revenues decreased by $163 million or 1.7%, to $9,170 million in fiscal 2009, compared with $9,333 million in fiscal 2008. Total revenues for fiscal 2009 included the impact of foreign currency translation which increased Total revenues by approximately $3 million.

Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2009 was primarily due to decreased comparable store net sales at Toys-Delaware’s Domestic segment. Comparable store net sales were primarily impacted by the overall slowdown in the economy, a lower average transaction amount at Toys-Delaware’s Domestic segment and a decrease in the number of transactions at Toys-Delaware’s Canada segment. Partially offsetting this decrease was an increase in comparable store net sales attributable to stores that were recently relocated or converted to Toys-Delaware’s SBS and SSBS store formats.

Domestic

Total revenues for the Domestic segment decreased by $186 million, or 2.2%, to $8,425 million in fiscal 2009, compared with $8,611 million in fiscal 2008. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 3.0%.

The decrease in comparable store net sales resulted primarily from a decrease in its entertainment, juvenile and seasonal categories, which were all affected by the overall slowdown in the economy. The decrease in Toys-Delaware’s entertainment category was driven by a slowdown in demand for certain video game systems and related accessories as well as fewer new software releases. The juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings, along with declines in sales of baby gear, furniture and bedding. Sales of seasonal products, such as outdoor play equipment, decreased primarily due to cooler weather. These decreases were partially offset by increases in Toys-Delaware’s learning and core toy categories. The learning category increased as a result of strong sales of construction toys, while increased sales in the core toy category were primarily driven by an increase in sales of collectibles and dolls.

Canada

Total revenues for the Canada segment increased by $23 million, or 3.2%, to $745 million in fiscal 2009, compared with $722 million in fiscal 2008. The increase in Total revenues is primarily attributable to new stores opened in the current year. In addition, foreign currency translation favorably impacted Total revenues by approximately $3 million. Comparable store net sales remained unchanged compared with the last fiscal year.

Cost of Sales and Gross Margin

Toys-Delaware records the costs associated with operating its distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, Toys-Delaware’s consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs;

•	provision for inventory shortages; and

•	credits and allowances from its merchandise vendors.

($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Percentage of Total revenues
				Fiscal 2009	Fiscal 2008	% Change
Domestic	$2,994	$3,013	$(19)	35.5%	35.0%	0.5%
Canada	264	246	18	35.4%	34.1%	1.3%

Total Gross margin	$3,258	$3,259	$(1)	35.5%	34.9%	0.6%

Gross margin decreased by $1 million to $3,258 million in fiscal 2009, compared with $3,259 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.6 percentage points. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of improvements in sales mix away from lower margin products. Additionally, Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

Domestic

Gross margin decreased by $19 million to $2,994 million in fiscal 2009, compared with $3,013 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.5 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game systems, and overall improvements in margin on full price sales and promotional sales in the learning and core toy categories. These increases were partially offset by increased sales of lower margin commodities within the juvenile category.

Canada

Gross margin increased by $18 million to $264 million in fiscal 2009, compared with $246 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 1.3 percentage points. Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix towards sales of higher margin juvenile and learning products as well as decreased sales of lower margin video game systems compared with fiscal 2008.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating its distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Percentage of Total revenues
				Fiscal 2009	Fiscal 2008	% Change
Toys-Delaware	$2,641	$2,714	$(73)	28.8%	29.1%	(0.3)%

SG&A decreased $73 million to $2,641 million in fiscal 2009 compared to $2,714 million in fiscal 2008. As a percentage of Total revenues, SG&A decreased by 0.3 percentage points. Foreign currency translation accounted for approximately $4 million of the decrease.

Excluding the impact of foreign currency translation, the decrease in SG&A was primarily from strong initiatives to reduce overall operating expenses, which includes decreases of $19 million in store labor and other compensation expenses, $18 million in professional fees and $15 million in travel and transportation costs at Toys-Delaware’s Domestic and Canada segments.

Depreciation and Amortization

(In millions)	Fiscal 2009	Fiscal 2008	$ Change
Toys-Delaware	$227	$232	$(5)

Depreciation and amortization decreased by $5 million to $227 million in fiscal 2009 compared to $232 million in fiscal 2008. The decrease was primarily due to a decrease in accelerated depreciation related to store relocations in fiscal 2008. Additionally, foreign currency translation accounted for approximately $1 million of the decrease.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

(In millions)	Fiscal 2009	Fiscal 2008	$ Change
Toys-Delaware	$55	$108	$(53)

Other income, net decreased by $53 million to $55 million in fiscal 2009 compared to $108 million in fiscal 2008. Gift card breakage income decreased by $53 million in fiscal 2009, primarily due to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle. See Note 1 entitled “Summary of Significant Accounting Policies” to Toys-Delaware’s audited consolidated financial statements for further details.

Interest Expense

(In millions)	Fiscal 2009	Fiscal 2008	$ Change
Toys-Delaware	$156	$171	$(15)

Interest expense decreased by $15 million for fiscal 2009 compared to fiscal 2008. The decrease was primarily due to a reduction of $22 million related to lower effective interest rates, of which $4 million related to debt of MPO. The decrease was partially offset by an increase of $10 million in deferred financing expenses primarily due to the write-off of fees related to the repayment of the $800 million loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, and the amendment of Toys-Delaware’s $2.0 billion secured revolving credit facility.

Interest expense will increase in the future due to the issuance of $725 million of the Notes by the Company on November 20, 2009. The interest rate payable on these notes will be higher than the interest rate that was payable on the repaid $800 million loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, which had a lower effective interest rate of LIBOR plus margin.

Interest Income

(In millions)	Fiscal 2009	Fiscal 2008	$ Change
Toys-Delaware	$28	$38	$(10)

Interest income decreased by $10 million for fiscal 2009 compared to fiscal 2008 primarily due to lower effective interest rates in fiscal 2009.

Income Tax Expense

($ In millions)	Fiscal 2009	Fiscal 2008	Change
Toys-Delaware	$114	$107	$7
Effective tax rate	36.0%	37.2%	(1.2)%

The net increase in income tax expense of $7 million in fiscal 2009 compared to fiscal 2008 was principally due to the increase in pre-tax earnings. Refer to Note 11 entitled “Income Taxes” to Toys-Delaware’s audited consolidated financial statements for further details.

Fiscal 2008 Compared to Fiscal 2007

Net Earnings

(In millions)	Fiscal 2008	Fiscal 2007	$ Change
Toys-Delaware	$181	$161	$20

Toys-Delaware generated Net earnings of $181 million in fiscal 2008 compared to $161 million in fiscal 2007. Net earnings increased primarily due to a decrease in net Interest expense of $43 million and an increase in Other income, net of $36 million (primarily due to $59 million of additional gift card breakage income in fiscal 2008 as a result of a change in estimate effected by a change in accounting principle), partially offset by an increase in Income tax expense of $48 million. Each of these changes includes the effect of foreign currency translation, which accounted for an approximate $4 million decrease in Net earnings.

Total Revenues

($ In millions)	Fiscal 2008	Fiscal 2007	$ Change	Percentage of Total revenues
				% Change	Fiscal 2008	Fiscal 2007
Domestic	$8,611	$8,584	$27	0.3%	92.3%	92.5%
Canada	722	696	26	3.7%	7.7%	7.5%

Total revenues	$9,333	$9,280	$53	0.6%	100.0%	100.0%

Total revenues increased by $53 million, or 0.6%, to $9,333 million in fiscal 2008 from $9,280 million in fiscal 2007. Total revenues for fiscal 2008 included the impact of foreign currency translation that decreased Total revenues by approximately $51 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for fiscal 2008 was primarily a result of an increase in comparable store net sales in Toys-Delaware’s Canada segment, and sales from new wholly owned stores.

Domestic

Total revenues for the Domestic segment increased by $27 million, or 0.3%, to $8,611 million in fiscal 2008 compared with $8,584 million for fiscal 2007. The increase in Total revenues was primarily a result of new stores, partially offset by a decrease in comparable store net sales of 0.1%.

The comparable store net sales decrease in fiscal 2008 was primarily a result of lower sales in Toys-Delaware’s core toy, learning and seasonal categories, which were all affected by the overall slowdown in the economy. The core toy and learning categories also experienced declines in sales of mature product lines as well as poor performance of certain new product releases. These decreases were partially offset by increases in Toys-Delaware’s entertainment category as a result of strong demand for video game systems, new video game software releases and related accessories. Toys-Delaware’s juvenile category was positively impacted by the conversion of certain stores to Toys-Delaware’s SBS and SSBS store formats along with increased square footage devoted to juvenile products in Toys-Delaware’s traditional toy stores, partially offset by decreases in baby gear and furniture sales.

Canada

Total revenues for the Canada segment increased by $26 million, or 3.7%, to $722 million for fiscal 2008, compared to $696 million for fiscal 2007. Excluding a $51 million decrease in Total revenues due to foreign currency translation, Total revenues at Toys-Delaware’s Canada segment increased primarily due to an increase in comparable store net sales of 10.2%.

The comparable store net sales increase in fiscal 2008 was primarily due to increased sales in Toys-Delaware’s entertainment, juvenile and learning categories. The entertainment category increased primarily from sales of video game systems, accessories and software. The juvenile category was positively impacted by the conversion of certain stores to Toys-Delaware’s SBS store format along with increased square footage devoted to juvenile products in Toys-Delaware’s traditional toy stores. Learning category sales were stronger in part due to increased sales of established brands as well as increased sales of infant toys.

Cost of Sales and Gross Margin

($ In millions)	Fiscal 2008	Fiscal 2007	$ Change	Percentage of Total Revenues
				Fiscal 2008	Fiscal 2007	% Change
Domestic	$3,013	$3,011	$2	35.0%	35.1%	(0.1)%
Canada	246	255	(9)	34.1%	36.6%	(2.5)%

Total Gross margin	$3,259	$3,266	$(7)	34.9%	35.2%	(0.3)%

Gross margin decreased by $7 million to $3,259 million in fiscal 2008, compared to $3,266 million in fiscal 2007. The decrease in Gross margin as a percentage of Total revenues, was primarily due to price reductions taken in light of the slowdown in the global economy and increased sales of lower margin products at both of Toys-Delaware’s segments. Additionally, Gross margin in fiscal 2008 included the impact of foreign currency translation that increased Gross margin by approximately $14 million. Partially offsetting these decreases was a change in accounting method for valuing merchandise inventory at Toys-Delaware’s Domestic segment, which contributed an approximate $30 million increase to Toys-Delaware’s Gross margin.

Domestic

Gross margin increased by $2 million to $3,013 million in fiscal 2008 compared to $3,011 million in fiscal 2007.

As a percentage of Total revenues, Gross margin was impacted by increases in allowances received from vendors, and the change in accounting method for valuing merchandise inventory which contributed an approximate $30 million increase to Toys-Delaware’s Gross margin, offset by increased sales of lower margin products, such as electronics and commodities.

Canada

Gross margin decreased by $9 million to $246 million in fiscal 2008 compared to $255 million in fiscal 2007. Gross margin in fiscal 2008 included the impact of foreign currency translation that decreased Gross margin by approximately $14 million. Gross margin, as a percentage of Total revenues, in fiscal 2008 decreased 2.5% compared to fiscal 2007.

The decrease in Gross margin, as a percentage of Total revenues, was primarily due to price reductions in light of the slowdown in the global economy, reduced discounts and allowances received from vendors resulting from a reduction in inventory purchases and a change in inventory mix from higher margin import to lower margin product and an increase in mix of lower margin entertainment product sales.

Selling, General and Administrative Expenses

($ In millions)	Fiscal 2008	Fiscal 2007	$ Change	Percentage of Total Revenues
				Fiscal 2008	Fiscal 2007	% Change
Toys-Delaware	$2,714	$2,709	$5	29.1%	29.2%	(0.1)%

SG&A increased $5 million to $2,714 million in fiscal 2008, compared with $2,709 million in fiscal 2007. As a percentage of Total revenues, SG&A decreased 0.1%. SG&A for fiscal 2008 included the impact of foreign currency translation which decreased SG&A by approximately $7 million.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in advertising and store occupancy expenses at Toys-Delaware’s Domestic segment. Advertising expenses increased due to increases in print advertising and promotional activities to drive customer traffic to Toys-Delaware’s stores, with a focus on the holiday shopping season. Store occupancy expenses increased primarily due to increased costs to support Toys-Delaware’s new integrated strategy of constructing and converting existing stores to its SBS and SSBS formats. Partially offsetting these increases were decreases in Domestic store payroll, company-wide bonuses and corporate professional fees, as a result of cost-saving initiatives.

Depreciation and Amortization

(In millions)	Fiscal 2008	Fiscal 2007	$ Change
Toys-Delaware	$232	$233	$(1)

Depreciation and amortization decreased by $1 million to $232 million in fiscal 2008 compared to $233 million in fiscal 2007.

Other Income, Net

(In millions)	Fiscal 2008	Fiscal 2007	$ Change
Toys-Delaware	$108	$72	$36

Other income, net increased by $36 million to $108 million in fiscal 2008 compared to $72 million in fiscal 2007. The increase was primarily due to the recognition of an additional $59 million of gift card breakage income as a result of the change in estimate affected by a change in accounting principle. Partially offsetting this increase was a decrease of $29 million in net gains on sales of properties, primarily due to a gain of $18 million on the sale of an idle distribution center and a $10 million gain on the consummation of a lease termination agreement during fiscal 2007. Refer to Note 1 entitled “Summary of Significant Accounting Policies” to the audited consolidated financial statements of Toys-Delaware for further details.

Interest Expense

(In millions)	Fiscal 2008	Fiscal 2007	$ Change
Toys-Delaware	$171	$241	$(70)

Interest expense decreased by $70 million for fiscal 2008 compared to fiscal 2007. The decrease in Interest expense was primarily due to lower effective interest rates on Toys-Delaware’s debt and a reduction of charges related to the changes in the fair values of Toys-Delaware’s derivatives which do not qualify for hedge accounting.

Interest Income

(In millions)	Fiscal 2008	Fiscal 2007	$ Change
Toys-Delaware	$38	$65	$(27)

Interest income decreased by $27 million for fiscal 2008 compared to fiscal 2007 primarily due to lower average interest rates in fiscal 2008.

Income Tax Expense

($ In millions)	Fiscal 2008	Fiscal 2007	Change
Toys-Delaware	$107	$59	$48
Effective tax rate	37.2%	26.8%	10.4%

Income tax expense increased by $48 million to $107 million in fiscal 2008 compared to $59 million in fiscal 2007. The increase in the effective tax rate from fiscal 2007 to fiscal 2008 was due to an increase in pre-tax earnings, a change in the mix of pre-tax earnings, a reduction in permanent items, the non-recurrence of a valuation allowance release recorded in fiscal 2007 and a reduction in liabilities for unrecognized tax benefits. Refer to Note 11 entitled “Income Taxes” to the audited consolidated financial statements of Toys-Delaware for further details.

Liquidity and Capital Resources

Overview

As of July 31, 2010, Toys-Delaware was in compliance with all of the covenants related to its outstanding debt. At July 31, 2010, under Toys-Delaware’s secured revolving credit facility, Toys-Delaware had $53 million of outstanding borrowings, a total of $89 million of outstanding letters of credit and excess availability of $1,070 million. This amount is also subject to a minimum availability covenant, which was $152 million at July 31, 2010, with remaining availability of $918 million in excess of the covenant.

On August 10, 2010, Toys-Delaware and certain of its subsidiaries amended and restated the credit agreement for its secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015 which could increase by $650 million, subject to certain conditions. Borrowings under this credit facility are secured by tangible and intangible assets of Toys-Delaware and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.

In addition, Toys-Delaware enters into short-term intercompany loans with TRU. As of July 31, 2010, January 30, 2010 and August 1, 2009, Toys-Delaware maintained balances of $201 million, $0 and $305 million, respectively, in short-term intercompany loans with TRU.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. Toys-Delaware is dependent on the borrowings provided by the lenders to support its working capital needs and capital expenditures. Currently, it has funds available to finance its operations under the ABL Facility through August 2015. Toys-Delaware’s lenders may be unable to fund borrowings under their credit commitments to Toys-Delaware if these lenders face bankruptcy, failure, collapse or sale. If the cash flow and capital resources do not provide the necessary liquidity, such an event could have a significant negative effect on Toys-Delaware’s results of operations.

In general, the primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores, (including conversions), financing construction of new stores, and paying expenses, such as payroll costs, to operate the stores. Toys-Delaware’s working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Peak borrowings during fiscal 2009 under Toys-Delaware’s revolving credit facility amounted to $515 million and have been repaid as of January 30, 2010. Toys-Delaware’s largest source of operating cash flows is cash collections from its customers. Toys-Delaware has been able to meet its cash needs principally by using cash on hand, cash flows from operations and borrowings under its revolving credit facility.

Although Toys-Delaware believes that cash generated from operations, along with its existing cash and revolving credit facility will be sufficient to fund its expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on available resources in the future. Toys-Delaware believes that it has the ability to repay or refinance its current outstanding borrowings maturing within the next 12 months. Toys-Delaware’s minimum projected obligations for fiscal 2010 and beyond are set forth below under “Contractual Obligations.”

Capital Expenditures

A component of Toys-Delaware’s long-term strategy is its capital expenditure program. Its capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing its information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009 Toys-Delaware curtailed its capital spending due to the prevailing economic environment. For fiscal 2010, Toys-Delaware plans to increase its capital spending to grow its business through a continued focus on its integrated strategy, recognizing the synergies between its toy and juvenile categories.

During fiscal 2009 Toys-Delaware invested $148 million in property and equipment, including opening eight new stores, expanding and remodeling existing stores, and upgrading its information technology systems and capabilities. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.

The following table presents Toys-Delaware capital expenditures for each of the past three fiscal years and for each of the periods ended July 31, 2010 and August 1, 2009:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007	26 Weeks Ended
				July 31, 2010	August 1, 2009
New stores (1)	$26	$91	$36	$6	$10
Conversion projects (2)	21	80	55	32	17
Other store-related projects (3)	46	69	81	11	23
Information technology	37	55	54	25	17
Distribution centers	18	19	25	10	7

Total capital expenditures	$148	$314	$251	$84	$74

(1)	Includes SSBS conversions.

(2)	Includes SBS conversions and other remodels pursuant to its juvenile integration strategy.

(3)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of its stores.

Cash Flows

Cash Flows for the Twenty-Six Weeks Ended July 31, 2010 and August 1, 2009

($ In millions)	26 Weeks Ended
	July 31, 2010	August 1, 2009	$ Change
Net cash used in operating activities	$(401)	$(72)	$(329)
Net cash used in investing activities	(76)	(296)	220
Net cash provided by financing activities	197	174	23
Effect of exchange rate changes on cash and cash equivalents	1	—	1

Net decrease during period in cash and cash equivalents	$(279)	$(194)	$(85)

Cash Flows Used in Operating Activities

During the twenty-six weeks ended July 31, 2010, net cash used in operating activities was $401 million compared to $72 million during the twenty-six weeks ended August 1, 2009. The $329 million increase in net cash used in operating activities was primarily the result of increased purchases of merchandise inventories primarily related to the addition of new locations which include the Toys-Delaware expanded fiscal 2010 Pop-up store presence, increased payments on accounts payable due to the timing of vendor payments and an increase in interest payments as compared to the prior year period.

Cash Flows Used in Investing Activities

During the twenty-six weeks ended July 31, 2010, net cash used in investing activities was $76 million compared to $296 million for the twenty-six weeks ended August 1, 2009. The decrease in net cash used in investing activities was primarily the result of a reduction of $150 million in loans made to TRU, a reduction of $63 million in purchases of net assets from affiliates and $11 million paid to acquire e-commerce websites and other business assets in the prior year period. These decreases were partially offset by an increase in capital expenditures of $10 million.

Cash Flows Provided by Financing Activities

During the twenty-six weeks ended July 31, 2010, net cash provided by financing activities was $197 million compared to $174 million for the twenty-six weeks ended August 1, 2009. The increase in net cash provided by financing activities was primarily the result of $61 million paid to Toys “R” Us Property Company I, LLC (“U.S. Propco I”) in excess of carrying value of net assets acquired in the prior year period, a decrease of $47 million in debt issuance costs and an increase of $30 million in borrowings under the secured revolving credit facility. These increases were partially offset by an increase of $68 million in net repayments of Short-term debt borrowings to TRU and a decrease in finance obligations associated with capital project financing of $39 million.

Cash Flows for Fiscal Year 2009, 2008 and 2007

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net cash provided by operating activities	$690	$300	$371
Net cash used in investing activities	(329)	(231)	(427)
Net cash used in financing activities	(274)	(67)	(91)
Effect of exchange rate changes on cash and cash equivalents	1	(2)	2

Net increase (decrease) during period in cash and cash equivalents	$88	—	$(145)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $690 million, an increase of $390 million compared to fiscal 2008. The increase in net cash provided by operating activities was primarily the result of decreased payments on accounts payable due to the timing of vendor payments at year-end, a reduction in SG&A primarily attributable to initiatives to reduce overall operating expenses and decreased payments for income taxes.

Net cash provided by operating activities for fiscal 2008 was $300 million, a decrease of $71 million compared to fiscal 2007. The decrease in cash provided by operating activities was primarily the result of increased payments on accounts payable due to the timing of vendor payments and increased payments for income taxes. The decrease was partially offset by decreased purchases of merchandise inventories due to the slowdown in the global economy and lower interest payments due to lower average interest rates.

Cash Flows Used in Investing Activities

Net cash used in investing activities for fiscal 2009 was $329 million, an increase of $98 million compared to fiscal 2008. The increase in net cash used in investing activities was primarily the result of an increase of $132 million in advances recorded to TRU, cash proceeds from the sale of $101 million in short-term investments received in fiscal 2008, $56 million for the purchase of properties from U.S. Propco I and a decrease of $36 million in repayment of loans by affiliates. Partially offsetting the increase was a reduction of $166 million in capital expenditures due to the curtailment of capital spending as a result of the slowdown in the economy and a reduction of $37 million in loans made to affiliates in fiscal 2009 as compared to fiscal 2008.

Net cash used in investing activities for fiscal 2008 was $231 million, a decrease of $196 million compared to fiscal 2007. The decrease in net cash used in investing activities was primarily related to the purchase of $101 million of short-term investments in fiscal 2007 and subsequent sale in fiscal 2008 of $101 million of those investments resulting in a net decrease of $202 million, and a $106 million reduction in the amount of funds advanced to TRU. These decreases were partially offset by an increase in capital expenditures of $63 million and a $50 million reduction of proceeds from sales of fixed assets.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $274 million for fiscal 2009, an increase of $207 million compared to fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $800 million of the Loan and security agreements and related mezzanine loans, of which $200 million was repaid by MPO, and an increase of $94 million in dividends paid to TRU, of which $2 million was related to MPO. Additionally contributing to the increase, was an increase of $70 million in debt issuance costs and $68 million paid to U.S. Propco I in excess of carrying values of net assets acquired. These increases were partially offset by the proceeds of $715 million received from the offering of the Notes, an increase of $64 million in finance obligations associated with capital project financing and an increase of $47 million in capital contributions to MPO from TRU.

Refer to the description of changes to Toys-Delaware’s debt structure below, as well as Note 2 to Toys-Delaware’s consolidated financial statements entitled “Long-term debt” for more information.

Net cash used in financing activities was $67 million for fiscal 2008, a decrease of $24 million from fiscal 2007. The decrease in net cash used in financing activities was primarily due to a net increase in third party borrowings of $86 million and increased short-term borrowings from TRU of $31 million. These decreases were partially offset by a $67 million repayment of notes payable to TRU as well as dividends paid to TRU of $29 million in fiscal 2008, of which $10 million was paid by MPO.

Debt

During the twenty-six weeks ended July 31, 2010, Toys-Delaware has not made any significant changes to its debt structure. Refer to Note 2 to Toys-Delaware’s condensed consolidated financial statements entitled “Long-term debt” for further details on its debt structure.

Toys-Delaware’s credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict its ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of its subsidiaries to provide funds to it through dividends, loans or advances. Certain of Toys-Delaware’s agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, Toys-Delaware would be forced to seek new financing that may not be on as favorable terms as its current facilities or be available at all. As of July 31, 2010, its total indebtedness of $1,910 million, of which $1,707 million was secured indebtedness and $1,057 million of which matures in the remainder of 2010, 2011 and 2012. Toys-Delaware had $53 million of outstanding borrowings on its secured revolving credit facility as of July 31, 2010. Toys-Delaware’s ability to refinance its indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside its control. In addition, its ability to incur secured indebtedness (which may enable it to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in its credit facilities and indentures and the value of its assets, which depends, in turn, on the strength of its cash flows, results of operations, economic and market conditions and other factors. Toys-Delaware is currently in compliance with Toys-Delaware financial covenants relating to its debt. Refer to Note 2 to Toys-Delaware’s consolidated financial statements entitled “Long-term debt” for more information regarding its debt covenants.

During fiscal 2009, Toys-Delaware made the following significant changes to its debt structure:

•

On June 24, 2009, Toys-Delaware and certain of its subsidiaries amended and restated the credit agreement for its $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. As amended, the facility was bifurcated into two tranches, $517 million of which matured on July 21, 2010 with the remainder maturing on May 21, 2012. On November 13, 2009, Toys-Delaware partially exercised the accordion feature of this secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

•

On November 20, 2009, the Company completed the offering of $725 million aggregate principal amount of the Notes. The Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and $10 million in borrowings from TRU pursuant to the Junior Mezzanine Loan were used to repay the outstanding loan balance under the loan and security agreements and related mezzanine loans of $600 million, plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from the Company for $120 million and to pay fees of approximately $20 million. In addition, Toys-Delaware incurred fees of approximately $7 million paid by TRU to the Sponsors pursuant to the terms of the advisory agreement. Concurrently with the offering, MPO, an indirect wholly-owned subsidiary of TRU, the assets of which were acquired by the Company, repaid its loan and security agreements and related mezzanine loans of $200 million plus accrued interest and fees.

Subsequent Events

On August 10, 2010, Toys-Delaware and certain of its subsidiaries amended and restated the ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions.

On August 24, 2010, Toys-Delaware completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, Toys-Delaware amended and restated the secured term loan facility (the “Secured Term Loan”) to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million. The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $1,039 million. The gross proceeds were used to repay the outstanding loan balances of $800 million under the Secured Term Loan and $181 million under the unsecured credit facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the unsecured credit facility. In connection with the offering and the New Secured Term Loan, Toys-Delaware also retained $28 million of cash for general corporate purposes. See Note 2 to Toys-Delaware condensed consolidated financial statement entitled “Long-term debt” for further details.

Toys-Delaware and its subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by Toys-Delaware or its subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 16 and Note 8 entitled “Related party transactions” to its consolidated financial statements and condensed consolidated financial statements, respectively.

Contractual Obligations and Commitments

Toys-Delaware’s contractual obligations consist mainly of payments related to long-term debt and related interest, operating leases related to real estate used in the operation of its business and product purchase obligations. The following table summarizes its contractual obligations associated with its long-term debt and other obligations as of January 30, 2010:

(In millions)	Payments Due By Period
	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Operating leases	$417	$736	$593	$2,446	$4,192
Less: sub-leases to third parties	13	19	12	9	53

Net operating lease obligations	404	717	581	2,437	4,139
Capital lease obligations	28	40	30	90	188
Long-term debt (1)	—	978	—	737	1,715
Interest payments (2)	128	221	128	198	675
Purchase obligations (3)	970	—	—	—	970
Other (4)	78	104	42	23	247

Total contractual obligations (5)	$1,608	$2,060	$781	$3,485	$7,934

(1)	Reflects the issuance of the $725 million of the Notes by the Company on November 20, 2009, the proceeds of which were used to repay the outstanding loan balance of $800 million, of which MPO repaid $200 million, plus accrued interest and fees, respectively. See Note 2 to its consolidated financial statements entitled “Long-term debt” for further details.

(2)	In an effort to manage interest rate exposures, Toys-Delaware periodically enters into interest rate swaps and interest rate caps.

(3)	Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in its consolidated balance sheet as of January 30, 2010.

(4)	Includes risk management liabilities, and other general obligations and contractual commitments.

(5)	The above table does not reflect liabilities for uncertain tax positions of $79 million. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that Toys-Delaware is unable to make sufficiently reliable estimates of the timing of future payments.

Obligations under Toys-Delaware’s operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance or real estate taxes. The following table presents these amounts which were recorded in SG&A in its consolidated statement of operations for fiscals 2009, 2008 and 2007:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$41	$37	$37
Maintenance and insurance	36	30	26
Contingent rent	3	1	1

Total	$80	$68	$64

Subsequent to the second quarter of fiscal 2010, there was a significant change in Toys-Delaware’s contractual obligations and commitments related to Long-term debt and related interest as a result of the amendment and restatement of the ABL Facility on August 10, 2010, the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010 referred to above. See Note 2 to the condensed consolidated financial statement entitled “Long-term debt” for further details.

Critical Accounting Policies

Toys-Delaware’s consolidated financial statements have been prepared in accordance with GAAP. The FASB finalized the Codification or ASC, which is effective for periods ending on or after September 15, 2009. The ASC does not change how Toys-Delaware accounts for its transactions or the nature of the related disclosures made. Any reference to guidance issued by the FASB in this prospectus are to the ASC.

The preparation of these financial statements requires Toys-Delaware to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and during the applicable periods. Toys-Delaware bases these estimates on historical experience and on other factors that it believes are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on its consolidated financial statements and condensed consolidated financial statements.

Toys-Delaware believes the following are its most critical accounting policies that include significant judgments and estimates used in the preparation of its consolidated financial statements. Toys-Delaware considers an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on its consolidated financial condition or results of operations.

Merchandise Inventories

Toys-Delaware values its merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.

Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, Toys-Delaware’s historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from its vendors are generally treated as adjustments to the purchase price of its Merchandise inventories. Toys-Delaware adjusts its estimates for vendor allowances and its provision for expected inventory shortage to actual amounts at the completion of its physical inventory counts and finalization of all vendor allowance agreements. In addition, Toys-Delaware performs an inventory-aging analysis for identifying obsolete and slow-moving inventory. Toys-Delaware establishes a reserve to reduce the cost of its inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.

Toys-Delaware’s estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on its inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in its reserve would have impacted pre-tax earnings by approximately $2 million for fiscal 2009.

Store Closures and Long-lived Asset Impairment

Based on an overall analysis of store performance and expected trends, management periodically evaluates the need to close underperforming stores. Reserves are established at the time of closing for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance, as prescribed by ASC Topic 420, “Accounting for Costs Associated with Exit or Disposal Activities.” A key assumption in calculating the reserves is the estimation of sublease income. If actual experience differs from Toys-Delaware’s estimates, the resulting reserves could vary from recorded amounts. Reserves are reviewed periodically and adjusted when necessary.

Toys-Delaware also evaluates the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC 360. Toys-Delaware will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.

In determining whether long-lived assets are recoverable, Toys-Delaware’s estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon its experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability and economic conditions require estimating such factors as sales growth, inflation and the overall economics of the retail industry. Since Toys-Delaware forecasts its future undiscounted cash flows for up to 25 years, its estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, Toys-Delaware records an impairment charge equal to the difference between the asset’s carrying value and fair value. Toys-Delaware estimates the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

In fiscal 2009, Toys-Delaware recorded $7 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, Toys-Delaware plans to relocate additional stores which may result in additional asset impairments.

Goodwill Impairment

Goodwill is evaluated for impairment annually or whenever Toys-Delaware identifies certain triggering events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, economic factors, unanticipated competitive activities, loss of key personnel and acts by governments and courts.

In accordance with ASC 350, Toys-Delaware tests for goodwill impairment by comparing the fair values and carrying values of its reporting units as of the first day of the fourth quarter of each fiscal year, or November 1, 2009 for fiscal 2009. At January 30, 2010, Toys-Delaware had $361 million of Goodwill, net, all of which is in its Domestic reporting unit.

Toys-Delaware estimates the fair values of its reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in its industry, and require it to make certain assumptions and estimates regarding industry economic factors and future profitability of its business. It is Toys-Delaware’s policy to conduct impairment testing based on its most current business plans, projected future revenues and cash flows, which reflect changes Toys-Delaware anticipates in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in its reporting units. If the carrying value exceeds the fair value, Toys-Delaware would then calculate the implied fair value of its reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although Toys-Delaware believes its assumptions are reasonable, actual results may vary significantly and may expose it to material impairment charges in the future. Toys-Delaware’s methodology for determining fair values remained consistent for the periods presented.

At November 1, 2009, Toys-Delaware determined that none of its goodwill was impaired. The estimated fair value of its Domestic reporting unit substantially exceeded its carrying value at the date of testing. A hypothetical 10% decrease to the fair value of its Domestic reporting unit at November 1, 2009 would not have triggered additional impairment testing and analysis.

Revenue Recognition

Toys-Delaware recognizes revenue in accordance with ASC Topic 605, “Revenue Recognition”. Revenue related to merchandise sales, which is approximately 98.3% of Total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from its websites. Discounts provided to customers are accounted for as a reduction of sales. Toys-Delaware records a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact its financial results in future periods.

Gift Cards and Breakage

Toys-Delaware sells gift cards to customers in its retail stores, through its websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. Toys-Delaware recognizes income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, based on management estimates and assumptions of redemption patterns, the useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Its estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which Toys-Delaware has determined that it does not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in the Consolidated Statements of Operations.

During fiscal 2009, Toys-Delaware recognized $19 million of net gift card breakage income. A change of 10% in the estimated gift card breakage rate would have impacted its pre-tax earnings by approximately $2 million for the fiscal year ended January 30, 2010.

Income Taxes

Toys-Delaware accounts for income taxes in accordance with ASC Topic 740, “Accounting for Income Taxes” (“ASC 740”). Toys-Delaware’s provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including its income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. Toys-Delaware uses significant judgment and estimates in evaluating its tax positions.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in its tax return (its current tax rate) is different from the tax rate reflected in its consolidated financial statements. Some of the differences are permanent, while other differences are temporary as they reverse over time. Toys-Delaware records deferred tax assets and liabilities for any temporary differences between the assets and liabilities in its Consolidated Financial Statements and their respective tax bases. Toys-Delaware establishes valuation allowances when it believes it is more likely than not that its deferred tax assets will not be realized. For example, it would establish a valuation allowance for the tax benefit associated with a loss carryforward in a tax jurisdiction if it did not expect to generate sufficient taxable income to utilize the loss carryforward. Changes in future taxable income, tax liabilities and its tax planning strategies may impact its effective tax rate, valuation allowances and the associated carrying value of its deferred tax assets and liabilities.

At any one time its tax returns for various tax years are subject to examination by U.S. Federal, foreign, and state taxing jurisdictions. Toys-Delaware establishes tax liabilities in accordance with ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. Toys-Delaware adjusts these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent its actual tax liability differs from its established tax liabilities for unrecognized tax benefits, its effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, Toys-Delaware believes that its tax balances reflect the more-likely-than-not outcome of known tax contingencies.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have a material impact on Toys-Delaware’s condensed consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to Toys-Delaware’s condensed consolidated financial statements.

On August 2, 2009, Toys-Delaware adopted ASC Topic 105, “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of ASU that will be included in the Codification. The Codification does not change how Toys-Delaware accounts for its transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this prospectus are to the Codification.

On May 3, 2009, Toys-Delaware adopted ASC Topic 855 (“ASC 855”), formerly SFAS No. 165, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or annual financial periods ending after June 15, 2009, and is applied prospectively. The adoption of ASC 855 did not have a material impact on Toys-Delaware’s consolidated financial statements.

On February 1, 2009, Toys-Delaware adopted the new disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under the previous guidance and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of the amendment to ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) had no impact on Toys-Delaware’s consolidated financial statements and condensed consolidated financial statements. See Note 3 to Toys-Delaware’s consolidated financial statements and Toys-Delaware’s condensed consolidated financial statements included elsewhere in this prospectus entitled “Derivative Instruments and Hedging Activities” for further details.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on Toys-Delaware’s consolidated financial statements.

On November 1, 2009, Toys-Delaware adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU 2009-05 did not have an impact on Toys-Delaware’s consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-04, “Accounting for Redeemable Equity Instruments” (“ASU 2009-04”), which represents an update to ASC Topic 480, “Distinguishing Liabilities from Equity,” and provides guidance on what type of instruments should be classified as temporary versus permanent equity, as well as guidance regarding measurement. ASU 2009-04 is effective for the first reporting period, including interim periods, beginning after issuance. The adoption of ASU 2009-04 did not have an impact on Toys-Delaware’s consolidated financial statements.

In April 2009, ASC Topic 825, “Financial Instruments” (“ASC 825”), and ASC Topic 270, “Interim Reporting” (“ASC 270”) were amended to enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. Toys-Delaware adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on Toys-Delaware’s consolidated financial statements.

On February 1, 2009, Toys-Delaware adopted ASC Topic 805, “Business Combination” (“ASC 805”), and the related amendment. ASC 805 states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. ASC 805 also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. The amendment addresses application issues, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Its adoption did not have a material impact on Toys-Delaware’s consolidated financial statements.

On February 1, 2009, Toys-Delaware adopted the amendment to ASC 350. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350. The adoption did not have a material impact on Toys-Delaware’s consolidated financial statements.

On February 1, 2009, Toys-Delaware adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820 and its related amendments. Assumptions made regarding the adoption of ASC 820 and its related amendments will impact any accounting standards that include fair value measurements. See Note 4 to Toys-Delaware’s consolidated financial statements included elsewhere in this prospectus entitled “Fair Value Measurements” for the impact on Toys-Delaware’s consolidated financial statements and further details.

Refer to Note 18 to Toys-Delaware’s consolidated financial statements entitled “Recent accounting pronouncements” for a discussion of accounting standards which Toys-Delaware has not yet been required to implement and may be applicable to its future operations, and their impact on its consolidated financial statements. Refer to Note 9 to Toys-Delaware’s condensed consolidated financial statements entitled “Recent accounting pronouncements” for a discussion of accounting standards which Toys-Delaware has not yet been required to implement and may be applicable to the future operations, and their impact on its condensed consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Toys-Delaware is exposed to market risk from potential changes in interest rates and foreign currency exchange rates. Toys-Delaware regularly evaluates its exposure to these risks and take measures to mitigate these risks on its consolidated financial results. Toys-Delaware enters into derivative financial instruments to economically manage market risks related to interest rate and foreign currency exchange. Toys-Delaware does not participate in speculative derivative trading. The analysis below presents Toys-Delaware’s sensitivity to selected hypothetical, instantaneous changes in market interest rates and foreign currency exchange rates as of January 30, 2010.

Foreign Exchange Exposure

Toys-Delaware’s foreign currency exposure is primarily concentrated in Canada. Toys-Delaware believes Canada is politically stable. Toys-Delaware faces currency translation exposures related to translating the results of its Canada operations into U.S. dollars because of exchange rate fluctuations during the reporting period.

Toys-Delaware faces foreign currency exchange transaction exposures related to cross-currency short-term intercompany loans and merchandise purchases:

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Toys-Delaware enters into short-term, cross-currency intercompany loans with its foreign subsidiary as part of its global cash management strategy. This exposure is economically hedged through the use of foreign currency exchange forward contracts. As a result, a 10% change in foreign currency exchange rates against the U.S. dollar would not have an impact on Toys-Delaware’s pre-tax earnings related to its short-term, cross-currency intercompany loans.

•

In addition, Toys-Delaware’s foreign subsidiary makes U.S. dollar denominated merchandise purchases through the normal course of business. From time to time, Toys-Delaware enters into foreign exchange forward contracts under its merchandise import program. As of January 30, 2010, Toys-Delaware had no outstanding contracts.

The above sensitivity analysis on Toys-Delaware’s foreign currency exchange transaction exposures related to its short-term, cross-currency intercompany loans assumes Toys-Delaware’s mix of foreign currency-denominated debt instruments and derivatives and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of Toys-Delaware’s future intentions. Toys-Delaware’s exposure to foreign currency risk related to exchange forward contracts on its short-term, cross-currency intercompany loans has not materially changed from fiscal 2008 to fiscal 2009.

Changes in foreign exchange rates affect interest expense recorded in relation to Toys-Delaware’s foreign currency-denominated derivative instruments and debt instruments. As of January 30, 2010 and January 31, 2009, Toys-Delaware estimates that a 10% hypothetical change in foreign exchange rates would impact its pre-tax earnings due to the effect of foreign currency translation on interest expense related to its foreign currency-denominated derivative instruments and debt instruments by $1 million and less than $1 million respectively.

Interest Rate Exposure

Toys-Delaware has a variety of fixed and variable rate debt instruments and is exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, Toys-Delaware strives to achieve an acceptable balance between fixed and variable rate debt and has entered into interest rate swaps and interest rate caps to maintain that balance. A change in interest rates on variable rate debt impacts Toys-Delaware’s pre-tax earnings and cash flows, whereas a change in interest rates on fixed rate debt impacts the fair value of debt. A portion of Toys-Delaware’s derivatives qualifies for hedge accounting as variable cash flow hedges. Therefore, for designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in the consolidated statements of operations at the time the hedged item affects earnings.

The following table illustrates the estimated sensitivity of a 1% change in interest rates to Toys-Delaware’s future pre-tax earnings and cash flows on its derivative instruments and variable rate debt instruments at January 30, 2010:

(In millions)	Impact of 1% Increase	Impact of 1% Decrease
Interest rate cap (1)	$2	$(1)
Variable rate debt	(10)	10

Total pre-tax income exposure to interest rate risk	$(8)	$9

(1)	The difference of $1 million related to a 1% hypothetical change in interest rates is due to the interest rate cap which manages the variable cash flows associated with changes in the one month LIBOR above a stated contractual interest rate. Therefore, a hypothetical change in interest rates may not result in a uniform impact.

The above sensitivity analysis assumes Toys-Delaware’s mix of financial instruments and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of Toys-Delaware’s future intentions. As of January 31, 2009, Toys-Delaware estimated that a 1% hypothetical change in interest rates could potentially have caused either a $18 million increase or a $18 million decrease on its pre-tax earnings. Refer to Toys-Delaware’s audited consolidated financial statements contained in this prospectus for further discussion of its debt and derivative instruments. At this time, Toys-Delaware does not anticipate material changes to its interest rate risk exposure or to its risk management policies. Toys-Delaware believes that it could mitigate potential losses on pre-tax earnings through its risk management objectives, if material changes occur in future periods. Additionally, there has been no significant change in Toys-Delaware’s exposure to market risk during the twenty-six weeks ended July 31, 2010.

INDEBTEDNESS OF TOYS-DELAWARE

We believe that the following financial information relating to the third-party indebtedness of Toys-Delaware may be relevant to holders of the Notes, since Toys-Delaware is the Master Tenant under the Master Lease and provides the sole source of revenue to us (see “Risk Factors — The only assets, and sole source of revenue, of the Company are the Properties and the Master Lease. Additionally, the Properties and the Master Lease provide the sole source of cash to make payments on the Notes”); however, Toys-Delaware is not the issuer of the Notes and will not guarantee any payments under or in respect of the Notes.

$1.85 billion senior secured revolving credit facility, expires in fiscal 2015 ($0 at July 31, 2010)

On August 10, 2010, Toys-Delaware and certain of its subsidiaries amended and restated the credit agreement for their ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 2.50% and 3.00% depending on usage. In connection with the amendment and restatement of the credit agreement, Toys-Delaware incurred approximately $37 million in fees. In addition, as a result of the amendment and restatement of the credit agreement, Toys-Delaware will expense deferred financing costs associated with its secured revolving credit facility in the third quarter of fiscal 2010.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of Toys-Delaware and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict Toys-Delaware’s ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires Toys-Delaware to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.

At July 31, 2010, under its secured revolving credit facility, Toys-Delaware had $53 million outstanding borrowings, a total of $89 million of outstanding letters of credit and excess availability of $1,070 million. This amount is also subject to a minimum availability covenant, which was $152 million at July 31, 2010, with remaining availability of $918 million in excess of the covenant. At July 31, 2010, deferred financing expenses recorded for Toys-Delaware’s secured revolving credit facility were $39 million included in Other assets on Toys-Delaware’s condensed consolidated balance sheets.

7.375% Senior Secured Notes, due fiscal 2016 ($0 million outstanding at July 31, 2010)

On August 24, 2010, concurrently with the New Secured Term Loan (defined below) Toys-Delaware completed the offering of $350 million aggregate principal amount of senior secured notes (“Toys-Delaware Secured Notes”) bearing interest at 7.375% per annum. The Toys-Delaware Secured Notes were issued at par. The gross proceeds of the Toys-Delaware Secured Notes along with the gross proceeds from the New Secured Term Loan were used to repay the outstanding loan balance of $800 million under the Secured Credit Facilities and $181 million under the Unsecured Credit Facility (defined below). In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering and the New Secured Term Loan, Toys-Delaware also retained $28 million of cash for general corporate purposes. An investment fund advised by affiliates of KKR purchased an aggregate of $5 million of the Toys-Delaware

Secured Notes. Fees paid in connection with the sale of the offering of the Toys-Delaware Secured Notes and the New Secured Term Loan will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, Toys-Delaware will expense deferred financing costs in the third quarter of fiscal 2010. The Toys-Delaware Secured Notes are guaranteed by Toys -Delaware and certain of its subsidiaries and the indebtedness thereunder is secured by the trademarks and certain other intellectual property of Geoffrey LLC, a wholly owned subsidiary of Toys-Delaware, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries, on a pari passu basis with the New Secured Term Loan. The Company is not a guarantor of Toys-Delaware Secured Notes.

The indenture governing the Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict the ability of Toys-Delaware to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. Toys-Delaware may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013 with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys-Delaware, Toys-Delaware will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Secured term loan facility, due fiscal 2012 ($798 million at July 31, 2010)

On July 19, 2006, Toys-Delaware entered into the Secured Credit Facilities (the “Secured Credit Facilities”) with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the Company, which owned 8% and 12% of the loan amount as of July 31, 2010 and August 1, 2009, respectively. Obligations under the Secured Credit Facilities are guaranteed by substantially all domestic subsidiaries of Toys-Delaware (other than the real estate borrowers) and the borrowings are secured by accounts receivable, inventory and intellectual property of Toys-Delaware and the guarantors. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict the ability of Toys-Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. If an event of default under the secured term loan facility occurs and is continuing, the commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. At July 31, 2010, the unamortized discount recorded for this loan facility was $2 million. At July 31, 2010, deferred financing expenses recorded for this loan facility were $18 million included in Other assets on Toys-Delaware’s condensed consolidated balance sheets. On August 24, 2010, the gross proceeds of the New Secured Term Loan along with the gross proceeds from Toys-Delaware Secured Notes were used to repay the outstanding loan balance of $800 million under the Secured Credit Facilities.

Unsecured credit facility, due fiscal 2012 ($181 million at July 31, 2010)

On December 1, 2006, Toys-Delaware entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which owned 15% and 5% of the loan as of July 31, 2010, respectively, and each owned 15% of the loan as of August 1, 2009. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at the option of Toys-Delaware, prime plus 4.00% per annum. In fiscals 2009 and 2008, the loan bore an interest rate of 5.00% plus LIBOR. At July 31, 2010, deferred financing expenses recorded for this credit facility were $1 million included in Other assets on Toys-Delaware’s condensed consolidated balance sheets. On August 24, 2010, the gross proceeds of the New Secured Term Loan along with the gross proceeds from Toys-Delaware Secured Notes were used to repay the outstanding loan balance of $181 million under the Unsecured Credit Facility.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all domestic subsidiaries of Toys-Delaware (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities.

New Secured Term Loan, due fiscal 2016 ($0 million outstanding at July 31, 2010)

On August 24, 2010, concurrently with the issuance of the Toys-Delaware Secured Notes, Toys-Delaware amended and restated the Secured Credit Facilities to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million and was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $689 million. The gross proceeds of the New Secured Term Loan along with the gross proceeds from Toys-Delaware Secured Notes were used to repay the outstanding loan balance of $800 million under the Secured Credit Facilities and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the New Secured Term Loan and the offering of the Toys-Delaware Secured Notes, Toys-Delaware also retained $28 million of cash for general corporate purposes. As of August 24, 2010, an investment fund advised by affiliates of KKR owned 6% of the New Secured Term Loan. Fees paid in connection with the New Secured Term Loan and the sale of the offering of the Toys-Delaware Secured Notes will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, Toys-Delaware will expense deferred financing costs in the third quarter of fiscal 2010.

The New Secured Term Loan, as amended, will provide for, among other things, an accordion feature that will allow Toys-Delaware to request one or more additional term loans be added to the New Secured Term Loan in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. Further, this facility will continue to be guaranteed by Toys-Delaware and certain of its subsidiaries and the borrowings thereunder will continue to be secured by the trademarks and certain other intellectual property of Geoffrey LLC, a wholly owned subsidiary of Toys-Delaware, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries, on a pari passu basis with the Toys-Delaware Secured Notes. The Company is not a guarantor of the New Secured Term Loan.

The New Secured Term Loan will continue to contain customary covenants applicable to Toys-Delaware and certain of its subsidiaries similar to those under the Secured Credit Facilities, with certain modifications, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of TRU’s 7.625% notes due 2011 and TRU’s 7.875% senior notes due 2013 subject to Toys-Delaware meeting a total leverage test and the provision of a cumulative credit exception allowing for Toys-Delaware and certain of its subsidiaries to make investments, pay dividends and make certain other restricted payments subject to Toys-Delaware meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. Toys Delaware may optionally prepay the outstanding principal balance of the loan at any time. If such prepayment were to occur on or prior to August 24, 2011, Toys-Delaware would pay a premium equal to 1% of the remaining balance. The New Secured Term Loan will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage.

8.750% debentures, due fiscal 2021 ($22 million at July 31, 2010)

On August 29, 1991, TRU issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, Toys-Delaware commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, Toys-Delaware consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility (described above) to purchase the tendered Debentures. All future principal and interest payments will be funded through the operating cash flow of Toys-Delaware.

See Toys-Delaware’s condensed consolidated financial statements included in this prospectus for additional information relating to the indebtedness of Toys-Delaware, including indebtedness owed to affiliates.

INDEBTEDNESS OF TRU

We believe that the following information relating to the consolidated indebtedness of TRU may be relevant to holders of the Notes as TRU is our indirect parent and Toys-Delaware’s direct parent (see “Risk Factors — TRU is highly leveraged and needs to refinance portions of its debt in the next two years, which refinancing may not be available”); however, TRU is not the issuer of the Notes and will not guarantee any payments under or in respect of the Notes. The following information does not include the indebtedness of the Company or Toys-Delaware described under “Indebtedness of Toys-Delaware” in this prospectus.

Outstanding Indebtedness of TRU

7.375% senior notes, due fiscal 2018 ($405 million at July 31, 2010)

On September 22, 2003, TRU issued $400 million in notes bearing interest at a coupon rate of 7.375%, maturing on October 15, 2018. The notes were issued at a discount of $2 million which resulted in the receipt of proceeds of $398 million. Simultaneously with the sale of the notes, TRU entered into interest rate swap agreements. TRU subsequently terminated the swaps and received a payment of $10 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on properties owned or acquired at May 28, 2002 or thereafter without effectively securing the debt securities equally and ratably with that debt and such liens cannot exceed 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The indenture governing the 7.375% notes imposes certain limitations on TRU’s ability to, among other things, merge or consolidate with any other person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to another person, and requires that TRU comply with certain further covenants. The covenants also restrict sale and leaseback transactions unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property.

7.875% senior notes, due fiscal 2013 ($396 million at July 31, 2010)

On April 8, 2003, TRU issued $400 million in notes bearing interest at a coupon rate of 7.875%, maturing on April 15, 2013, under an indenture, as supplemented, between TRU and The Bank of New York, as trustee. The notes were issued at a discount of $7 million which resulted in the receipt of proceeds of $393 million. Simultaneously with the sale of the notes, TRU entered into interest rate swap agreements. TRU subsequently terminated the swaps at a loss of $6 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The indenture governing the 7.875% notes imposes certain limitations on TRU’s ability to, among other things, merge or consolidate with any other person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to another person, and requires that TRU comply with certain further covenants. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At July 31, 2010, deferred financing expenses recorded for these notes were $3 million included in Other assets on TRU’s condensed consolidated balance sheets.

7.625% notes, due fiscal 2011 ($505 million at July 31, 2010)

On July 24, 2001, TRU issued $500 million of notes bearing interest at 7.625% per annum maturing on August 1, 2011, and an indenture, between TRU and The Bank of New York, as trustee. The notes were issued at a discount of $1 million which resulted in the receipt of proceeds of $499 million. Simultaneously with the issuance of the notes, TRU entered into interest rate swap agreements. TRU subsequently terminated the interest rate swap agreements and received a payment of $27 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on February 1 and August 1 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At July 31, 2010, deferred financing expenses recorded for these notes were nominal and were included in Other assets on TRU’s condensed consolidated balance sheets.

Japan Bank Loans (1.20% to 2.85%) loans due Fiscal 2010-2014 ($175 million at July 31, 2010)

Toys “R” Us Japan entered into multiple bank loans with various financial institutions totaling $175 million at July 31, 2010. Three of these loans, representing $133 million, mature on January 17, 2011 and carry a weighted average interest rate of 1.31%. As such, these amounts were classified as Current portion of long-term debt on TRU’s condensed consolidated balance sheet as of July 31, 2010. The remaining loans, representing ¥3.6 billion ($41 million) of outstanding bank loans, are amortizing and mature between 2012 and 2014. The weighted average interest rate on the installment loans is 2.71%.

Toys-Japan Unsecured Credit Lines, expires fiscal 2011 ($128 million at July 31, 2010)

On March 31, 2008, Toys-Japan entered into agreements with a syndicate of financial institutions, which established two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). Under the agreement, Tranche 1 is available in amounts of up to ¥20.0 billion ($232 million at July 31, 2010), which expires on March 30, 2011, and bears an interest rate of Tokyo Inter Bank Offered Rate (“TIBOR”) plus 0.63% per annum. At July 31, 2010, TRU had outstanding borrowings of $128 million under Tranche 1, which are included in current portion of long-term debt on TRU’s condensed consolidated balance sheets, with $104 million of remaining availability.

On March 30, 2009, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 was available in amounts of up to ¥12.6 billion ($140 million at January 30, 2010) expiring on March 29, 2010 and bore an interest rate of TIBOR plus 0.63% per annum.

On February 26, 2010, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys-Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 is now available in amounts of up to ¥14.0 billion ($162 million at July 31, 2010) expiring on March 28, 2011, and bears an interest rate of TIBOR plus 0.80% per annum. At July 31, 2010, TRU had no outstanding Short-term debt under Tranche 2 with $162 million of availability. TRU paid fees of $2 million to refinance Tranche 2, which were capitalized as deferred debt issuance costs and amortized over the term of the agreement. As of July 31, 2010, deferred financing expenses recorded for this agreement were $2 million included in Other assets on TRU’s condensed consolidated balance sheets.

These agreements contain covenants, including, among other things, covenants that require Toys-Japan to maintain a certain minimum level of net assets and profitability during the agreement terms. The agreement also restricts TRU from reducing TRU’s ownership percentage in Toys-Japan.

European ABL, expires fiscal 2012 ($0 at July 31, 2010)

On October 15, 2009, certain of TRU’s foreign subsidiaries entered into the European ABL, which provides for a three-year £112 million senior secured asset-based revolving credit facility which expires October 15, 2012. On November 19, 2009, TRU partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the ceiling of the facility from £112 million to £124 million ($195 million at July 31, 2010). Borrowings under the European ABL are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and eligible accounts receivable of certain of Toys “R” Us Europe, LLC’s (“Toys Europe”) and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”)

subsidiaries. The terms of the European ABL include a customary cash dominion trigger requiring the cash of certain of Toys Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The European ABL also contains a springing fixed charge coverage ratio of 1.10 to 1.00 based on the EBITDA and fixed charges of Toys Europe, Toys Australia and their subsidiaries. Loans under the European ABL bear interest at a rate based on LIBOR/the Euro Interbank Offered Rate (“EURIBOR”) plus a margin of 4.00% for the first year and thereafter 3.75%, 4.00% or 4.25% depending on availability. A commitment fee accrues on any unused portion of the commitments at a rate per annum also based on usage. Borrowings under the European ABL are guaranteed to the extent legally possible and practicable by Toys Europe, Toys Australia and certain of their material subsidiaries. Borrowings are secured by substantially all assets which are not already pledged, of Toys Europe, Toys Australia and certain UK and Australian obligors, as well as by share pledges over the shares of (and certain assets of) other material subsidiaries. The European ABL contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions and investments or engage in mergers or consolidations. If an event of default shall occur and be continuing, the commitments under the European ABL may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable. At July 31, 2010, TRU had no outstanding borrowings and $136 million of availability under the European ABL. At July 31, 2010, deferred financing expenses recorded for this credit facility were $6 million included in Other assets on TRU’s condensed consolidated balance sheets.

On October 15, 2009, in conjunction with entering into the European ABL, TRU terminated the Multi-currency revolving credit facility.

€62 million French and €129 million Spanish real estate credit facilities, due fiscal 2012 ($81 million and $168 million at July 31, 2010, respectively)

On January 23, 2006, TRU’s indirect wholly-owned subsidiaries Toys “R” Us France Real Estate SAS and Toys “R” Us Iberia Real Estate S.L. entered into the French and Spanish real estate credit facilities, respectively. These facilities are secured by, among other things, selected French and Spanish real estate. The maturity date for each of these loans is February 1, 2013. The loans have interest rates of EURIBOR plus 1.50% plus mandatory costs per annum. The loan agreements contain covenants that restrict the ability of the borrowers under these facilities to engage in mergers or consolidations, incur additional indebtedness, or create or permit additional liens on assets. The loan agreements also require the borrowers to maintain interest coverage ratios of 110%. If the coverage ratio is less than 110% there is a 10 day grace period to prevent default. During such period, the borrowers have an option to pay down the loans to increase the coverage ratio up to 110%, acquire new properties or deposit collateral into appropriate accounts. However, the borrowers may not deposit additional collateral to the deposit accounts to remedy such default more than twice in two consecutive interest periods or more than six times during the life of the debt instrument. At July 31, 2010, deferred financing expenses recorded for the French and Spanish credit facilities were $3 million and $3 million, respectively, included in Other assets on TRU’s condensed consolidated balance sheets.

£351 million U.K. real estate senior and £61 million U.K. real estate junior credit facilities, due fiscal 2013 ($550 million and $96 million at July 31, 2010, respectively)

On February 8, 2006, Toys U.K. Properties, TRU’s indirect wholly-owned subsidiary, entered into a series of secured senior and junior loans with Vanwall as the issuer and senior lender and The Royal Bank of Scotland PLC as junior lender. These facilities are secured by, among other things, selected U.K. real estate. The U.K. real estate senior credit facility bears interest of 5.02% plus mandatory costs. The U.K. real estate junior credit facility bears interest at an annual rate of LIBOR plus a margin of 2.25% plus mandatory costs. On February 8, 2007, Toys U.K. Properties borrowed an additional $4 million from The Royal Bank of Scotland PLC. At July 31, 2010, deferred financing expenses recorded for these credit facilities were $3 million included in Other assets on TRU’s condensed consolidated balance sheets.

The credit agreement contains covenants that restrict the ability of Toys U.K. Properties to incur certain additional indebtedness, create or permit liens on assets, dispose of or acquire further property, vary or terminate the lease agreements, conclude further leases or engage in mergers or consolidations. Toys U.K. Properties is required to repay the loans in part in quarterly installments. The final maturity date for these credit facilities is April 7, 2013.

Vanwall is a variable interest entity established with the limited purpose of issuing and administering the notes under the credit agreement with Toys U.K. Properties. On February 9, 2006, Vanwall issued $620 million of multiple classes of commercial mortgage backed floating rate notes to third party investors, which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the floating rate notes issued by Vanwall were used to fund the Senior Loan to Toys U.K. Properties. Pursuant to the February 2006 credit agreement, Vanwall is required to maintain an interest rate swap which effectively fixed the variable LIBOR rate at 4.56%, the same as the fixed interest rate less the applicable credit spread paid by Toys U.K. Properties to Vanwall. The fair value of this interest rate swap was a liability of approximately $45 million and $30 million at July 31, 2010 and August 1, 2009, respectively. Toys U.K. Properties’ credit agreement with Vanwall requires Toys U.K. Properties to indemnify Vanwall against any loss or liability that Vanwall incurs as a consequence of any part of the loans being repaid or prepaid, including costs relating to terminating all or part of their interest rate swap.

10.75% senior notes, due fiscal 2017 ($927 million at July 31, 2010)

On July 9, 2009, U.S. Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of TRU’s wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “U.S. Propco I Notes”). The U.S. Propco I Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the U.S. Propco I Notes, together with $263 million of cash on hand and $99 million of restricted cash released from restrictions were used to repay the outstanding loan balance under U.S. Propco I’s unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the U.S. Propco I Notes totaled approximately $23 million and will be deferred and expensed over the life of the U.S. Propco I Notes. As a result of the repayment of its unsecured credit agreement, TRU expensed approximately $8 million of deferred financing costs. At July 31, 2010, deferred financing expenses recorded for these notes were $20 million included in Other assets on TRU’s condensed consolidated balance sheets. U.S. Propco I owns or has leasehold interests in 354 stores, three distribution centers and TRU’s headquarters building and it leases all of these properties to Toys-Delaware pursuant to a long-term lease.

The U.S. Propco I Notes are solely the obligation of U.S. Propco I and its wholly-owned subsidiaries (the “Guarantors”) and are not guaranteed by TRU or Toys-Delaware. The U.S. Propco I Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the U.S. Propco I Notes contain covenants, including, among other things, covenants that restrict the ability of U.S. Propco I and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the U.S. Propco I Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The U.S. Propco I Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The U.S. Propco I Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, U.S. Propco I may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to TRU or U.S. Propco I, U.S. Propco I will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that U.S. Propco I entered into in connection with the offering of the U.S. Propco I Notes, U.S. Propco I is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the U.S. Propco I Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event U.S. Propco I fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the U.S. Propco I Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%. On May 12, 2010, U.S. Propco I filed Amendment No. 3 to Form S-4, a registration statement under the Securities Act. On June 4, 2010, U.S. Propco I commenced an exchange offer with respect to the U.S. Propco I Notes which settled on July 8, 2010.

Other long-term debt ($153 million outstanding at July 31, 2010)

Other long-term debt includes $45 million related to capital lease obligations and $108 million related to finance obligations associated with capital projects.

Guarantees

TRU currently guarantees 80% of three Toys-Japan installment loans, totaling ¥2.6 billion ($30 million at July 31, 2010). These loans have annual interest rates of 2.6% to 2.8% and mature from 2012 to 2014 and are reported as part of the Toys-Japan bank loans of $175 million at July 31, 2010. In addition, TRU has an agreement with McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”), in which TRU promises to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of these loans.

Contractual Obligations

The following table summarizes TRU’s contractual obligations associated with TRU’s long-term debt and other obligations as of January 30, 2010:

	Payments Due By Period
(In millions)	Fiscal 2010	Fiscal 2011 & 2012	Fiscal 2013 & 2014	Fiscal 2015 and thereafter	Total
Operating leases	$556	$1,010	$806	$1,683	$4,055
Less: sub-leases to third parties	18	27	17	15	77

Net operating lease obligations	538	983	789	1,668	3,978
Capital lease obligations	33	46	32	95	206
Long-term debt (1)	145	1,780	1,053	2,070	5,048
Interest payments (2)	413	683	415	571	2,082
Purchase obligations (3)	1,280	—	—	—	1,280
Other (4)	137	149	73	57	416

Total contractual obligations (5)	$2,546	$3,641	$2,362	$4,461	$13,010

(1)	Reflects the issuance of $950 million of 10.75% Senior Notes by U.S. Propco I on July 9, 2009 and the issuance of $725 million of the Notes by the Company on November 20, 2009, the proceeds of which were used to repay the outstanding loan balance of $1,267 million and $800 million plus accrued interest and fees, respectively.

(2)	In an effort to manage interest rate exposures, TRU periodically enters into interest rate swaps and interest rate caps.

(3)	Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in TRU’s consolidated balance sheet as of January 30, 2010.

(4)	Includes pension obligations, risk management liabilities, and other general obligations and contractual commitments.

(5)	The above table does not reflect liabilities for uncertain tax positions of $97 million, which includes $10 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that TRU is unable to make sufficiently reliable estimates of the timing of future payments.

Obligations under TRU’s operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance, or real estate taxes. The following table presents these expenses for fiscals 2009, 2008 and 2007:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$67	$62	$60
Maintenance and insurance	62	55	47
Contingent rent	10	9	10

Total	$139	$126	$117

BUSINESS OF THE COMPANY

We are a special purpose entity, owned indirectly by TRU and formed in July 2005.

We own fee and ground leasehold interests in 129 properties in the United States. We lease the Properties on a triple-net basis under a master lease to Toys-Delaware, the operating entity for all of TRU’s North American businesses, which operates the Properties as Toys “R” Us stores, Babies “R” Us stores or side-by-side stores, or subleases them to alternative retailers. TRU, through its subsidiary Toys-Delaware, also operates other properties in which the fee and leasehold interests in such properties are owned by the following affiliated entities: MAP 2005 Real Estate, LLC, U.S. Propco I and Toys-Delaware. TRU used various criteria to allocate its 848 domestic and 69 Canadian retail stores to us and our counterparts. Historically, TRU acquired and built stores at various subsidiaries of TRU based on, primarily, local tax considerations. In 2005, TRU allocated certain properties to various subsidiaries, including MPO Properties and the entities that would eventually become U.S. Propco I and the Company, for the business purpose of facilitating the financings obtained at that time as more fully described below. In connection with the Transactions and the issuance of the Notes, the Company acquired all the properties held by MPO Properties.

In connection with financings in 2005, TRU allocated properties to certain of its affiliates that are now the Company and U.S. Propco I (and its then subsidiaries) to achieve favorable secured and unsecured financing terms, respectively, and, in so allocating, chose properties that had values that would maximize the amount of such financings. These values were influenced by, among other things, (i) the type of interest held (fee, ground leasehold or building lease), (ii) the property’s use and location, (iii) for a ground leasehold or building lease interest, the property’s underlying lease provisions, including the duration of the lease term, and the rights of the tenant with respect to such matters as leasehold financing, assignment, subletting and permitted uses and (iv) with respect to the Company, whether such interest was mortgageable. In accordance with the foregoing, in July 2005, to facilitate a secured financing, TRU allocated to the Company approximately 131 stores that TRU either owned in fee or held via long-term ground leases, of which 129 such stores remain in the Company as of July 31, 2010 as a result of the Transactions, and in December 2005, to facilitate an unsecured financing, which was repaid, in part, with the proceeds of the Notes, TRU allocated its interests in 355 stores to the entities that would eventually become U.S. Propco I (and its subsidiaries), of which 354 stores remain in U.S. Propco I as of July 31, 2010. Substantially all of the stores are leased by the Company and U.S. Propco I to Toys-Delaware pursuant to long-term leases. The above-described store allocations have remained substantially unchanged from 2005 to the present. As of July 31, 2010, 32 stores are owned or leased by subsidiaries of TRU (other than the Company, U.S. Propco I, and Toys-Delaware and its subsidiaries), which then lease such properties to Toys-Delaware. Additionally, excluding Pop-up stores, third parties lease 322 stores to Toys-Delaware (of which less than 3% are leased to Toys-Delaware by affiliates of one or more of the Sponsors), while Toys-Delaware itself owns 11 stores. Allocations of properties in the future, if any, will be made based on the need to replace properties at the Company or U.S. Propco I and the availability of financing at these companies, as well as at Toys-Delaware.

The Properties are diversified geographically (located in 29 states in the United States) and include 83 Toys “R” Us stores, 35 Babies “R” Us stores, and 11 side-by-side stores. We believe that the Properties are desirable assets in key locations comprising many characteristics which are difficult to replicate, as they are generally located in proven retail corridors along major thoroughfares with good access, ample parking, frontage and visibility. The Properties are important to the operations of Toys-Delaware, generating $1.3 billion of U.S. store sales, which represented 16% of Toys-Delaware’s total U.S. store sales for the twelve months ended July 31, 2010. In the opinion of management, the Properties are adequately covered by insurance. Certain of the Properties are subject to customary encumbrances, such as ground leases, rights of first offer or refusal, third-party purchase rights, continuous-operations covenants and use restrictions.

The Master Lease covers all of the Properties and is a triple-net lease requiring Toys-Delaware to pay all costs and expenses arising in connection with the ownership, operating, leasing, use, maintenance and repair of the Properties, including real estate taxes and assessments, utility charges, license and permit fees and insurance premiums, among other things. All of the 129 Properties are occupied by our Master Tenant, Toys-Delaware, and our current occupancy rate is 100%. The Master Lease requires the payment of a fixed rent which will increase by 10% every five years during its 20-year term. The Master Lease provides that it is a single and indivisible lease of all the Properties. Total cash payments by Toys-Delaware to U.S. Propco II under the Master Lease, as amended and restated, is initially $90.5 million per annum, net of rents due to third parties, which results in an average rent of $17 per square foot.

Portfolio Overview

(In millions)	Total Number of Properties	Gross Lease Area (sq. ft. in millions)	Average Remaining Underlying Lease Term(1)
Owned	116	4.7	N/A
Ground-leased	13	0.5	35 years

Total	129	5.2

(1)	From September 2010. Takes into account all options to extend the underlying leases at our option.

Geographic Distribution of Stores

The following table sets forth the location of the Properties:

Location	Number of Stores	Aggregate Square Feet
Alabama	2	76,306
Arizona	3	113,098
California	10	415,086
Colorado	2	80,981
Connecticut	3	100,856
Florida	3	132,051
Illinois	7	279,266
Indiana	3	105,960
Iowa	2	91,436
Kentucky	1	45,885
Louisiana	1	45,294
Maryland	3	123,293
Massachusetts	7	260,558
Michigan	7	285,648
Missouri	1	45,557
Nevada	2	74,285
New Hampshire	2	80,974
New Jersey	1	39,130
New York	4	152,497
North Carolina	2	91,468
Ohio	21	826,500
Oregon	2	81,901
Pennsylvania	18	723,343
South Carolina	2	86,817
Tennessee	4	172,080
Texas	6	269,102
Utah	1	22,032
Virginia	4	136,587
Wisconsin	5	222,517

Total	129	5,180,508

The Master Lease

The base rent to be paid by the Master Tenant to us under the Master Lease, as of the amendment and restatement of the Master Lease, is initially $90.5 million per annum, net of rents due to third parties. The base rent under the Master Lease increases by 10% on February 1, 2015, February 1, 2020 and February 1, 2025.

Leases with Third Parties — Company as Lessee

All of our leases with third parties where we are the lessee include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include the rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension and the term of the Master Lease. In addition, many leases include early termination options, which can be exercised by us under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Formation Documents

The Company is a Delaware limited liability company with no subsidiaries. The Company owns no material assets other than the Properties and related assets. After the consummation of the Transactions, the sole equity member of the Company is Junior Holdings.

The Company was organized solely to acquire, own, hold, sell, assign, transfer, operate, lease and otherwise deal with real estate properties, and to exercise all powers enumerated in the Delaware Limited Liability Company Act relating thereto. The Company is not permitted to own any asset or property other than its interest in the Properties or other real property and incidental personal property or such subsidiaries that own such interests. Further, subject to certain exceptions, the Company must maintain an arm’s length relationship with any affiliate, and not enter into or be a party to any transaction other than arm’s length transactions. In addition, the Company’s organizational documents place certain restrictions on the Company’s ability to institute bankruptcy proceedings, liquidate, dissolve, consolidate or merge. No assurance can be given that the Company will not file for bankruptcy protection or that creditors of the Company will not initiate a bankruptcy or similar proceeding against the Company. See “Risk Factors — Risks Relating to the Transactions and the Notes — We, Toys-Delaware or TRU may become subject to bankruptcy proceedings and in that event our respective rights and obligations may be subject to material modification.”

Employees

As of July 31, 2010, we employed no individuals. Pursuant to the domestic services agreement (as described under “The Master Lease and Certain Other Related Party Transactions”), Toy-Delaware provides us with services to operate our Properties, including paying all costs and expenses arising in connection with the ownership, operation, lease, use, maintenance and repair of the Properties.

Our managing member, through certain executive officers of TRU, the Company’s indirect parent entity (as described under “Management”), together with Toys-Delaware pursuant to a domestic services agreement, manages our day-to-day operations. Our day-to-day operations consist primarily of receipt of rent from Toys-Delaware, pursuant to the Master Lease, and payment of interest to the note holders pursuant to the terms of the Notes.

Certain members of Toys-Delaware’s management were involved in the negotiation of the Master Lease on our behalf. Future amendments to the Master Lease may be negotiated on our behalf by certain officers of TRU who might perform similar functions on behalf of Toys-Delaware. In addition, certain officers of TRU, some of whom might perform similar functions on behalf of Toys-Delaware, may have responsibility for determining whether Toys-Delaware is in compliance with the Master Lease. Although certain conflicts of interest may arise, such as whether to require compliance with certain covenants under the Master Lease, the Company believes that in light of the importance of the Properties to both Toys-Delaware and the Company and the mutuality of interest in preserving the value of the properties, conflicts will be resolved in a manner consistent with an arms’ length transaction. In addition, the officers involved are fully aware of, and intend to fully comply with, the Company’s contractual obligations; which require, among other things, that the Company and Master Tenant deal with one another on an arms’ length basis.

There are certain members of Toys-Delaware management that are also involved in our management, and each of the Company, Toys-Delaware and their respective management teams are fully aware of their obligations under the Master Lease and intend to comply with their contractual obligations. In the event of certain payment defaults by Toys-Delaware under the Master Lease, the note holders would have the right to accelerate the debt. As a result, in case a conflict of interest were to arise, the Company and Toys-Delaware would have a common interest to resolve the conflict to avoid the acceleration of the debt.

Policies with Respect to Certain Other Activities

If the board of directors of TRU determines that we require additional funding, we may raise such funds through offerings of equity or additional debt securities, including through offerings of senior securities, or the retention of cash flow or a combination of these methods. In the event that the board of directors of TRU determines that we should raise additional equity capital, it has the authority to issue additional equity in any manner and on such terms and for such consideration as it deems appropriate, at any time. We have in the past, and may in the future, borrow money. We have not in the past, but may, in the future, offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our debt, and may engage in such activities in the future. We have not in the past, but may in the future, subject to gross income, invest in securities of other entities engaged in real estate activities or securities of other issuers, for the purpose of exercising control over such entities, whether such entities are affiliates of ours or unrelated third party entities. We have in the past, and may in the future, engage in the purchase and sale of investments. We have not in the past, but may in the future, make loans to third parties in the ordinary course of business for investment purposes. We will not underwrite the securities of other issuers. We intend to furnish our debt holders, in accordance with the requirements set forth in the indenture, with annual reports containing financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year. TRU’s board of directors may change any of these policies without prior notice to you.

Mortgage Limitations

We have not adopted formal policies with respect to investing in real estate or interests in real estate. While we have not adopted a formal policy in this regard, in the event that we elect to lease or purchase additional properties, our current preference would be to lease such property. We currently have no intent to transfer properties or acquire additional properties although we may be required to sell properties in certain circumstances (see “The Master Lease and Certain Other Related Party Transactions — Tenant’s termination rights with respect to an uneconomic property”). We have not adopted an internal policy on the number or amount of mortgages, if any, which may be placed on any one piece of property; however, limitations contained in our indenture or the credit facilities or indentures to which TRU is a party may restrict our ability to mortgage our property.

BUSINESS OF TOYS-DELAWARE

Toys-Delaware is the operating entity for all of TRU’s North American businesses and was incorporated in the State of Delaware in 1948. Toys-Delaware’s operations include: Toys “R” Us stores in the United States and Canada; Babies “R” Us stores in the United States and Canada; and Internet operations through toysrus.com, babiesrus.com, etoys.com, fao.com, and babyuniverse.com in the United States, and toysrus.ca in Canada. In addition, Toys-Delaware owns and generates inter-company royalties and third-party franchise income from the trademarks of the highly recognized “R” Us brand names. Toys-Delaware rents 129 properties from us on a long term triple-net basis as described under “The Master Lease and Certain Other Related Party Transactions — Master Lease.”

As of July 31, 2010, Toys-Delaware operated 917 retail stores and 147 Pop-up stores in 49 states in the United States, Puerto Rico and Canada under the following formats:

Store Format		Description	# of Stores
Traditional toy (Toys “R” Us) store	—	Typically ranges in size from 30,000 to 50,000 square feet. The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile (including baby) products).	519
Specialty juvenile (Babies “R” Us) store	—	Typically ranges from 30,000 to 45,000 square feet with the majority of the space dedicated to juvenile products. Predominantly juvenile (including baby) products, with approximately 2,000 to 5,000 square feet devoted to specialty name brand and private label clothing.	260
Side-by-side store	—	Typically ranges in size from 30,000 to 50,000 square feet. Devote approximately 20,000 to 30,000 square feet to traditional toy products and 9,000 to 15,000 square feet to juvenile (including baby) products.	109
“R” Superstore	—	Typically ranges from 55,000 to 70,000 square feet. Combine domestically a traditional toy store of approximately 34,000 square feet with a juvenile (including baby) store of approximately 30,000 square feet.	26
Flagship store	—	Typically ranges in size from 55,000 to 100,000 square feet. The Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue near Central Park and the Babies “R” Us store in Union Square — all in New York City.	3

In addition to these stores, during the fiscal 2009 holiday season, Toys-Delaware opened 90 Pop-up stores, a temporary store format located in high-traffic shopping areas, 28 of which remained opened as of July 31, 2010.

Approximately 91% of Toys-Delaware’s total revenues during the twelve month period ended July 31, 2010 was generated in the United States, with the remainder generated by its Canadian operations.

Toys-Delaware is the leading specialty retailer of toys and juvenile products in the United States based on net sales. Toys “R” Us enjoys high brand awareness throughout the market in which it operates. Toys-Delaware sells a variety of products in the juvenile, learning, entertainment, core toy, and seasonal categories through 848 stores that operate in 49 states in the United States and Puerto Rico, 69 stores in Canada and through the Internet. Sales are derived from 521 traditional toy stores (including 79 BRU Express and Juvenile Expansion formats and two flagship stores in New York City), 261 specialty juvenile stores (including one flagship store in New York City), 109 SBS stores and 26 SSBS stores. On average, Toys-Delaware’s stores offer approximately 10,000 active items year-round. Toys-Delaware believes it offers customers the most comprehensive selection of merchandise in the retail toy and specialty juvenile industries and is able to provide vendors with a year-round distribution outlet for the broadest assortment of their products. Toys-Delaware’s strong relationships with key vendors such as Hasbro, Mattel, Procter & Gamble, Nintendo and Apple, as well as its private label selections, enable it to offer a unique shopping experience to its customers.

Recognizing the synergies between its toy and specialty juvenile products businesses over the last several years, Toys-Delaware has implemented a strategy of creating a “one-stop shopping” environment for its guests, combining the best of its toy and entertainment offerings with its specialty, juvenile products, all under one roof (SBS and SSBS store formats). In connection with its new integrated strategy, it continues to increase the number of SBS and SSBS stores both domestically and internationally. Since implementing the integrated store format over three years ago, Toys-Delaware has converted 102 existing stores into SBS formats and two existing stores into SSBS store format. In addition, during the same period Toys-Delaware has opened 31 SBS and SSBS stores (20 of which were relocations of existing stores). Toys-Delaware expects that its SBS and SSBS store formats will continue to be its focus going forward and will eventually become the standard for all of its stores. Given current economic conditions, this strategy, over the short-term, will be prudently implemented.

In addition to its SBS and SSBS store formats, Toys-Delaware continues to enhance its integrated strategy within its existing traditional toy stores with its BRU Express and Juvenile Expansion formats which devote additional square footage for its juvenile products. Over the same period, Toys-Delaware has converted 79 existing stores into BRU Express and Juvenile Expansion formats.

Toys-Delaware generates sales, earnings and cash flows by retailing merchandise in its juvenile, learning, entertainment, core toy and seasonal product categories. Based on sales, it has a leading market share in most of the markets in which “R” Us branded retail stores operate. Toys-Delaware attributes its market-leading position to its broad range of product offerings, its highly recognized brand names, its substantial scale and geographic footprint and its strong vendor relationships.

Toys-Delaware operates all of the “R” Us branded retail stores in the United States, Puerto Rico and Canada. Toys-Delaware also sells merchandise through its Internet sites in the United States at toysrus.com and babiesrus.com. In addition, in fiscal 2009, Toys-Delaware sells merchandise through its newly acquired sites etoys.com, babyuniverse.com and fao.com.

Toys-Delaware’s extensive experience in retail site selection has resulted in a portfolio of stores that include attractive locations in many of its chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, Toys-Delaware selects a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

Toys-Delaware seeks to differentiate itself from its competitors in several key areas, including product selection, product presentation, service, in-store experience and marketing. Toys-Delaware continues to grow and strengthen its business by:

•	focusing on the expansion of its juvenile product offerings through its SBS store, SSBS store, BRU Express and Juvenile Expansion formats;

•	enhancing its product offerings and adding more private label and exclusive products to its mix;

•	offering great value to customers through a convenient multi-channel (store and Internet) shopping experience;

•	renovating its stores in the United States to freshen its stores and enhance the shopping experience;

•	reaching customers, through differentiated value propositions, with its expanded portfolio of ecommerce brands; and

•	providing exceptional service through its state of the art baby registry and reorganizing store management teams to improve customer service.

Product Selection and Merchandise

Toys-Delaware’s product offerings are focused on serving the needs of parents, grandparents and gift-givers interested in purchasing merchandise in its primary product categories:

•

Juvenile — Toys-Delaware’s juvenile product selection is focused to serve newborns and children up to four years of age. Consequently, Toys-Delaware markets a broad array of product sizes within multiple product categories, such as baby gear, infant care products, apparel, commodities, furniture, bedding, room décor and infant toys;

•	Learning — educational electronics and developmental toys, such as Toys-Delaware’s Imaginarium products and pre-school merchandise, such as pre-school learning products, activities and toys;

•	Entertainment — video game hardware and software, electronics, computer software, DVDs and other related products;

•	Core Toy — boys and girls toys, such as dolls and doll accessories, action figures, role play toys and vehicles, games, plush and puzzles; and

•	Seasonal — toys and other products geared toward the Christmas and Halloween holidays and the summer season, as well as bikes, sporting goods, play sets and other outdoor products.

Toys-Delaware offers a wide selection of popular national toy and juvenile brands including many products that are exclusively offered at, or launched at, its stores. Over the past few years, Toys-Delaware has worked with key resources to obtain exclusive products and expand its private label brands enabling it to earn higher margins and offer products that its customers will not find elsewhere. Toys-Delaware offers a broad selection of private label merchandise under names such as ANIMAL ALLEY®, FAST LANE®, IMAGINARIUM®, DREAM DAZZLERS®, ESPECIALLY FOR BABY®, KOALA BABY®, and YOU & ME® in its stores. Toys-Delaware believes these private label brands provide a solid platform on which Toys-Delaware can expand its product offering in the future and will further differentiate its products and allow it to enhance profitability.

Marketing

Toys-Delaware has achieved its leading market position largely as a result of building a highly recognized brand name and delivering superior service to its customers. Toys-Delaware uses a variety of broad-based and targeted marketing and advertising strategies to reach consumers. These strategies include mass marketing programs such as direct mail, e-mail marketing, targeted magazine advertisements, catalogs and other inserts in national or local newspapers and national television and radio broadcasts. Toys-Delaware’s direct marketing program focuses on the specialty juvenile market with mailings to expecting and new parents. In addition, Toys-Delaware offers unique benefits to its customers, including the Rewards “R” Us program, which provides customers with a variety of exclusive one-time offers and ongoing benefits, and Geoffrey’s Birthday Club, which provides members with exciting birthday surprises. Toys-Delaware’s focus on in-store marketing is designed to generate strong customer frequency and increase average sales per customer. Toys-Delaware’s overall marketing efforts are carefully coordinated such that in-store marketing signage is consistent with the current television, radio and print advertisements. Toys-Delaware’s websites are used to support and supplement the promotion of products in Toys-Delaware’s branded stores.

Given the current retail environment, management has developed a comprehensive strategy to strengthen its competitive position, deliver profitable growth and maintain liquidity. In order to increase store traffic, Toys-Delaware is expanding its consumables offering, as well as continuing to build on the successes of its organic product offering. To improve the value offering for its customers, Toys-Delaware is introducing more opening price point products and private label items and utilizing strategies such as loyalty and card programs. Customers can now find clearer communication of value in Toys-Delaware’s stores, including offerings such as $1 / $3 / $5 bins, “2 for” and “3 for” deals and value packs.

Toys-Delaware’s comprehensive baby registry offered in its stores and on the Internet allows an expectant parent to list desired products and enables gift-givers to tailor purchases to the expectant parent’s specific needs and wishes. Toys-Delaware’s baby registry also facilitates its direct marketing and customer relationship management initiatives.

Customer Service

Compared to multi-line mass merchandisers, Toys-Delaware believes it is able to provide superior service to its customers through its highly trained sales force. Toys-Delaware trains its store associates extensively to deepen their product knowledge and enhance their targeted selling skills in order to improve customer service in its stores. Toys-Delaware is continually working to improve the allocation of products within its stores and waiting times at checkout counters. For the added convenience of its customers, Toys-Delaware provides a home delivery program in some of its stores.

In addition to its baby registry, Toys-Delaware offers a variety of helpful publications and innovative programs and services for the expectant parent, including frequent in-store product demonstrations and periodic educational seminars led by store associates and local experts.

Toys-Delaware works on behalf of its customers to look for ways to enhance product safety. Toys-Delaware has put in place industry-leading product safety standards that meet or exceed federally mandated requirements. In addition, through its dedicated safety microsite, safety boards in stores, e-mail blasts and partnerships with noted safety experts and organizations, Toys-Delaware provides resources that are used by parents, grandparents and childcare providers to ensure they have the most up-to-date information on product safety and recalls.

Seasonality

Toys-Delaware’s business is highly seasonal with sales and earnings highest in the fourth quarter due to the holiday selling season. During the last three fiscal years, more than 39% of Toys-Delaware’s sales and a substantial portion of its operating earnings and cash flows from operations were generated in the fourth quarter.

Geographic Distribution of Stores

The following table sets forth the location of Toys-Delaware’s retail stores as of July 31, 2010:

Location	Number of Stores
Alabama	9
Alaska	1
Arizona	15
Arkansas	5
California	106
Colorado	10
Connecticut	14
Delaware	3
Florida	57
Georgia	28
Hawaii	2
Idaho	3
Illinois	38
Indiana	17
Iowa	7
Kansas	6
Kentucky	10
Louisiana	10
Maine	3
Maryland	19
Massachusetts	21
Michigan	32
Minnesota	11
Mississippi	5
Missouri	16
Montana	1
Nebraska	4
Nevada	9
New Hampshire	7
New Jersey	40
New Mexico	3
New York	56
North Carolina	21
North Dakota	1
Ohio	37
Oklahoma	7
Oregon	8
Pennsylvania	44
Rhode Island	2
South Carolina	10
South Dakota	2
Tennessee	17
Texas	60
Utah	8
Vermont	1
Virginia	27
Washington	16
West Virginia	4
Wisconsin	11
Puerto Rico	4
Canada	69

Total (1)	917

(1)	Does not include 145 Pop-up stores domestically and two in Canada that remained open as of July 31, 2010 due to the temporary nature of these locations.

Employees

As of July 31, 2010, Toys-Delaware employed approximately 48,000 full-time and part-time individuals worldwide. Due to the seasonality of Toys-Delaware’s business, it employed approximately 84,000 full-time and part-time employees during the fiscal 2009 holiday season. Toys-Delaware considers its associate relations to be good. Toys-Delaware believes that the benefits offered to its employees are competitive in relation to other companies in the retail sector.

Distribution Centers

In the United States, Toys-Delaware operates nine distribution centers which support its retail stores. During fiscal 2008, Toys-Delaware closed one distribution center in the United States and has outsourced these functions.

These distribution centers employ warehouse management systems and material handling equipment that help to minimize overall inventory levels and distribution costs. Toys-Delaware believes the flexibility afforded by its warehouse/distribution system and by its operation of the fleet of trucks used to distribute merchandise provide it with operating efficiencies and the ability to maintain a superior in-stock inventory position at its stores. Toys-Delaware continuously seeks to improve its supply chain management, optimize its inventory assortment and upgrade its automated replenishment system to improve inventory turnover.

Vendor Service

Toys-Delaware procures the merchandise that it offers to its customers from a wide variety of domestic and international vendors. Toys-Delaware has approximately 1,800 active vendor relationships. For fiscal 2009, Toys-Delaware’s top 20 vendors worldwide, based on its purchase volume in U.S. dollars, represented approximately 46% of the total products it purchased.

Toys-Delaware provides a number of valuable services to its vendors. Toys-Delaware’s year-round commitment to selling toy, electronic and juvenile products, as well as its merchandising expertise, gives vendors a meaningful opportunity to display new merchandise and reach consumers throughout the year. In addition, Toys-Delaware is able to provide its vendors with a wide variety of data on sales trends and marketing guidance and support, as well as early feedback on its vendors’ product development initiatives through the depth and longevity of its experienced merchandising team.

Legal Proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with Toys-Delaware, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. On or about May 19, 2010, the parties in the consumer class actions referenced above reached a settlement in principle which provided that Toys-Delaware will contribute $17 million to the overall settlement for which Toys-Delaware recorded a reserve for the first quarter of fiscal year 2010 in SG&A within the Condensed Consolidated Statement of Operations. The parties expect to negotiate a written settlement agreement that will be subject to District Court approval. Toys-Delaware intends to vigorously defend the internet retailer actions referenced above. Additionally, the Federal Trade Commission (“FTC”) notified TRU in April 2009 that it had opened an investigation related to the issues in those cases and to confirm TRU’s and its subsidiaries’ compliance with a 1998 FTC Final Order that prohibits TRU and its subsidiaries from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. Toys-Delaware believes it has complied with the FTC Final Order and is cooperating with the FTC.

In addition to the litigation discussed above, Toys-Delaware is, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against it, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, Toys-Delaware believes that the ultimate resolution of these current matters will not have a material adverse effect on its consolidated financial statements taken as a whole.

Trademarks and Licensing

“TOYS “R” US®”, “BABIES “R” US®”, “IMAGINARIUM®”, “GEOFFREY®”, “KOALA BABY®”, “ANIMAL ALLEY®”, “FAST LANE®”, “DREAM DAZZLERS®”, “ESPECIALLY FOR BABY®”, “YOU AND ME®”, the reverse “R” monogram logo and the Geoffrey character logo, as well as variations of Toys-Delaware’s family of “R” Us marks, either have been registered, or have trademark applications pending, with the United States Patent and Trademark Office and with the trademark registries of many other countries. These trademarks are material to Toys-Delaware’s business operations. Toys-Delaware believe that its rights to these properties are adequately protected. In 2009, Toys-Delaware purchased the U.S. trademarks associated with etoys.com, babyuniverse.com and ePregnancy.com and certain trademark rights in other countries, and obtained the exclusive right to the FAO and FAO Schwarz names.

Industry Overview

Toys-Delaware competes with mass merchandisers, such as Wal-Mart, Target and Kmart; consumer electronics retailers, such as Best Buy and GameStop; Internet and catalog businesses; national and regional specialty, department and discount store chains; as well as local retailers in the geographic areas we serve. Toys-Delaware baby registry competes with baby registries of mass merchandisers and other specialty format and regional retailers.

Toys-Delaware believes the principal competitive factors in the toy, specialty juvenile and video game products markets are product variety, quality, safety and availability, price, advertising and promotion, convenience or store location, customer support and service. Toys-Delaware believes it is able to compete by providing a broader range of merchandise, maintaining in-stock positions, as well as convenient locations, superior customer service and competitive pricing.

MANAGEMENT

As a limited liability company, the Company does not have a board of directors or managers. The function of the board of directors of the Company are fulfilled by the board of managers of Giraffe Holdings, LLC (“Giraffe Holdings”), the managing member of Junior Holdings, our managing member. The members of the board of managers of Giraffe Holdings consist of certain executive officers of TRU. The function of the executive officers of the Company are fulfilled by certain executive officers of TRU, the parent of Toys-Delaware, the managing member of Giraffe Holdings, which, in turn, is the managing member of our managing member, Junior Holdings. Junior Holdings, as our managing member, is responsible for managing the Company. Information regarding the directors and executive officers of TRU is set forth below. As TRU is our ultimate parent, we have also set forth below information regarding TRU’s directors.

Executive Officers of TRU

The following persons were TRU’s Executive Officers as of September 14, 2010, having been elected to their respective offices by TRU’s board of directors:

Name	Age (1)	Position
Gerald L. Storch	53	Chairman of the Board; Chief Executive Officer
F. Clay Creasey, Jr. (2)	61	Executive Vice President — Chief Financial Officer
Deborah M. Derby	46	Executive Vice President — Chief Administrative Officer
Antonio Urcelay	58	President — Europe
Daniel Caspersen	57	Executive Vice President — Human Resources
David J. Schwartz (2)	43	Executive Vice President — General Counsel & Corporate Secretary
Monika Merz	61	President and Chief Executive Officer of Toys-Japan

(1)	As of September 14, 2010.
(2)	Also serve as managers of Giraffe Holdings and officers of the Company.

The following is a brief description of the business experience of each of TRU’s Executive Officers:

Mr. Storch has been TRU’s Chairman of the Board and Chief Executive Officer since February 2006. Mr. Storch was Vice Chairman of Target Corporation (“Target”) from 2001 to 2005 and held various other positions at Target from 1993 (then Dayton-Hudson) to 2001. Prior to joining Target, Mr. Storch was a Principal of McKinsey & Company where he served from 1982 to 1993.

Mr. Creasey has served as TRU’s Executive Vice President — Chief Financial Officer since May 2006. From July 2005 to April 2006, Mr. Creasey served as Chief Financial Officer of Zoom Systems, an automated retailer. Prior to that, Mr. Creasey served in various roles at Mervyn’s, a subsidiary of Target, from 1992 to 2005, most recently as Senior Vice President, Finance and Chief Financial Officer from 2000 to 2005. Prior to that, Mr. Creasey served in various roles at Lucky Stores, Inc. from 1981 to 1992, most recently as Vice President, Operations Accounting.

Ms. Derby has served as TRU’s Executive Vice President — Chief Administrative Officer since February 2009. From May 2006 to February 2009, Ms. Derby served as Executive Vice President — President — Babies “R” Us. From September 2005 until May 2006, Ms. Derby served as TRU’s Executive Vice President — Human Resources, Legal and Corporate Communications and Secretary. From May 2003 until September 2005, Ms. Derby served as TRU’s Executive Vice President — Human Resources. From November 2002 to May 2003, Ms. Derby served as TRU’s Senior Vice President, Associate Relations and Organizational Effectiveness. From January 2002 to November 2002, Ms. Derby was TRU’s Vice President, Associate Relations. From June 2000 (when she first joined the Company) to January 2002, Ms. Derby was TRU’s Vice President — Human Resources, Babies “R” Us.

Mr. Urcelay has served as TRU’s President — Europe since July 2010. From August 2004 until July 2010, Mr. Urcelay served as TRU’s President — Continental Europe (Germany, Switzerland, Austria, France, Spain and Portugal) since August 2004. Mr. Urcelay served as the Managing Director of Toys “R” Us Iberia, S.A. from October 2006 until February 2009. From August 2003 through August 2004, Mr. Urcelay was President of Southern Europe (France, Spain and Portugal).

Mr. Caspersen has served as TRU’s Executive Vice President — Human Resources since May 2006. From September 2004 until April 2006, Mr. Caspersen served as Vice President — Stores — Human Resources of Target. Prior to that, from September 2001 to September 2004, Mr. Caspersen was Vice President — Headquarters — Human Resources at Target.

Mr. Schwartz has served as TRU’s Executive Vice President — General Counsel since October 2009 and has served as Corporate Secretary since April 2006. From September 2003 until October 2009, Mr. Schwartz served as Senior Vice President — General Counsel. From January 2002 until September 2003, Mr. Schwartz served as TRU’s Vice President — Deputy General Counsel, and has served as Assistant Corporate Secretary from that time until April 2006. From February 2001 to January 2002, Mr. Schwartz served as TRU’s Vice President — Corporate Counsel and Assistant Corporate Secretary. Mr. Schwartz is a Director of Toys “R” Us Japan, Ltd.

Ms. Merz has served as the President and Chief Executive Officer of Toys-Japan since November 2007. From January 2000 until November 2007, Ms. Merz served as the President of Toys “R” Us Canada, Ltd. (“Toys Canada”). Prior to that, from October 1996 until January 2000, Ms. Merz served as Vice President and General Merchandise Manager for Toys Canada.

Directors of TRU

The following persons were members of TRU’s board of directors as of September 14, 2010. Each elected director will hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal from office by TRU’s stockholders.

Name	Age (1)	Position
Gerald L. Storch (2)	53	Chairman of the Board; Chief Executive Officer
Joshua Bekenstein	52	Director
Michael M. Calbert	48	Director
Michael D. Fascitelli	53	Director
Matthew S. Levin	44	Director
John Pfeffer	41	Director
Steven Roth	68	Director
Wendy Silverstein	49	Director
Michael Ward	47	Director

(1)	As of September 14, 2010.

(2)	See “Executive Officers of TRU” above, for Mr. Storch’s biography.

Mr. Bekenstein has been TRU’s director since September 2005. Mr. Bekenstein is a Managing Director of Bain Capital, LLC, which he helped found in 1984. Mr. Bekenstein serves as a member of the Board of Directors of Bombardier Recreational Products Inc., Bright Horizons Family Solutions, Burlington Coat Factory, Dollarama Capital Corporation, Michaels Stores, and Waters Corporation. In addition, he is active in a variety of community and educational organizations such as New Profit, City Year, the Dana-Farber Cancer Institute, Horizons for Homeless Children and New Leaders for New Schools. He also serves on the Yale Corporation Investment Committee.

Mr. Calbert has been TRU’s director since July 2005. He is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and for the past ten years has been directly involved with several portfolio companies. Mr. Calbert heads the Retail industry team and is currently on the board of directors of Dollar General Inc., U.S. Foodservice and Pets at Home. He joined Randall’s Food Markets as the Chief Financial Officer in 1994, ultimately taking the company private through investment funds advised by Kohlberg Kravis Roberts & Co. L.P. in June 1997. He left Randall’s Food Markets after the company was sold in September 1999 and joined Kohlberg Kravis Roberts & Co., L.P. Mr. Calbert started his professional career as a consultant with Arthur Andersen Worldwide, where his primary focus was on the retail/consumer industry.

Mr. Fascitelli has been TRU’s director since July 2005. Mr. Fascitelli has been President and a Trustee of Vornado Realty Trust since December 1996 and Chief Executive Officer of Vornado Realty Trust since May 2009. Mr. Fascitelli has also been President of Alexanders, Inc. since August 2000 and a director since December 1996. Mr. Fascitelli was on the Board of Directors of GMH Communities Trust (a real estate investment trust) from August 2005 until June 2008.

Mr. Levin has been TRU’s director since July 2005. Mr. Levin joined Bain Capital in 1992, where he has been a Managing Director since 2000. Prior to joining Bain Capital, he was a consultant at Bain & Company where he consulted in the consumer products and manufacturing industries. Mr. Levin serves as a board member of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Guitar Center, Inc., Lilliput Kidswear Ltd., Michaels Stores, Inc. and Unisource Worldwide Inc.

Mr. Pfeffer has been TRU’s director since September 2005. Mr. Pfeffer has been an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates since 2000, heading the European Retail Sector Team.

Mr. Roth has been TRU’s director since September 2005. Mr. Roth has been Chairman of the Board of Vornado Realty Trust since May 1989. Mr. Roth was Chief Executive Officer of Vornado Realty Trust from May 1989 to May 2009 and has been Chairman of the Executive Committee of the Board of Vornado Realty Trust since April 1980. Mr. Roth is currently the Managing General Partner of Interstate Properties, an owner of shopping centers and investor in securities and partnerships. Mr. Roth has been a general partner of Interstate Properties since 1968. He has also been the Chief Executive Officer of Alexander’s, Inc. since March 1995 and Chairman of the Board of Alexander’s, Inc. since 2004 and a director since 1989.

Ms. Silverstein has been TRU’s director since September 2005. Ms. Silverstein has been Executive Vice President — Capital Markets of Vornado Realty Trust since 1998.

Mr. Ward has been TRU’s director since September 2007. Mr. Ward joined Bain Capital in January 2003 and has been a Managing Director since 2004. He has worked closely with several portfolio companies including Houghton Mifflin, Burger King, Warner Music Group, and Toys “R” Us. He is on the Board of Directors of Sensata Technologies, Inc. and The Weather Channel. He also serves on the Board of Directors of the Boston Public Library Foundation and the MBA Advisory Board at the Amos Tuck School of Business Administration. Previously, Mr. Ward was the President and Chief Operating Officer of Digitas.

In electing Mr. Storch to the board of directors, the board of directors considered his significant experience and expertise in the retail industry gained over his more than 20 years of experience working in the retail industry, including in his various roles at Target Corporation over a 12-year period where his responsibilities included overall strategy, supply chain, the Target.com business, technology services, financial services, guest relationship management and market research, the Six Sigma program, and mergers and acquisitions. In addition, the board of directors considered the intimate knowledge of TRU’s business and operations Mr. Storch would bring to the board of directors as the Chief Executive Officer of TRU. Other than Mr. Storch, each of the directors was elected to the board of directors pursuant to the stockholders agreement dated July 21, 2005 by and among TRU, the Sponsors and a private investor. Pursuant to such agreement, Messrs. Bekenstein, Levin and

Ward were appointed to the board of directors as a consequence of their respective relationships with Bain; Messrs. Calbert and Pfeffer were appointed to the board of directors as a consequence of their respective relationships with KKR; and Messrs. Fascitelli and Roth and Ms. Silverstein were appointed to the board of directors as a consequence of their respective relationships with Vornado Realty Trust.

The Sponsors have agreed among themselves that they will have proportional representation on TRU’s board of directors.

Messrs. Levin, Calbert, Fascitelli and Storch also serve as directors of Toys-Delaware.

Each of the members of the board of directors of TRU, other than Mr. Storch, our Chief Executive Officer, is affiliated with the Sponsors. TRU’s board of directors has not determined that any of TRU’s directors are independent.

THE MASTER LEASE AND CERTAIN OTHER RELATED PARTY TRANSACTIONS

We describe below the transactions that have occurred since the beginning of fiscal 2009, and any currently proposed transaction, that involve the Company and exceed $120,000, and in which a related party had or has a direct or indirect material interest.

Master Lease

We own fee and ground leasehold interests in the Properties which we lease on a triple-net basis to Toys-Delaware pursuant to the Master Lease, as amended and restated in connection with this offering. Set forth below are the principal terms of the Master Lease as amended and restated.

Parties

U.S. Propco II, as the “Landlord,” and Toys-Delaware, as the “Tenant.”

Leased properties

129 properties, comprising either fee interests or ground-leased land and the improvements thereon.

Term

The Master Lease was amended and restated and commenced on November 20, 2009, and will expire on January 31, 2030.

Landlord’s termination right for unimproved portions of properties

The Landlord may terminate the Master Lease with respect to any unimproved parcels located at a Property with no adjustment in rent; provided (i) the unimproved parcel shall be used for the purpose of erecting, maintaining and operating other structures and improvements not inconsistent with the use of the related Property, and (ii) such termination will not materially adversely affect either the value of the remaining portion of the related Property or the net operating income of the remaining portion of the related Property.

Tenant’s termination rights with respect to an uneconomic property

The Tenant may request a termination of the Lease with respect to a Property if, in the good faith judgment of the Tenant, such Property becomes or imminently will become, and will remain for the foreseeable future, uneconomic or unsuitable for its then primary use. If and when the Landlord (using reasonable, good faith efforts to sell such Property) is able sell the Property at its fair market value (unencumbered by the Master Lease), the Master Lease with respect to such Property will terminate and, in addition to its sale proceeds, the Landlord will receive from the Tenant a termination payment equal to the excess (if any) of the net present value of the base rent for such Property over the remaining term for such Property, discounted at 10% per annum, over the sales proceeds for such Property received by the Landlord.

Base rent

The Tenant agreed to pay to the Landlord base rent for the term of the Master Lease for each Property.

The base rent to be paid by Toys-Delaware to U.S. Propco II under the Master Lease, as of the amendment and restatement of the Master Lease, is $90.5 million per annum, net of rents due to third parties. The base rent under the Master Lease increases by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. If Tenant requests Landlord to make (at Landlord’s cost), or pay the cost of, a capital improvement at a Leased Property, and Landlord agrees to such request, or if Landlord offers to Tenant that Landlord make (at Landlord’s cost), or pay the cost of, a capital improvement at a Leased Property and Tenant accepts such offer, then the base rent for such Leased Property shall be increased by an amount agreed upon by the parties to reflect a rental increase that would be agreed upon by a landlord and tenant, who are unrelated to one another and dealing with each other on an arm’s length basis, in consideration for such capital improvement or payment by Landlord, taking into account then-market conditions and the terms and conditions of this Lease. For clarity, any making of any request, agreement, offer or acceptance referred to above in this section shall be in the sole discretion of each of Landlord and Tenant.

Base rent is payable monthly in advance. Future base rents increase upon escalation of ground lease rents and the exercise of renewal options based on the terms of the underlying ground leases. Decreases in future base rents will occur upon the reduction of ground lease rents or expiration of the underlying ground lease. Base Rent will also be reduced if and when the Master Lease shall terminate with respect to any individual Property as described above in the immediately preceding section or in “— Casualty and Condemnation” below. See “Risk Factors—All of our revenues are generated under the Master Lease. Unexpected expenses, termination of the Master Lease, sales of Properties under the Master Lease or a bankruptcy of the Master Tenant could have a material impact on our financial condition.”

Additional rent

In addition to the base rents described above, the Tenant will pay, directly to third-party ground lessors, the rents owed under the ground leases affecting the Properties. The Tenant will also pay when due, directly to the parties entitled to receive the same, all real estate taxes, insurance premiums, utility charges and common area or association charges or dues.

Late charge

If the Tenant fails to pay base rent within five business days after the same is due, the Tenant will owe the Landlord interest on such amount from the date due until paid at the rate of 10% per annum or, if less, the maximum rate permitted by law.

Net lease; no termination or abatement

Subject to any provision of the Master Lease which expressly provides otherwise, the base rent and any additional rent payable to the Landlord shall be paid net to the Landlord, so that the Master Lease shall throughout the Term yield to the Landlord the full amount of the base and additional rent payable to the Landlord; the Tenant shall not be entitled any abatement, deferment or set-off of rent; and the respective obligations of the Landlord and the Tenant shall not be affected by reason of damage to or condemnation of a Property, the interruption or discontinuance of any service or utility servicing a Property, any claim which the Tenant has or might have against the Landlord or by reason of any default or breach of any warranty by the Landlord under the Master Lease or any other agreement between the Landlord and the Tenant or any of its affiliates, any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting the Landlord or any assignee or transferee of the Landlord, or for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of the Tenant from any such obligations as a matter of law.

Tenant’s obligations

The Tenant is obligated (subject to the contest right described below) to:

•	obtain and maintain all rights, licenses and permits required by law in respect of the Properties and maintain, repair and improve the Properties in material compliance with all laws;

•	undertake such alterations to the Properties as may be required to cause the Property to comply with applicable law;

•

keep the Properties insured for the risks and amounts specified in the Master Lease or (at the Tenant’s option) in a manner that conforms in all substantial respects to the insurance coverages generally maintained by the Tenant from time to time for other similarly situated properties owned by Tenant, naming the Landlord as an additional insured and loss payee, as applicable;

•

observe and perform all of the obligations of the Landlord, as tenant, under each ground lease, reciprocal easement or other operating agreement or easement affecting the Properties, including, to the extent required by any such lease, agreement or easement, remain in operation as a Toys “R” Us or Babies “R” Us store;

•

maintain and preserve the Properties in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto;

•

comply with all of the requirements pertaining to the Properties or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance covering the Properties; and

•

promptly pay and discharge any lien or charge against the Properties (except for certain permitted encumbrances), including claims and demands of contractors and suppliers that, if unpaid, would result in a lien on any Property, and cause the discharge of all such liens and encumbrances (other than certain permitted encumbrances) within 45 days after receiving written notice of the filing thereof.

Tenant’s contest rights

The Tenant, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any real estate taxes, contractor and supplier claim, lien or encumbrance, legal or insurance requirement, and other claims asserted by governmental or third parties that are or would be the Tenant’s obligation under the Master Lease, and, if permitted by law, the Tenant may withhold its performance and/or any payment otherwise required by the contested matter pending the completion of such contest; provided the following conditions (among others) are satisfied:

(a)  no Master Lease Event of Default (as defined below) has occurred and is continuing, except for a Master Lease Event of Default caused by the matter being contested;

(b)  such proceeding shall suspend any collection of the contested claim from the Property and from the Tenant and the Landlord, or adequate time shall at all times remain prior to such collection;

(c)  the affected Property will not be in danger of being sold, forfeited, terminated, canceled or lost;

(d)  in the case of a contested insurance requirement, the failure to comply therewith shall not impair the validity of any insurance required to be maintained by the Tenant or the right to full payment of any claims thereunder;

(e)  in the case of any essential or significant service to a Property, the contest or failure to pay will not result in a discontinuance of any such service without replacement thereof;

(f)  in the case of any instrument of record affecting any Property, the contest or failure to perform under any such instrument shall not result in the placing of any lien on any such Property (except if such lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination);

(g)  the Tenant shall promptly upon final determination thereof pay the amount of any such taxes or liens, together with all costs, interest and penalties which may be payable in connection therewith; and

(h)  the Tenant shall respond promptly to any inquiries by the Landlord regarding the status of such contest.

Alterations

The Tenant, at its own expense, may alter, demolish, improve, expand or reduce any Property (each, an “alteration”) so long as the alteration is performed in accordance with applicable legal and insurance requirements; no Master Lease Event of Default (as defined below) shall have occurred and be continuing; if the alteration, when completed, shall adversely affect the value of the Property, the Tenant must restore the Property no later than the expiration or earlier termination of the Master Lease to its state prior to such alteration; the alteration shall be performed with due diligence in a good and workmanlike manner; and all materials used in connection with any alteration shall be not less than the standard of quality of the materials generally used at the applicable Property as of the date of the Master Lease.

Assignment and subletting

The Tenant shall not assign, mortgage or encumber its interest under the Master Lease, without the Landlord’s consent, except that the Tenant may assign the Master Lease to an affiliate. In addition, the Tenant may sublet one or more of the Properties and in consideration for a subtenant’s attornment, the Landlord shall provide to such subtenant a non-disturbance agreement on commercially reasonable terms. No assignment or subletting shall release the Tenant from its obligations under the Master Lease.

Casualty and condemnation

The Tenant shall be obligated to restore any Property affected by a casualty or condemnation, regardless of the amount of insurance proceeds or condemnation award, which shall be paid to the Tenant for use in connection with such restoration, except as described below. Tenant’s base rent obligation shall not abate during such period of restoration. In the case of a condemnation of all or substantially all of a Property, the Master Lease will terminate with respect to the affected Property. In the case of a casualty affecting more than 50% (by value) of the Property that cannot be restored prior to the last five years of the term of the Master Lease, or in the case of a condemnation of more than 20% (but less than 50%) of the square footage of a Property that cannot be restored prior to the last five years of the term, or in the case of a casualty or condemnation where Tenant does not have the right to restore the affected Property pursuant to the provisions of the applicable ground lease (if any), the Tenant shall have the right to terminate the Master Lease in respect of the affected Property and not restore the same, and the Landlord will be entitled to the insurance proceeds and condemnation award (less any portion thereof previously used by Tenant to secure the Property).

Master Lease Events of Default

The occurrence of any one or more of the following events shall constitute a “Master Lease Event of Default”:

•	the Tenant fails to pay base rent within five days after the day the same is due and payable and such failure continues for two business days after notice thereof;

•	the Tenant fails to pay any other amount owed under the Master Lease when due and payable and such default shall continue for 10 days after notice thereof;

•

the Tenant fails to observe or perform any other obligation under the Master Lease and such failure is not cured within a period of 30 days after receipt of notice from the Landlord, unless such failure is susceptible of cure but cannot reasonably be cured within such 30-day period, in which case, provided the Tenant shall have commenced to cure such failure within such 30-day period and thereafter diligently proceeds to cure the same, such cure period shall be extended for such time as is reasonably necessary for the Tenant in the exercise of due diligence to cure such failure, such additional period not to exceed 90 days; and

•	a voluntary bankruptcy filing by the Tenant, or an involuntary bankruptcy filing in respect of the Tenant that is not dismissed within 90 days after commencement.

Upon the occurrence and continuation of a Master Lease Event of Default, the Landlord shall be entitled to terminate the Master Lease, enter the leased premises and re-let the same for the Tenant’s account and seek current and final lease damages.

Indemnification generally and for environmental matters

The Tenant will indemnify the Landlord against all liabilities, claims, damages costs and reasonable expenses imposed upon or incurred by or asserted against the Landlord by reason of: any accident, injury to or death of persons or loss of or damage to property occurring on or about any Property, any contest of any legal or insurance requirement (regardless whether the same is permitted under the Master Lease), the release or threat of release of any hazardous materials on, in, or under or affecting any Property or surrounding areas or the material violation of any environmental law relating to or affecting any Property, in each case first occurring prior to the Landlord acquiring possession and control over such Property, except in each case to the extent resulting from the Landlord’s gross negligence or willful misconduct. The Tenant’s indemnification obligations for environmental matters shall terminate with respect to any Property, except to the extent of any claims for such indemnity then pending, five years after the date on which the Landlord’s debt is satisfied in full, or the Landlord shall have first acquired control and possession over such Property, by termination of the Master Lease or otherwise.

Governing law

The Master Lease shall be construed with respect to each Property under the substantive laws of the State in which such Property is situated.

Landlord’s right to request a separate lease

If the Landlord conveys or transfers any individual Property, if so requested in writing by the Landlord, the Tenant shall execute a new lease with the new owner of the applicable Property, as landlord, which shall relate solely to the conveyed Property and be for the same term as would otherwise pertain under the Master Lease, be for the same rent as would otherwise be payable under the Master Lease with respect to such Property and otherwise generally be on all of the same terms and conditions as set forth in the Master Lease.

True lease

It is the intent of the Landlord and the Tenant that the Master Lease shall constitute a “true lease” of the Properties.

Single lease

It is the intent of the Landlord and the Tenant that (except as a separate lease, as described above, shall have been executed) the Master Lease constitutes a single, integrated and indivisible agreement between the parties for the lease of all parcels constituting the Properties.

Other Related Party Transactions

Subordination, Non-Disturbance and Attornment Agreement

Concurrently with the execution and delivery of the Master Lease, the Tenant and the collateral agent executed and delivered a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”). The SNDA provides that, so long as no Event of Default (as defined in the Master Lease) exists, the Tenant’s possession of the Properties and its rights under the Master Lease shall not be disturbed by the collateral agent, and the collateral agent will not join the Tenant as a party defendant in any action or proceeding to foreclose on a mortgaged property, and if the collateral agent or another person acquires one or more of the Properties upon or following a foreclosure on a mortgaged property, then, the Tenant will attorn to and recognize the collateral agent or such other person (as applicable) as the Landlord under the Master Lease with respect to such Properties.

Domestic Services Agreement

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Services Agreement (“DSA”), dated as of January 29, 2006, among Toys-Delaware and certain subsidiaries of TRU. The costs are based on a formula for each affiliate, as defined in the DSA. The fee formula provides for an annual fee equal to (i) our allocated percent (as described below), times (ii) the portion of Toys-Delaware’s annual budget for such fiscal year related to such services that is approved by its board of directors. For purposes of this calculation, the allocated percent is the average of the following two components: (x) our budgeted net revenue for the fiscal year, divided by the total amount of the budgeted net revenue of Toys-Delaware and of the other affiliates that are party to the DSA; and (y) our assets (as determined on a net book value basis) divided by the total assets of Toys-Delaware and of the other affiliates that are party to the DSA. The amount charged to us for these services was $2 million in each of fiscals 2009, 2008 and 2007, respectively.

Other

The trustee and/or the collateral agent and the Company may enter into collateral access and non-disturbance and subordination agreements with, or for the benefit of, Toys-Delaware, lessees and their respective lenders.

In connection with the offering of the Notes issued on November 20, 2009, TRU paid $7 million in advisory fees to the Sponsors on our behalf. Affiliates of KKR acquired $28 million of the Notes.

See Note 10 of our audited financial statements, Note 6 of our condensed financial statements and “The Transactions” in this prospectus for additional information on other related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are a wholly-owned subsidiary of Giraffe Junior Holdings, LLC. Giraffe Junior Holdings, LLC is a wholly-owned subsidiary of TRU. The following table presents information regarding beneficial ownership of our membership interests by TRU and each person who could be deemed to be a director or executive officer of the Company, as of September 14, 2010.

Name of Beneficial Owner	Amount of Membership Interests*	Percent of Outstanding Membership Interests
Toys “R” Us, Inc. (1)	100.00%	100.00%
Gerald L. Storch	—	—
F. Clay Creasey, Jr.	—	—
Claire Babrowski (2)	—	—
Deborah M. Derby	—	—
Antonio Urcelay	—	—
Joshua Bekenstein	—	—
Michael M. Calbert	—	—
Michael D. Fascitelli	—	—
Matthew S. Levin	—	—
John Pfeffer	—	—
Steven Roth	—	—
Wendy Silverstein	—	—
Michael Ward	—	—
All directors and executive officers as a group (15 persons)	—	—

*	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any membership interests of the Company with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

(1)	Giraffe Junior Holdings, LLC owns 100% of our membership interests. TRU, in turn, owns 100% of the membership interests of Giraffe Junior Holdings, LLC. By virtue of their respective ownership of shares of TRU’s common stock, the following entities may also be deemed to share voting power and investment power over the membership interests of the Company:

•

Affiliates of Bain Capital Partners, LLC, which collectively own approximately 32.73% of the outstanding shares of TRU’s common stock, including Bain Capital (TRU) VIII, L.P., Bain Capital (TRU) VIII-E, L.P., Bain Capital (TRU) VIII Coinvestment, L.P., Bain Capital Integral Investors, LLC and BCIP TCV, LLC (the “Bain Capital Funds”). Bain Capital Partners, LLC disclaims beneficial ownership of such shares. The Bain Capital Funds each have an address c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199.

•

Toybox Holdings, LLC, which owns approximately 32.73% of the outstanding shares of TRU’s common stock. These shares are also beneficially owned by Toybox Holdings, LLC’s majority member, KKR Millennium Fund, Limited Partnership. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund, Limited Partnership. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipshultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, disclaim such beneficial ownership. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 2800 Sand Hill Road, Menlo Park, CA 94025.

•

Vornado Truck LLC, which owns approximately 32.73% of the outstanding shares of TRU’s common stock. Vornado Truck LLC is an affiliate of Vornado Realty Trust, having an address of 888 Seventh Avenue, New York, NY 10019.

(2)	Ms. Babrowski’s employment with TRU terminated on May 1, 2010.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Company has entered into registration rights agreement in which we agreed, under certain circumstances, to use our reasonable efforts to consummate an exchange offer no later than 365 days following the closing date of original issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were initially issued on November 20, 2009.

Under the registration rights agreement, if (A) we fail to complete the exchange offer (other than in the event we file a shelf registration statement) on or prior to the 365th day after the original issue date of the outstanding notes, (B) we are required to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to the later of 365 days after the original issue date of the outstanding notes and the 90th day after the date such filing was required or (C) if applicable, a shelf registration statement covering resales of the outstanding notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest will accrue on the principal amount of the outstanding notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may not exceed 0.50% per annum) commencing on (x) the 365th day after the original issue date of the outstanding notes, in the case of (A) above, (y) the 90th day after such shelf registration statement filing was required, in the case of (B) above or (z) the day such shelf registration statement ceases to be effective, in the case of (C) above; provided, however, that upon the exchange of exchange notes for all outstanding notes tendered (in the case of clause (A) above), upon effectiveness of the shelf registration statement (in the case of clause (B) above) or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (C) above), additional interest on such outstanding notes as a result of such clause, as the case may be, will cease to accrue. A Copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Company will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer. The Company will not accept any tender of outstanding notes that would result in the issuance of less than $2,000 principal amount of exchange notes to a participating holder. The aggregate principal amount of exchange notes issued to each participating holder for all outstanding notes validly tendered (and not validly withdrawn) will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of exchange notes you will receive, and no additional cash will be paid in lieu of any principal amount of exchange notes not received as a result of rounding down.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture pursuant to which the outstanding notes were issued. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $725 million aggregate principal amount of the Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Company intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture pursuant to which to such holders’ outstanding notes were issued and the registration rights agreement except we will not have any further obligation to pay additional interest upon a failure to fulfill certain obligations under the registration rights agreement.

The Company will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Company expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on                     , 2010. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, and will issue a press release of the extension or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Company reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the registered holders of the outstanding notes. If the Company amends the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment and we will extend the offer period if necessary so at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Company will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, the Company will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

The Company expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Company may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. The Company will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Company expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and the Company may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If the Company fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, the Company will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact your registered holder and instruct the registered holder to tender on your behalf.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, the Company will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•

you do not have an arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Company will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither the Company, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the indenture. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

The Bank of New York Mellon 101 Barclay Street — 7 East Corporate Trust Operations New York, NY 10286 Attn: Carolle Montreuil — Reorganization Unit Reference: Toys “R” Us Property Company II, LLC	The Bank of New York Mellon 101 Barclay Street — 7 East Corporate Trust Operations New York, NY 10286 Attn: Carolle Montreuil — Reorganization Unit Reference: Toys “R” Us Property Company II, LLC	The Bank of New York Mellon 101 Barclay Street — 7 East Corporate Trust Operations New York, NY 10286 Attn: Carolle Montreuil — Reorganization Unit Reference: Toys “R” Us Property Company II, LLC

By Facsimile Transmission

(eligible institutions only):

(212) 298-1915

For Information or Confirmation by

Telephone:

(212) 815-5920

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we and our guarantor subsidiaries will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate accreted value as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private placement of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

REGISTRATION RIGHTS

The Company entered into a registration rights agreement with the initial purchasers with respect to the outstanding notes on the original issue date of the outstanding notes, pursuant to which the Company has agreed, for the benefit of the holders of the outstanding notes, that we will, at our own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the outstanding notes for exchange notes, having certain identical terms in all material respects to the outstanding notes and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described under “The Exchange Offer — Purpose and Effect of the Exchange Offer”), (ii) use our reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act and (iii) use our reasonable efforts to consummate the exchange offer not later than 365 days following the closing date of the original issuance of the outstanding notes. Once the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the outstanding notes.

In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated within 365 days of the original issue date of the outstanding notes, (iii) under certain circumstances, the initial purchasers shall so request or (iv) any holder of outstanding notes (other than the initial purchasers) is not eligible to participate in the exchange offer, we will, at our expense, (a) promptly after the filing obligation takes effect, file with the SEC a shelf registration statement covering resales of the outstanding notes, (b) use our commercially reasonable efforts to cause the shelf registration statement to be declared effective and (c) use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the closing of this offering and the date all outstanding notes covered by the shelf registration statement have either been sold in the manner set forth and as contemplated in the shelf registration statement or become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions. We will, in the event of the filing of the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of the outstanding notes that sells its outstanding notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the outstanding notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their outstanding notes included in the shelf registration statement and to benefit from certain provisions regarding liquidated damages.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of outstanding notes upon request.

DESCRIPTION OF NOTES

Toys “R” Us Property Company II, LLC (the “Company”) issued $725,000,000 aggregate principal amount of its 8.50% Senior Secured Notes due 2017 under an indenture dated November 20, 2009 (the “Indenture”) among itself, Toys “R” Us Inc. (“TRU”) (solely with respect to certain covenants) and The Bank of New York Mellon, as Trustee (the “Trustee”). The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the exchange notes will be substantially identical to the outstanding notes and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this section of this prospectus, references to the “Company,” “we,” “us,” “our” or similar terms shall mean Toys “R” Us Property Company II, LLC. TRU-Delaware and its Subsidiaries (other than the Company) are not obligors on and do not guarantee the Notes.

The statements under this caption relating to the Indenture, the Notes and the Security Documents are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “— Certain Definitions.” Unless otherwise indicated, references under this caption to Sections or Articles are references to sections and articles of the Indenture. Copies of the Indenture, the Registration Rights Agreement and the Security Documents are available upon request from the Company.

Principal, Maturity and Interest

The initial offering of the Notes is for $725,000,000 in aggregate principal amount of 8.50% senior secured notes due 2017 (the “Notes”). The Company may issue additional notes under the Indenture (the “Additional Notes”), subject to the limitations described below under the covenant “Limitation on Incurrence of Debt” and “Limitation on Liens.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and, except as otherwise specified herein, all references to the “Notes” include any Additional Notes. The Additional Notes will be secured, equally and ratably with the Notes, by the Liens on the Collateral described below under the caption “— Security.”

Interest on the Notes is payable at 8.50% per annum. Interest on the Notes is payable semi-annually in cash in arrears on June 1 and December 1, commencing on June 1, 2010. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee; provided that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Additional Interest may accrue and be payable under the circumstances pursuant to the Registration Rights Agreement. References herein to “interest” shall be deemed to include any such Additional Interest.

Notes Guarantees

The Notes are guaranteed, on a full, joint and several basis, by the Guarantors pursuant to a guarantee (the “Note Guarantees”). We have no Subsidiaries and, accordingly, there will be no Note Guarantees on the Issue Date. All of our future Subsidiaries will guarantee the Notes. The Note Guarantees will be senior secured obligations of each Guarantor and will rank equally with all senior Debt of such Guarantor, effectively senior to all existing and future unsecured Debt of such Guarantor, to the extent of the value of the collateral securing the Note Guarantees, and senior to all subordinated Debt of such Guarantor. The Indenture provides that the obligations of a Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

The Indenture provides that in the event of a sale or other transfer or disposition of all of the Equity Interests in any Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Equity Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Note Guarantee in support thereof, as evidenced by a supplemental indenture executed by the Company, the Guarantors and the Trustee, without any further action on the part of the Trustee or any Holder; provided that the Company delivers an Officers’ Certificate to the Trustee certifying that the Net Cash Proceeds of such sale or other disposition will be applied in accordance with the “Limitation on Asset Sales” covenant.

Ranking

Ranking of the Notes

The Notes are general secured obligations of the Company. As a result, the Notes rank:

•	equally in right of payment with all existing and future senior Debt of the Company;

•	effectively senior in right of payment with all existing and future unsecured Debt of the Company, to the extent of the value of the collateral securing the Notes; and

•	senior in right of payment to all existing and future Debt of the Company that is by its terms expressly subordinated to the Notes.

Ranking of the Note Guarantees

Each Note Guarantee is a general secured obligation of each Guarantor. As such, each Note Guarantee ranks:

•	equally in right of payment with all existing and future senior Debt of such Guarantor; and

•	effectively senior in right of payment with all existing and future unsecured Debt of the Guarantors, to the extent of the value of the collateral of such Guarantor securing its Note Guarantees; and

•	senior in right of payment to all existing and future Debt of such Guarantor, if any, that are by their terms expressly subordinated to such Guarantor’s Note Guarantee.

Security

The obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Company and the Guarantors under or relating to the Senior Secured Note Documents are secured by first-priority security interests in the following assets of the Company and the Guarantors, in each case whether now owned or hereafter acquired (other than the Excluded Assets):

•

all parcels of owned real property and leasehold interests in real property, together with all fixtures, easements, and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto;

•	the Master Lease and all other leases, and all rents and other income, issues or profits derived therefrom or relating thereto;

•	general intangibles, including contract rights, relating to the foregoing; and

•	all proceeds and products of the foregoing.

“Excluded Assets” will include, among other things, (i) any contract, lease, license or other agreement to the extent that the grant of a security interest therein would violate applicable law or would violate any term or provision of such contract, lease, license or other agreement (in each case, after giving effect to applicable provisions of the UCC) or provide any party thereto with a termination right or invalidation thereof; (ii) any Equity Interests in the Company’s Subsidiaries, and (iii) any deposit accounts of the Company.

For the sake of clarity, no lien will exist in favor of the Collateral Agent, the Trustee or the holders of the Notes in respect of any tangible or intangible property owned by Delaware or any other tenant of a Property.

The Collateral was pledged pursuant to mortgages, deeds of trust and assignment of leases and rents by and between the Company, the Guarantors and the Trustee, in its capacity as Collateral Agent or other grants or transfers for security executed and delivered by the Company or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes (the “Security Documents”).

So long as the Notes have not been accelerated as a result of the occurrence of an Event of Default, the Company and the Guarantors are entitled to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon acceleration of the Notes as a result of the occurrence of an Event of Default, to the extent permitted by law and following notice by the Collateral Agent to the Company and the Guarantors, subject to applicable law, the Master Lease and other Permitted Liens, the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

The Collateral Agent will only be permitted to exercise remedies and sell the Collateral under the Security Documents at the direction of the holders of a majority of the aggregate principal amount of the outstanding Notes.

The Indenture and the Security Documents require that the Company and the Guarantors grant to the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, a first-priority lien on all property acquired after the Issue Date of the kinds described above as Collateral, subject to Permitted Liens.

Release of Collateral

The Indenture and the Security Documents provide that the Liens securing the Notes will automatically and without the need for any further consent by the Holders or the Trustee or the Collateral Agent or any other action by any Person be released:

1. in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

2. in whole upon:

a)	satisfaction and discharge of the Indenture as set forth below under “— Satisfaction and Discharge of the Indenture; Defeasance”; or

b)	a legal defeasance or covenant defeasance of the Indenture as set forth below under “— Satisfaction and Discharge of the Indenture; Defeasance”;

3. in part, as to any property or any portion thereof that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by the Indenture at the time of such transfer or disposition (including, without limitation, in compliance with the “Limitation on Asset Sales” covenant below) or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

4. as to any property or group of properties being disposed of in one or a series of related transactions that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each holder of the Notes;

5. as to any property or group of properties being disposed of in one or a series of related transactions that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding; and

6. in part, in accordance with the applicable provisions of the Security Documents.

The Collateral Agent shall execute such releases, satisfactions or assignments of lien as the Company may reasonably request.

Sufficiency of Collateral

No appraisals of any of the Collateral have been prepared by the Company or on behalf of the Company in connection with this offering. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions, demand for commercial space, the availability of buyers and similar factors and various risks and fluctuations and cycles in value and demand, many of which are beyond our control. In addition, the Collateral securing the Notes will be subject to the Master Lease and liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. See “Risk Factors — Risks Relating to the Transactions and the Notes — The value of the assets that have been granted as security for the Notes may not be sufficient to satisfy our obligations under the Notes. We have not obtained an independent appraisal of the fair market value of such assets.”

Certain bankruptcy limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an acceleration of the Notes after the occurrence of Event of Default is likely to be significantly restrained by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors prior to the Trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a Bankruptcy Case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances. The Federal bankruptcy laws also permit a debtor to surcharge a secured creditor’s collateral for the costs of preserving and disposing of such collateral. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a Bankruptcy Case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection” or what amount of costs might be surcharged against the collateral.

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences (including payment of the Notes) or fraudulent conveyances.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Optional Redemption

The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 1, 2013 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on December 1 of the years indicated below:

Year	Redemption Price
2013	104.250%
2014	102.125%
2015 and thereafter	100.000%

Prior to December 1, 2013, the Company may redeem during each 12-month period commencing with December 1, 2009 up to 10% of the aggregate principal amount of the Notes issued on the Issue Date (or any exchange Notes therefore) at its option, from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

In addition, at any time prior to December 1, 2013, the Company may redeem the Notes, in whole or in part, at a Redemption Price equal to the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but not including the date of redemption.

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 1, 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes), at a Redemption Price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption; provided that at least 65% of the principal amount of Notes remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Any notice of any redemption may be given prior to the redemption of any Notes, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to The Depository Trust Company, Euroclear and/or Clearstream procedures as applicable).

The Company or any of its Affiliates may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting TRU or Delaware that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of TRU or Delaware, or a transaction involving a recapitalization of TRU or Delaware, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “— Amendment, Supplement and Waiver.”

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, future debt agreements of the Company may contain prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of either of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Transactions and the Notes.”

Even if sufficient funds were otherwise available, the terms of our other Debt may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay other Debt containing such restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations, resulting in a default under the Indenture. Further, although the definition of Change of Control includes transactions relating to TRU and Delaware, neither party has any obligation to make an Offer to Purchase upon a Change of Control or otherwise become liable with respect to the Company’s Offer to Purchase.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants Applicable to the Company and its Subsidiaries

Set forth below are certain covenants contained in the Indenture, applicable to the Company and its Subsidiaries.

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Subsidiaries to, Incur any Debt (including Acquired Debt) or trade payables or issue Preferred Stock (other than the Notes and the Note Guarantees and Debt or Preferred Stock issued to the Company or its Subsidiaries); provided that:

(i) the Company and any of its Subsidiaries may Incur Debt not secured by Liens or trade payables, in each case incurred in the ordinary course of business, in an aggregate amount not to exceed $50.0 million at any one time outstanding; and

(ii) in connection with the acquisition by the Company of any New Properties that become subject to the Master Lease, the Company may incur up to $150 million aggregate principal amount of Additional Notes so long as the New Property Leverage Ratio is less than or equal to 6.75x.

Notwithstanding anything set forth herein, in no event shall the Company or any Subsidiary be permitted to guaranty the obligations of any other Person (other than the Company and its Subsidiaries).

Limitation on Restricted Payments

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default in the payment in respect of principal or interest on the Notes or Event of Default shall have occurred and be continuing or will occur as a consequence thereof; and

(b) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date, shall not exceed the sum (without duplication) of:

(1) 50% of the Cumulative Free Cash Flow of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal month after which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net cash proceeds received by the Company subsequent to the initial issuance of the Notes as a contribution to its common equity capital or the sale of Equity Interests (other than Disqualified Stock), plus

(3) to the extent that any Investment (other than Permitted Investments) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated or repaid for cash or other assets, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Cumulative Free Cash Flow of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(4) Declined Offer Proceeds.

From time to time, the Company shall have the right (but not the obligation) to make an Offer to Purchase to all Holders of Notes utilizing some or all of the Cumulative Free Cash Flow Offer Amount, at a Purchase Price not less than 100% of the Accreted Value of the Notes on the date of purchase, plus accrued and unpaid interest to but not including the date of purchase (each such offer, a “Free Cash Flow Offer”), payable in cash. At the settlement of each Free Cash Flow Offer, the excess of (x) the Cumulative Free Cash Flow Offer Amount that was offered to Holders in such Free Cash Flow Offer over (y) the total Cumulative Free Cash Flow Offer Amount actually used to purchase Notes in such Free Cash Flow Offer shall constitute “Declined Offer Proceeds” and such Declined Offer Proceeds shall be available to the Company to make Restricted Payments pursuant to clause (4) of the preceding paragraph; provided that 30 days after the expiration of any Free Cash Flow Offer, such amount shall no longer constitute “Declined Offer Proceeds;” provided further that, if Delaware’s Total Leverage Ratio is below 4.75x, at the time of such Restricted Payment, the Cumulative Free Cash Flow Offer Amount shall be deemed to be Declined Offer Proceeds without any requirement for the Company to make a Free Cash Flow Offer.

If the Company’s purchase of all Notes tendered into such Offer to Purchase as set forth above would exceed the Cumulative Free Cash Flow Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Cumulative Free Cash Flow.

Limitation on Liens

The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind securing Debt, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, any Note Guarantee or any law, rule, regulation or order) on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests owned by the Company or any Subsidiary or pay any Debt or other obligation owed to the Company or any Subsidiary, (ii) make loans or advances to the Company or any Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Subsidiary. However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date (including, without limitation, the Indenture, the Notes, the Note Guarantees and the Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, restructurings or refinancings, of any of the foregoing agreements or documents; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions in existence on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property or assets, so long as the encumbrances or restrictions in any such agreement relate solely to the property or assets so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Subsidiary or merges with or into a Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Subsidiary, but not created in connection with or in anticipation of such Person becoming a Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Subsidiary;

(d) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(e) any encumbrance or restriction under the sale of assets or Equity Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(f) any instrument governing Debt or Equity Interests of a Person acquired by the Company or any of the Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be Incurred; and

(g) restrictions on cash or other deposits or net worth imposed by lessors in the ordinary course of business.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant shall prevent the Company or any Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Subsidiaries that secure Debt of the Company or any of its Subsidiaries Incurred in accordance with the “Limitation on Incurrence of Debt” and “Limitation on Liens” covenants in the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 90% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash, Cash Equivalents or Replacement Property. For purposes of this provision, (i) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Subsidiary from further liability and (ii) any marketable securities received by the Company or any such Subsidiary from such transferee that are converted by the Company into cash within 180 days of their receipt to the extent of the cash received in that conversion, will be deemed to be cash.

Within 720 days after the receipt of any Net Cash Proceeds from an Asset Sale or any Net Loss Proceeds from an Event of Loss, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Cash Proceeds, or Net Loss Proceeds, as applicable, at its option:

(i) to acquire all or substantially all of the assets of, or any Equity Interests of, another Person or make capital expenditures, in compliance with the covenant described under “— Conduct of Business / Amendments to the Master Lease”; provided that to the extent the subject of the Asset Sale or Event of Loss constituted Collateral, the acquired assets (other than Excluded Assets) shall be pledged as additional Collateral pursuant to the Security Documents;

(ii) to acquire Replacement Property; provided that to the extent the subject of the Asset Sale or Event of Loss constituted Collateral, the Replacement Property shall be pledged as additional Collateral pursuant to the Security Documents; or

(iii) any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales or Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will, within 30 days, make an Offer to Purchase to all Holders of Notes equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes tendered exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

Pending the final application of any Net Cash Proceeds or Net Loss Proceeds pursuant to this covenant, the holder of such Net Cash Proceeds or Net Loss Proceeds may apply such Net Cash Proceeds or Net Loss Proceeds temporarily to reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds or Net Loss Proceeds in any manner not prohibited by the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “— Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture;

(2) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Subsidiaries;

(5) any agreement or arrangement as in effect on the Issue Date, including, without limitation, the Master Lease and the Services Agreement and any amendment or modification thereto so long as such amendment or modification (taken as a whole) is not materially disadvantageous to the Holders of the Notes and, in the case of the Master Lease, any amendments or modification made in compliance with the covenant described below under “— Conduct of Business /Amendments to the Master Lease”;

(6) any contribution of capital to the Company;

(7) the issuance of Equity Interests (other than Disqualified Stock) of the Company to Parent or Delaware or any Permitted Holder or to any director, officer, employee or consultant;

(8) transactions permitted by, and complying with, the provisions of the Indenture described below under “— Consolidation, Merger, Conveyance, Transfer or Lease”;

(9) leases with any Affiliates (other than Parent or its Subsidiaries) entered into in the ordinary course of business; or

(10) access, non-disturbance, attornment and subordination agreements.

Provision of Financial Information

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and make available on a public website, or file electronically with the Commission through the Commission’s IDEA System (f/k/a EDGAR) (or any successor system), within the time periods specified in the Commission’s rules and regulations for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, to the extent not satisfied by the foregoing the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, in accordance with the requirements of Form S-11, S-4 or S-3, as applicable, with such financial information that satisfies Regulation S-X of the Securities Act.

The Company will also hold a quarterly conference call to discuss the financial results of the Company with holders of the Notes, beginning with a discussion of the fiscal quarter ending January 30, 2010. Such conference call may be part of or separate from any conference call relating to the financial results of TRU or any of its Subsidiaries. The conference call will not be later than five business days from the date on which the financial information of Delaware is filed or otherwise made available to holders of the Notes in accordance with the Indenture. No fewer than two days prior to the conference call, the Company shall issue a press release to the appropriate wire services announcing the time, date and access details of such conference call.

Additional Note Guarantees

If the Company acquires or creates any Subsidiary after the Issue Date, then that newly acquired or created Subsidiary shall become a Guarantor within 60 days of the date on which it was acquired or created. Each Subsidiary that becomes a Guarantor on or after the Issue Date shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first priority security interest (subject to Permitted Liens and the exceptions contained in the Security Documents) in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect. Notwithstanding the foregoing, with respect to the property of a Guarantor that is subject to a mortgage-recording or similar tax upon the execution, delivery, and/or recording of the related security documents, the principal portion of the Notes secured by the Security Documents to be recorded against such property shall be limited to the then fair market value of such property or, if such limitation is ineffective to prevent the imposition of a tax assessed against an amount in excess of such value, then the Company and the Collateral Agent shall take such other measures as are customarily employed in the jurisdiction in question so as to minimize such tax.

Each Note Guarantee by a Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Further Assurances

The Company will, and will cause each of the future Guarantors to, execute and deliver such additional instruments, certificates or documents, and take such other actions as may, in each case, be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) better assure, protect and confirm to the Trustee or the Collateral Agent any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

In addition, to the extent any title policy received after the Issue Date discloses any Lien that is permitted under clause (15) of the definition of “Permitted Liens” but not any other clause thereunder, the Company shall use reasonable efforts to discharge such Lien, except to the extent that the Company in its good faith judgment determines that such Lien does not materially adversely affect the intended use by the Company and its lessee of the property covered by such policy.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Company in which the Company is the continuing Person or the merger of a Subsidiary into or with another Subsidiary or another Person that as a result of such transaction becomes or merges into a Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture and other documentation and instruments in form reasonably satisfactory to the Trustee, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and the Security Documents (as applicable) and will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, without limitation, no Default or Event of Default related to the failure to comply with the covenant set forth under “— Conduct of Business / Amendments to the Master Lease”); and

(iii) the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture.

For the avoidance of doubt, the transactions contemplated by the Master Lease shall not be subject to the foregoing.

Notwithstanding the foregoing, the Company shall not be required to satisfy the requirements of the preceding clauses (ii) and (iii) in connection with:

(a) a merger between the Company and a Subsidiary that is a Wholly Owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate organized solely for the purpose of converting the Company into an entity organized under the laws of the United States or any political subdivision or state thereof; so long as, in each case, the amount of Debt of the Company and its Subsidiaries is not increased thereby.

For all purposes of the Indenture and the Notes, upon such transaction or series of transactions, all Debt and all Liens on property or assets of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes and the Security Documents, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Conduct of Business / Amendments to the Master Lease

The Company and its Subsidiaries may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) owning the equity interests of its Subsidiaries, (2) owning or leasing properties that are leased or sub-leased to Parent or one of its Subsidiaries pursuant to the Master Lease or otherwise on terms (taken as a whole) that are similar to, in the reasonable judgment of the Company, the terms of the Master Lease or leased or subleased pursuant to a Non-Toys Lease, (3) the incurrence of Debt that is permitted to be incurred under the covenant described under “— Limitation on Incurrence of Debt,” (4) the sale of assets in compliance with the covenant described under “— Limitation on Asset Sales” and (5) other activities incidental or relating thereto (which, for the avoidance of doubt, may include the acquisition of additional properties or entities that engage solely in activities that fall within clauses (1) through (4)).

The Company shall not permit any amendments or waivers to the Master Lease that (taken as a whole) are materially adverse to the Holders of the Notes; provided that any amendment or modification that decreases the rent or other amounts due to the Company or other payment terms (including, without limitation, any changes to the time, manner, method or currency of payment) under the Master Lease shall be deemed to be materially adverse under all circumstances; provided further that amendments of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease either

(x) in connection with an asset sale made in accordance with the covenant “— Limitation on Asset Sales” and pursuant to Section 1.3 of the Master Lease, or

(y) pursuant to Section 10.2 or 10.3 of the Master Lease shall be deemed not to be materially adverse to the Holders of the Notes.

Neither the Company nor any of its Subsidiaries will effect an amendment, modification or waiver of its organizational documents in any manner materially adverse to the Holders of the Notes, including, without limitation, any amendment, modification or waiver to or of the provisions of Section 8(d) thereof or the analogous provisions of the organizational documents of any Subsidiary (“Limitation on Activities”).

Covenants Applicable to Delaware

Set forth below are certain covenants of TRU to be contained in the Indenture that are applicable to Delaware and its Restricted Subsidiaries:

Limitation on Restricted Payments

TRU will not permit Delaware or any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of Delaware’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Delaware payable in Equity Interests (other than Disqualified Stock) of Delaware), (B) dividends or distributions by a Restricted Subsidiary payable to Delaware or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation); provided that Delaware or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Delaware or any direct or indirect parent entity of Delaware held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation; or

(c) make any Investment that is not a Delaware Permitted Investment (“Restricted Investments”);

(all such payments and other actions set forth in these clauses (a) through (c) being collectively referred to as “Delaware Restricted Payments”), unless, at the time of and after giving effect to such Delaware Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Delaware Restricted Payment;

(2) Delaware would, at the time of such Delaware Restricted Payment and after giving pro forma effect thereto as if such Delaware Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock”; and

(3) such Delaware Restricted Payment, together with the aggregate amount of all other Delaware Restricted Payments made by Delaware and its Restricted Subsidiaries after July 9, 2009 (including Delaware Restricted Payments permitted pursuant to clause (1) of the next succeeding paragraph but excluding any other Delaware Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Delaware for the period (taken as one accounting period) from August 2, 2009 to the end of Delaware’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Delaware Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the Board of Directors of Delaware, of property and marketable securities, received by Delaware after the Issue Date from the issue or sale of (x) Equity Interests of Delaware (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of Delaware and, to the extent actually contributed to Delaware, Equity Interests of Delaware’s direct or indirect parent corporations to members of management, directors or consultants of Delaware, any direct or indirect parent corporation of Delaware and the Subsidiaries of Delaware after the Issue Date to the extent such amounts have been applied to Delaware Restricted Payments made in accordance with clause (3) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Delaware Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, and (iii) Disqualified Stock or (y) debt securities of Delaware that have been converted into such Equity Interests of Delaware (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Delaware sold to a Restricted Subsidiary or Delaware, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) without duplication of any amounts included in clause (3) of the paragraph below and to the extent not already included in Consolidated Net Income, upon (A) the sale or other disposition (other than to Delaware or a Restricted Subsidiary) of Restricted Investments made by Delaware or its Restricted Subsidiaries after the July 9, 2009 and repurchases and redemptions of such Restricted Investments from Delaware or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of Delaware or its Restricted Subsidiaries or (B) the sale (other than to Delaware or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, the lesser of (i) the amount of cash received or the fair market value, as determined in good faith of the Board of Directors of Delaware in the case of property and marketable securities, received after the July 9, 2009 from such sale or disposition and (ii) the initial amount of such Restricted Investment or fair market value of such Unrestricted Subsidiary at the time of the original designation thereof, plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Delaware or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Delaware or a Restricted Subsidiary, the lesser of (i) the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Delaware in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets and (ii) the fair market value of such Unrestricted Subsidiary at the time of the original designation thereof (other to the extent such Investment constituted a Permitted Investment), plus

(e) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Delaware, of property and marketable securities contributed to the capital of Delaware after the July 9, 2009 (other than (i) by a Restricted Subsidiary, (ii) made in respect of any Disqualified Stock, (iii) made in respect of any Refunding Capital Stock and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Delaware or any direct or indirect parent corporation of Delaware (“Retired Capital Stock”) in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Delaware) of Equity Interests of Delaware or contributions to the equity capital of Delaware (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3) a Delaware Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Delaware or any of its direct or indirect parent corporations held by any present or former employee, director or consultant of Delaware, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) upon death, disability or termination of employment, provided, however, that the aggregate amount of Delaware Restricted Payments made under this clause (3) does not exceed in any calendar year $15.0 million (with unused amounts in any calendar year carried forward and available under this clause (3) in the next calendar year; and provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Delaware and, to the extent contributed to Delaware, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of Delaware, any of its Subsidiaries or any of its direct or indirect parent corporations and any of their Subsidiaries that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by Delaware or its Restricted Subsidiaries after the Issue Date;

(4) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Delaware or any Restricted Subsidiary issued or incurred in accordance with the covenant “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(5) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6) other Delaware Restricted Payments in an aggregate amount not to exceed $100.0 million;

(7) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent Person of Delaware in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of such Person;

(B) income taxes of such Person;

(C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Person;

(D) general corporate overhead and operating expenses of such Person;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such Person;

(F) obligations under the Management Agreement (as in effect on the Issue Date);

(G) audit costs, professional fees and expenses and other costs incurred in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange);

(H) obligations under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, and

(I) trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of Delaware and its Restricted Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, Delaware and its Restricted Subsidiaries;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Delaware; provided that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Delaware);

(9) the payment of dividends and other distributions to Parent necessary to pay interest expense in respect of Existing Parent Debt when due or any Debt incurred by Parent to refinance the Existing Parent Debt or any refinancing thereof (so long as such Debt does not have a Stated Maturity earlier than the Existing Parent Debt that is refinanced);

(10) the payment of dividends and other distributions, or making of loans, to Parent to fund the redemption or other repayment of Existing Parent Debt or Debt of Subsidiaries of Parent existing on the Issue Date or Debt that refinances any such existing Parent or Subsidiary Debt, so long as Delaware’s Total Leverage Ratio is less than 4.75x; or

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Delaware or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided that at the time of, and after giving effect to, any Delaware Restricted Payment permitted under clauses (6) and (10) of this paragraph, no Event of Default under clause (9) thereof shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Delaware Restricted Payments (other than cash) will be the fair market value on the date of the Delaware Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Delaware or such Subsidiary, as the case may be, pursuant to the Delaware Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the

Board of Directors of Delaware. Such determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $40.0 million.

As of the Issue Date, all of Delaware’s Subsidiaries (including the Company) were Restricted Subsidiaries. Delaware will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Delaware and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Delaware Restricted Payments in an amount determined as set forth in the preceding paragraph. Such designation will be permitted only if a Delaware Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Delaware Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Debt and Issuance of Preferred Stock

TRU will not cause or permit Delaware or any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt) and will not permit any of Delaware’s Restricted Subsidiaries to issue any shares of Preferred Stock; provided that Delaware and any Restricted Subsidiary may Incur Debt (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of Delaware and its Restricted Subsidiaries (on a consolidated combined basis) for Delaware’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by Delaware or a Restricted Subsidiary of Debt under Credit Facilities together with the incurrence by Delaware or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to $2,500 million outstanding at any one time, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Debt thereunder with net proceeds from asset sales;

(2) the Notes and the Existing Debt (other than Debt under the Credit Agreement as described in clause (1));

(3) Debt (including Capitalized Lease Obligations) or Preferred Stock incurred by Delaware or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Debt, then outstanding and incurred pursuant to this clause (3) does not exceed $250.0 million;

(4) Debt incurred by Delaware or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(5) Debt arising from agreements of Delaware or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that in the case of a disposition, the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Delaware and any Restricted Subsidiaries in connection with a disposition;

(6) Debt of Delaware owed to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owed to and held by Delaware or any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Delaware or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the issuer thereof;

(7) shares of Preferred Stock of a Restricted Subsidiary issued to Delaware or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Delaware or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(8) Hedging Obligations of Delaware or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Debt that is permitted by the terms of the Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices or otherwise entered into in the ordinary course of business;

(9) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by Delaware or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10) Debt of Delaware or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Debt and Preferred Stock then outstanding and incurred pursuant to this clause (10), does not at any one time outstanding exceed $100.0 million;

(11) any guarantee by Delaware or a Restricted Subsidiary of Debt or other obligations of Delaware or any Restricted Subsidiary so long as the incurrence of such Debt or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(12) the incurrence by Delaware or any Restricted Subsidiary of Debt or Preferred Stock that serves to refund or refinance any Debt incurred as permitted under the first paragraph of this covenant and clause (2) above and this clause (12) or any Debt issued to so refund or refinance such Debt including additional Debt incurred to pay accrued interest, premiums and fees and expenses in connection therewith (the “Refinancing Debt”) prior to its respective maturity; provided that such Refinancing Debt (A) has a weighted average life to maturity at the time such Refinancing Debt is incurred which is not less than the weighted average life to maturity of the Debt being refunded or refinanced, (B) shall not include Debt or Preferred Stock of Delaware or a Restricted Subsidiary that refinances Debt or Preferred Stock of an

Unrestricted Subsidiary, and (C) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Debt being refunded or refinanced;

(13) Debt arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(14) Debt consisting of promissory notes issued by Delaware or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Delaware or any of its direct or indirect parent corporations permitted by the covenant described under the caption “— Covenants Applicable to Delaware — Limitation on Restricted Payments”;

(15) Debt of Delaware or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business or take or pay obligations contained in supply agreements incurred in the ordinary course of business;

(16) Debt of Delaware or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) Debt consisting of deferred purchase price or notes issued to officers, directors and employees of Restricted Subsidiaries to purchase or redeem equity interests (or option or warrants or similar instruments) of Delaware or a Restricted Subsidiary;

(18) Debt issued as consideration for the repurchase or redemption of Capital Stock (other than Disqualified Stock) of Parent in transactions to repurchase or redeem Capital Stock (other than Disqualified Stock) of Parent (or its direct parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; and

(19) guarantees constituting Investments permitted under the terms of the Indenture.

For purposes of determining compliance with this “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock” covenant, in the event that an item of proposed Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Delaware will be permitted to classify and later reclassify such item of Debt or Preferred Stock in any manner that complies with this covenant, and such item of Debt or Preferred Stock will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt or Preferred Stock will not be deemed to be an incurrence of Debt or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Debt where the Debt incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Debt; provided that if any such Debt denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Debt incurred in the same currency as the Debt being refinanced will be the U.S. Dollar Equivalent of the Debt being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Debt exceeds the principal amount of the Debt being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Debt is incurred. The maximum amount of Debt that Delaware and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

Provision of Financial Information

Whether or not required by the Commission so long as any Notes are outstanding, TRU will furnish to the Holders of Notes, and make available on a public website, or file with the Commission through the Commission’s IDEA System (f/k/a/ EDGAR) (or any successor system), within the time periods specified in the Commission’s rules and regulations for non-accelerated filers all quarterly and annual financial statements of Delaware that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Delaware were required to file such Forms, and with respect to the annual financial statements only, a report on the annual financial statements, a report on the annual financial statements by Delaware’s certified independent accountants.

In the event that any direct or indirect parent company of Delaware becomes a guarantor of the Master Lease, the Indenture permits TRU to satisfy its obligations in this covenant by furnishing financial statements with respect to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Delaware and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, in accordance with the requirements of Form S-11, S-4 or S-3, as applicable, with such financial statements that satisfy Regulation S-X of the Securities Act.

TRU will also hold a quarterly conference call to discuss the financial results of Delaware with holders of the Notes, beginning with a discussion of the quarter ending October 31, 2009. Such conference call may be part of or separate from any conference call relating to the financial results of TRU or any of its Subsidiaries. The conference call will not be later than five business days from the date on which the financial information of Delaware is filed or otherwise made available to holders of the Notes in accordance with the Indenture. No fewer than two days prior to the conference call, TRU shall issue a press release to the appropriate wire services announcing the time, date and access details of such conference call.

Suspension of Covenants Applicable to Delaware

Beginning on the date that:

(1) one or both of TRU or Delaware has Investment Grade Ratings from both Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the “Reversion Date”) that neither TRU nor Delaware possesses Investment Grade Ratings from both Rating Agencies (such period of time, the “Suspension Period”), the covenants “— Limitation on Restricted Payments” and “— Incurrence of Debt and Issuance of Preferred Stock” set forth above applicable to Delaware and its Restricted Subsidiaries shall not apply. During a Suspension Period, TRU’s Board of Directors may not designate any of Delaware’s Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Debt incurred by Delaware and its Restricted Subsidiaries during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Debt (to the extent such Debt would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension

Period and outstanding on the Reversion Date). To the extent any Debt would not be permitted to be incurred pursuant to the Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Debt, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Debt under clause (2) of the definition of Permitted Debt and permitted to be refinanced under clause (12) of the definition of Permitted Debt.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Provision of Financial Information” or “— Covenants Applicable to Delaware — Provision of Financial Information” after 15 days after the time periods specified therein and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of any covenant or agreement of the Company, any Guarantor or Parent in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above or (10) below), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or its Subsidiaries, having, individually or in the aggregate, a principal or similar amount outstanding of at least $20.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $20.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Significant Subsidiary of the Company, of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $20.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) certain events in bankruptcy, insolvency or reorganization affecting Delaware or the Company or any Significant Subsidiary of the Company (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

(9) any payment Event of Default in excess of $15.0 million under the Master Lease beyond the period of grace set forth in the Master Lease, the Master Lease terminates in full or otherwise ceases to be in effect or any responsible officer of Delaware denies its obligations under the Master Lease or gives notice that the Master Lease is not in effect; and

(10) unless all of the Collateral has been released from the Liens securing the Notes in accordance with the provisions of the Security Documents (a) (i) a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Security Documents or, to the extent relating to the Collateral, the Indenture or (ii) any Security Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Security Documents), or any of the Security Documents ceases to give the Collateral Agent a valid, perfected security interest (except as permitted by the terms of the Indenture or the Security Documents), in each case described in clause (i) or (ii) of this clause (a), (x) with respect to a material portion of the Collateral and (y) for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes, or (b) the repudiation or disaffirmation by the Company or any Guarantor that is a Significant Subsidiary in writing of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor party that is a Significant Subsidiary thereto for any reason with respect to a material portion of the Collateral which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or one of its Subsidiaries or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “— Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 30% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

Notwithstanding the foregoing, in no event may any individual Holder enforce any Lien of the Collateral Agent pursuant to the Security Documents.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Note Guarantees or amendments or supplements to the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, the Note Guarantees and the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(7) to cure any ambiguity, defect, omission, mistake or inconsistency;

(8) to conform the text of the Indenture, the Notes or the Security Documents to any provision of this “Description of Notes” to the extent that that such provision was intended to be a verbatim recitation of the corresponding provision in the “Description of Notes”;

(9) to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(10) to add additional collateral as security for the Notes or the Note Guarantees;

(11) to evidence the release of Liens in favor of the Collateral Agent in the Collateral as provided under “— Release of Collateral,” or otherwise in accordance with the terms of the Indenture and the Security Documents; or

(12) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided that (i) the consent of the Holders of not less than two-thirds of the aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes) shall be required for (x) any amendment to the covenant described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Incurrence of Debt” and the covenant described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Conduct of Business/Amendments to the Master Lease” and (y) any amendment, supplement or waiver to modify the provisions in the Indenture dealing with Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders other than in accordance with the Indenture and the Security Documents and (ii) no such supplemental indenture or amendments or supplements to the Security Documents shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor (other than the provisions relating to the covenants described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Change of Control” or “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Asset Sales”),

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby,

(6) release any Note Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture), or

(7) release all or substantially all of the Collateral from the Liens securing the Notes and the Guarantees.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes on behalf of the Holders of all the Notes may consent (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes) to the waiver of any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (other than any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge of the Indenture; Defeasance

The Company, the Guarantors and Parent may terminate the obligations under the Indenture and the Security Documents when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have the obligations of the Company, the Guarantors and TRU discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its and Parent’s obligations released with respect to certain covenants, including, without limitation, the Company’s obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events relating to the Company) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S.

government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

If the Company exercises defeasance or covenant defeasance option, the Liens on the Collateral will be released and the Note Guarantees and the Security Documents in effect at such time will terminate.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

The Bank of New York Mellon, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

The Trustee will act as the initial Collateral Agent for the Holders.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee, the Indenture or the Security Documents by reason of his, her or its status as such director, officer, employee, stockholder, member, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

Governing Law

The Indenture, the Notes, Note Guarantees and the Security Documents (other than Security Documents related to certain assets located or deemed located outside of New York) are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Accreted Value” means, as of any date of determination, the sum of (1) the initial Accreted Value (which is $985.73 per $1,000 in principal amount at maturity of Notes) and (2) the portion of the excess of the principal amount at maturity of each Note over such initial Accreted Value which shall have been amortized up to but not including such date, such amount to be so amortized on a daily basis and compounded semiannually on June 1 and December 1 at the rate of 8.50% per annum from the date of original issuance of the notes up to but not including the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

“Acquired Debt” means Debt (1) of a Person existing at the time such Person becomes a Subsidiary (in the case of Delaware, a Restricted Subsidiary) or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary (in the case of Delaware, a Restricted Subsidiary) and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, with respect to a note, the greater of

(1) 1.0% of the then outstanding principal amount of such Note and

(2) (a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating to such note assuming a redemption date of December 1, 2013, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b) the then outstanding principal amount of such Note minus

(c) accrued interest paid on the date of redemption.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Subsidiaries to any Person (other than to the Company or one or more of its Subsidiaries) in any single transaction or series of transactions of:

(i) Equity Interests in another Person;

(ii) any other property or assets;

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “— Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of Equity Interests or other property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(c) sales or other dispositions of cash or Cash Equivalents or obsolete or worn out equipment in the ordinary course of business;

(d) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(e) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(f) leases, assignments or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(g) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary;

(h) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice; and

(i) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Board of Directors” means (i) with respect to a corporation (including Delaware), the board of directors of such corporation or any duly authorized committee thereof; (ii) with respect to any limited liability company, the managing member(s) thereof and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, including, for the avoidance of doubt, the Attributable Debt in respect of Sale and Leaseback Transactions.

“Capital Stock” means (i) in the case of a corporation, capital stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means TRU (Vermont), Inc. and any successor thereto, to the extent such Person constitutes a Subsidiary.

“Cash Equivalents” means:

(1) United States dollars;

(2) euros or any national currency of any participating member state of the EMU or such local currencies held by Delaware and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Debt or debt securities issued by Persons (other than Parent, Delaware or any of their respective subsidiaries) with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means:

(1) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more of the Permitted Holders, in a single transaction or in a related series of transaction, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies holding, directly or indirectly, 100% of the Voting Interests of Parent (together with Parent, a “Parent Company”),

(2) a Parent Company ceases to own, directly or indirectly, more than 50% of the Voting Interests in Delaware,

(3) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets (determined on a consolidated basis) to, or merges or consolidates with, a Person other than a Subsidiary of the Company, or

(4) the Company ceases to be a direct or indirect, wholly-owned Subsidiary of a Parent Company.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, granted or purported to be granted to secure the obligations under the Indenture, the Notes and the Note Guarantees pursuant to the Security Documents.

“Collateral Agent” means The Bank of New York Mellon, in its capacity as Collateral Agent under the Security Documents together with its successors.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and capitalized software expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Debt at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Debt, and excluding (x) any Additional Interest and any comparable “additional interest” with respect to other securities, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1) any after-tax effect of extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2) the net income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Delaware) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the net income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A)

increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of Delaware in a net loss of any such Person for such period to the extent Delaware has funded such net loss;

(5) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt shall be excluded;

(7) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar transaction or any other non-cash impairment changes incurred subsequent to the Issue Date (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(9) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Covenants Applicable to Delaware — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Delaware and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by Delaware and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by Delaware and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(c) of the first paragraph of the covenant contained under the caption “— Covenants Applicable to Delaware — Limitation on Restricted Payments.”

“Credit Agreement” means that certain credit agreement, dated as of July 21, 2005, (as amended and restated as of June 24, 2009) among Delaware, the additional borrowers party thereto, Bank of America, N.A., as Administrative Agents, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, commercial paper facilities or indentures (in each case with the same or new agents, institutional lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring or replacing all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock”).

“Credit Facilities” means, with respect to Delaware or any of its Restricted Subsidiaries, the Credit Agreement and one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder thereof (provided that such increase in borrowings is permitted under the covenant entitled”— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock”) and whether by the same or any other agent, lender or group of lenders.

“Cumulative Free Cash Flow” means, for any period means the sum, without duplication, of:

(1) the consolidated net income of the Company and its Subsidiaries, in accordance with GAAP; provided that (i) the net income for such period of any Person that is not a Subsidiary of the Company, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, the net income of the Company shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss, and (ii) the aggregate amount of (A) all other non-cash charges, expenses or losses reducing consolidated net income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, and (B) all non-cash gains or other items increasing consolidated net income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, shall be excluded, provided that for purposes of this clause (1), interest on the Notes for the period from the Issue Date until the first day of the fiscal month occurring after the Issue Date shall be deducted from consolidated net income, plus

(2) Consolidated Depreciation and Amortization Expense of the Company and its Subsidiaries, in accordance with GAAP, less

(3) capital expenditures made during such period (other than to the extent such capital expenditures are paid by Delaware or any of its Subsidiaries pursuant to the Master Lease), plus

(4) the excess, if any, of the amount of net rent received or receivable in cash during such period over the amount of net rent income in accordance with GAAP for such period, less

(5) the excess, if any, of the amount of net rent income in accordance with GAAP for such period over the amount of net rent received or receivable in cash during such period.

For purposes of clauses (4) and (5) above, “net rent” shall mean rent income or rent received or receivable minus the amount of rent expense or rent paid or payable, as the case may be (whether a positive or negative number).

For the avoidance of doubt, Cumulative Free Cash Flow shall not include (e.g. shall not be increased or decreased by the receipt or use of) (x) any proceeds, gains or losses from any sale or disposition of assets, (y) any payments from Delaware or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease or (z) any Net Loss Proceeds.

“Cumulative Free Cash Flow Offer Amount” means (w) 50% of Cumulative Free Cash Flow of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal month after which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of calculation less (x) aggregate proceeds utilized to purchase Notes in each Free

Cash Flow Offer since the Issue Date less (y) the aggregate principal amount of Restricted Payments made pursuant to clause (4) of the first paragraph of the “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Restricted Payments” covenant.

“Debt” means with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; and

(4) the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination.

For purposes of the foregoing: (a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (1)(d) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (2) above shall be the maximum liability under any such guarantee; (e) the amount of any Debt described in clause (3) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Subsidiaries (in the case of Delaware, any of its Restricted Subsidiaries) directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Delaware” means Toys “R” Us — Delaware, Inc.

“Delaware Permitted Investment” means

(1) any Investment by Delaware in any Restricted Subsidiary or by a Restricted Subsidiary in Delaware or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment in property or assets owned or used by Delaware in the ordinary course of business;

(4) any Investment by Delaware or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Delaware or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and that any Investment held by such Person does not constitute a material amount of the total purchase price or Fair Market Value of such Person;

(5) any Investment in securities or other assets received in connection with disposition of assets;

(6) any Investment existing on the Issue Date or required to be made pursuant to any agreement or obligation of Delaware or any Restricted Subsidiary in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(7) loans and advances to employees and any guarantees thereof made in the ordinary course of business, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time;

(8) any Investment acquired by Delaware or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Delaware or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Delaware or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Hedging Obligations permitted under clause (8) of the definition of “Permitted Debt” and any Swap Contracts;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(11) any Investment by Delaware or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $150 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Investments the payment for which consists of Equity Interests of Delaware or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(13) guarantees of Debt permitted under the covenant contained under the caption “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(14) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments to secure obligations of the Captive Insurance Subsidiary in the ordinary course of business;

(16) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of Delaware or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Delaware or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Delaware that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f) the amount of management, monitoring, consulting, and advisory fees, and related expenses paid in such period pursuant to the Management Agreement; plus

(g) any costs or expense incurred by the such Person or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Restricted Payments;”

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for, a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Debt” means Debt of Delaware and its Subsidiaries (other than Debt under the Credit Agreement) in existence on the Issue Date.

“Existing Parent Debt” means (i) the $500.0 million aggregate principal amount of 7.625% Notes due 2011 of Parent outstanding on the Closing Date, issued under the indenture dated July 24, 2001 between Parent and The Bank of New York Mellon, as trustee, (ii) the $400.0 million aggregate principal amount of 7.875% Notes due 2013 of Parent outstanding on the Closing Date, issued under the indenture dated May 28, 2002 between Parent and The Bank of New York Mellon, as trustee and (iii) the $400.0 million aggregate principal amount of 7.375% Notes due 2018 of Parent outstanding on the Closing Date, issued under the indenture dated May 28, 2002 between Parent and The Bank of New York Mellon, as trustee.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Delaware or any Restricted Subsidiary incurs, assumes, guarantees or repays any Debt (other than Debt incurred under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Debt, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if Delaware or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Debt.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by Delaware or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Delaware or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Delaware and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of Delaware to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Delaware may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Subsidiary of Delaware that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, and any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of such Person shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee (i) by the Company or a Subsidiary of Debt Incurred by the Company or a Subsidiary or (ii) by Delaware or a Restricted Subsidiary of Debt Incurred by Delaware or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s (or Delaware’s, as applicable) customary practices; (b)the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) the acquisition of Real Property in the normal course of business (but not the acquisition of any Person that owns Real Property); and (d) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency; provided that, (i) when such term refers to a person, the applicable rating shall be the corporate credit or corporate family rating and

(ii) when such term refers to a debt instrument, the applicable rating shall be the rating of such instrument.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means November 20, 2009.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), provided that in no event shall a lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement to be dated as of July 21, 2005, by and among Parent, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as in effect on the Issue Date.

“Master Lease” means that Amended and Restated Master Lease Agreement, dated as of the Issue Date, between the Company, as landlord, and Delaware, as tenant, as amended from time to time in compliance with the terms of the Indenture.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted. For the avoidance of doubt, Net Cash Proceeds shall not include any payments from Delaware or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease.

“Net Loss Proceeds” means the aggregate cash proceeds received, and not required to be paid over by the Company and Delaware or a Non-Toys Lease tenant pursuant to their respective leases, by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof) and any taxes paid or payable as a result thereof.

“New Property” means properties acquired by the Company or a Guarantor after the Issue Date (other than Replacement Properties, or allocable portions thereof, purchased with Net Cash Proceeds from an Asset Sale or Net Loss Proceeds from an Event of Loss) that are leased to Delaware pursuant to the Master Lease.

“New Property Leverage Ratio” means the ratio of (x) the aggregate principal amount of Additional Notes proposed to be incurred on the date of calculation to (y) the aggregate New Property Rent (but only to the extent such New Property Rent has not been included in a previous calculation of New Property Leverage Ratio for the purpose of incurring Additional Notes).

“New Property Rent” means the additional “triple net” rent under the Master Lease allocable to any New Property, which shall be determined in accordance with the first paragraph under the covenant described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Transactions with Affiliates.”

“Non-Toys Lease” means any lease with parties other than Parent or its Subsidiaries; provided that (i) the number of properties covered by such leases shall not exceed 25% of the 129 properties owned by the Company as of the Issue Date (whether as fee-owned property or pursuant to leases or ground leases) and (ii) such lease (or related subordination and attornment agreement with the collateral agent) shall contain subordination and attornment provisions vis-à-vis the Security Documents substantially similar to those contained in the Master Lease and the Subordination, Non-Disturbance and Attornment Agreement.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary or any Person performing a similar function.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable, or any Person performing a similar function.

“Parent” means Toys “R” Us, Inc.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by Delaware and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holders” means each of the Sponsors and members of management of Parent (or its direct or indirect parent or Subsidiaries) on the Issue Date who are holders of Equity Interests of Parent (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Cash Equivalents or Investment Grade Securities;

(d) Investments in property and other assets, owned or used by the Company or any Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Subsidiaries in the Company or any Subsidiary;

(f) Investments by the Company or any Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Subsidiary;

(g) Swap Contracts and Hedging Obligations;

(h) Investments received in settlement of obligations owed to the Company or any Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Subsidiary;

(i) Investments the payment for which consists solely of Equity Interests of the Company;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(k) guarantees by the Company or any Subsidiary of Debt of the Company or a Subsidiary otherwise permitted by the covenant described hereunder “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Incurrence of Debt”; and

(l) any Investment in any Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing the Notes issued on the Issue Date and any Additional Notes incurred in compliance with the covenant described under “— Certain Covenants Applicable to the Company and its Subsidiaries — Limitation on Incurrence of Debt”;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(7) Liens in favor of the Company or any Subsidiary;

(8) deposits made in the ordinary course of business to secure liability to insurance carriers;

(9) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “— Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(11) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(12) Liens that are contractual rights of set-off(i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

(13) Liens existing on the Issue Date;

(14) Subleases and Non-Toys Leases existing on the Issue Date or entered into in accordance with the terms of the Indenture;

(15) Liens disclosed on any title insurance policy after the Issue Date provided to the Trustee or the Collateral Agent; and

(16) any matters that would be disclosed by an accurate survey of the subject property which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company or the subject property.

For purposes of this definition, the term “Debt” shall be deemed to include interest on such Debt.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.” “Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.” “Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Equity Offering” means a public or private equity offering of Capital Stock (other than Disqualified Stock and other than issuances to an Affiliate of the Company) of the Company or any direct or indirect parent company of the Company, of at least $50.0 million; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the second paragraph of “— Optional Redemption.”

“Rating Agency” means (1) each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group, Inc, in each case or any successor to such entities rating agency business and (2) if Moody’s or S&P ceases to rate any referent Person for reasons outside of the control of such Person, a “nationally recognized statistical rating organization” within the meaning of Rule 15c-3-1(c)(2)(vi)(F) under the Exchange Act selected by Parent or Delaware, as applicable, as a replacement agency.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the date of the Indenture, among the Company, the Guarantors and the Initial Purchasers.

“Replacement Property” means one or more parcels of real property that are suitable for retail sales (or associated manufacturing or distribution of products) and that are leased to Parent or one of its Subsidiaries pursuant to the Master Lease or other lease arrangements on similar terms as the Master Lease.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Equity Interests in the Company or on the Equity Interests in any Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Subsidiary of the Company (other than dividends, distributions or payments made solely in Capital Stock in the Company (other than Disqualified Stock));

(b) any payment made by the Company or any of its Subsidiaries to purchase, redeem, acquire or retire any Equity Interests in the Company (including the conversion into, or exchange for, Debt, of any Equity Interests) other than any such Equity Interests owned by the Company or any Subsidiary (other than a payment made solely in Capital Stock in the Company (other than Disqualified Stock));

(c) any Investment by the Company or a Subsidiary in any Person, other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Delaware that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Subsidiary (or Delaware or a Restricted Subsidiary, as applicable) and is thereafter leased back as a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP by the Company or a Subsidiary (or Delaware or a Restricted Subsidiary, as applicable).

“Security Documents” has the meaning set forth under “— Security”, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Note Documents” means the Indenture, Notes, the Note Guarantees and the Security Documents.

“Services Agreement” means the Domestic Services Agreement, dated as of January 29, 2006, between Delaware and certain Subsidiaries of Parent as in effect on the Issue Date and amended from time to time.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act as such Regulation is in effect on the Issue Date.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and each of their respective Affiliates.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Total Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Debt of such Person and its Restricted Subsidiaries as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of calculation less total unrestricted cash and Cash Equivalents as of such date, in each case determined on a consolidated basis in accordance with GAAP and as provided below to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation. For purposes of calculating the Total Leverage Ratio for any period, the amount of Debt of any Person represented by outstanding letters of credit shall be excluded from the amount of Debt except to the extent such letter of credit has been drawn and not reimbursed by such Person. In the event that Delaware or any of its Restricted Subsidiaries incurs or repays or redeems any Debt (other than Debt incurred or repaid under any revolving credit facilities) subsequent to the end of the period for which the Total Leverage Ratio is being calculated and on or prior to the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption or repayment of Debt as if the same had occurred on the last day of the applicable period. The Total Leverage Ratio shall be calculated in a manner consistent with the pro forma provision (to the extent applicable) of the definition of “Fixed Charge Coverage Ratio.” The amount of Debt under revolving credit facilities and unrestricted cash and Cash Equivalents, shall be based on the average of the month-end balances of such Debt and unrestricted cash and Cash Equivalents for the applicable period.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to December 1, 2013; provided, that if the period from such date of redemption to December 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to December 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means (i) any Subsidiary of Delaware that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Parent, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Parent may designate any Subsidiary of Delaware (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Debt of, or owns or holds any Lien on, any property of, Delaware or any Subsidiary of Delaware (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Delaware, (b) such designation complies with the covenant contained under the caption “— Covenants Applicable to Delaware — Limitation on Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of Delaware or any Restricted Subsidiary. The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and Delaware could incur $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “— Covenants Applicable to Delaware — Incurrence of Debt and Issuance of Preferred Stock.”

“Voting Interests” means, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered global form without interest coupons (the “Global Notes”) and will be deposited with the trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary.

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Notes for all purposes under the indenture governing the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the Notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security (defined below) for any reason, including to sell exchange notes to persons in states that require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the Notes.

Cross-market transfers between the DTC participants, on the one hand, and participants in the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers or interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated exchange notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an Event of Default with respect to the Notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the exchange notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of exchange notes (and an exchange of outstanding notes for exchange notes) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which the Company or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note (including an exchange of an outstanding note for an exchange note), each purchaser and subsequent transferee of an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the exchange notes (including exchanging outstanding notes for exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days after the exchange offer registration statement is declared effective by the SEC and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds managed by affiliates of KKR.

EXPERTS

The balance sheets of the Company as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, changes in member’s deficit and cash flows for each of the three fiscal years in the period ended January 30, 2010, included in this prospectus and the related financial statement schedule III included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adjustment to the consolidated financial statements to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented. Such financial statements and financial statement schedule have been included herein and elsewhere in the Registration Statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Toys “R” Us — Delaware, Inc. as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three fiscal years in the period ended January 30, 2010, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to i) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, ii) a change in accounting method for valuing the merchandise inventories for the domestic segment from the retail inventory method to the weighted average cost method, iii) the adoption of new guidance on the accounting for uncertainty in income taxes, and iv) the retrospective adjustment to the consolidated financial statements to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented. Such financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member of

Toys “R” Us Property Company II, LLC:

We have audited the accompanying balance sheets of Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC) (the “Company”) as of January 30, 2010 and January 31, 2009, and the related statements of operations, changes in member’s deficit and cash flows for each of the three fiscal years in the period ended January 30, 2010. Our audits also included the financial statement schedule listed in the table of contents. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2010 and January 31, 2009, and the results of its operations and its cash flows for each of the three years in the period ended January 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the financial statements have been retrospectively adjusted to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented.

/s/ Deloitte & Touche LLP

New York, New York
April 30, 2010

TOYS “R” US PROPERTY COMPANY II, LLC

BALANCE SHEETS

(In thousands)	January 30, 2010	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$13,741	$—
Net properties held for sale	978	978
Due from affiliates, net	258	3,035

Total current assets	14,977	4,013

Real Estate, Net:
Land	168,340	185,655
Buildings, net	176,287	298,338
Leasehold improvements, net	60,443	81,283

Total real estate, net	405,070	565,276
Restricted cash	—	20,139
Straight-line rent receivable from affiliates	30,720	28,375
Debt issuance costs, net	27,287	5,197

Total assets	$478,054	$623,000

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Real estate taxes payable	$—	$4,240
Accrued interest and other current liabilities	13,647	632
Deferred related party revenue	243	1,701

Total current liabilities	13,890	6,573

Deferred rent liabilities	9,981	9,513
Long-term debt	714,849	800,000
Member’s deficit	(260,666)	(193,086)

	$478,054	$623,000

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF OPERATIONS

(In thousands)	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Rental revenues:
Base rents	$79,587	$73,728	$74,208
Tenant reimbursements	12,968	12,827	12,841

Total revenues	92,555	86,555	87,049
Depreciation	13,890	13,933	12,685
Common area maintenance expenses	12,968	12,827	12,841
Rental expense	3,016	3,022	2,970
Other operating expenses, net	2,451	1,898	1,919

Total operating expenses	32,325	31,680	30,415

Operating earnings	60,230	54,875	56,634
Interest expense, net	27,704	28,987	46,226

Earnings from continuing operations	32,526	25,888	10,408
Earnings from discontinued operations	7,628	5,668	1,929

Net earnings	$40,154	$31,556	$12,337

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF CASH FLOWS

(In thousands)	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Cash Flows from Operating Activities:
Net earnings	$40,154	$31,556	$12,337
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	17,160	18,849	17,566
Amortization and write-off of debt issuance costs	5,632	3,378	2,041
Other non-cash charges	195	—	(300)
Changes in operating assets and liabilities:
Straight-line rent receivable from affiliates and other assets	(8,379)	(7,507)	(7,455)
Real estate taxes payable, accrued interest and other current liabilities	11,258	(1,142)	53
Deferred related party revenue	(1,458)	425	213
Due from affiliates, net	2,777	(790)	(5,085)

Net cash provided by operating activities	67,339	44,769	19,370

Cash Flows from Investing Activities:
Decrease (increase) in restricted cash	20,139	220	(1,985)
Sale of net assets to affiliate at carrying values	60,994	—	—
Purchase of net assets from affiliate at carrying values	(50,937)	—	—
Other investing activities	—	325	43

Net cash provided by (used in) investing activities	30,196	545	(1,942)

Cash Flows from Financing Activities:
Long term borrowings	714,654	—	—
Long term debt repayments	(800,000)	—	—
Capitalized debt issuance/extension costs	(19,283)	—	—
Amounts received in excess of carrying values of net assets sold	84,797	—	—
Amounts paid in excess of carrying values of net assets acquired	(69,106)	—	—
Capital contributions	53,252	—	—
Distributions	(48,108)	(45,314)	(17,463)

Net cash used in financing activities	(83,794)	(45,314)	(17,463)

Cash and Cash Equivalents:
Net increase (decrease) during period	13,741	—	(35)
Cash and cash equivalents at beginning of period	—	—	35

Cash and cash equivalents at end of period	$13,741	$—	$—

Supplemental Disclosure of Cash Flow Information:
Interest paid	$12,208	$32,634	$53,404
Non Cash Investing Information:
Distribution of carrying values of net assets to Parent	$(66,808)	$—	$—
Non Cash Financing Information:
Distribution in excess of net assets carrying value exchanged	$(68,753)	$—	$—
Non-cash contribution from TRU	$6,992	$—	$—

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(In thousands)	Member’s Deficit	Accumulated Other Comprehensive Loss	Total Member’s Deficit
Balance, February 3, 2007	$(174,202)	$(47)	$(174,249)
Net earnings for the period	12,337	—	12,337
Reclassification of unrealized losses on hedged transactions	—	47	47

Total comprehensive income			12,384
Distributions	(17,463)	—	(17,463)

Balance, February 2, 2008	$(179,328)	$—	$(179,328)
Net earnings for the period	31,556	—	31,556

Total comprehensive income			31,556
Distributions	(45,314)	—	(45,314)

Balance, January 31, 2009	$(193,086)	$—	$(193,086)
Net earnings for the period	40,154	—	40,154

Total comprehensive income			40,154
Capital contribution from TRU and Direct Parent	53,252	—	53,252
Amounts paid in excess of carrying values of net assets acquired	(69,106)	—	(69,106)
Amounts received in excess of carrying values of net assets sold	84,797	—	84,797
Distribution in excess of carrying value of net assets exchanged	(68,753)	—	(68,753)
Distribution of carrying values of net assets to Parent	(66,808)	—	(66,808)
Distributions	(48,108)	—	(48,108)
Non-cash contribution from TRU	6,992	—	6,992

Balance, January 30, 2010	$(260,666)	$—	$(260,666)

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), a Delaware limited liability company. TRU Propco II was formed on July 21, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are ultimately owned by TRU through our indirect parent, Toys “R” Us - Delaware, Inc. (“Toys-Delaware”), to whom we lease or sublease substantially all of our properties and from whom we derive substantially all of our revenues and cash flows.

As a result of the reorganization, the Company received, as contributions from Toys-Delaware and other affiliates, certain properties which we now lease to Toys-Delaware. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO was also formed on July 21, 2005 as a result of the reorganization referred to above and received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for fiscals 2008 and 2007 and the net assets transferred were recorded at their historical costs. Additionally, in connection with the Transaction, we transferred six properties to Toys-Delaware in exchange for a portion of the properties formerly owned by MPO (refer to Note 5 entitled “DISCONTINUED OPERATIONS” for further details). As a result of the Transaction, we now own or lease a total of 129 properties in the United States all of which we lease or sublease to Toys-Delaware.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the fiscal years ended below:

Fiscal Years	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Use of Estimates

The preparation of our Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Financial Statements.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

We consider our highly liquid investments with maturities of three months or less at acquisition to be cash equivalents.

Restricted Cash

Restricted cash represents collateral for certain property financings we entered into during fiscal 2005 and other cash that is restricted from withdrawal. This includes cash held in escrow accounts which is used for the disbursement of property taxes and variable operating expenses. As of January 30, 2010 and January 31, 2009, we and MPO had restricted cash of $0 and $20 million, respectively. In connection with the repayment of the Secured real estate loans by us and MPO, we are no longer required to hold restricted cash.

Real Estate, Net

We record depreciation using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable, which for Buildings is 50 years and for Buildings on Ground Leases is the lesser of the lease term or 50 years, and for Leasehold improvements is the lesser of the lease term or 25 years.

Impairment of Long-Lived Assets

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach. There were no impairment charges in fiscals 2009, 2008 and 2007.

Rental Revenues

Base rental revenues are recognized on a straight-line basis over the non-cancelable terms of the related leases. Differences between rental revenues recognized and amounts due per the respective lease agreements are recorded on our Balance Sheets as Straight-line rent receivable from affiliate. Tenant reimbursements for taxes, insurance, and other operating expenses are billed and recognized as revenues in the period the applicable costs are incurred.

Debt Issuance Costs

We defer debt issuance costs and amortize such costs into Interest expense over the term of the related debt facility. Debt issuance costs amortized to Interest expense were approximately $6 million, $3 million and $2 million for fiscals 2009, 2008 and 2007, respectively. Unamortized amounts at January 30, 2010 and January 31, 2009 were approximately $27 million and $5 million, respectively. Amortized amounts for fiscal 2009 include the write off of deferred financing costs of approximately $3 million related to the repayment of the Secured real estate loans.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Balance Sheets in the total amount of $10 million at January 30, 2010 and January 31, 2009, respectively. Landlord incentives and abatements received are included in Deferred rent liabilities and amortized over the term of the lease.

Leases for Lessee only

We lease land used in our operations. We account for our leases under the provisions of ASC Topic 840, formerly SFAS No. 13, “Accounting for Leases”, and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 3 entitled “LEASES” for further details.

Financial Instruments

We enter into derivative financial arrangements such as interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and record the fair values of these instruments within our Balance Sheets as other assets and liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments which do not qualify for hedge accounting to Interest expense in our Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive loss and subsequently recorded in the Statements of Operations at the time the hedged item affects earnings.

•	For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in the Statements of Operations in Interest expense.

During fiscals 2009 and 2008, we did not have any designated fair value hedges. Refer to Note 7 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Fair Value Measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities and financial assets and liabilities,

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NOTES TO FINANCIAL STATEMENTS—(Continued)

respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. The adoption of ASC 820 did not have an impact on our Financial Statements.

Income Taxes

We are treated as a disregarded entity for income tax purposes and, accordingly, our taxable income or loss is reported in the income tax returns of TRU or Toys - Delaware. No tax provision is recognized in the accompanying Financial Statements.

NOTE 2 — REAL ESTATE, NET

(In thousands)	January 30, 2010	January 31, 2009

Land	$168,340	$185,655
Buildings	273,059	417,174
Capital improvements	134,268	161,945

	575,667	764,774
Less: accumulated depreciation	(170,597)	(199,498)

Total	$405,070	$565,276

During fiscal 2007, we granted a permanent easement on a portion of land for proceeds of $325,000 and recorded a gain of $325,000 which is included in Other operating expenses, net. The proceeds were received from Toys-Delaware in fiscal 2008.

Net Properties Held for Sale

The following assets are classified as held for sale:

(In thousands)	January 30, 2010	January 31, 2009
Land	$332	$332
Buildings	841	841
Leasehold improvements	489	489

	1,662	1,662
Less: accumulated depreciation and amortization	(684)	(684)

Total	$978	$978

Assets held for sale represent assets owned by us that our management has committed to sell in the near term. We have identified a potential buyer for these assets as of both January 30, 2010 and January 31, 2009.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 3 — LEASES

As lessor

Our operations consist of leasing or subleasing properties to our affiliate, Toys-Delaware under a master lease agreement.

Prior to November 20, 2009, we and MPO leased our retail properties under non-cancelable master operating leases (the “Master Lease Agreement”) with Toys-Delaware, of which the underlying leases expired through fiscal 2020. In addition to base rents, our related party leases typically provided for tenant reimbursements of specific property operating expenses and real estate taxes.

In connection with the offering of the senior secured 8.50% notes due 2017 (the “Secured Notes”) on November 20, 2009 described in Note 6 entitled, “LONG-TERM DEBT”, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”) with Toys-Delaware under which Toys-Delaware continues to lease properties from us, including properties, which were formerly owned by MPO and which now are held by TRU Propco II. Among other changes from the Master Lease Agreement, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. Effective December 1, 2009, net base cash rents under the TRU Propco II Master Lease increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require Toys-Delaware to pay real estate taxes and certain other amounts based upon percentage of sales.

Future base rents to be received by us under TRU Propco II Master Lease as of January 30, 2010 are as follows:

(In thousands)	Future Related Party Base Rents
2010	$93,056
2011	93,083
2012	91,954
2013	90,096
2014	89,731
2015 and subsequent	1,580,001

Total	$2,037,921

Leased retail properties consist of locations which are owned outright by us (“Owned Locations”) and locations which have buildings that are owned by us and land which is controlled through a ground lease with an unrelated third party (“Ground Lease Locations”). For Owned Locations, the TRU Propco II Master Lease Agreement contains predetermined fixed escalations of the minimum rentals on February 1, 2015, February 1, 2020 and February 1, 2025. For Ground Lease Locations, the base rents consist of a net lease payment plus the rent on the underlying ground lease. The predetermined fixed escalations are applied separately. The net lease payments have predetermined fixed escalations on February 1, 2015, February 1, 2020 and February 1, 2025 as agreed to in the TRU Propco II Master Lease. The escalation for the underlying ground leases occurs as provided in the respective lease agreements. For Ground Lease Locations, Toys-Delaware has a unilateral right to have us exercise the renewal option prior to the time the initial underlying lease term expires, so long as the renewed option is exercised prior to expiration of the TRU Propco II Master Lease. Current deferred related party revenue was less than $1 million and approximately $2 million at January 30, 2010 and January 31, 2009, respectively.

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NOTES TO FINANCIAL STATEMENTS—(Continued)

The TRU Propco II Master Lease includes early termination options, which can be exercised by Toys-Delaware under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

As lessee

Our minimum rental commitments under non-cancelable operating leases to unaffiliated third parties having a term of more than one year as of January 30, 2010 are as follows:

(In thousands)	Future Minimum Rentals
2010	$2,553
2011	2,580
2012	2,241
2013	1,509
2014	1,362
2015 and subsequent	4,287

Total	$14,532

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as Deferred rent liabilities. Deferred rent liabilities are recorded in our Balance Sheets in the total amount of $10 million at January 30, 2010 and January 31, 2009.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised by us under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

NOTE 4 — COMMITMENTS AND CONTINGENCIES

We, along with TRU, are subject to various claims and contingencies related to lawsuits and real estate taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 3 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

TRU self-insures a substantial portion of our property insurance risks, in addition to third party insurance coverage. Accordingly, TRU bills Toys-Delaware, which leases our retail properties and is responsible for insuring our property. As such, any property losses incurred by us would be reimbursed by Toys-Delaware.

NOTE 5 — DISCONTINUED OPERATIONS

On November 20, 2009, we transferred six properties, including four distribution centers to Toys-Delaware (the “Transferred Properties”) and received in exchange a portion of the properties formerly owned by MPO. The carrying amount of the net assets transferred was approximately $149 million. We have reported the operating results for the Transferred Properties as Earnings from discontinued operations in our Statements of Operations for all periods presented.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following is a summary of the assets and liabilities of the discontinued operations as of the disposal date:

(In thousands)	November 20, 2009
Land	$17,205
Buildings	143,832
Leasehold improvements	27,682

188,719
Less: accumulated depreciation and amortization	(45,887)

Subtotal	142,832
Straight-line rent receivables	6,502

Total assets	$149,334

Deferred third party rent liabilities	$—

Net assets transferred	$149,334

The operating results of discontinued operations through November 20, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Statement of Operations for all fiscal periods presented. These amounts have been summarized for fiscal years presented below:

	Fiscal Years Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008
Total revenues	$16,057	$19,868	$19,530

Earnings from discontinued operations	$7,628	$5,668	$1,929

NOTE 6 — LONG-TERM DEBT

Senior Secured Notes due 2017 ($715 million at January 30, 2010)

On November 20, 2009, TRU Propco II completed the offering of Secured Notes. The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and a $6 million capital contribution from Giraffe Junior Holdings, LLC (“Direct Parent”) were used to repay the outstanding loan balance under the Secured real estate loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and pay or accrue fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by TRU to the Sponsors pursuant to the terms of the advisory agreement (refer to Note 10 entitled “RELATED PARTY TRANSACTIONS” for further details). Fees incurred in connection with the sale of the Secured Notes were deferred and expensed over the life of the Secured Notes. As a result of the repayment of the Secured real estate loans, we expensed approximately $3 million of deferred financing costs.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to Toys-Delaware for $146 million (the “MPO Sales Transaction”) and TRU caused MPO to contribute, on its behalf, the remaining properties of MPO to Toys-Delaware. TRU Propco II transferred six properties to Toys-Delaware, including four distribution centers, and received in exchange a portion of the properties formerly

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NOTES TO FINANCIAL STATEMENTS—(Continued)

owned by MPO. Refer to Note 5 entitled “DISCONTINUED OPERATIONS” for further details. Additionally, concurrently with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from TRU and the release of $7 million in cash from restrictions.

Additionally, concurrent with the sale of the Secured Notes, we entered into the TRU Propco II Master Lease with Toys-Delaware under which Toys-Delaware will continue to lease properties, which were formerly owned by MPO and which are now held by us and continue to lease other properties used in their operations already held by us. See Note 3 entitled “LEASES” for further details.

The Secured Notes are solely our obligation and are not guaranteed by TRU or Toys-Delaware. The Secured Notes are secured by the first priority security interests in all of our existing and future real estate properties and our interest in the master lease agreement between us as landlord and Toys-Delaware as tenant under the TRU Propco II Master Lease.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The indenture governing the Secured Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, we may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. We may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.50% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to TRU, Toys-Delaware or us, we will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Secured Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes would increase by 0.25%. The annual interest rate on the Secured Notes would increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

Secured real estate loans, due August 9, 2010 ($0 million at January 30, 2010)

On July 21, 2005, we and MPO entered into securitized loan facilities totaling $800 million carrying annual weighted average interest rates of LIBOR plus 1.30% (“Secured Real Estate Loans”). Each of these loan agreements had a two-year term and provided for three one-year extensions at the election of the borrowers. The

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NOTES TO FINANCIAL STATEMENTS—(Continued)

Secured Real Estate Loans were secured by certain owned properties. The loan agreements contained covenants, including, among other things, covenants that restricted MPO’s and our ability to incur additional indebtedness, to create or permit liens on assets or to engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents, and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restricted certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances. The debt was subject to mandatory prepayment as specified in the agreements. On November 20, 2009, all of the outstanding borrowings, plus accrued and unpaid interest, under the Secured Real Estate Loans were repaid in connection with the offering of the Secured Notes described above.

As of January 30, 2010 and January 31, 2009, the carrying value of our debt was $715 million and $800 million, respectively, with fair values of approximately $747 million and $424 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

NOTE 7 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC 815, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The changes in fair value of derivatives are recorded in the Statements of Operations in Interest expense, net, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense, net. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. Under the terms of the Secured Real Estate Loans, we and our intermediate owners were required under the loan agreements to maintain a 7% interest rate cap on the entire outstanding principal balance of the loans through the effective maturity date. These interest rate caps do not qualify for hedge accounting under ASC 815.

On July 9, 2008, we extended the interest rate caps through the end of the second maturity extension as required under the terms of the loan agreement.

On May 11, 2009, we extended the interest rate caps through the end of the third maturity date extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. As of January 30, 2010, the caps had a nominal value and will expire on August 15, 2010.

In fiscal 2007, we reclassified nominal losses to Interest expense from Accumulated other comprehensive loss. The reclassification was related to the allocated time value of the premiums on the options of our interest rate cap. During fiscal 2009, 2008 and 2007 we recorded nominal losses to Interest expense, net related to the fair value changes in our interest rate cap, as it no longer qualifies for hedge accounting under ASC 815.

NOTE 8 — MEMBER’S DEFICIT

We evaluate our cash balances on an ongoing basis and periodically distribute cash to our parent companies. During fiscal 2009, we made cash distributions of $31 million and $5 million in dividends and return of capital, respectively. During fiscal 2008, we made cash distributions of $26 million and $9 million in dividends and return of capital, respectively. During fiscal 2007, we made cash distributions of $10 million and $4 million in dividends and return of capital, respectively.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

During fiscal 2009, MPO made cash distributions of $9 million and $3 million in dividends and return of capital, respectively. During fiscal 2008, MPO made cash distributions of $6 million and $4 million in dividends and return of capital, respectively. During fiscal 2007, MPO made cash distributions of $2 million and $1 million in dividends and return of capital, respectively.

Additionally during fiscal 2009, we entered into the following transactions in connection with the offering of the Secured Notes and the Transaction which impacted the Statement of Changes in Member’s Deficit:

•

MPO and us received capital contributions approximating $47 million and $6 million, respectively, which were recorded as Capital contributions from TRU and Direct Parent, respectively and we received $7 million of non-cash contribution from TRU, which were recorded as Non-cash contribution from TRU, representing the fees paid to Sponsors on our behalf;

•

We purchased certain properties from Toys-Delaware, formerly owned by MPO for $120 million, which had a net carrying value of approximately $51 million. As this purchase occurred between entities under common control, the difference between the cash paid and the net assets transferred amounted to approximately $69 million and was recorded as Amounts paid in excess of carrying values of net assets acquired;

•

MPO sold certain properties to Toys-Delaware for $146 million, which had a net carrying value of approximately $61 million. As this sale occurred between entities under common control, the difference between the cash received and the net assets transferred amounted to approximately $85 million and was included in Amounts received in excess of carrying values of net assets sold;

•

Toys-Delaware transferred to us a portion of the properties formerly owned by MPO, and Toys-Delaware received in exchange certain properties owned by us. The net effect of the exchange resulted in a non-cash adjustment to Member’s Deficit of approximately $69 million and was recorded as a Distribution in excess of carrying value of net assets exchanged; and

•	MPO contributed properties to Toys-Delaware with the net book values approximating $67 million. This non-cash transaction was recorded as a Distribution of carrying values of net assets to Parent.

NOTE 9 — ACCUMULATED OTHER COMPREHENSIVE LOSS

As of January 30, 2010 and January 31, 2009, there was no Accumulated other comprehensive loss. During fiscal 2007, the balance of unrealized loss on hedged transactions of $47,000 was reclassified from Accumulated other comprehensive loss to Interest expense, net as our interest rate cap was de-designated as it no longer qualified for hedge accounting under ASC 815. As of February 3, 2007, there was a nominal amount of Accumulated other comprehensive loss.

NOTE 10 — RELATED PARTY TRANSACTIONS

Rental Revenues

Our rental revenue reflected in these Financial Statements was derived from leasing arrangements we have entered into with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes, common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During fiscals 2009, 2008 and 2007, we earned $92 million, $90 million and $90 million of related party Base rent revenues, respectively. In addition, during fiscals 2009, 2008 and 2007, we recorded tenant reimbursements of $16 million, $17 million and $16 million under our leasing arrangements with Toys-Delaware, respectively. The master lease agreements were amended and restated as the TRU Propco II Master Lease, as described in Note 3 entitled “LEASES”.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. The amount charged to us for these services in fiscals 2009, 2008 and 2007 was approximately $2 million per year and are recorded in Other operating expenses, net in our Statements of Operations.

Transactions with the Sponsors

In connection with the offering of the Notes issued on November 20, 2009, TRU paid $7 million in advisory fees to the Sponsors on our behalf. Affiliates of Kohlberg Kravis Roberts & Co. L.P. acquired $28 million of these Secured Notes. See Note 6 entitled “LONG-TERM DEBT” for further details.

Transactions with Toys – Delaware

We purchased certain properties from Toys-Delaware, formerly owned by MPO for $120 million, which had a net carrying value of approximately $51 million. As this purchase occurred between entities under common control, the difference between the cash paid and the net assets transferred amounted to approximately $69 million and was recorded as Amounts paid in excess of carrying values of net assets acquired.

MPO sold certain properties to Toys-Delaware for $146 million, which had a net carrying value of approximately $61 million. As this sale occurred between entities under common control, the difference between the cash received and the net assets transferred amounted to approximately $85 million and was included in Amounts received in excess of carrying values of net assets sold.

Toys-Delaware transferred to us a portion of the properties formerly owned by MPO, and Toys-Delaware received in exchange certain properties owned by us. The net effect of the exchange resulted in a non-cash adjustment to Member’s Deficit of approximately $69 million and was recorded as a Distribution in excess of carrying value of net assets exchanged.

MPO contributed properties to Toys-Delaware with the net book values approximating $67 million. This non-cash transaction was recorded as a Distribution of carrying values of net assets to Parent.

Capital contribution by TRU and Direct Parent

In fiscal 2009, MPO and us received capital contributions approximating $47 million and $6 million, respectively, which were recorded as Capital contributions from TRU and Direct Parent, respectively.

NOTE 11 — DUE FROM AFFILIATES, NET

As of January 30, 2010 and January 31, 2009, Due from affiliates, net of approximately $0.3 million and $3 million, respectively, represents balances owed to us by Toys-Delaware primarily related to real estate taxes and a fixed asset transaction.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 12 — RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands )	July 31, 2010	January 30, 2010
ASSETS
Current Assets:
Cash	$10,464	$13,741
Net properties held for sale	—	978
Due from affiliates, net	442	258

Total current assets	10,906	14,977

Real Estate, Net:
Land	169,937	168,340
Buildings, net	174,655	176,287
Leasehold improvements, net	56,151	60,443

Total real estate, net	400,743	405,070

Straight-line rent receivable from affiliates	37,933	30,720
Debt issuance costs, net	25,803	27,287

	$475,385	$478,054

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Accrued interest and other current liabilities	$10,308	$13,647
Deferred related party revenue	—	243

Total current liabilities	10,308	13,890

Deferred rent liabilities	12,908	9,981
Long-term debt	715,339	714,849
Member’s deficit	(263,170)	(260,666)

	$475,385	$478,054

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In thousands )	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Rental revenues:
Base rents	$27,198	$18,431	$53,760	$36,862
Tenant reimbursements	3,214	3,353	6,546	6,639

Total revenues	30,412	21,784	60,306	43,501

Depreciation	3,027	3,149	6,089	6,308
Common area maintenance expenses	3,214	3,353	6,546	6,639
Rental expense	1,295	755	2,056	1,510
Other operating expenses, net	416	577	835	1,155

Total operating expenses	7,952	7,834	15,526	15,612

Operating earnings	22,460	13,950	44,780	27,889
Interest expense, net	16,460	3,701	33,014	7,509

Earnings from continuing operations	6,000	10,249	11,766	20,380
Earnings from discontinued operations	—	2,384	—	4,722

Net earnings	$6,000	$12,633	$11,766	$25,102

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In thousands )	July 31, 2010	August 1, 2009
Cash Flows from Operating Activities:
Net earnings	$11,766	$25,102
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,089	8,347
Amortization of debt issuance costs	1,746	1,689
Amortization of original issue discount	490	—
Changes in operating assets and liabilities:
Straight-line rent assets and deferred rent liabilities	(6,452)	(3,756)
Accrued interest and other current liabilities	(3,478)	1,838
Deferred related party revenue	(243)	(212)
Due from affiliates, net	(184)	925

Net cash provided by operating activities	9,734	33,933

Cash Flows from Investing Activities:
Increase in restricted cash	—	(1,818)

Net cash used in investing activities	—	(1,818)

Cash Flows from Financing Activities:
Capital contributions	1,238	—
Capitalized debt issuance/extension costs	(123)	—
Distributions	(14,126)	(32,115)

Net cash used in financing activities	(13,011)	(32,115)

Cash:
Net decrease during period	(3,277)	—
Cash at beginning of period	13,741	—

Cash at end of period	$10,464	$—

Supplemental Disclosure of Cash Flow Information:
Interest paid	$32,696	$6,896

Non-Cash Financing Information:
Adjustment to the carrying value of net assets previously acquired	$(2,166)	$—
Contribution of properties, net	$784	$—

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Unaudited)

(In thousands)	Member’s Deficit

Balance, January 31, 2009	$(193,086)
Net earnings for the period	25,102

Total comprehensive income	25,102
Distributions	(32,115)

Balance, August 1, 2009	$(200,099)

Balance, January 30, 2010	$(260,666)
Net earnings for the period	11,766

Total comprehensive income	11,766
Capital contributions	1,238
Contribution of properties, net	784
Adjustment to the carrying value of net assets previously acquired	(2,166)
Distributions	(14,126)

Balance, July 31, 2010	$(263,170)

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), except as expressly indicated or unless the context otherwise requires. TRU Propco II was formed on July 21, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are ultimately owned by TRU through our indirect parent, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), to whom we lease or sublease substantially all of our properties and from whom we derive substantially all of our revenues and cash flows.

As a result of the reorganization, the Company received, as contributions from Toys-Delaware and other affiliates, certain properties which we now lease to Toys-Delaware. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO was also formed on July 21, 2005 as a result of the reorganization referred to above and received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs. Additionally, in connection with the Transaction, we transferred six properties to Toys-Delaware in exchange for a portion of the properties formerly owned by MPO (refer to Note 3 entitled “Discontinued operations” for further details). As a result of the Transaction, we now own or lease a total of 129 properties in the United States all of which we lease or sublease to Toys-Delaware.

The Condensed Balance Sheets as of July 31, 2010 and January 30, 2010, the Condensed Statements of Operations, the Condensed Statements of Cash Flows and the Condensed Statements of Changes in Member’s Deficit for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the financial statements and footnotes thereto included within our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, as well as the registration statement under the Securities Act of 1933 which was filed on August 4, 2010. The results of operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 are not necessarily indicative of operating results of the full year.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Prior Period Correction

In the second quarter of fiscal 2010, we recorded an approximate $3 million adjustment to increase Deferred rent liabilities on our Condensed Balance Sheet to correct a cumulative prior period straight-line lease accounting error. A portion of this correction related to the understatement of straight-line lease expense that occurred prior to the fiscal 2005 reorganization transactions when the related assets were sold to us from affiliates. As a result, the carrying value of the net assets sold to us during these transactions was overstated by approximately $2 million and was recorded as an increase in Member’s Deficit. The remaining portion of the correction of approximately $1 million increased Rental expense on the Condensed Statement of Operations. In addition, in connection with our master lease agreements, a corresponding correcting adjustment was recorded of approximately $1 million to increase Base rents on the Condensed Statement of Operations and Straight-line rent receivable from affiliates on the Condensed Balance Sheet for the period subsequent to the fiscal 2005 reorganization. Management concluded that this correction did not have a material impact on the current or any previously reported financial statements.

Subsequent Events

We have performed an evaluation of subsequent events through September 14, 2010, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Real estate, net

(In thousands)	July 31, 2010	January 30, 2010

Land	$169,937	$168,340
Buildings	273,285	273,059
Capital improvements	132,173	134,268

	575,395	575,667
Less: accumulated depreciation	(174,652)	(170,597)

Total	$400,743	$405,070

Net properties held for sale

The following asset was classified as held for sale:

(In thousands)	January 30, 2010

Land	$332
Buildings	841
Leasehold improvements	489

1,662
Less: accumulated depreciation	(684)

Total	$978

The above classified as Net properties held for sale on the Condensed Balance Sheet as of January 30, 2010 has been recorded as a distribution to our indirect parent, Toys-Delaware in exchange for a contribution of properties. These transactions resulted in a Contribution of properties, net of approximately $1 million which has been recorded in our Condensed Statement of Changes in Member’s Deficit as of July 31, 2010.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

3. Discontinued operations

On November 20, 2009, we transferred six properties, including four distribution centers to Toys-Delaware (the “Transferred Properties”) and received in exchange a portion of the properties formerly owned by MPO. The carrying amount of the net assets transferred out was approximately $149 million. We have reported the operating results for the Transferred Properties as Earnings from discontinued operations in our Condensed Statements of Operations for the thirteen and twenty-six weeks ended August 1, 2009.

The operating results of discontinued operations through November 20, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Condensed Statement of Operations for the thirteen and twenty-six weeks ended August 1, 2009. These amounts have been summarized for fiscal periods presented below:

Thirteen weeks ended August 1, 2009:

(In thousands)
Total revenues	$4,930

Earnings from discontinued operations	$2,384

Twenty-six weeks ended August 1, 2009:

(In thousands )
Total revenues	$9,860

Earnings from discontinued operations	$4,722

4. Long-term debt

On November 20, 2009, we completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The indenture governing the Secured Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments.

On August 4, 2010, pursuant to a registration rights agreement that we entered into in connection with the offering of the Secured Notes, we filed a registration statement under the Securities Act of 1933 for an exchange offer for the Secured Notes. As of the date of this filing, this registration statement had not been declared effective.

Refer to the annual financial statements included within our registration statement filed on August 4, 2010 for further details on indebtedness.

As of each of July 31, 2010 and January 30, 2010, the carrying value of our debt was $715 million, with fair values of approximately $761 million and $747 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

5. Member’s deficit

Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of TRU, is the direct owner of 100% of the limited liability company interest in us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to our parent companies. During the twenty-six weeks ended July 31, 2010, we made cash distributions of $12 million and $2 million in dividends and return of capital, respectively. During the twenty-six weeks ended August 1, 2009, we made cash distributions of $25 million and $7 million in dividends and return of capital, respectively.

During the twenty-six weeks ended August 31, 2009, MPO made cash distributions of $6 million and $2 million in dividends and return of capital, respectively.

During the twenty-six weeks ended July 31, 2010, we received a capital contribution of approximately $1 million from Giraffe Junior Holdings, LLC.

As described in Note 1 entitled “Basis of presentation,” we have recorded an approximate $2 million Adjustment to the carrying value of net assets previously acquired on the Condensed Statement of Changes in Member’s Deficit to correct the initial carrying value of net assets contributed to us as part of the fiscal 2005 reorganization transactions. Management concluded that this correction did not have a material impact on the current or any previously reported financial statements.

Additionally, during the twenty-six weeks ended July 31, 2010, we received a contribution of properties of approximately $0.8 million from our indirect parent, Toys-Delaware. Refer to Note 2 entitled “Real estate, net” for further details.

6. Related party transactions

Rental Revenues

Our rental revenue reflected in these Condensed Financial Statements was derived from leasing arrangements we have entered into with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended July 31, 2010 and August 1, 2009, we earned related party Base rent revenues of approximately $27 million and $22 million, respectively. During the twenty-six weeks ended July 31, 2010 and August 1, 2009, we earned related party Base rent revenues of approximately $54 million and $45 million, respectively. In addition, under our leasing arrangements with Toys-Delaware, during the thirteen weeks ended July 31, 2010 and August 1, 2009, we recorded Tenant reimbursements of approximately $3 million and $4 million, respectively, and during the twenty-six weeks ended July 31, 2010 and August 1, 2009, we recorded Tenant reimbursements of approximately $7 million and $9 million, respectively.

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. During each of the thirteen week periods ended July 31, 2010 and August 1, 2009, the amount charged to us for these services was less than $1 million. During each of the twenty-six week periods ended July 31, 2010 and August 1, 2009, the amount charged to us for these services was approximately $1 million.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Additionally, during the twenty-six weeks ended July 31, 2010, we received a contribution of properties of approximately $0.8 million from our indirect parent, Toys-Delaware. Refer to Note 2 entitled “Real estate, net” for further details.

7. Due from affiliates, net

As of July 31, 2010 and January 30, 2010, Due from affiliates, net of less than $1 million, respectively, primarily represents base rents owed to us by Toys-Delaware.

8. Recent accounting pronouncements

In March 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. The adoption of ASU 2010-11 is not expected to have a material impact on the Condensed Financial Statements.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

Toys “R” Us – Delaware, Inc.

We have audited the accompanying consolidated balance sheets of Toys “R” Us – Delaware Inc. and subsidiaries (the “Company”) as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements: i) in the fourth quarter of the fiscal year ended January 31, 2009 the Company recognized a change in accounting estimate effected by a change in accounting principle related to gift card breakage and ii) effective February 3, 2008, the Company changed its accounting method for valuing the merchandise inventories for its domestic segment from the retail inventory method to the weighted average cost method.

As discussed in Note 1 to the consolidated financial statements, effective February 4, 2007, the Company adopted new guidance on the accounting for uncertainty in income taxes.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented.

/s/ Deloitte & Touche

New York, New York

April 30, 2010

Toys “R” Us — Delaware, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions)	January 30, 2010	January 31, 2009
		(As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$344	$256
Accounts and other receivables	82	94
Merchandise inventories	1,276	1,266
Current deferred tax assets	47	61
Prepaid expenses and other current assets	57	72

Total current assets	1,806	1,749
Property and equipment, net	2,033	2,043
Goodwill, net	361	359
Deferred tax assets	23	53
Due from affiliates, net	290	255
Restricted cash	—	20
Other assets	127	63

	$4,640	$4,542

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$906	$791
Short-term borrowing from Parent	—	31
Accrued expenses and other current liabilities	451	424
Income taxes payable	81	71
Current portion of long-term debt	14	14

Total current liabilities	1,452	1,331
Long-term debt	1,838	1,864
Note payable to Parent	7	—
Deferred tax liabilities	275	400
Deferred rent liabilities	227	199
Other non-current liabilities	115	72
Stockholder’s Equity:
Common stock	—	—
Additional paid-in capital	4,356	4,539
Accumulated deficit	(3,613)	(3,816)
Accumulated other comprehensive loss	(17)	(47)

Total stockholder’s equity	726	676

	$4,640	$4,542

See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
		(As adjusted)	(As adjusted)
Net sales	$9,017	$9,155	$9,102
Other revenues(1)	153	178	178

Total revenues	9,170	9,333	9,280
Cost of sales	5,901	6,040	5,988
Cost of other revenues(1)	11	34	26

Gross margin	3,258	3,259	3,266

Selling, general and administrative expenses(1)	2,641	2,714	2,709
Depreciation and amortization	227	232	233
Other income, net	(55)	(108)	(72)

Total operating expenses	2,813	2,838	2,870

Operating earnings	445	421	396
Interest expense(1)	(156)	(171)	(241)
Interest income(1)	28	38	65

Earnings before income taxes	317	288	220
Income tax expense	114	107	59

Net earnings	$203	$181	$161

(1)	Includes the following income (expenses) resulting from transactions with related parties (See Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details):

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Other revenues	$94	$116	$119
Cost of other revenues	(5)	(26)	(24)
Selling, general and administrative expenses	(296)	(303)	(292)
Interest expense	(16)	(23)	(38)
Interest income	28	36	54

See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
		(As adjusted)	(As adjusted)
Cash Flows from Operating Activities:
Net earnings	$203	$181	$161
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	227	232	233
Amortization and write-off of debt issuance costs	32	22	22
Net gains on sales of properties	(6)	—	(29)
Deferred income taxes	11	71	(94)
Non-cash portion of restructuring, other charges and impairments	19	24	12
Other	3	5	14
Changes in operating assets and liabilities:
Accounts and other receivables	12	3	—
Merchandise inventories	10	58	(195)
Prepaid expenses and other operating assets	10	(27)	(6)
Accounts payable, accrued expenses and other liabilities	181	(219)	144
Due from affiliates, net	(31)	(33)	(3)
Income taxes payable	9	(40)	106
Other assets and liabilities	10	23	6

Net cash provided by operating activities	690	300	371

Cash Flows from Investing Activities:
Capital expenditures	(148)	(314)	(251)
Purchase of assets from affiliates at carrying value	(56)	—	—
Sale (purchase) of short-term investments	—	101	(101)
Decrease (increase) in restricted cash	20	—	(2)
Proceeds from sale of fixed assets	19	1	51
Acquisitions	(14)	—	—
Advances to Parent	(150)	(18)	(124)
Loans to affiliates	—	(37)	—
Repayment of loans by affiliates	—	36	—

Net cash used in investing activities	(329)	(231)	(427)

Cash Flows from Financing Activities:
Long-term debt borrowings	2,155	869	772
Long-term debt repayments	(2,189)	(871)	(860)
Long-term borrowing from Parent	10	—	—
Short-term borrowing from Parent	429	31	—
Repayment of note payable to Parent	—	(67)	—
Repayment of short-term borrowing to Parent	(465)	—	—
Dividend paid to Parent	(123)	(29)	(3)
Amounts paid to affiliate in excess of carrying value of assets acquired	(68)	—	—
Cash contribution from Parent	47	—	—
Capitalized debt issuance costs	(70)	—	—

Net cash used in financing activities	(274)	(67)	(91)

Effect of exchange rate changes on cash and cash equivalents	1	(2)	2

Cash and cash equivalents:
Net increase (decrease) during period	88	—	(145)
Cash and cash equivalents at beginning of period	256	256	401

Cash and cash equivalents at end of period	$344	$256	$256

Supplemental disclosures of cash flow information
Income taxes paid, net of refunds	$41	$96	$39
Interest paid	$88	$136	$170
Non-cash financing activities
Dividend of related-party note receivable to Parent	$146	$—	$—
Non-cash contributions from Parent	$7	$—	$—
Non-cash distribution	$—	$—	$(1)

See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(In millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
Balance, February 3, 2007 (As adjusted)	$—	$4,507	$(30)	$(4,159)	$318
Net earnings for the period	—	—	—	161	161
Foreign currency translation adjustments, net of tax	—	—	46	—	46
Unrealized loss on hedged transactions, net of tax	—	—	(4)	—	(4)

Total comprehensive income					203
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2)	(2)
Cumulative effect of adoption of FIN 48, net of tax	—	—	—	2	2
Stock compensation expense	—	3	—	—	3
Dividend paid to Parent	—	(3)	—	—	(3)
Non-cash distribution	—	(1)	—	—	(1)
Contribution arising from tax allocation arrangement	—	47	—	—	47

Balance, February 2, 2008 (As adjusted)	$—	$4,553	$12	$(3,998)	$567

Net earnings for the period	—	—	—	181	181
Foreign currency translation adjustments, net of tax	—	—	(65)	—	(65)
Unrealized loss and reclassifications on hedged transactions, net of tax	—	—	6	—	6

Total comprehensive income					122
Cumulative effect of change in accounting principle, net of tax	—	—	—	1	1
Stock compensation expense	—	3	—	—	3
Dividend paid to Parent	—	(29)	—	—	(29)
Contribution arising from tax allocation arrangement	—	12	—	—	12

Balance, January 31, 2009 (As adjusted)	$—	$4,539	$(47)	$(3,816)	$676

Net earnings for the period	—	—	—	203	203
Foreign currency translation adjustments, net of tax	—	—	29	—	29
Unrealized loss and reclassifications on hedged transactions, net of tax	—	—	1	—	1

Total comprehensive income					233
Stock compensation expense	—	3	—	—	3
Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction	—	66	—	—	66
Dividend paid to Parent	—	(123)	—	—	(123)
Non-cash distributions to Parent	—	(146)	—	—	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	—	(49)	—	—	(49)
Cash contribution from Parent	—	47	—	—	47
Contribution arising from tax allocation arrangement	—	12	—	—	12
Non-cash contributions from Parent		7	—	—	7

Balance, January 30, 2010	$—	$4,356	$(17)	$(3,613)	$726

See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are a specialty retailer of toys and juvenile products, and the only specialty toy and juvenile products retailer that operates on a national scale in the United States. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. As of January 30, 2010, we operated 918 stores in the United States, Canada and Puerto Rico.

On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC (“Bain”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”), and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”), along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm that is independent from and unaffiliated with the Sponsors and management.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of the reorganization referred to above and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for fiscals 2008 and 2007 and the net assets transferred were recorded at their historical costs.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Financial Accounting Standards Board Accounting Standards Codification

The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC, in addition to the other legacy standards. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Variable Interest Entities

Financial Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“VIEs”), which has been incorporated into the Codification under ASC Topic 810, requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this topic, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.

We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE. Based on our analysis, no VIEs were identified that required consolidation.

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Corrections and Reclassifications of Previously Issued Financial Statements

We have restated our Consolidated Balance Sheet to reclassify $24 million from Deferred tax liabilities to Income taxes payable at January 31, 2009. These corrections were made to properly reflect the timing of certain tax liabilities associated with deferred related party rent payments and had no effect on our previously reported Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholder’s Equity.

In fiscal 2009, we reclassified $29 million of Net gains on sales of properties related to fiscal year 2007 into Other income, net on our Consolidated Statement of Operations. This change had no effect on our previously reported Net earnings of our Consolidated Statement of Operations.

We have reclassified $64 million from Accrued expenses and other current liabilities to Accounts payable on our Consolidated Balance Sheet at January 31, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholder’s Equity.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to Accounts payable.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 30, 2010 and January 31, 2009, we had restricted cash of $0 and $20 million, respectively, of which $5 million related to MPO as of January 31, 2009. Such restricted cash primarily served as collateral for certain property financings we entered into during fiscal 2005. The decrease in restricted cash compared to fiscal 2008 is the result of the repayment of the secured real estate loans by MPO and us. Refer to Note 2 entitled “LONG-TERM DEBT” for further details.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory. We changed our method of accounting for inventory from the retail inventory method to the weighted average cost method for our Toys “R” Us – Domestic (“Domestic”) segment as of February 3, 2008.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.

We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, formerly Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Cost.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, formerly SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN No. 47 “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143,” which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for asset retirement obligations, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 30, 2010 and January 31, 2009, we had approximately $2 million recorded for ARO, respectively.

Goodwill, Net

As of January 30, 2010 and January 31, 2009, we had $361 million and $359 million of Goodwill, net, respectively, which is all included within our Domestic reporting unit. In fiscal 2009, we acquired certain assets and liabilities of FAO Schwarz which resulted in $2 million of goodwill. Refer to Note 17 entitled “ACQUISITIONS” for further details.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of ASC Topic 350 (“ASC 350”), formerly SFAS No. 142, “Goodwill and Other Intangible Assets.” We test goodwill for impairment by comparing the fair values and carrying values of our reporting units.

We estimated the fair values of our reporting units on the first day of the fourth quarter of each year, which for fiscal 2009 was November 1, 2009, using the market multiples approach and the discounted cash flow analysis approach. Based on our estimates of our Domestic reporting unit’s fair value at November 1, 2009, we determined that none of the goodwill associated with the reporting unit was impaired.

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 30, 2010 and January 31, 2009 were $101 million and $53 million, respectively. Deferred financing fees amortized to Interest expense were $32 million for fiscal 2009 and $22 million for each of fiscals 2008 and 2007, which is inclusive of accelerated amortization due to certain debt repayments.

Insurance Risks

Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Our Parent bills us for our share of these insurance costs which are included in Selling, general and administrative expenses (“SG&A”) in our Consolidated Statements of Operations, totaling $73 million, $82 million and $84 million for fiscals 2009, 2008 and 2007, respectively.

Commitments and Contingencies

We, along with Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, formerly SFAS No. 13, “Accounting for Leases,” and subsequent amendments, which require that leases be evaluated and classified as either operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 30, 2010 and January 31, 2009, accumulated depreciation related to capital leases for equipment was $46 million and $36 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $235 million and $205 million at January 30, 2010 and January 31, 2009, respectively, of which $8 million and $6 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $71 million and $53 million as of January 30, 2010 and January 31, 2009, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and record the fair values of these instruments within our Consolidated Balance Sheets as Other assets and Other non-current liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales, use and value added taxes.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Other third-party revenues of $59 million, $62 million and $59 million for fiscals 2009, 2008 and 2007, respectively, are included in Total revenues. Other revenues consist of shipping, licensing and franchising fees, warranty and consignment income and non-core product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $8 million at both January 30, 2010 and January 31, 2009.

Cost of Sales and SG&A Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”
• merchandise acquired from vendors;	• store payroll and related payroll benefits;
• freight in;	• rent and other store operating expenses;
• provision for excess and obsolete inventories;	• advertising and promotional expenses;
• shipping costs; • provision for inventory shortages; and • credits and allowances from our merchandise vendors.	• costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;
• restructuring charges; and
• other corporate-related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605 (“ASC 605”), formerly Emerging Issues Task Force Issue (“EITF”) No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that are redeemed, in accordance with EITF Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which has also been incorporated into the Codification under ASC 605.

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $306 million, $316 million and $289 million in fiscals 2009, 2008 and 2007, respectively.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350, formerly Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” issued by the American Institute of Certified Public Accountants. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $12 million for each of fiscals 2009 and 2008, and $13 million for fiscal 2007.

Other Income, Net

Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Credit card program income	$(31)	$(35)	$(39)
Gift card breakage income	(19)	(72)	(2)
Net gains on sales of properties	(6)	—	(29)
Impairment of long-lived assets	7	6	3
Other(1)	(6)	(7)	(5)

Total	$(55)	$(108)	$(72)

(1)	Includes fixed asset write-offs, gains and losses resulting from foreign currency transactions related to operations and other miscellaneous income and expense charges.

Credit Card Program

We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers, which expires in June 2012. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based upon our expected performance. Royalties are recognized when earned and realizable.

During fiscals 2009, 2008 and 2007, we recognized $31 million, $35 million and $39 million of other income, respectively, relating to the credit card program. At January 30, 2010 and January 31, 2009, a total of $7 million and $16 million of deferred credit card income, respectively, is included in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. Partially offsetting the income from the credit card program are costs incurred to generate the income such as sales discounts (included as a reduction of Net sales) provided to customers upon activation.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements.

Prior to the fourth quarter of fiscal 2008, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”), based on historical information. At the end of the fourth quarter of fiscal 2008, we concluded that we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). As a result, the cumulative catch up adjustment recorded in fiscal 2008 resulted in an additional $59 million of gift card breakage income. In addition, we recognized $19 million, $13 million and $2 million of gift card breakage income in fiscals 2009, 2008 and 2007, respectively.

Net Gains on Sales of Properties

Net gains on sales of properties were $6 million, $0 and $29 million for fiscals 2009, 2008 and 2007, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

During fiscals 2009, 2008 and 2007, we recorded total impairment losses of $7 million, $6 million and $3 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statement of Operations. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores and may incur additional asset impairments.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

ASC Topic 420, formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Refer to Note 10 entitled “RESTRUCTURING AND OTHER CHARGES” for charges related to restructuring initiatives.

Foreign Currency Translation

The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive (loss) income within Stockholder’s Equity.

Gains and losses resulting from foreign currency transactions related to operations have been immaterial and are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in no impact, a loss of $2 million and a loss of less than $1 million for fiscals 2009, 2008 and 2007, respectively. Such amounts were included in Interest expense.

We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2009, 2008 and 2007 this resulted in no impact, a gain of $2 million and a gain of less than $1 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740 (“ASC 740”), formerly SFAS No. 109, “Accounting for Income Taxes.” Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Stockholder's Equity.

At any one time, our tax returns for many tax years are subject to examination by U.S. Federal, state and non-U.S. taxing jurisdictions. We establish tax liabilities in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes,” which has been codified under ASC 740 and was adopted on February 4, 2007. The provisions of ASC 740 clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribe a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted.

At January 30, 2010 and January 31, 2009, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to net operating losses. For further information, refer to Note 11 entitled “INCOME TAXES.”

Stock-Based Compensation

Under the provisions of ASC Topic 718 (“ASC 718”), formerly SFAS No. 123(R) (revised 2004), “Share-Based Payment,” stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that has not been modified, repurchased or cancelled using the provisions of Accounting Principles Board Opinion 25. For further information refer to Note 7 entitled “STOCK-BASED COMPENSATION.”

NOTE 2 — LONG-TERM DEBT

A summary of the Company’s Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 30, 2010 and January 31, 2009, respectively, is outlined in the table below:

(In millions)	January 30, 2010	January 31, 2009
Secured real estate loans, due August 9, 2010 (1.64%)(1)	$—	$800
$2.1 billion secured revolving credit facility, expires fiscal 2010 - 2012	—	—
Secured term loan facility, due fiscal 2012 (7.39% and 4.58%)	798	797
Unsecured credit facility, due fiscal 2012 (8.14% and 5.33%)	180	180
8.500% senior notes, due fiscal 2017(2)	715	—
8.750% debentures, due fiscal 2021(3)	22	22
Finance obligations associated with capital projects	101	37
Capital lease obligations	36	42

	1,852	1,878
Less current portion(4)	14	14

Total Long-term debt(5)	$1,838	$1,864

(1)	On November 20, 2009, we repaid the outstanding loan balance of $800 million, of which MPO repaid $200 million, plus accrued interest and fees.
(2)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(4)	Current portion of Long-term debt as of January 30, 2010 and January 31, 2009 is comprised of capital lease obligations which will be paid within one year.
(5)	We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 30, 2010, we had total indebtedness of $1,852 million, of which $1,650 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets subject to such restrictions was $726 million as of January 30, 2010. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our $2.1 billion secured revolving credit facility through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,852 million and $1,878 million at January 30, 2010 and January 31, 2009, were $1,877 million and $982 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

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Notes to Consolidated Financial Statements—(Continued)

The annual maturities of our Long-term debt, including current portions, at January 30, 2010 are as follows:

(In millions)	Annual Maturities
2010	$14
2011	13
2012	983
2013	3
2014	1
2015 and subsequent	838

Total	$1,852

$2.1 billion secured revolving credit facility, expires fiscal 2010-2012 ($0 at January 30, 2010)

On June 24, 2009, we and certain of our subsidiaries amended and restated the credit agreement for our $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. The facility as amended provides for a bifurcation of the prior facility into a $517 million tranche maturing on July 21, 2010, continuing to bear a tiered floating interest rate of LIBOR plus a margin of between 1.00%-2.00% depending on availability and a $1,526 million tranche maturing on May 21, 2012 and bearing a tiered floating interest rate of LIBOR plus a margin of 3.75%-4.25% depending on usage. We capitalized approximately $51 million in additional deferred financing fees associated with the amended and restated credit agreement. On November 13, 2009, we partially exercised the accordion feature of the secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by our tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The secured revolving credit facility, as amended pursuant to the amended and restated credit agreement, requires that we maintain “capped” availability at all times (except during the holiday period) of no less than the greater of (x) $125 million or (y) 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period,” which runs from October 15 to December 15 each year starting in 2010, we must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless we have otherwise elected for the non-holiday thresholds to apply for such holiday period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables less any applicable availability reserves. At January 30, 2010, we had no outstanding borrowings, a total of $109 million of outstanding letters under this credit facility and excess availability of $874 million. This amount is also subject to a minimum availability covenant, which was $125 million at January 30, 2010, with remaining availability of $749 million in excess of the covenant. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012. At January 30, 2010, deferred financing expenses recorded for this credit facility were $50 million included in Other assets on our Consolidated Balance Sheets.

Secured term loan facility, due fiscal 2012 ($798 million at January 30, 2010)

On July 19, 2006, we entered into the Secured Credit Facilities (the “Secured Credit Facilities”) with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the

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Notes to Consolidated Financial Statements—(Continued)

Company, which owned 12% of the loan amount as of January 30, 2010 and January 31, 2009, respectively. Obligations under the Secured Credit Facilities are guaranteed by substantially all of our domestic subsidiaries (other than the real estate borrowers) and the borrowings are secured by our accounts receivable, inventory and intellectual property. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. At January 30, 2010, the unamortized discount recorded for this loan facility was $2 million. At January 30, 2010, deferred financing expenses recorded for this loan facility were $21 million included in Other assets on our Consolidated Balance Sheets.

Unsecured credit facility, due fiscal 2012 ($180 million at January 30, 2010)

On December 1, 2006, we entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which owned 15% and 14% of the loan as of January 30, 2010, respectively, and each owned 15% of the loan as of January 31, 2009. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at our option, prime plus 4.00% per annum. In fiscals 2009 and 2008, the loan bore an interest rate of 5.00% plus LIBOR. At January 30, 2010, deferred financing expenses recorded for this credit facility were $2 million included in Other assets on our Consolidated Balance Sheets.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all of our domestic subsidiaries (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities.

Senior Secured Notes, due fiscal 2017 ($715 million at January 30, 2010)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) were used to repay the outstanding loan balance under the Secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from the Company for $120 million and to pay fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the advisory agreement. Affiliates of KKR, an indirect equity owner of the Company, owned 4% of the notes as of January 30, 2010. Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of our secured real estate loans, we expensed approximately $3 million of deferred financing costs.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to us for $146 million (the “MPO Sales Transaction”) and our Parent caused MPO to contribute, on its behalf, the remaining properties of MPO to us. As these transactions occurred between entities under common control, for financial statement purposes, these properties were recorded at their historical costs (refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details). For tax purposes

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Notes to Consolidated Financial Statements—(Continued)

these properties were recorded at their separate tax basis. The difference resulted in a $66 million deferred tax asset, which was recorded as a Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction in the Consolidated Statements of Stockholder’s Equity for fiscal year ended January 30, 2010. TRU Propco II also transferred six properties to us, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. All inter-company gains realized on the sales of the properties have been eliminated in consolidation. Additionally, concurrent with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from our Parent and the release of $7 million in cash from restrictions.

Additionally, concurrent with the sale of the Secured Notes, we entered into an amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”), under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 9 entitled “LEASES” for further details.

The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent or us or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Secured Notes. At January 30, 2010, deferred financing expenses recorded for these notes were $27 million included in Other assets on our Consolidated Balance Sheets.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Secured Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc., the Company or TRU Propco II, TRU Propco II will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the Secured Notes, TRU Propco II is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the Secured Notes, and consummate an

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Notes to Consolidated Financial Statements—(Continued)

exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes will increase by 0.25%. The annual interest rate on the Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

8.750% Debentures, due fiscal 2021 ($22 million at January 30, 2010)

On August 29, 1991, our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility (described above) to purchase the tendered Debentures.

NOTE 3 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges under ASC 815.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivative that is designated as a cash flow hedge as of January 30, 2010 we did not record any amount to earnings related to ineffectiveness. As of January 31, 2009 we did not have any derivatives that were designated as cash flow hedges. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We do not expect to reclassify any amounts in fiscal 2010 to Interest expense from Accumulated other comprehensive (loss) income.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related features.

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Notes to Consolidated Financial Statements—(Continued)

The following table presents our outstanding derivative contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount

Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap(1)	July 2005	August 2010	$800	$800
3 Month USD LIBOR Interest Rate Cap	August 2008	August 2010	600	600
1 Month USD LIBOR Forward-starting Interest Rate Cap(2)(3)	January 2011	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap(2)(4)	January 2012	April 2015	500	—
1 Month USD LIBOR Interest Rate Cap	May 2007	May 2009	—	91

(1)	On July 9, 2008, we extended the $800 million notional interest rate caps, of which $200 million was related to MPO, through the end of the second maturity extension as required under the terms of the Secured real estate loan. On May 11, 2009, we extended the interest rate caps through the end of the third maturity extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00%.
(2)	On April 3, 2009, we entered into two new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $7 million. Both of these interest rate caps (including 60% of one) were designated as cash flow hedges under ASC 815, hedging the variability of LIBOR based cash flows above the strike price for each cap.
(3)	As of January 30, 2010, this derivative qualified for hedge accounting as a cash flow hedge.
(4)	Represents the designation of 60% of $500 million forward-starting interest rate cap.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. We are not required to post collateral for these contracts. As of January 30, 2010 and January 31, 2009, we do not have any outstanding foreign exchange contracts.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Consolidated Statements of Stockholder’s Equity for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008

Derivatives designated as cash flow hedges under ASC 815:
Interest Rate Contracts	$1	$6	$(4)

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

(In millions)	January 30, 2010	January 31, 2009	February 2, 2008

Derivatives not designated for hedge accounting under ASC 815:
Loss on the change in fair value - Interest Rate Contracts	$—	$—	$(1)
(Loss) gain on the change in fair value - Foreign Exchange Contracts(1)	(6)	1	(10)

	(6)	1	(11)

Derivatives designated as cash flow hedges under ASC 815:
Loss reclassified from Accumulated other comprehensive (loss) income (effective portion) - Interest Rate Contracts	—	(9)	—

Total Interest expense	$(6)	$(8)	$(11)

(1)	For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

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Notes to Consolidated Financial Statements—(Continued)

The following table contains the notional amounts and the related fair values of our derivatives included within our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009:

	January 30, 2010		January 31, 2009
(In millions)	Notional Amount	Fair Value Assets	Notional Amount	Fair Value Assets

Interest Rate Contracts designated as cash flow hedges under ASC 815:
Other assets	$800	$7	$—	$—

Interest Rate Contracts not designated for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$1,400	$—	$891	$—
Other assets	200	—	1,600	—

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,400	$—	$891	$—
Other assets	1,000	8	600	$—

Total derivative assets(1)	$2,400	$8	$1,491	$—

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 — FAIR VALUE MEASUREMENTS

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Short-term Investments

As of February 3, 2008, we held $101 million of short-term investments comprised of municipal auction-rate securities, which were classified as Level 3 instruments. During fiscal 2008, we settled our entire portfolio of auction-rate securities at par. As of January 31, 2009, we no longer hold any Short-term investments. These securities were valued using a management model that takes into consideration the financial conditions of the issuers and the bond insurers, current market condition and the value of the collateral bonds. We had determined that the significant majority of the inputs used to value these securities fell within Level 3 of the fair value hierarchy as the inputs are based on unobservable management estimates.

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Notes to Consolidated Financial Statements—(Continued)

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustment associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 30, 2010, aggregated by level in the fair value hierarchy within which those measurements fall. As of January 31, 2009, the fair value of our financial assets and liabilities was nominal.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 30, 2010
Cash Equivalents	$23	$—	$—	$23
Derivative financial instruments	—	8	—	8

Balance at January 30, 2010	$23	$8	$—	$31

The table below presents the changes in the fair value of our short-term investments within Level 3 of the fair value hierarchy for the period ended January 31, 2009.

(In millions)	Level 3
Balance, February 3, 2008	$101
Settlements	(101)
Balance, January 31, 2009	$—

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Notes to Consolidated Financial Statements—(Continued)

NOTE 5 — PROPERTY AND EQUIPMENT

($ In millions)	Useful life (in years)	January 30, 2010	January 31, 2009

Land		$282	$255
Buildings	45-50	889	832
Furniture and equipment	3-20	1,134	1,144
Leasehold improvements	10-25	1,119	1,030
Costs of computer software	5	146	152
Construction in progress		18	40
Leased equipment under capital lease	3-8	73	73

		3,661	3,526
Less: accumulated depreciation and amortization		1,622	1,479

		2,039	2,047
Less: net assets held for sale		6	4

Total		$2,033	$2,043

Assets held for sale

Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	January 30, 2010	January 31, 2009

Land	$3	$1
Buildings	5	3
Leasehold improvements	2	1

	10	5
Less: accumulated depreciation and amortization	4	1

Net assets held for sale	$6	$4

Net gains on sales of properties

During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in a gain of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million. We also sold 3 properties for gross proceeds of $9 million, resulting in a gain of $1 million as part of an agreement with Vornado Surplus 2006 Realty, LLC. In addition, we consummated a lease termination agreement resulting in a net gain of $10 million.

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Notes to Consolidated Financial Statements—(Continued)

NOTE 6 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 30, 2010 and January 31, 2009 is outlined in the table below:

(In millions)	January 30, 2010	January 31, 2009
Merchandise accounts payable(1)	$733	$631
Non-merchandise accounts payable(2)	173	160

Accounts payable	$906	$791

Gift card and certificate liability	$114	$115
Accrued bonus	57	23
Accrued property tax	35	32
Sales and use tax	25	25
Other(3)	220	229

Accrued expense and other current liabilities	$451	$424

(1)	Includes $92 million and $61 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(2)	Includes $86 million and $96 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(3)	Other includes, among other items, accrued payroll and other benefits, and other operating accruals. No individual amount included exceeds 10% of “Other” (shown above).

NOTE 7 — STOCK-BASED COMPENSATION

Management Equity Plan

On July 21, 2005, the Parent and its subsidiaries adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Parent and its subsidiaries. We recognize stock-based compensation expense for employees of the Company, however, all equity is issued by the Parent.

Pursuant to a reorganization on June 10, 2008 and the subsequent dissolution of Toys “R” Us Holdings, Inc. (“Holdings”), the former parent of Toys “R” Us, Inc., the 1,000 shares of the Parent’s common stock, $0.01 par value held by Holdings were exchanged for 48,955,808 new shares of the Parent’s common stock, $0.001 par value (“Common Stock”). Prior to dissolution, Holdings distributed the new shares of Common Stock to its shareholders. This reorganization did not have a material impact on our Consolidated Financial Statements. All awards are in the form of shares of the Common Stock of the Parent.

On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our “service-based” options.

The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original

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Notes to Consolidated Financial Statements—(Continued)

grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We will record the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Parent. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At January 30, 2010, an aggregate of 252,028 shares of the Parent were reserved for future option grants under the Management Equity Plan. All outstanding options are scheduled to expire at dates ranging from October 16, 2010 to October 30, 2019. The Board of Directors of the Parent has discretion over the amount of shares available for future issuances of restricted stock and options. The Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Repurchase Obligations

Certain officers of the Parent have the right to require the Parent to repurchase the Common Stock that the officer acquired upon the exercise of certain options, the shares issued or issuable upon exercise of rollover options or the shares issued to the officer in the form of restricted stock. The put rights are triggered by the officer’s death, disability or retirement at any time. The put rights will expire upon either a change in control of the Parent or an initial public offering of its Common Stock. The purchase price for shares repurchased as a result of the officer’s death, disability or retirement is the fair value of the covered shares at the time of repurchase. The number of shares that may be repurchased as a result of the officer’s retirement is subject to an aggregate fixed limitation. The liability related to these restricted shares and rollover options has been classified as Other non-current liabilities in the consolidated balance sheets of the Parent. The liability as of January 30, 2010 and January 31, 2009 was $1 million and nominal, respectively.

Restricted Stock

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the Common Stock, and also permits grants of Parent restricted stock without consideration. During fiscals 2009, 2008 and 2007, 71,283 shares, 17,338 shares and 102,344 shares of Parent restricted stock were purchased by our officers at a weighted-average price of $27.08 per share in fiscal 2009, $34.00 per share in fiscal 2008 and $32.00 per share in fiscal 2007, which were the estimated fair values as of the respective dates of those purchases.

The Company also awarded 2,500 shares of Parent restricted stock without consideration in fiscal 2007 with an aggregate fair value of less than $1 million as of the grant date. There were no shares awarded in fiscals 2009 and 2008. Fifty percent of these awards vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date, provided the recipients are still employed by the Parent or any of its affiliates as of such respective dates.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Valuation Assumptions

The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Parent is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
Volatility	55.0%	55.0%	50.0%
Risk-free interest rate	3.5%	2.6%	4.2%
Expected term	5.1 years	3.2 years	3.8 years
Dividend yield	0.0%	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$13.20	$13.28	$12.77
Performance-based	N/A	$11.48	$10.81

A summary of option and restricted stock activity under the Management Equity Plan for employees of the Company during fiscals 2009, 2008 and 2007 is presented below:

Service-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	778,429	$23.12	880,742	$22.56	865,398	$19.04
Granted	340,935	27.08	27,846	34.00	210,606	32.00
Exercised	(203,687)	26.67	(65,826)	12.97	(126,623)	11.30
Conversion from Performance-Based	1,092,354	28.56	—	—	—	—
Forfeited	(159,864)	27.00	(64,333)	30.54	(68,639)	27.83

Outstanding at end of fiscal year	1,848,167	$26.34	778,429	$23.12	880,742	$22.56

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Vested or expected to vest at January 30, 2010	1,758,790	$26.26	6.36

Exercisable at January 30, 2010	1,003,882	$23.90	5.27

The total intrinsic value of service-based options exercised in fiscals 2009, 2008 and 2007 was approximately less than $1 million, $1 million and $3 million, respectively, and the total fair value of service-based options vested during the same periods was approximately $8 million, $1 million and $0, respectively. Parent received $5 million in fiscal 2009 and approximately $1 million from the exercise of service-based options for each of fiscals 2008 and 2007, respectively. Parent paid $6 million, $2 million and $3 million in fiscals 2009, 2008 and 2007, respectively, to repurchase shares from the exercise of service-based options. The tax benefits recognized by the Company as a result of the options exercised was less than $1 million in fiscal 2009 and approximately $1 million for each of fiscals 2008 and 2007.

Performance-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	1,092,354	$28.56	1,189,258	$28.49	913,300	$26.75
Granted	—	—	55,690	34.00	421,212	32.00
Forfeited	—	—	(152,594)	29.75	(145,254)	27.77
Conversion to Service-Based	(1,092,354)	28.56	—	—	—	—

Outstanding at end of fiscal year	—	$—	1,092,354	$28.56	1,189,258	$28.49

Non-vested Restricted Stock Activity

Non-vested restricted stock grants as of January 30, 2010, January 31, 2009 and February 2, 2008 and activities during fiscals 2009, 2008 and 2007 were as follows:

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)
Non-Vested, Beginning of Fiscal Year	1,250	$0.1	23,060	$0.7	41,121	$1.1
Granted	—	—	—	—	2,500	0.1
Vested	(1,250)	(0.1)	(21,810)	(0.6)	(20,561)	(0.5)
Forfeited	—	—	—	—	—	—

Non-Vested, End of Fiscal Year	—	$—	1,250	$0.1	23,060	$0.7

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of January 30, 2010, there was $4 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 2.3 years. There was no remaining unrecognized compensation cost related to restricted stock grants as of January 30, 2010.

The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2009, 2008 and 2007 was as follows:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
SG&A	$3	$4	$3
Total recognized tax benefit	1	2	1

NOTE 8 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

Comprehensive income is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive (loss), net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	January 30, 2010	January 31, 2009
Foreign currency translation adjustments, net of tax	$(18)	$(47)
Unrealized loss on hedged transactions, net of tax	1	—

	$(17)	$(47)

NOTE 9 — LEASES

We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to Toys “R” Us Property Company I, LLC with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease (see further explanation below). Effective July 9, 2009, base rents under the TRU Propco I Master Lease were increased to approximately $173 million and are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax in the Consolidated Statement of Cash Flows.

In connection with the offering of the Secured Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into an amended and restated TRU Propco II Master Lease under which we

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease were increased to approximately $91 million and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation. See Note 2 entitled “LONG-TERM DEBT” for a description of other real estate transactions related to the Secured Notes offering.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 30, 2010 are as follows:

	Operating Leases				Capital Leases
	Gross Minimum Rentals		Sublease Income	Net Minimum Rentals	Lease Obligation
(In millions)	Third Party	Related Party
2010	$183	$234	$13	$404	$28
2011	173	220	11	382	23
2012	144	199	8	335	17
2013	126	182	7	301	16
2014	111	174	5	280	14
2015 and subsequent	378	2,068	9	2,437	90

Total	$1,115	$3,077	$53	$4,139	$188

Total third party rent expense, net of sublease income of $16 million for fiscals 2009, 2008 and 2007, respectively, was $152 million, $135 million and $126 million in fiscals 2009, 2008 and 2007, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $258 million, $253 million and $254 million for fiscals 2009, 2008 and 2007, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $235 million and $205 million at January 30, 2010 and January 31, 2009, respectively, of which $8 million and $6 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $71 million and $53 million as of January 30, 2010 and January 31, 2009, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $3 million for fiscal 2009 and $1 million for each of fiscals 2008 and 2007. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 — RESTRUCTURING AND OTHER CHARGES

In fiscal 2005, our Parent’s Board of Directors approved the closing of 87 Toys “R” Us stores in the United States, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated. In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscal 1998, we had strategic initiatives to reposition our worldwide operations.

SG&A for fiscals 2009, 2008 and 2007 included net charges of $4 million, $5 million and $4 million, respectively, related to these restructuring initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

Our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019.

Restructuring and other activity during fiscals 2009 and 2008 relate to lease commitments as follows:

(In millions)	2005 Initiative	2003 Initiative	2001 Initiative	1998 Initiative	Total
Balance at February 2, 2008	$9	$2	$8	$5	$24

Charges	2	—	1	2	5
Reversals	—	—	—	—	—
Utilized	(3)	(1)	(1)	—	(5)

Balance at January 31, 2009	$8	$1	$8	$7	$24

Charges	1	—	2	1	4
Reversals	—	—	—	—	—
Utilized	(2)	(1)	(3)	(3)	(9)

Balance at January 30, 2010	$7	$—	$7	$5	$19

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 11 — INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
U.S	$262	$266	$184
Foreign	55	22	36

Earnings before income taxes	$317	$288	$220

Income tax expense is as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Current:
U.S. Federal	$67	$27	$107
Foreign	22	1	36
State	14	8	10

Total current income tax expense	$103	$36	$153

Deferred:
U.S. Federal	$14	$47	$(62)
Foreign	2	14	(14)
State	(5)	10	(18)

Total deferred income tax expense (benefit)	$11	$71	$(94)

Total income tax expense	$114	$107	$59

Included within the total provision for income taxes is expense of $8 million, $3 million and $4 million related to interest and penalties in fiscals 2009, 2008 and 2007, respectively, as well as benefit of $4 million, $1 million and less than $1 million for interest attributable to income tax refunds in fiscals 2009, 2008 and 2007, respectively.

The tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	1.7	4.4	(3.8)
Foreign operations	(0.5)	(0.3)	(2.4)
Unrecognized tax benefits	1.9	(0.6)	—
Other	(2.1)	(1.3)	(2.0)

Effective tax rate	36.0%	37.2%	26.8%

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 30, 2010	January 31, 2009
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$21	$8
Foreign tax loss and other carryforwards	3	4
State tax loss and other carryforwards	57	66
Straight-line rent	97	79
Restructuring charges	14	15
Deferred revenue	53	2
Other	54	53

Gross deferred tax assets before valuation allowance	299	227
Valuation allowance	(25)	(30)

Total deferred tax assets	$274	$197

Deferred tax liabilities:
Fixed assets	$(165)	$(128)
Gain on related party real estate sale	(254)	(338)
Undistributed earnings of foreign subsidiaries	(26)	(3)
Foreign currency translation	(2)	(2)
Other	(32)	(15)

Total deferred tax liabilities	$(479)	$(486)

Net deferred tax liabilities	$(205)	$(289)

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	January 30, 2010	January 31, 2009
Current deferred tax assets	$47	$61
Current deferred tax liabilities(1)	—	(3)
Non-current deferred tax assets	23	53
Non-current deferred tax liabilities	(275)	(400)

	$(205)	$(289)

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Our gross deferred tax assets above include an offset of $4 million and $7 million of unrecognized tax benefits related to tax loss carryforwards on our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009, respectively.

Carryforwards

The U.S. Federal tax credit and other carryforwards of $21 million may be carried forward indefinitely. Of our $57 million of state tax loss and other carryforwards, $4 million will expire during the next 1 to 5 years, $48

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

million will expire during the next 6 to 20 years, and $5 million may be carried forward indefinitely. Of our $3 million of foreign tax loss and other carryforwards, $2 million will expire during the next 5 years, $1 million will expire during the next 6 to 20 years and less than $1 million will be carried forward indefinitely.

We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income tax and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2009, our valuation allowance decreased by $5 million. This includes an $11 million decrease of the valuation allowance for state tax loss and other carryforwards and a $6 million increase of the valuation allowance for foreign loss and other carryforwards.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Beginning balance	$25	$36	$24
Additions for tax positions of the current year	12	6	20
Additions for tax positions of prior years	47	1	3
Reductions for tax positions of prior years	(13)	(12)	(7)
Settlements	—	(5)	(4)
Currency translation adjustment	—	(1)	—
Lapse of statute of limitations	(2)	—	—

Ending balance	$69	$25	$36

At January 30, 2010, $9 million of the $69 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $60 million would affect our deferred tax accounts. In addition, we had $15 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010.

The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination by the United States for fiscal 2003 and forward and by Canada for fiscal 2002 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $4 million during the next twelve months due to the resolution of ongoing audits and lapses of applicable statutes of limitations.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 12 — SEGMENTS

We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. During fiscal 2009, the Company acquired certain business assets of FAO Schwarz, and began selling merchandise through our FAO Schwarz retail store in New York City. We also sell merchandise through our Internet sites in the United States at Toysrus.com and Babiesrus.com. In addition, commencing in fiscal 2009, we sell merchandise through our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

Recognizing the numerous potential synergies between our toy and specialty juvenile products businesses over the last several years, we have begun to implement a strategy of creating an integrated “one-stop shopping” environment for our guests, combining the best of our toy and entertainment offerings with our specialty juvenile products, all under one roof (formats which we call “side-by-side” and “‘R’ Superstores”). Side-by-side (“SBS”) stores are typically former single-format Toys “R” Us stores between 40,000 and 50,000 square feet which have been converted to a combination Toys “R” Us and Babies “R” Us store format, often with dual entrances. “R” Superstores (“SSBS”) are conceptually similar to SBS stores, except they are typically newly-constructed facilities with store footprints in the 60,000 to 70,000 square foot range. In connection with our integrated strategy, we continue to increase the number of SBS and SSBS stores. Since implementing the integrated store format over three years ago, we have converted 91 existing stores into SBS store formats and have constructed 32 new SBS and SSBS stores. We expect that our integrated store formats will be our dominant focus going forward.

Our business has two reportable segments: Domestic and Toys “R” Us – Canada (“Canada”). The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 849 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues are derived from 496 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 specialty juvenile stores, 64 SBS stores, 26 SSBS stores and our 3 flagship stores in New York City. Additionally, we also generate sales through our Pop-up store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees.

•

Canada — Our Canada segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 69 stores and through the Internet. Canada Total revenues are derived from 36 traditional toy stores and 33 SBS stores.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues and segment operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Core Toy	14.8%	14.1%	15.2%
Entertainment	15.2%	17.3%	15.5%
Juvenile	35.9%	36.4%	35.8%
Learning	20.0%	18.0%	18.8%
Seasonal	11.7%	11.6%	12.1%
Other(1)	2.4%	2.6%	2.6%

Total	100.0%	100.0%	100.0%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Total revenues
Domestic	$8,425	$8,611	$8,584
Canada	745	722	696

Total revenues	$9,170	$9,333	$9,280

Operating earnings (loss):
Domestic(1)	$520	$450	$516
Canada	77	49	66
Corporate(2)	(152)	(78)	(186)

Operating earnings	445	421	396
Interest expense	(156)	(171)	(241)
Interest income	28	38	65

Earnings before income taxes	$317	$288	$220

(1)	Includes impairment losses on long-lived assets of $7 million, $6 million and $3 million for fiscals 2009, 2008 and 2007, respectively. In addition, includes $31 million, $35 million and $39 million of income related to the credit card program for fiscals 2009, 2008 and 2007, respectively. Also includes the impact of net gains on sales of properties of $6 million and $29 million for fiscals 2009 and 2007, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.
(2)

Includes gift card breakage income of $19 million, $72 million and $2 million for fiscals 2009, 2008 and 2007, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Certain corporate and other items are reported separately in our disclosure of segment operating earnings. In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
	January 30,	January 31,	February 2,
(In millions)	2010	2009	2008
Depreciation and amortization
Domestic	$180	$182	$181
Canada	16	17	17
Corporate	31	33	35

Total Depreciation and amortization	$227	$232	$233

Capital expenditures
Domestic	$121	$249	$193
Canada	6	24	25
Corporate	21	41	33

Total Capital expenditures	$148	$314	$251

(In millions)	January 30, 2010	January 31, 2009
Merchandise inventories
Domestic	$1,158	$1,165
Canada	118	101

Total Merchandise inventories	$1,276	$1,266

Assets
Domestic	$3,482	$3,496
Canada	354	313
Corporate(1)	804	733

Total assets	$4,640	$4,542

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

Our long-lived assets by segment are as follows:

	January 30,	January 31,
(In millions)	2010	2009
Long-lived assets
Domestic	$2,211	$2,177
Canada	230	205

Total long-lived assets	$2,441	$2,382

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 13 — OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

We offer other employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Parent’s TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. In each of fiscals 2009 and 2008, we recorded SERP expenses of less than $1 million. In fiscal 2007, we recorded SERP expenses of $1 million. At January 30, 2010 and January 31, 2009, the SERP liability was $2 million, respectively.

Included in the Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Parent’s Board of Directors, subject to certain limitations. The Savings Plan may be terminated at the discretion of our Parent. Effective January 1, 2009, eligibility for participation in the 401(k) savings account portion of the Savings Plan has changed from six months to twelve months, affecting those employees hired on or after July 1, 2008. In addition, effective January 1, 2009, Company matching contributions has changed from a maximum of 5% to a maximum of 4%, affecting all participants in the Savings Plan. Expenses related to the Savings Plan were $15 million, $17 million and $17 million in fiscals 2009, 2008 and 2007, respectively. The Parent’s Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2009, 2008 and 2007.

The Parent also offers other supplemental compensation benefits to our executive officers. Prior to the Merger, the Parent offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010 at which time management may liquidate the Plan assets. Unless otherwise provided for by the individual severance packages, if the existing participants leave the Company prior to July 2010, they forfeit this benefit. As of January 30, 2010, the Split Dollar Plan was fully funded. As of January 30, 2010, there were approximately 17 current and severed employees that were participating in the Split Dollar Plan.

NOTE 14 — LITIGATION AND LEGAL PROCEEDINGS

On May 21, 2004, we and our Parent filed a lawsuit against Amazon.com (“Amazon”) and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. We, along with our Parent, entered into a settlement agreement (the “Settlement Agreement”) with Amazon to settle all disputes. All lawsuits were dismissed with prejudice and, pursuant to the terms of the Settlement Agreement, on July 21, 2009, Amazon paid our Parent $51 million.

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all of these cases. Related to those cases, the Federal Trade

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Commission (“FTC”) notified our Parent in April 2009 that the FTC had opened an investigation to confirm our Parent and its subsidiaries’ compliance with a 1998 FTC Final Order that prohibits our Parent and its subsidiaries from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. The Company believes it has complied with the FTC Final Order and is cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole. Actual results may differ materially from our estimates and therefore, could ultimately be material to our consolidated results of operations or cash flows in any one accounting period.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

We, along with the Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, refer to Note 11 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

As of January 30, 2010, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $122 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 16 — RELATED PARTY TRANSACTIONS

We engage in related party transactions with our Sponsors, our Parent and its subsidiaries (“Affiliates”), as described below. At January 30, 2010 and January 31, 2009, Due from affiliates, net was $290 million and $255 million, respectively.

Transactions with the Sponsors

The Sponsors provide management and advisory services to us and Parent pursuant to an advisory agreement executed at the closing of the Merger Transaction and effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee (the “Advisory Fees”) paid to the Sponsors increases 5% per year during the ten-year term of the agreement. The fee paid to the Sponsors under the advisory agreement was approximately $15 million, $17 million and $17 million for fiscals 2009, 2008 and 2007, respectively, of which we are responsible for paying 75%. During each of fiscals 2009, 2008 and 2007, we paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.

Pursuant to an amendment to the advisory agreement, the advisory fee for fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of advisory fees that would have been due for fiscal 2009, absent the amendment, will be paid by our Parent, if at all, at the time (and from the proceeds) of a successful initial public offering of the Parent’s securities.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In the event that the advisory agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the advisory agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years, and it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. The advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions. The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In connection with the TRU Propco II financing (as described below), Parent paid the Sponsors $7 million of transaction fees pursuant to the terms of the advisory agreement.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. During fiscals 2009, 2008 and 2007, affiliates of Vornado and KKR, all equity owners of the Parent, held debt and debt securities issued by the Parent and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $8 million, $12 million and $11 million in fiscals 2009, 2008 and 2007, respectively. During fiscal 2009 and in connection with the offering on November 20, 2009 by TRU Propco II of $725 million aggregate principal amount of the Secured Notes, affiliates of KKR acquired $28 million of these secured notes. For further details, see Note 2 entitled “LONG-TERM DEBT.”

In fiscal 2007, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 5 entitled “PROPERTY AND EQUIPMENT.”

Transaction with TRU Propco I

In connection with the TRU Propco I reorganization and the execution of the TRU Propco I Master Lease, we purchased the ownership and leasehold interests in 25 properties. On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax in the Consolidated Statement of Cash Flows. For further details, see Note 9 entitled “LEASES.”

Management Service Fees and Other

We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate. The amounts we charged to Parent and other affiliates in fiscals 2009, 2008 and 2007 for these services were $9 million, $11 million and $12 million, respectively. In fiscal 2008, we recorded reserves of $9 million related to store closures where a related party lease obligation existed. In fiscal 2009, we purchased the ownership and leasehold interest in these properties and eliminated the outstanding reserve balance of $6 million. In addition, we incurred $4 million of management service fees in each of fiscals 2009, 2008 and 2007.

Value Card Services with Affiliates

Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $75 million and $77 million at January 30, 2010 and January 31, 2009, respectively.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates in the toy, specialty juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $94 million, $116 million and $119 million in fiscals 2009, 2008 and 2007, respectively, which are classified on our Consolidated Statement of Operations as Other revenues.

Real Estate Arrangements with Affiliates

We leased 399 and 426 properties from affiliates of Parent as of January 30, 2010 and January 31, 2009, respectively. SG&A expenses include lease expense of $307 million, $301 million and $300 million, which include reimbursement of expenses of $49 million, $47 million and $45 million related to these leases for fiscals 2009, 2008 and 2007, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates.

Advances to Parent

We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. During fiscals 2009, 2008 and 2007, we paid to Parent $150 million, $18 million and $124 million, respectively.

Due from Affiliates, Net

As of January 30, 2010 and January 31, 2009, Due from affiliates, net, consists of receivables from Parent and affiliates of $365 million and $332 million, net of value card services due to affiliates of $75 million and $77 million, respectively. As of January 30, 2010 and January 31, 2009, $10 million and $13 million of receivables from affiliates related primarily to royalties and is included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Short-term Borrowing from Parent

From time to time, we may enter into a short-term intercompany loan with Parent. There were no outstanding balances as of January 30, 2010. As of January 31, 2009, the balance of this intercompany loan was $31 million.

Note Payable to Parent

In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. The note bears interest at 9.50% per annum and matures on September 15, 2012. The note requires quarterly payments, with the first payment made in March 2010. As of January 30, 2010, the $3 million short-term portion of the note is included in Accrued expenses and other current liabilities and the $7 million long-term portion of the note is included in Note payable to Parent on our Consolidated Balance Sheet.

In fiscal 2005, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest. On January 28, 2009, we repaid our remaining obligation of $92 million, including $8 million of related interest for fiscal 2008.

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Dividends to Parent

In April 2009, the Company recorded a dividend-in-kind in the aggregate amount of $146 million of a receivable from Parent. The receivable had been previously recorded by the Company in connection with payments by the Company to Parent, during fiscals 2007 and 2006 for interest payments on Parent’s publicly issued and outstanding notes.

In fiscals 2009, 2008 and 2007, we and MPO paid dividends to Parent of $123 million, $29 million and $3 million, respectively. The portion of dividends paid to Parent by MPO for fiscals 2009, 2008 and 2007, was $12 million, $10 million and $3 million, respectively.

NOTE 17 — ACQUISITIONS

During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.

In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.

On May 28, 2009, a subsidiary of Parent acquired certain business assets of FAO Schwarz, a children’s retailer, and subsequently Parent sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.

On September 3, 2009, the Parent acquired the brand and other intellectual property assets of KB Toys, a toy retailer, and subsequently sold their interest in KB Toys to us in November 2009.

NOTE 18 — RECENT ACCOUNTING PRONOUNCEMENTS

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in which the Underlying Equity Security Trades” (“ASU 2010-13”). ASU 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. We do not expect ASU 2010-13 will have an impact on the Consolidated Financial Statements.

In April 2010, the FASB issued ASU No. 2010-12, “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts” (“ASU 2010-12”). ASU 2010-12 provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act. This ASU is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact. We do not expect ASU 2010-12 will have an impact on the Consolidated Financial Statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is

Toys “R” Us — Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash” (“ASU 2010-01”). This ASU clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We are currently assessing the impact ASU 2010-01 will have on the Consolidated Financial Statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), formerly SFAS 167. ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design, and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement. Additionally, a reporting entity will be required to disclose how its involvement with a VIE affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We are currently assessing the impact that ASU 2009-17 will have on the Consolidated Financial Statements.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), which represents an update to ASC 605. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimated selling price. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This update is effective prospectively for revenue arrangements entered into or materially modified for fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We are currently assessing the impact that ASU 2009-13 will have on the Consolidated Financial Statements.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	July 31, 2010	January 30, 2010	August 1, 2009
			(As adjusted)
ASSETS

Current Assets:
Cash and cash equivalents	$65	$344	$62
Accounts and other receivables	79	82	83
Merchandise inventories	1,600	1,276	1,422
Current deferred tax assets	53	47	61
Prepaid expenses and other current assets	73	57	77

Total current assets	1,870	1,806	1,705
Property and equipment, net	2,015	2,033	2,071
Goodwill	361	361	359
Deferred tax assets	79	23	52
Due from affiliates, net	295	290	269
Restricted cash	—	—	22
Other assets	101	127	116

	$4,721	$4,640	$4,594

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$822	$906	$792
Short-term borrowing from Parent	201	—	305
Accrued expenses and other current liabilities	424	451	395
Income taxes payable	19	81	35
Current portion of long-term debt	14	14	13

Total current liabilities	1,480	1,452	1,540
Long-term debt	1,896	1,838	1,929
Note payable to Parent	—	7	—
Deferred tax liabilities	323	275	374
Deferred rent liabilities	253	227	212
Other non-current liabilities	101	115	57

Stockholder’s Equity:
Additional paid-in capital	4,326	4,356	4,311
Accumulated deficit	(3,651)	(3,613)	(3,814)
Accumulated other comprehensive loss	(7)	(17)	(15)

Total stockholder’s equity	668	726	482

	$4,721	$4,640	$4,594

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
		(As adjusted)		(As adjusted)
Net sales	$1,747	$1,704	$3,568	$3,445
Other revenues(1)	29	32	57	58

Total revenues	1,776	1,736	3,625	3,503
Cost of sales	1,110	1,081	2,280	2,203
Cost of other revenues(1)	1	4	3	6

Gross margin	665	651	1,342	1,294

Selling, general and administrative expenses(1)	625	581	1,244	1,152
Depreciation and amortization	61	59	120	114
Other income, net	(14)	(9)	(27)	(22)

Total operating expenses	672	631	1,337	1,244

Operating (loss) earnings	(7)	20	5	50
Interest expense(1)	(50)	(34)	(100)	(65)
Interest income(1)	8	6	16	13

Loss before income taxes	(49)	(8)	(79)	(2)
Income tax benefit	20	4	41	4

Net (loss) earnings	$(29)	$(4)	$(38)	$2

(1) Includes results from transactions with related parties (see Note 8 entitled “Related Party Transactions”):

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Other revenues	$16	$18	$32	$32
Cost of other revenues	—	(2)	—	(3)
Selling, general and administrative expenses	(74)	(76)	(146)	(150)
Interest expense	(5)	(4)	(8)	(6)
Interest income	8	6	16	13

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009
		(As adjusted)
Cash Flows from Operating Activities:
Net (loss) earnings	$(38)	$2
Adjustments to reconcile Net (loss) earnings to net cash used in operating activities:
Depreciation and amortization	120	114
Amortization of debt issuance costs and debt discount	19	12
Net gains on sales of properties	(5)	(1)
Deferred income taxes	(4)	(4)
Other	7	15
Changes in operating assets and liabilities:
Accounts and other receivables	4	12
Merchandise inventories	(319)	(140)
Prepaid expenses and other operating assets	(16)	8
Accounts payable, accrued expenses and other liabilities	(126)	(44)
Due from affiliates, net	(4)	(6)
Income taxes payable	(65)	(37)
Other assets and liabilities	26	(3)

Net cash used in operating activities	(401)	(72)

Cash Flows from Investing Activities:
Capital expenditures	(84)	(74)
Proceeds from sales of fixed assets	8	3
Purchase of net assets from affiliates at historical cost	—	(63)
Increase in restricted cash	—	(1)
Acquisitions	—	(11)
Advances to Parent	—	(150)

Net cash used in investing activities	(76)	(296)

Cash Flows from Financing Activities:
Long-term debt borrowings	138	513
Short-term borrowings from Parent	418	352
Repayment of Short-term borrowing to Parent	(218)	(84)
Repayment of Long-term borrowing to Parent	(10)	—
Long-term debt repayments	(88)	(452)
Dividends paid to Parent	(45)	(45)
Capital contribution from Parent	4	—
Capitalized debt issuance costs	(2)	(49)
Amounts paid in excess of carrying values of net assets acquired	—	(61)

Net cash provided by financing activities	197	174

Effect of exchange rate changes on cash and cash equivalents	1	—

Cash and cash equivalents:
Net decrease during period	(279)	(194)
Cash and cash equivalents at beginning of period	344	256

Cash and cash equivalents at end of period	$65	$62

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us – Delaware, Inc. Stockholder’s Equity
(In millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
Balance, January 31, 2009 (As adjusted)	$—	$4,539	$(47)	$(3,816)	$676
Net earnings for the period	—	—	—	2	2
Unrealized gain on hedged transactions, net of tax	—	—	2	—	2
Foreign currency translation adjustments, net of tax	—	—	30	—	30

Total comprehensive income					34
Stock compensation expense	—	2	—	—	2
Dividend paid to Parent	—	(45)	—	—	(45)
Non-cash distributions to Parent	—	(146)	—	—	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	—	(39)	—	—	(39)

Balance, August 1, 2009 (As adjusted)	$—	$4,311	$(15)	$(3,814)	$482

Balance, January 30, 2010	$—	$4,356	$(17)	$(3,613)	$726
Net loss for the period	—	—	—	(38)	(38)
Unrealized loss on hedged transactions, net of tax	—	—	(3)	—	(3)
Foreign currency translation adjustments, net of tax	—	—	13	—	13

Total comprehensive loss					(28)
Stock compensation expense	—	1	—	—	1
Dividend paid to Parent	—	(45)	—	—	(45)
Contribution arising from tax allocation arrangement	—	6	—	—	6
Capital contribution from Parent	—	4	—	—	4
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	—	4	—	—	4

Balance, July 31, 2010	$—	$4,326	$(7)	$(3,651)	$668

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of July 31, 2010, January 30, 2010, and August 1, 2009, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 30, 2010 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010. The results of operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 are not necessarily indicative of operating results for the full year.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we have

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reflected the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

Reclassifications of Previously Issued Financial Statements

We have reclassified $37 million from Accrued expenses and other current liabilities to Accounts payable on our Condensed Consolidated Balance Sheet at August 1, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity.

Prior Period Correction

In the second quarter of fiscal 2010, we recorded a $16 million non-cash charge in Selling, General and Administrative Expenses (“SG&A”), $10 million net of tax, in our Condensed Consolidated Statement of Operations related to the cumulative correction of prior period straight-line lease accounting. A portion of this charge related to the understatement of straight-line lease expense that occurred prior to the end of fiscal 2005 and related to leases that were transferred to affiliates as part of the fiscal 2005 reorganization. As a result, the carrying value of net assets we sold to affiliates during these transactions was overstated by $6 million, $4 million net of tax. Therefore, in the current period we have recorded $4 million to correct the corresponding contribution from affiliate on the Condensed Consolidated Statements of Stockholder’s Equity. The remaining $10 million was recorded in deferred rent liability on the Condensed Consolidated Balance Sheet. Management concluded that these corrections did not have a material impact on the current or any previously reported financial statements.

Gift Card Breakage Enacted Legislation

In the second quarter of fiscal 2010, legislation was enacted that requires us to turn over to the State of New Jersey unused amounts of gift cards purchased in New Jersey that have not been used for a two year period. At July 31, 2010, we estimate our potential exposure related to previously recognized breakage income is not material to our financial statements.

Subsequent Events

We have performed an evaluation of subsequent events through September 14, 2010, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

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2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of July 31, 2010, January 30, 2010 and August 1, 2009 is outlined in the table below:

(In millions)	July 31, 2010	January 30, 2010	August 1, 2009
Long-term debt
Secured real estate loan, due August 9, 2010	$—	$—	$800
Secured revolving credit facility, expires fiscals 2010-2012(1)	53	—	23
Secured term loan facility, due fiscal 2012(2)	798	798	798
Unsecured credit facility, due fiscal 2012(2)	181	180	180
8.500% senior secured notes, due fiscal 2017(3)	715	715	—
8.750% debentures, due fiscal 2021(4)	22	22	22
Finance obligations associated with capital projects	108	101	83
Capital lease obligations	33	36	36

	1,910	1,852	1,942
Less current portion(5)	14	14	13

Total Long-term debt	$1,896	$1,838	$1,929

(1)	On July 21, 2010, a $517 million tranche matured. Additionally, on August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement to provide for a facility of up to $1.85 billion and to extend the maturity date of the facility and amend certain other provisions.
(2)	On August 24, 2010, we repaid the outstanding loan balances, plus accrued interest and fees under the secured term loan facility (the “Secured Term Loan”) and unsecured credit facility (the “Unsecured Credit Facility”) in conjunction with the offering of $350 million aggregate principal amount of 7.375% senior secured notes due 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the Secured Term Loan, which among other things, provided for a term loan of $700 million and extended the maturity to 2016.
(3)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(5)	Current portion of Long-term debt as of July 31, 2010, January 30, 2010 and August 1, 2009, is comprised of capital lease obligations which will be paid within one year.

As of July 31, 2010, we had total indebtedness of $1,910 million, of which $1,707 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

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•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $668 million, $726 million and $482 million as of July 31, 2010, January 30, 2010 and August 1, 2009, respectively. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of July 31, 2010, we have funds available to finance our operations under our secured revolving credit facility through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,910 million, $1,852 million and $1,942 million at July 31, 2010, January 30, 2010 and August 1, 2009, respectively, were $1,943 million, $1,877 million and $1,448 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

Borrowing Availability

At July 31, 2010, under our secured revolving credit facility, we had $53 million outstanding borrowings, a total of $89 million of outstanding letters of credit and excess availability of $1,070 million. This amount is also subject to a minimum availability covenant, which was $152 million at July 31, 2010, with remaining availability of $918 million in excess of the covenant.

Subsequent Events

Senior Secured Notes, due 2017 ($715 million at July 31, 2010)

On August 4, 2010, pursuant to a registration rights agreement that TRU Propco II entered into in connection with the November 2009 offering of the 8.50% Senior Secured Notes (“Propco II Notes”), due fiscal 2017, TRU Propco II filed a registration statement under the Securities Act of 1933 for an exchange offer for the Propco II Notes. As of the date of this filing, this registration statement had not been declared effective.

$1.85 billion senior secured revolving credit facility expires in fiscal 2015

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”)

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plus a margin of between 2.50% and 3.00% depending on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $37 million in fees. In addition, as a result of the amendment and restatement of the credit agreement, we will expense deferred financing costs associated with our secured revolving credit facility in the third quarter of fiscal 2010.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.

Senior Secured Notes and New Secured Term Loan due 2016

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the Secured Term Loan to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million.

The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balances of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. An investment fund advised by affiliates of Kohlberg Kravis Roberts & Co. L.P (“KKR”) purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. Additionally, KKR owned 6% of the New Secured Term Loan as of August 24, 2010. Fees paid in connection with the sale of the offering of the Toys-Delaware Secured Notes and New Secured Term Loan will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, we will expense deferred financing costs in the third quarter of fiscal 2010.

The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at

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any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys-Delaware, we will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The New Secured Term Loan as amended, will provide for, among other things, an accordion feature that will allow us to request one or more additional term loans be added to the New Secured Term Loan in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. Further, this facility will continue to be guaranteed by the Company and certain of our subsidiaries and the borrowings thereunder will continue to be secured by the trademarks and certain other intellectual property of Geoffrey LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by the Company and certain of our subsidiaries, on a pari passu basis with the Toys-Delaware Secured Notes.

The New Secured Term Loan will continue to contain customary covenants applicable to the Company and certain of our subsidiaries similar to those under the Secured Term Loan, with certain modifications, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our Parent’s 7.625% notes due 2011 and 7.875% senior notes due 2013 subject to us meeting a total leverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. We may optionally prepay the outstanding principal balance of the loan at any time. If such prepayment were to occur on or prior to August 24, 2011, we would pay a premium equal to 1% of the remaining balance. The New Secured Term Loan will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

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Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of July 31, 2010, our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, we did not record any amount to earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate caps and the amortization of gains (losses) recorded on previously terminated or de-designated caps. We do not expect to reclassify any amounts over the next 12 months to Interest expense from Accumulated other comprehensive loss.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 31, 2010, January 30, 2010 and August 1, 2009, we had no derivative liabilities related to agreements that contain credit-risk related features. We are not required to post collateral for these contracts.

Subsequent Event

On August 24, 2010, in conjunction with the repayment of the Secured Term Loan and projected variable interest rate exposure, the Company de-designated a portion of one of our $500 million interest rate caps. The remaining $1 million gain recorded in Accumulated other comprehensive loss will be reclassified to earnings over the remaining life of the cap.

Foreign Exchange Contracts

We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 31, 2010 and August 1, 2009, derivative liabilities related to agreements that contain credit-risk related features were nominal and $4 million, respectively. At January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.

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The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholders’ Equity for the twenty-six weeks ended July 31, 2010 and August 1, 2009:

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009
Derivatives designated as cash flow hedges:
Interest Rate Contracts	$(3)	$2

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Derivatives not designated for hedge accounting:
Gain (loss) on the change in fair value – Interest Rate Contracts	$—	$1	$(1)	$1
Loss on the change in fair value – Foreign Exchange Contracts	(1)	(5)	(1)	(6)

Total Interest expense	$(1)	$(4)	$(2)	$(5)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 31, 2010, January 30, 2010 and August 1, 2009:

	July 31, 2010		January 30, 2010		August 1, 2009
(In millions)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$800	$2	$800	$7	$800	$8

Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$1,400	$—	$1,400	$—	$800	$—
Other assets	200	—	200	1	1,600	2

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$17	$—	$—	$—	$—	$—
Accrued expenses and other current liabilities	27	—	—	—	45	(4)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,417	$—	$1,400	$—	$800	$—
Other assets	1,000	2	1,000	8	2,400	10

Total derivative assets(1)	$2,417	$2	$2,400	$8	$3,200	$10

Accrued expenses and other current liabilities	$27	$—	$—	$—	$45	$(4)

Total derivative liabilities(1)	$27	$—	$—	$—	$45	$(4)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

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4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

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The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 31, 2010, January 30, 2010 and August 1, 2009 aggregated by level in the fair value hierarchy within which those measurements fall. As of July 31, 2010, January 30, 2010 and August 1, 2009, we did not have any instruments classified as Level 3 within the fair value hierarchy.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Derivative financial instruments	$—	$2	$2

Balance at July 31, 2010	$—	$2	$2

Cash equivalents	$23	$—	$23
Derivative financial instruments	—	8	8

Balance at January 30, 2010	$23	$8	$31

Derivative financial instruments	$—	$6	$6

Balance at August 1, 2009	$—	$6	$6

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Loss before income taxes	$(49)	$(8)	$(79)	$(2)
Income tax benefit	20	4	41	4
Effective tax rate	(40.8)%	(50.0)%	(51.9)%	(200.0)%

The effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 31, 2010 compared to 38.5% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended July 31, 2010, our effective tax rate was impacted by an income tax benefit of $1 million related to changes to our liability for uncertain tax positions offset by less than $1 million of state income tax expense. For the thirteen weeks ended August 1, 2009, our effective tax rate was impacted by an income tax expense of less than $1 million related to changes to our liability for uncertain tax positions.

For the twenty-six weeks ended July 31, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to our liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the twenty-six weeks ended August 1, 2009, our effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to our liability for uncertain tax positions.

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6. Segments

Our reportable segments are: Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments are also responsible for their respective internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Net sales by product category for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 were as follows:

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Juvenile	10.7%	10.2%	10.4%	10.0%
Learning	8.9%	9.2%	9.5%	10.8%
Entertainment	46.7%	46.9%	47.9%	47.7%
Core Toy	14.7%	14.1%	14.3%	13.6%
Seasonal	16.8%	16.9%	15.8%	15.5%
Other(1)	2.2%	2.7%	2.1%	2.4%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of operations by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Total Revenues
Domestic	$1,620	$1,597	$3,310	$3,238
Canada	156	139	315	265

Total Revenues	$1,776	$1,736	$3,625	$3,503

Operating earnings (loss)
Domestic(1)	$21	$47	$60	$117
Canada	16	13	25	18
Corporate and other charges	(44)	(40)	(80)	(85)

Operating (loss) earnings	(7)	20	5	50
Interest expense	(50)	(34)	(100)	(65)
Interest income	8	6	16	13

Loss before income taxes	$(49)	$(8)	$(79)	$(2)

(1)	Includes a $16 million non-cash cumulative correction of prior period straight-line lease accounting for the thirteen and twenty-six weeks ended July 31, 2010, respectively, and includes a reserve for certain legal matters of $17 million for the twenty-six weeks ended July 31, 2010.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(In millions )	July 31, 2010	January 30, 2010	August 1, 2009
Merchandise inventories
Domestic	$1,455	$1,158	$1,299
Canada	145	118	123

Total Merchandise inventories	$1,600	$1,276	$1,422

7. Litigation and legal proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. On or about May 19, 2010, the parties in the consumer class actions referenced above reached a settlement in principle which provided that the Company will contribute $17 million to the overall settlement for which the Company recorded a reserve for the first quarter of fiscal year 2010 in SG&A within the Condensed Consolidated Statement of Operations. The parties expect to negotiate a written settlement agreement that will be subject to District Court approval. The Company intends to vigorously defend the internet retailer actions referenced above. Additionally, the Federal Trade Commission (“FTC”) notified us in April 2009 that it had opened an investigation related to the issues in those cases and to confirm our compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. We believe we have complied with the FTC Final Order and are cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

8. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees expense of $3 million and $7 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively. We recorded management and advisory fees expense of $3 million and $6 million for the thirteen and twenty-six weeks ended August 1, 2009, respectively.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen weeks ended July 31, 2010 and August 1, 2009, affiliates of Vornado Realty Trust (“Vornado”) and KKR, all of which are equity

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $4 million during the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, respectively. Refer to Note 2 entitled “Long-term debt” for further details.

In addition, under lease agreements with affiliates of Vornado, we paid an aggregate amount of approximately $2 million and $4 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively, with respect to approximately 1.2% of our stores, which includes Toys “R” Us Holiday Express stores (“Pop-up stores”). Of these amounts, less than $1 million and $1 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and twenty-six weeks ended August 1, 2009, we or our affiliates paid an aggregate amount of approximately $1 million and $3 million, respectively, with respect to approximately 0.9% of our stores, which includes Pop-up stores. Of these amounts, less than $1 million and $1 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.

Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate and are recorded in SG&A. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 31, 2010 for these services were $2 million and $4 million, respectively. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended August 1, 2009 for these services were $2 million and $5 million, respectively. We incurred $2 million and $3 million of service fees for the thirteen and twenty-six weeks ended July 31, 2010, respectively. We incurred $1 million and $2 million of service fees for the thirteen and twenty-six weeks ended August 1, 2009, respectively.

Information Technology and Administrative Support Services Agreement — In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under an Information Technology and Administrative Support Services Agreement (“ITASS”). For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. For the thirteen and twenty-six weeks ended July 31, 2010, our affiliates were charged $6 million and $12 million, respectively.

Value Card Services with Affiliates — Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $74 million, $75 million and $76 million at July 31, 2010, January 30, 2010 and August 1, 2009, respectively.

Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 31, 2010, we charged Parent’s foreign affiliates license fees of $16 million and $32 million, respectively. For the thirteen and twenty-six weeks ended August 1, 2009, we charged Parent’s foreign affiliates license fees of $18 million and $32 million, respectively. License fees are classified on our Condensed Consolidated Statements of Operations as Other revenues.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Real Estate Arrangements with Affiliates — We leased 398 and 399 properties from affiliates of Parent as of July 31, 2010 and August 1, 2009, respectively. For the thirteen and twenty-six weeks ended July 31, 2010, SG&A expenses include lease expense of $80 million and $159 million, respectively, which include reimbursement of expenses of $11 million and $24 million, respectively, as well as, a non-cash lease accounting charge of $2 million that related to the cumulative correction of prior periods. Refer to Note 1 entitled “Basis of presentation” for further details. For the thirteen and twenty-six weeks ended August 1, 2009, SG&A expenses include lease expense of $77 million and $153 million, respectively, which include reimbursement of expenses of $14 million and $26 million, respectively, related to these leases.

Dividends and Advances to Parent—We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. For the twenty-six weeks ended July 31, 2010, we paid dividends to Parent of $45 million. For the twenty-six weeks ended August 1, 2009, we paid dividends to Parent of $37 million.

Additionally, for the twenty-six weeks ended August 1, 2009 MPO paid dividends to Parent of $8 million. During the twenty-six weeks ended August 1, 2009, we made loans to Parent for an aggregate of $150 million.

Due from Affiliates, Net — As of July 31, 2010, January 30, 2010 and August 1, 2009, Due from affiliates, net, consists of receivables from Parent and affiliates of $369 million, $365 million and $345 million, net of value card services due to affiliates of $74 million, $75 million and $76 million, respectively. As of July 31, 2010, January 30, 2010 and August 1, 2009, $17 million, $10 million and $13 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Short-term Borrowings from Parent — From time to time, we enter into short-term intercompany loans with Parent. As of July 31, 2010, January 30, 2010 and August 1, 2009, we maintained balances of $201 million, $0 and $305 million, respectively, in short-term intercompany loans with Parent.

Note Payable to Parent — In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. As of January 30, 2010, the $3 million short-term portion of the note was included in Accrued expenses and other current liabilities and the $7 million long-term portion of the note was included in Note payable to Parent on our Consolidated Balance Sheet. As of July 31, 2010, this promissory note has been fully repaid. There were no outstanding balances as of August 1, 2009.

Subsequent Events

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement.

Additionally, in conjunction with the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the Secured Term Loan and the Unsecured Credit Facility, respectively and we repaid our outstanding loan balance of approximately $27 million to Vornado Realty Trust under the Unsecured Credit facility. We also incurred approximately $11 million in advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement in connection with the refinancing transaction.

TOYS “R” US — DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

An investment fund advised by affiliates of KKR, purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. In addition, KKR owned 6% of the New Secured Term Loan as of August 24, 2010.

9. Dispositions

During the twenty-six weeks ended July 31, 2010, we sold idle properties for gross proceeds of $8 million resulting in a gain of $5 million.

10. Recent accounting pronouncements

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. We do not expect that ASU 2010-11 will have an impact on the Condensed Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

Offer to Exchange

$725,000,000 aggregate principal amount of its 8.50% Senior Secured Notes due 2017 which have been registered under the Securities Act of 1933, as amended, for any and all outstanding unregistered 8.50% Senior Secured Notes due 2017

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Toys “R” Us Property Company II, LLC is registered under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

The operating agreement of Toys “R” Us Property Company II, LLC provides that, subject to certain limitations, the company’s members, officers, directors, employees, agents or affiliates of the foregoing shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person, except that no such person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of such person’s gross negligence or willful misconduct; provided that any such indemnity shall be provided out of and to the extent of the Company assets only.

Certain Other Arrangements

TRU, the Company’s parent, maintains a directors’ and officers’ liability insurance policy that covers the directors and officers, as the case may be, of the registrant in amounts that the Company believes are customary for companies similarly situated, including for liabilities in connection with the registration, offering and sale of notes.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Formation of Toys “R” Us Property Company II, LLC.*

3.2	Second Amended and Restated Limited Liability Company Agreement of Toys “R” Us Property Company II, LLC.*

4.1	Indenture, dated as of November 20, 2009, among Toys “R” Us Property Company II, LLC, a Delaware limited liability company, Toys “R” Us, Inc. (with respect to Article XII and provisions related thereto only), the Guarantors named therein and The Bank of New York Mellon, as trustee and collateral agent.*

4.2	Form of 8.50% Senior Secured Notes due 2017 (included in Exhibit 4.1).*

4.3	Registration Rights Agreement, dated November 20, 2009, among Toys “R” Us Property Company II, LLC and Banc of America Securities LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.*

5	Opinion of Simpson Thacher & Bartlett LLP.*

10.1	Amended and Restated Master Lease Agreement, dated as of November 20, 2009, between Toys “R” Us — Delaware, Inc. and Toys “R” Us Property Company II, LLC.

10.2	Domestic Services Agreement, dated as of January 29, 2006, among Toys “R” Us — Delaware, Inc., Toys “R” Us, Inc. and the subsidiaries of Toys “R” Us, Inc. identified therein.*

EXHIBIT NO.	DESCRIPTION

12	Statement Regarding Computation of Historical Ratios of Earnings to Fixed Charges.

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5 hereto).*

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm with respect to Toys “R” Us Property Company II, LLC.

23.3	Consent of Deloitte & Touche LLP, Independent Auditors with respect to Toys “R” Us —Delaware, Inc.

24.1	Powers of Attorney (included in signature page of the original Registration Statement filed on August 3, 2010).*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 8.50% Senior Secured Notes due 2017.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.3	Form of Letter to Clients.*

*	Previously filed

(b) Financial Statement Schedules

TOYS “R” US PROPERTY COMPANY II, LLC

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

January 30, 2010

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
BRU Oxnard, CA	None	1,703	2,357	4,060	0	1,703	2,357	4,060	(609)	7/21/2005	0 to 50 YEARS
BRU Van Nuys, CA	None	3,390	2,942	6,332	0	3,390	2,942	6,332	(846)	7/21/2005	0 to 50 YEARS
BRU Glendale (Arrowhead), AZ	None	0	4,800	4,800	0	0	4,800	4,800	(1,196)	7/21/2005	0 to 50 YEARS
BRU Tucson, AZ	None	2,660	2,072	4,732	0	2,660	2,072	4,732	(438)	7/21/2005	0 to 50 YEARS
BRU Sterling, VA	None	1,917	2,114	4,031	0	1,917	2,114	4,031	(392)	7/21/2005	0 to 50 YEARS
BRU White Oak, MD	None	1,367	3,529	4,896	0	1,367	3,529	4,896	(585)	7/21/2005	0 to 50 YEARS
BRU Milford, CT	None	2,234	3,164	5,398	0	2,234	3,164	5,398	(498)	7/21/2005	0 to 50 YEARS
BRU Reno, NV	None	1,412	2,063	3,475	0	1,412	2,063	3,475	(306)	7/21/2005	0 to 50 YEARS
BRU Fairview Heights, IL	None	1,072	2,986	4,058	0	1,072	2,986	4,058	(862)	7/21/2005	0 to 50 YEARS
BRU Ogden, UT	None	621	2,187	2,808	0	621	2,187	2,808	(639)	7/21/2005	0 to 50 YEARS
BRU Homewood, AL	None	2,596	2,808	5,404	0	2,596	2,808	5,404	(617)	7/21/2005	0 to 50 YEARS
BRU Columbia, SC	None	3,491	1,175	4,666	0	3,491	1,175	4,666	(232)	7/21/2005	0 to 50 YEARS
BRU Orland Park, IL	None	1,620	2,187	3,807	0	1,620	2,187	3,807	(707)	7/21/2005	0 to 50 YEARS
BRU Northville, MI	None	2,052	3,271	5,323	0	2,052	3,271	5,323	(979)	7/21/2005	0 to 50 YEARS
BRU Flint, MI	None	31	3,385	3,416	0	31	3,385	3,416	(899)	7/21/2005	0 to 50 YEARS
BRU Auburn Hills, MI	None	2,529	2,412	4,941	0	2,529	2,412	4,941	(515)	7/21/2005	0 to 50 YEARS
BRU Fort Wayne, IN	None	1,767	2,164	3,931	0	1,767	2,164	3,931	(405)	7/21/2005	0 to 50 YEARS
BRU Syracuse, NY	None	1,408	3,824	5,232	0	1,408	3,824	5,232	(633)	7/21/2005	0 to 50 YEARS
BRU Merrillville, IN	None	1,029	2,443	3,472	0	1,029	2,443	3,472	(398)	7/21/2005	0 to 50 YEARS
BRU San Antonio (Ingram), TX	None	0	2,085	2,085	0	0	2,085	2,085	(687)	7/21/2005	0 to 50 YEARS
BRU Dublin (Pleasanton), CA	None	21	5,335	5,356	0	21	5,335	5,356	(707)	7/21/2005	0 to 50 YEARS
BRU Modesto, CA	None	916	3,382	4,298	0	916	3,382	4,298	(716)	7/21/2005	0 to 50 YEARS
BRU Tigard, OR	None	25	6,165	6,190	0	25	6,165	6,190	(1,297)	7/21/2005	0 to 50 YEARS
BRU Highland Ranch, CO	None	1,854	2,863	4,717	0	1,854	2,863	4,717	(540)	7/21/2005	0 to 50 YEARS
BRU Vista, CA	None	2,006	2,423	4,429	0	2,006	2,423	4,429	(482)	7/21/2005	0 to 50 YEARS
BRU Madison, WI	None	1,045	1,834	2,879	(186)	1,045	1,648	2,693	(661)	7/21/2005	0 to 50 YEARS
BRU Braintree, MA	None	5,096	1,985	7,081	0	5,096	1,985	7,081	(679)	7/21/2005	0 to 50 YEARS
BRU Springfield, PA	None	6,345	3,927	10,272	0	6,345	3,927	10,272	(585)	7/21/2005	0 to 50 YEARS
BRU Montgomeryville, PA	None	3,709	2,469	6,178	0	3,709	2,469	6,178	(331)	7/21/2005	0 to 50 YEARS
TRU Combo - Riverside, CA	None	2,326	4,324	6,650	0	2,326	4,324	6,650	(2,425)	7/21/2005	0 to 50 YEARS
TRU Combo - Bell Gardens, CA	None	1,032	3,964	4,996	0	1,032	3,964	4,996	(2,014)	7/21/2005	0 to 50 YEARS
TRU Combo - Murrietta, CA	None	1,110	2,468	3,578	0	1,110	2,468	3,578	(1,101)	7/21/2005	0 to 50 YEARS
TRU Combo - E. Mesa, AZ	None	1,142	3,142	4,284	0	1,142	3,142	4,284	(1,241)	7/21/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
TRU Mission Viejo, CA	None	3,117	3,280	6,397	0	3,117	3,280	6,397	(1,180)	7/21/2005	0 to 50 YEARS
TRU Combo - Reno, NV	None	950	3,044	3,994	0	950	3,044	3,994	(1,623)	7/21/2005	0 to 50 YEARS
TRU Combo - Modesto, CA	None	1,141	3,647	4,788	0	1,141	3,647	4,788	(1,848)	7/21/2005	0 to 50 YEARS
TRU Combo - Niles, IL	None	532	4,268	4,800	0	532	4,268	4,800	(2,162)	7/21/2005	0 to 50 YEARS
TRU Combo - Bloomingdale, IL	None	736	5,015	5,751	0	736	5,015	5,751	(2,497)	7/21/2005	0 to 50 YEARS
TRU Combo - Orland Park, IL	None	1,014	4,017	5,031	0	1,014	4,017	5,031	(2,199)	7/21/2005	0 to 50 YEARS
TRU Combo - S. Milwaukee, WI	None	215	2,657	2,872	(306)	215	2,351	2,566	(1,281)	7/21/2005	0 to 50 YEARS
TRU Combo - Brookfield, WI	None	917	3,079	3,996	0	917	3,079	3,996	(1,625)	7/21/2005	0 to 50 YEARS
TRU Combo - Davenport, IA	None	950	2,881	3,831	0	950	2,881	3,831	(1,203)	7/21/2005	0 to 50 YEARS
TRU Combo - Racine, WI	None	703	2,679	3,382	0	703	2,679	3,382	(1,181)	7/21/2005	0 to 50 YEARS
TRU Combo - Gurnee, IL	None	1,681	2,876	4,557	0	1,681	2,876	4,557	(1,228)	7/21/2005	0 to 50 YEARS
TRU Yonkers, NY	None	1,570	5,867	7,437	0	1,570	5,867	7,437	(3,290)	7/21/2005	0 to 50 YEARS
TRU Toms River, NJ	None	783	4,508	5,291	0	783	4,508	5,291	(2,523)	7/21/2005	0 to 50 YEARS
TRU Nanuet, NY	None	666	4,372	5,038	0	666	4,372	5,038	(2,404)	7/21/2005	0 to 50 YEARS
TRU Combo - Milford, CT	None	698	3,762	4,460	0	698	3,762	4,460	(1,990)	7/21/2005	0 to 50 YEARS
TRU Poughkeepsie, NY	None	662	4,578	5,240	0	662	4,578	5,240	(2,116)	7/21/2005	0 to 50 YEARS
TRU Norwalk, CT	None	2,420	5,172	7,592	0	2,420	5,172	7,592	(1,740)	7/21/2005	0 to 50 YEARS
TRU Geoffrey - Austin(So), TX	None	967	3,878	4,845	0	967	3,878	4,845	(1,530)	7/21/2005	0 to 50 YEARS
TRU Combo - Corpus Christi, TX	None	1,224	2,925	4,149	0	1,224	2,925	4,149	(1,413)	7/21/2005	0 to 50 YEARS
TRU Lafayette, LA	None	1,155	2,514	3,669	0	1,155	2,514	3,669	(1,032)	7/21/2005	0 to 50 YEARS
TRU Combo - Mc Allen, TX	None	2,438	2,615	5,053	0	2,438	2,615	5,053	(1,048)	7/21/2005	0 to 50 YEARS
TRU Combo - Manchester, NH	None	578	2,867	3,445	0	578	2,867	3,445	(1,560)	7/21/2005	0 to 50 YEARS
TRU Combo - Salem, NH	None	2,622	4,027	6,649	0	2,622	4,027	6,649	(1,660)	7/21/2005	0 to 50 YEARS
TRU Combo - South Arlington, TX	None	1,819	3,975	5,794	0	1,819	3,975	5,794	(1,904)	7/21/2005	0 to 50 YEARS
TRU Combo - Lewisville, TX	None	1,400	2,787	4,187	0	1,400	2,787	4,187	(1,197)	7/21/2005	0 to 50 YEARS
TRU Combo - Tigard, OR	None	1,501	3,874	5,375	0	1,501	3,874	5,375	(2,122)	7/21/2005	0 to 50 YEARS
TRU Combo - Annapolis, MD	None	5,007	4,176	9,183	0	5,007	4,176	9,183	(1,701)	7/21/2005	0 to 50 YEARS
TRU Combo -Winchester, VA	None	4	2,515	2,519	0	4	2,515	2,519	(1,025)	7/21/2005	0 to 50 YEARS
TRU Combo -Fredericksburg, VA	None	1,500	1,711	3,211	0	1,500	1,711	3,211	(705)	7/21/2005	0 to 50 YEARS
TRU Combo - Norfolk, VA	None	821	3,077	3,898	0	821	3,077	3,898	(1,814)	7/21/2005	0 to 50 YEARS
TRU Golden Ring, MD	None	1,426	3,759	5,185	0	1,426	3,759	5,185	(1,864)	7/21/2005	0 to 50 YEARS
TRU Combo - Johnson City, TN	None	1,434	2,552	3,986	0	1,434	2,552	3,986	(1,135)	7/21/2005	0 to 50 YEARS
TRU Combo - Cary, NC	None	1,056	2,833	3,889	0	1,056	2,833	3,889	(1,171)	7/21/2005	0 to 50 YEARS
TRU Dadeland, FL	None	3,052	4,426	7,478	0	3,052	4,426	7,478	(2,431)	7/21/2005	0 to 50 YEARS
TRU Combo - Orlando III, FL	None	3,550	4,102	7,652	0	3,550	4,102	7,652	(1,804)	7/21/2005	0 to 50 YEARS
TRU Pembroke Pines, FL	None	2,986	3,214	6,200	0	2,986	3,214	6,200	(1,104)	7/21/2005	0 to 50 YEARS
TRU Combo - Rivergate, TN	None	1,910	3,042	4,952	0	1,910	3,042	4,952	(1,731)	7/21/2005	0 to 50 YEARS
TRU Combo - Greenville, SC	None	1,351	3,698	5,049	0	1,351	3,698	5,049	(1,889)	7/21/2005	0 to 50 YEARS
TRU Birmingham II, AL	None	3,225	3,706	6,931	0	3,225	3,706	6,931	(1,637)	7/21/2005	0 to 50 YEARS
TRU Pineville, NC	None	1,783	2,233	4,016	0	1,783	2,233	4,016	(913)	7/21/2005	0 to 50 YEARS
TRU Combo - Franklin, TN	None	1,208	2,951	4,159	0	1,208	2,951	4,159	(912)	7/21/2005	0 to 50 YEARS
TRU Germantown, TN	None	1,179	2,331	3,510	0	1,179	2,331	3,510	(786)	7/21/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
TRU Combo - Castleton, IN	None	559	3,049	3,608	0	559	3,049	3,608	(1,583)	7/21/2005	0 to 50 YEARS
TRU Combo - Florence, KY	None	884	2,579	3,463	0	884	2,579	3,463	(1,444)	7/21/2005	0 to 50 YEARS
TRU Combo - Southgate, MI	None	218	2,603	2,821	0	218	2,603	2,821	(1,795)	7/21/2005	0 to 50 YEARS
TRU Combo - Madison Heights, MI	None	256	4,314	4,570	0	256	4,314	4,570	(2,525)	7/21/2005	0 to 50 YEARS
TRU Combo - Sterling Hghts, MI	None	1,395	3,555	4,950	0	1,395	3,555	4,950	(1,979)	7/21/2005	0 to 50 YEARS
TRU Combo - Westland, MI	None	752	4,025	4,777	0	752	4,025	4,777	(2,029)	7/21/2005	0 to 50 YEARS
TRU Combo - Des Moines, IA	None	824	2,879	3,703	0	824	2,879	3,703	(1,332)	7/21/2005	0 to 50 YEARS
TRU Combo - Mid Rivers, MO	None	1,117	3,053	4,170	0	1,117	3,053	4,170	(1,339)	7/21/2005	0 to 50 YEARS
TRU Combo - Fairview Hts, IL	None	1,217	3,152	4,369	0	1,217	3,152	4,369	(1,419)	7/21/2005	0 to 50 YEARS
TRU Combo - Westminster, CO	None	1,599	3,408	5,007	0	1,599	3,408	5,007	(1,508)	7/21/2005	0 to 50 YEARS
TRU Geoffrey - Appleton, WI	None	851	3,062	3,913	0	851	3,062	3,913	(1,209)	7/21/2005	0 to 50 YEARS
TRU Combo - Kingston, MA	None	2,671	2,951	5,622	0	2,671	2,951	5,622	(1,285)	7/21/2005	0 to 50 YEARS
TRU Combo - Brockton, MA	None	1,205	2,978	4,183	0	1,205	2,978	4,183	(1,274)	7/21/2005	0 to 50 YEARS
TRU Combo - No Attlboro, MA	None	2,664	3,857	6,521	0	2,664	3,857	6,521	(1,545)	7/21/2005	0 to 50 YEARS
TRU Combo - Colerain, OH	None	673	3,304	3,977	0	673	3,304	3,977	(1,706)	7/21/2005	0 to 50 YEARS
TRU Clermont, OH	None	882	2,836	3,718	0	882	2,836	3,718	(1,539)	7/21/2005	0 to 50 YEARS
TRU Combo - Columbus-Hamilton, OH	None	690	2,702	3,392	0	690	2,702	3,392	(1,222)	7/21/2005	0 to 50 YEARS
TRU Combo - Miamisburg, OH	None	1,271	3,191	4,462	0	1,271	3,191	4,462	(1,623)	7/21/2005	0 to 50 YEARS
TRU Dublin, OH	None	1,179	2,719	3,898	0	1,179	2,719	3,898	(1,268)	7/21/2005	0 to 50 YEARS
TRU Combo - Chapel Hill, OH	None	811	2,805	3,616	0	811	2,805	3,616	(1,389)	7/21/2005	0 to 50 YEARS
TRU Combo - Mentor, OH	None	901	3,567	4,468	0	901	3,567	4,468	(1,731)	7/21/2005	0 to 50 YEARS
TRU Combo - Elyria, OH	None	716	2,971	3,687	0	716	2,971	3,687	(1,368)	7/21/2005	0 to 50 YEARS
TRU Boardman Twp., OH	None	370	2,508	2,878	0	370	2,508	2,878	(1,184)	7/21/2005	0 to 50 YEARS
TRU Combo - Canton Realty, OH	None	724	1,679	2,403	0	724	1,679	2,403	(898)	7/21/2005	0 to 50 YEARS
TRU Combo - Toledo, OH	None	1,266	3,872	5,138	0	1,266	3,872	5,138	(2,127)	7/21/2005	0 to 50 YEARS
TRU Combo - North Toledo, OH	None	549	2,212	2,761	0	549	2,212	2,761	(917)	7/21/2005	0 to 50 YEARS
TRU Sandusky, OH	None	956	1,277	2,233	0	956	1,277	2,233	(512)	7/21/2005	0 to 50 YEARS
TRU Allentown, PA	None	1,250	4,706	5,956	0	1,250	4,706	5,956	(2,401)	7/21/2005	0 to 50 YEARS
TRU Wilkes-Barre, PA	None	550	3,579	4,129	0	550	3,579	4,129	(1,889)	7/21/2005	0 to 50 YEARS
TRU Combo - Scranton, PA	None	1,372	3,418	4,790	0	1,372	3,418	4,790	(1,574)	7/21/2005	0 to 50 YEARS
TRU King Of Prussia, PA	None	800	4,993	5,793	(1,542)	779	3,472	4,251	2,821	7/21/2005	0 to 50 YEARS
TRU Combo - York, PA	None	606	2,032	2,638	0	606	2,032	2,638	(1,099)	7/21/2005	0 to 50 YEARS
TRU Oxford Valley, PA	None	780	5,001	5,781	0	780	5,001	5,781	(2,254)	7/21/2005	0 to 50 YEARS
TRU Granite Run, PA	None	1,149	4,499	5,648	0	1,149	4,499	5,648	(2,419)	7/21/2005	0 to 50 YEARS
TRU Williamsport, PA	None	478	1,936	2,414	0	478	1,936	2,414	(622)	7/21/2005	0 to 50 YEARS
TRU Combo - Franklin Hills, PA	None	2,364	3,845	6,209	0	2,364	3,845	6,209	(1,574)	7/21/2005	0 to 50 YEARS
TRU Reading, PA	None	3,767	2,305	6,072	0	3,767	2,305	6,072	(849)	7/21/2005	0 to 50 YEARS
TRU Johnstown, PA	None	765	1,404	2,169	0	765	1,404	2,169	(472)	7/21/2005	0 to 50 YEARS
TRU Erie, PA	None	1,434	4,178	5,612	0	1,434	4,178	5,612	(1,972)	7/21/2005	0 to 50 YEARS
TRU Combo - Monroeville, PA	None	2,084	5,140	7,224	0	2,084	5,140	7,224	(2,430)	7/21/2005	0 to 50 YEARS
TRU Combo - Center Twp, PA	None	617	4,549	5,166	0	617	4,549	5,166	(2,133)	7/21/2005	0 to 50 YEARS
BRU Everett, MA	None		3,806	3,806	0		3,806	3,806	(1,810)	7/21/2005	0 to 50 YEARS
BRU Bainbridge, OH	None		1,919	1,919	0		1,919	1,919	(326)	7/21/2005	0 to 50 YEARS
BRU Holland(Toledo),OH	None		1,633	1,633	0		1,633	1,633	(402)	7/21/2005	0 to 50 YEARS
BRU N. Attleboro, MA	None		1,852	1,852	0		1,852	1,852	(585)	7/21/2005	0 to 50 YEARS
BRU Reynoldsburg(Columbus), OH	None		2,486	2,486	0		2,486	2,486	(933)	7/21/2005	0 to 50 YEARS
BRU Boardman, OH	None		1,312	1,312	0		1,312	1,312	(393)	7/21/2005	0 to 50 YEARS
TRU Combo - N. Dartmouth, MA	None		2,038	2,038	0		2,038	2,038	(701)	7/21/2005	0 to 50 YEARS
TRU Combo - Beaver Creek, OH	None		1,953	1,953	0		1,953	1,953	(875)	7/21/2005	0 to 50 YEARS
TRU St. Clairsville, OH	None		3,544	3,544	0		3,544	3,544	(1,640)	7/21/2005	0 to 50 YEARS
TRU Combo - North Olmsted, OH	None		3,774	3,774	0		3,774	3,774	(1,657)	7/21/2005	0 to 50 YEARS
TRU Combo - Montrose, OH	None		2,184	2,184	0		2,184	2,184	(901)	7/21/2005	0 to 50 YEARS
TRU Combo - Ross Park Mall, PA	None		4,652	4,652	0		4,652	4,652	(2,205)	7/21/2005	0 to 50 YEARS
TRU Combo - Cranberry, PA	None		3,085	3,085	0		3,085	3,085	(1,194)	7/21/2005	0 to 50 YEARS

TOTAL		$168,693	$410,670	$579,363	($2,034)	$168,672	$408,657	$577,329	($171,281)

Reconciliations of gross amount at which assets are carried for the three fiscal years ended 2009, 2008 and 2007 are as follows:

	Fiscal Year (in thousands)
	2009	2008	2007

Balance at beginning of year:	$766,436	$770,356	$771,025
Deductions during year:
Cost of properties transfers	(188,719)	—	—
Other adjustments	388	(831)	648
Assets Disposals / Retirements (1)	—	(3,089)	(21)

Balance at close of fiscal year	$577,329	$766,436	$770,356

Reconciliations of accumulated depreciation/amortization for the three fiscal years ended 2009, 2008 and 2007 are as follows:

Balance at beginning of year	$200,182	$185,253	$168,285
Provision for depreciation	17,160	18,849	17,566
Deductions during year:
Accumulated depreciation on properties transfers	(45,887)	—	—
Other adjustments	(174)	(831)	(598)
Asset Disposals / Retirements (1)	—	(3,089)	—

Balance at close of fiscal year	$171,281	$200,182	$185,253

(1)	Primarily retirement of minor alterations and assets disposed of in connection with store relocations.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Wayne, New Jersey, on September 17, 2010.

TOYS “R” US PROPERTY COMPANY II, LLC

By:	/S/ F. CLAY CREASEY, JR.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President — Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated at Toys “R” Us, Inc., the Managing Member of Giraffe Holdings, LLC, the Managing Member of Giraffe Junior Holdings, LLC, the Managing Member of Toys “R” Us Property Company II, LLC on September 17, 2010.

Signature	Title

* Gerald L. Storch	Chairman of the Board, Chief Executive Officer and Director (Principal executive officer)

/s/ F. Clay Creasey, Jr. F. Clay Creasey, Jr.	Executive Vice President — Chief Financial Officer (Principal financial officer)

* Charles D. Knight	Senior Vice President —Corporate Controller (Principal accounting officer)

/s/ F. Clay Creasey, Jr. F. Clay Creasey, Jr.	Authorized officer of the Managing Member of the Managing Member of the Company

*By:	/S/ F. CLAY CREASEY, JR.
Attorney-in-fact pursuant to the power of attorney contained in the original filing of the Registration Statement